    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2005

                                                     REGISTRATION NO. 333-122063
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PHIBRO ANIMAL HEALTH CORPORATION
                     PHILIPP BROTHERS NETHERLANDS III B.V.
           (Exact name of Registrants as specified in their charters)
                        PHIBRO ANIMAL HEALTH CORPORATION

            NEW YORK                            2819                           13-1840497
 (State or Other Jurisdiction of    (Primary Standard Industrial            (I.R.S. employer
 Incorporation or Organization)      Classification Code Number)         identification number)
                                         65 CHALLENGER ROAD
                                  RIDGEFIELD PARK, NEW JERSEY 07660
                                           (201) 329-7300

   (Address, including zip code, and telephone number, including area code of registrant's principal executive office)
                     PHILIPP BROTHERS NETHERLANDS III B.V.

         THE NETHERLANDS                        2819                         NOT APPLICABLE
 (State or Other Jurisdiction of    (Primary Standard Industrial            (I.R.S. employer
 Incorporation or Organization)      Classification Code Number)         identification number)
                                              ROKIN 55
                                          1012 KK AMSTERDAM
                                           THE NETHERLANDS
                                           (201) 329-7300

   (Address, including zip code, and telephone number, including area code of registrant's principal executive office)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                               JACK C. BENDHEIM,
                      PRESIDENT AND CHAIRMAN OF THE BOARD
                        PHIBRO ANIMAL HEALTH CORPORATION
                               65 CHALLENGER ROAD
                       RIDGEFIELD PARK, NEW JERSEY 07660
                                 (201) 329-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                             LAWRENCE M. BELL, ESQ.
                   GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP
                               437 MADISON AVENUE
                         NEW YORK, NEW YORK 10022-7302
                                 (212) 907-7300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                      STATE OR OTHER JURISDICTION       PRIMARY STANDARD
EXACT NAME OF REGISTRANT                  OF INCORPORATION OR       INDUSTRIAL CLASSIFICATION      I.R.S. EMPLOYER
AS SPECIFIED IN ITS CHARTER                  ORGANIZATION                  CODE NUMBER          IDENTIFICATION NUMBER
---------------------------           ---------------------------   -------------------------   ---------------------
Prince Agriproducts, Inc. ..........       Delaware                           2819                 23-1653576
  One Prince Plaza
  Quincy, Illinois 62305
  (217) 222-8854
Phibro-Tech, Inc. ..................       Delaware                           2819                 22-3060339
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
Phibro Animal Health U.S., Inc. ....       Delaware                           2819                 22-3743224
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
Phibro Animal Health Holdings,             Delaware                           2819                 22-3743221
  Inc. .............................
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
Phibrochem, Inc. ...................      New Jersey                          2819                 22-2758614
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
C P Chemicals, Inc. ................      New Jersey                          2819                 22-1548721
  65 Challenger Road
  Ridgefield Park, New Jersey 0766
  (201) 329-7300
Phibro Chemicals, Inc. .............       New York                           2819                 22-2871784
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
Western Magnesium Corp. ............      California                          2819                 13-2849569
  65 Challenger Road
  Ridgefield Park, New Jersey 07660
  (201) 329-7300
Phibro Animal Health SA.............       Belgium                            2819               Not Applicable
  Rue de L'Institut, 87A
  B-1330 Rixensart, Belgium
  (201) 329-7300

PROSPECTUS

                        Phibro Animal Health Corporation
                     Philipp Brothers Netherlands III B.V.
                               OFFER TO EXCHANGE
                                 127,491 Units
                                 consisting of
     $103,207,000 13% Senior Secured Notes Due 2007 of Phibro Animal Health
                                Corporation and
 $24,284,000 13% Senior Secured Notes Due 2007 of Philipp Brothers Netherlands
                                   III B.V.,
          which have been registered under the Securities Act of 1933, for all outstanding Units
                                 consisting of
     $103,207,000 13% Senior Secured Notes Due 2007 of Phibro Animal Health
                                Corporation and
 $24,284,000 13% Senior Secured Notes Due 2007 of Philipp Brothers Netherlands
                                    III B.V.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME ON MARCH 7, 2005, UNLESS EXTENDED.

                             ---------------------

Terms of the exchange offer:

     We will exchange all old units that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     You may withdraw tenders of old units at any time prior to the expiration of the exchange offer.

     We believe that the exchange of old units will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Income Tax Considerations" on page 154 for more information. See also "Certain Dutch Tax Consequences."

     We will not receive any proceeds from the exchange offer.

     The terms of the new units are substantially identical to the old units, except that the new units are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old units do not apply to the new units.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD UNITS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 4, 2005.

                               TABLE OF CONTENTS

Prospectus Summary..........................................    1
Risk Factors................................................   15
Use of Proceeds.............................................   29
Capitalization..............................................   30
Selected Consolidated Financial Data........................   31
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   33
Business....................................................   55
Conditions in Israel........................................   73
Management..................................................   75
Principal Stockholders......................................   82
Description of Capital Stock................................   83
Certain Relationships and Related Party Transactions........   85
Description of Certain Indebtedness.........................   88
The Exchange Offer..........................................   90
Description of the New Units................................   99
Description of the New Notes................................   99
Certain United States Federal Income Tax Consequences.......  154
Certain Dutch Tax Consequences..............................  158
Plan of Distribution........................................  161
Legal Matters...............................................  162
Experts.....................................................  162
Where You Can Find More Information.........................  162
Service of Process and Enforcement of Liabilities...........  163
Philipp Brothers Netherlands III B.V........................  163
Index to Consolidated Financial Statements..................  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. PHIBRO ANIMAL HEALTH CORPORATION AND PHILIPP BROTHERS NETHERLANDS III B.V. HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. PHIBRO ANIMAL HEALTH CORPORATION AND PHILIPP BROTHERS NETHERLANDS III B.V. ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR ANY SUPPLEMENT.

     Each broker-dealer that receives new units for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new units. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new units received in exchange for old units where the old units were acquired by the broker-dealer as a result of market-making activities or other trading activities. Phibro Animal Health Corporation and Philipp Brothers Netherlands III B.V. each has agreed that, for a period of 90 days after the effective date of the registration statement of which this prospectus is a part, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                          FOR NEW HAMPSHIRE RESIDENTS

     Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Uniform Securities Act of 1933 with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                        NETHERLANDS SELLING RESTRICTIONS

     Neither the new units nor any of the new notes (or any rights representing an interest in the global new unit or any of the global new notes) may be offered, sold, transferred, or delivered as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity established, resident or domiciled in The Netherlands. Offers and sales of new units and new notes to any persons or legal entities established, resident or domiciled outside The Netherlands must be made in compliance with any applicable rule in the relevant jurisdictions.

                          BELGIUM SELLING RESTRICTIONS

     This prospectus and related documents are not intended to constitute a public offering in Belgium. The Belgian Banking and Finance Commission has neither reviewed nor approved these documents or commented on their accuracy or adequacy, or recommended or endorsed the new units and new notes.

     The new units and new notes may not be offered for sale, sold or marketed in Belgium by means of a public offering under Belgian law. In addition, the new units and new notes may not be offered or sold to any person qualifying as a consumer within the meaning of Article 1.7(o) of the Belgian Law of 14th July 1991 on consumer protection and trade practices, unless such offer or sale is made in compliance with the Belgian Law of 14th July 1991 on consumer protection and trade practices and its implementing legislation.

                 MARKET SHARE, RANKING AND OTHER INDUSTRY DATA

     The market share, ranking and other industry data contained in this prospectus, including our position and the position of our competitors within these markets, are based either on our management's knowledge of, and experience in, the markets in which we operate, or derived from industry data or third-party sources and, in each case, we believe these estimates are reasonable as of the date of this prospectus or, if an earlier date is specified, as of such earlier date. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information is subject to change and cannot always be verified due to limits on the availability and reliability of independent sources, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, purchasing patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

                                   TRADEMARKS

     The following trademarks and service marks used throughout this prospectus belong to, are licensed to, or are otherwise used by us in our medicated feed additives business: Stafac(R); Eskalin(R); V-Max(R); Terramycin(R); Neo-Terramycin(R); CLTC(R); Mecadox(R); Nicarb(R); Amprol(R); Bloatguard(R); Aviax(R); Coxistac(R); Posistac(R); Banminth(R); Cerditac(R); Cerdimix (R); Rumatel(R).

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend," or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

     Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - our substantial leverage and potential inability to service our debt

     - our dependence on distributions from our subsidiaries

     - risks associated with our international operations and significant foreign assets

     - our dependence on our Israeli operations

     - competition in each of our markets

     - potential environmental liability

     - potential legislation affecting the use of medicated feed additives

     - extensive regulation by numerous government authorities in the United States and other countries

     - our reliance on the continued operation and sufficiency of our manufacturing facilities

     - our reliance upon unpatented trade secrets

     - the risks of legal proceedings and general litigation expenses

     - potential operating hazards and uninsured risks

     - the risk of work stoppages

     - our dependence on key personnel

     We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. You should read this prospectus completely and with the understanding that future results may be materially different from what we expect. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                               PROSPECTUS SUMMARY

     The following summary highlights information that we believe is especially important concerning our business and this exchange offer. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors" before deciding to participate in the exchange offer. Unless otherwise indicated or the context requires otherwise, references in this prospectus to (1) "PAH," "our company," "we," "our," "us" and similar expressions refer to Phibro Animal Health Corporation, a New York corporation, and its consolidated subsidiaries, (2) "PB Netherlands" refers to Philipp Brothers Netherlands III B.V., a company organized under the laws of the Netherlands, and its consolidated subsidiaries, (3) the "US issuer" refers to Phibro Animal Health Corporation and not its subsidiaries, and (4) the "Dutch issuer" refers to Philipp Brothers Netherlands III B.V. and not its subsidiaries. We formerly conducted business under the name, "Philipp Brothers Chemicals, Inc." As used herein, references to any "fiscal" year of our company refer to our fiscal year ended or ending on the June 30 of such year.

                               THE EXCHANGE OFFER

     On October 21, 2003, the US issuer and Dutch issuer issued and sold 105,000 units, consisting of $85.0 million principal amount of 13% Senior Secured Notes due 2007 of the US issuer and $20.0 million principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer, and on December 21, 2004 the US issuer and Dutch issuer issued and sold, under the same indenture as such 105,000 units, 22,491 additional units, consisting of $18.207 million principal amount of 13% Senior Secured Notes due 2007 of the US issuer and $4.284 million principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer. The units and notes issued and sold on October 21, 2003 and on December 21, 2004 are collectively referred to as the old units and the old notes. The units and notes issued and sold on December 21, 2004 are referred to separately as the additional old units and additional old notes. In connection with each of those sales, we entered into a registration rights agreement, the terms of each of which are substantially similar, with the initial purchaser of the old units in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old units. As contemplated by the registration rights agreements, we are offering to exchange an aggregate of 127,491 new units, consisting of $103.207 million principal amount of new 13% Senior Secured Notes due 2007 of the US issuer and $24.284 million principal amount of new 13% Senior Secured Notes due 2007 of the Dutch issuer, referred to collectively as the new units and the new notes, the issuance of which new units have been registered under the Securities Act, for a like aggregate principal amount of our old units. We urge you to read the discussions in this Prospectus Summary under the headings "Summary of Exchange Offer" and "The New Units" and in this Prospectus under the headings "The Exchange Offer" and "The New Units" for further information regarding the exchange offer and the new units.

                                  THE COMPANY

OVERVIEW

     We are a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which we sell throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. We believe we are the third largest manufacturer and marketer of MFAs in the world, and we believe that certain of our MFA products have leading positions in the marketplace. We are also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. We have several proprietary products, and many of our products provide critical performance attributes to our customers' products, while representing a relatively small percentage of total end-product cost. We operate in over 16 countries around the world and sell our animal health and nutrition products and specialty chemicals products into over 40 countries. Approximately 76% of our fiscal 2004 net sales were from our Animal Health and Nutrition business, and approximately 24% of our fiscal 2004 net sales were from our Specialty Chemicals business.

     Our Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated and nutritional feed additives, including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products, to the livestock and pet food industries. Our MFA products are internationally recognized for quality and efficacy in the prevention and treatment of diseases in livestock, such as coccidiosis in poultry, dysentery in swine and acidosis in cattle. We market our Animal Health and Nutrition products under approximately 450 governmental product registrations, approving our MFA products with respect to animal drug safety and effectiveness.

     Our Specialty Chemicals business manufactures and markets a number of specialty chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. We anticipate that our proprietary manufacturing process to produce a copper-based solution for one of the leading new products for manufacturing pressure-treated wood will represent our largest growth opportunity in our Specialty Chemicals business. Over 39% of our fiscal 2004 net sales in our Specialty Chemicals business was derived from copper-based compounds, solutions or mixes.

     We have in recent years focused our business on animal health and nutrition products. As a result of the rapid decline of the printed circuit board industry in the United States, we have substantially exited that business, including our etchant recycling operations, and re-directed our productive capacity in niche markets. We have also sold other non-strategic businesses, such as our Agtrol copper fungicide business and our subsidiaries, Mineral Resource Technologies, Inc. ("MRT") and The Prince Manufacturing Company ("PMC"). In addition, we closed our operations in Odda, Norway ("Odda") and Bordeaux, France ("La Cornubia").

BUSINESS STRENGTHS

     Top Three MFA Provider in the World. We believe we are the world's third largest manufacturer and marketer of medicated feed additives in the poultry and swine markets. We manufacture and market over 200 MFA formulations and concentrations. We believe our MFAs rank first in sales in Brazil, and third in the United States. Our Animal Health and Nutrition business serves our customers in over 40 countries from 21 facilities. Many of our MFA products have been marketed for over 20 years.

     Significant Barriers to Entry. Medicated feed additives cannot be manufactured or marketed without governmental product registrations that are specific to each country -- the Food and Drug Administration ("FDA") for example, in the United States, Health Canada in Canada, and EFSA/EMEA authorities in Europe. Before a product registration is granted, the applicant must show the regulatory authority that the product and its proposed use are both effective and safe for the specified species and application. Obtaining an MFA product registration is comparable in cost and difficulty with obtaining approval for drugs used to treat humans. In addition to approval of formulation and labeling, regulatory authorities typically require approval and periodic inspection of the manufacturing facilities. Because of the costs and difficulties associated with obtaining MFA product registrations, there have been few new medicated feed additives developed and marketed over the last decade. The only two new MFA compounds approved for use in the last 10 years were semduramicin, one of our products, and ractopamine. Because of the inherent difficulties and high costs of obtaining major product registrations and their absolute necessity to operate in this business, our existing broad portfolio of product registrations provides us strength in the marketplace.

     Strong Brand Name Recognition of Our Medicated Feed Additives. We enjoy strong brand name recognition with our medicated feed additives for the prevention and control of diseases in poultry, swine and cattle. In particular, virginiamycin, an antibiotic marketed under the Stafac(R), Eskalin(R) and V-Max(R) brand names, is a popular and efficacious choice of medicated feed additive in the poultry, swine and cattle industry. Semduramicin, sold under the brand name Aviax(R), and salinomycin, sold under the brand name Coxistac(R), are also leading poultry anticoccidials. In fiscal 2004, branded MFAs accounted for approximately 50% of our total Animal Health and Nutrition sales.

     Established Global Network and Customer Base. From our 23 facilities in 16 countries, we manufacture and market our products, which are sold through multiple distribution channels to over 2,800 customers in a wide variety of end use markets. We sell our products through an established global sales, marketing and distribution network to customers in over 40 countries. In fiscal 2004, no single customer accounted for more than 5% of total revenues and our top 10 customers accounted for less than 22% of total revenues.

     Extensive Technical Support for Customers. We employ over 60 chemists, technicians, PhDs and veterinarians (DVMs) at our various facilities involved in providing technical services to customers. Our technical service group and sales personnel are able to work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. We are able to offer our customers products targeted to local markets, allowing us to serve those local markets more effectively. Our MFA field personnel are skilled in the area of product differentiation and have extensive applications knowledge so as to be able to work closely with customers in determining optimum benefits from usage of our products. As agricultural food production will continue to intensify and will adopt evolving technologies, our MFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our MFA portfolio. This commercial knowledge also plays a pivotal role within the R&D function to ensure that research results are applicable to customer needs and concerns.

     Manufacturing Expertise. Our manufacturing expertise and know-how in antibiotic manufacturing process and organic synthesis has given us unique positions in the marketplace. We believe that we are the only manufacturer of virginiamycin and semduramicin in the world. Our blending, compounding and formulation expertise is recognized by our customers in the animal health and nutrition market. In addition, in our Specialty Chemicals business, based on our more than 50 years of expertise in the metal chemical area, we have become a leading supplier of the new copper-containing compound to the pressure-treated wood industry. We also believe we hold leading positions in agricultural and other industrial applications for copper-containing compounds.

     Proven Management Team. We have assembled a strong and experienced management team at both the corporate and operating levels. Our top operating managers have an average of over 30 years of experience in the animal health and nutrition and specialty chemicals industries. With our expanded management team, we have added significant operational and international experience to our businesses. Our founding family owns 100% of our common stock.

BUSINESS STRATEGY

     Expand Applications for Animal Health and Nutrition Product Offerings to Our Primary Markets. We seek to increase our product lines through expanding the scope of our animal health and nutrition product registrations, through both extending the use claims and formulations and the geographic areas of such registrations. We are actively working with the FDA and other regulators to obtain additional registrations and cross-clearances so that our MFA products can continue to be used in situations where another MFA is also in use. In the United States, we obtained from the FDA a zero-day withdrawal registration for the use of our oxytetracycline product in cattle and recently obtained a cross clearance for Mecadox(R) and Terramycin(R) in swine. We have obtained approval for Aviax(R) in the EU, and are pursuing a modification of our Aviax(R) registration in the United States allowing for site change of the active ingredient. We believe that our receipt of FDA approval of Aviax(R), together with our EU approval of Aviax(R) and our other registration efforts, has the potential to increase our sales over the next two to three years. By leveraging our global reach and our position as the only leading animal health company dedicated to MFAs and NFAs, we are natural partners for small players in the industry, who approach us to help them license or distribute new products they have developed, because we do not compete with their other products.

     Expand Our Customer Base. We intend to expand and strengthen our customer base by (i) focusing on relationships with key accounts, (ii) continuing to incent our sales force to concentrate on fast-growing, high-margin areas within existing product groups, and (iii) pursuing growth opportunities for our existing products in new markets. As certain of our MFA products are used in rotation by our customers, we seek to supply all or substantially all of the various MFA products which our customers may want to use. Our MFA business has historically been strongest in the poultry market, and we are seeking to develop it further in the swine and cattle markets. We expect to continue to enhance our sales force in the swine market, and believe that there are further growth opportunities from doing so. In addition, we believe the under-penetrated Chinese and

Latin American markets offer growth opportunities. In China, we are seeking to partner with local distributors, to leverage our existing local sales force.

RECENT DEVELOPMENTS

     The Offering. On December 21, 2004, we completed a private placement (the "2004 Offering") under Rule 144A and Regulation S of the Securities Act, pursuant to which the US issuer and the Dutch issuer issued and sold $22.491 million of additional old units, from which we received gross proceeds of approximately $23.4 million. We used the proceeds from the 2004 Offering to refinance indebtedness outstanding under our domestic senior credit facility. Such additional old units were issued under the same indenture as the 105,000 old units issued on October 21, 2003. See "Description of Certain
Indebtedness -- Domestic Senior Credit Facility" for more information.

     Consent Solicitation. In connection with the completion of the 2004 Offering, we solicited consents with regard to our outstanding old notes to amendments to the indenture governing such old notes to permit the sale of substantially all of the facilities owned by Phibro Animal Health SA (formerly Phibro Animal Health (Belgium) SPRL) ("PAH Belgium"), a wholly owned subsidiary of the Dutch issuer, in Rixensart, Belgium (the "Belgium Plant"), to reduce excess manufacturing capacity and to reduce operating expenses and, in furtherance thereof, to permit the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes to be increased from $15.0 million to $37.5 and to permit the related transactions described herein. The requisite consents were obtained and the indenture was amended pursuant to the Second Supplemental Indenture, dated as of December 8, 2004. The amendments became effective on December 21, 2004 in connection with the 2004 Offering.

     Sale of Belgium Plant. On December 16, 2004, we entered into an agreement to sell the Belgium Plant to Glaxosmithkline Biologicals S.A. ("GSK") and to transfer to GSK a majority of the employees of PAH Belgium. GSK was a previous owner of the Rixensart plant, and sold it to Pfizer SA in 1995, which sold it to PAH Belgium in 2000. Such sale, when completed, would include the following elements: (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of Phibro Belgium, for a purchase price of EUR 6.2 million, payable at closing;
(ii) the transfer to GSK of a majority of the employees of PAH Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to us from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining certain equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The carrying value of the Belgium Plant and related assets at September 30, 2004 is EUR 13.9 million. The Company is in the process of evaluating the accounting for this transaction and will record an impairment loss, if required, in the second quarter ended December 31, 2004. In addition, the Company will expense severance, plant closure and other related costs in the period in which such liabilities are incurred in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". As of the date of this filing, estimates of such costs are in process of being determined.

     The Dutch notes and related guaranties are secured by a mortgage on the Belgium Plant which is to be released in connection with the closing of the sale of the Belgium Plant to GSK.

     Refinancing of Domestic Senior Credit Facility with Proceeds of the Additional Units. To provide the necessary funds to build inventory of virginiamycin until the Brazil plant or alternative supplier is able to produce production quantities of virginiamycin and to finance the purchase of capital equipment to fit out the Brazilian plant with equipment to produce virginiamycin, other than equipment transferred from the Belgium Plant, the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the old notes was increased from $15.0 million to $37.5 million, pursuant to the Second Supplemental Indenture, and we increased our borrowing to $22.5 million. The proceeds of the 2004 Offering were used to refinance $22.5 million of borrowing under the domestic senior credit facility. The issuance of the additional old units had the effect of reducing the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes by the principal amount of the additional old units issued. Borrowings under the domestic senior credit facility continue to be subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory.

PHILIPP BROTHERS NETHERLANDS III B.V.

     Philipp Brothers Netherlands III B.V., the Dutch issuer, is an indirect wholly-owned subsidiary of the US issuer and is incorporated under the laws of the Netherlands as a private company with limited liability. The Dutch issuer is a holding company formed to finance the operations of PAH Belgium, which owns and operates our Rixensart, Belgium plant. Such plant uses fermentation processes to produce the active ingredients semduramicin and virginiamycin and conducts all of our fermentation development activities. For the fiscal year ended June 30, 2004, the Dutch issuer and its consolidated subsidiaries, including PAH Belgium, had revenue of $34.7 million and operating income of $6.7 million. As of September 30, 2004, the Dutch issuer and its consolidated subsidiaries, including PAH Belgium, had cash and cash equivalents of $0.2 million, net trade accounts receivable of $2.0 million, inventory of $29.1 million, net property, plant and equipment of $17.3 million, total assets of $51.1 million, total accounts payable and other current liabilities of $17.2 million, total debt of $31.7 million and total liabilities of $49.8 million.
                             ---------------------

     We are a New York corporation and our principal executive offices are located at 65 Challenger Road, Ridgefield Park, New Jersey 07660 and our phone number is (201) 329-7300.

                         SUMMARY OF THE EXCHANGE OFFER

     On October 21, 2003, we completed a private offering of 105,000 old units consisting of:

     - $85.0 million principal amount of 13% Senior Secured Notes due 2007 of the US issuer, referred to as old US notes; and

     - $20.0 million principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer, referred to as old Dutch notes.

     On December 21, 2004, we completed a private offering of 22,491 additional old units consisting of:

     - $18.207 million principal amount of 13% Senior Secured Notes due 2007 of the US issuer, also referred to as old US notes; and

     - $4.284 million principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer, also referred to as old Dutch notes.

     In connection with each of those sales, we entered into a registration rights agreement, the terms of each of which are substantially similar, with the initial purchaser of the old units in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old units.

NEW UNITS OFFERED.............   127,491 new units consisting of:

                                 $103.207 million principal amount of 13% Senior Secured Notes due 2007 of the US issuer, referred to as the new US notes; and

                                 $24.284 million principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer, referred to as the new Dutch notes.

                                 The issuance of the new units has been
                                 registered under the Securities Act. The terms of the new units and old units are identical in all material respects, except for transfer restrictions, registration rights relating to the old units and certain provisions relating to increased interest rates in connection with the old units under circumstances relating to the timing of the exchange offer. You are urged to read the discussions under the heading "The New Units" in this summary for further information regarding the new units.

THE EXCHANGE OFFER............   We are offering the new units to you in
                                 exchange for a like number of old units. The old units may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new units to satisfy our obligations contained in the registration rights agreement.
                                 After the exchange offer is complete, you will no longer be entitled to any exchange or registration with respect to your old units. In this prospectus, the term "exchange offer" means this offer to exchange new units for old units in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal.

CONSEQUENCES OF FAILURE TO
EXCHANGE UNITS................   If you do not exchange your old units for new
                                 units, subject to some limited exceptions, you will no longer be able to require us to register the old units under the Securities
                                 Act. In addition, you will not be able to offer or sell the old units unless:

                                 - they are registered under the Securities Act
                                   and applicable state securities laws (and we will have no obligation to register them, except for some limited exceptions), or

                                 - you offer or sell them under an exemption
                                   from the requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                                 We do not currently intend to register the old units under the Securities Act. Under some circumstances, however, holders of the old units, including holders who are not permitted to participate in the exchange offer or who may not freely resell new units received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of new units by these holders. For more information regarding the consequences of not tendering your old units, see "The Exchange Offer -- Consequences of Failure to Exchange Units."

EXPIRATION DATE; WITHDRAWAL
OF TENDER.....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on March 7, 2005, or such later date and time to which it may be extended by us. The tender of old units pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old units not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER.........................   Our obligation to accept for exchange, or to
                                 issue new units in exchange for, any old units is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair PAH's or PB Netherlands' ability to consummate the exchange offer. See
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer."

PROCEDURE FOR TENDERING OLD
UNITS.........................   If you wish to accept the exchange offer and
                                 tender your old units, you must either:

                                 complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the old units and any other required documentation, to the exchange agent at the address set forth herein; or

                                 if old units are tendered pursuant to
                                 book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent's message to be transmitted through DTC's Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Units."

BROKER-DEALERS................   Each broker-dealer that receives new units for
                                 its own account in exchange for old units, where such old units were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new units. See "Plan of Distribution."

USE OF PROCEEDS...............   We will not receive any proceeds from the
                                 exchange offer. See "Use of Proceeds."

EXCHANGE AGENT................   HSBC Bank USA, National Association is serving
                                 as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are provided in the section "The Exchange Offer," as well as in the letter of transmittal.

FEDERAL INCOME TAX
CONSEQUENCES..................   We believe that the exchange of old units for
                                 new units pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You are referred to the discussion of the tax consequences of the exchange offer under "Certain United States
                                 Federal Income Tax Consequences" and "Certain
                                 Dutch Tax Consequences." You should consult your tax advisor about the tax consequences as they apply to your individual circumstances.

      CONSEQUENCES OF EXCHANGING OLD UNITS PURSUANT TO THE EXCHANGE OFFER

     Based on certain interpretive letters issued by the Staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old units (other than any holder who is an "affiliate" of PAH or PB Netherlands within the meaning of Rule 405 under the Securities
Act) who exchange their old units for new units pursuant to the exchange offer generally may offer the new units for resale, resell such new units and otherwise transfer the new units without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - the new units are acquired in the ordinary course of the holders' business;

     - the holders have no arrangement or understanding with any person to participate in a distribution of the new units; and

     - neither the holder nor any other person is engaging in or intends to engage in a distribution of the new units.

     Each broker-dealer that receives new units for its own account in exchange for old units must acknowledge that it will deliver a prospectus in connection with any resale of the new units. See "Plan of Distribution." In addition, to comply with the securities laws of applicable jurisdictions, the new units may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. PAH and PB Netherlands have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new units for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the units reasonably requests in writing. If a holder of old units does not exchange the old units for new units according to the terms of the exchange offer, the old units will continue to be subject to the restrictions on transfer contained in the indenture governing the units and in the legend printed on the old units. In general, the old units may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old units do not have any appraisal or dissenters' rights in connection with the exchange offer. See "The Exchange Offer -- Resales of New Units."

     The old units are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old units may continue to be traded in the PORTAL market. Following completion of the exchange offer, however, the new units will not be eligible for trading in the PORTAL market.

                                 THE NEW UNITS

     The terms of the new units and the old units are identical in all material respects, except for transfer restrictions, registration rights relating to the old units and certain provisions relating to increased interest rates in connection with the old units under circumstances relating to the timing of the exchange offer, which rights will terminate upon completion of the exchange offer. The new units will evidence the same debt as the old units and will be governed by the same indenture. This summary is not intended to be complete. For a more complete description of the terms of the new units and new notes, see "Description of the New Units" and "Description of the New Notes," respectively, in this prospectus.

ISSUERS.......................   Phibro Animal Health Corporation, the US
                                 issuer, and Philipp Brothers Netherlands III
                                 B.V., the Dutch issuer.

SECURITIES OFFERED............   127,491 new units consisting of $103.207
                                 million principal amount of 13% senior secured notes due 2007 of Phibro Animal Health
                                 Corporation, the new US notes, and $24.284 million principal amount of 13% senior secured notes due 2007 of Philipp Brothers Netherlands
                                 III B.V., the new Dutch notes. The new US notes and new Dutch notes are collectively referred to as the new notes.

MATURITY......................   December 1, 2007.

INTEREST RATE AND PAYMENT
DATES.........................   Each issuer will pay interest on its new notes
                                 at a rate equal to 13% per year. Interest on the new notes will be payable semi-annually in cash in arrears on June 1 and December 1 of each year, beginning on June 1, 2005.

USE OF PROCEEDS...............   The new units issued in connection with the
                                 exchange offer are only being issued in
                                 exchange for your old units. We will not receive any cash proceeds from the issuance of the new units pursuant to the exchange offer.
                                 All old units accepted by us in this exchange offer will be cancelled.

SEPARATION EVENTS.............   The new notes of each issuer will not trade
                                 separately unless an event of default on the new notes has occurred, a tax redemption of the new Dutch notes related to certain changes affecting withholding taxes has occurred or a change in control of the Dutch issuer has occurred.

GUARANTEES....................   All of the US issuer's existing and future
                                 domestic restricted subsidiaries will guarantee the new notes of each issuer on a senior secured basis. The new Dutch notes will also be guaranteed by the US issuer and by the Dutch issuer's current and future restricted subsidiaries, including PAH Belgium.

                                 The guarantees of the new US notes by its domestic restricted subsidiaries and the guarantees of the new Dutch notes by the US issuer, its domestic restricted subsidiaries and each of the restricted subsidiaries of the Dutch issuer will be senior secured obligations of the US guarantors and such restricted subsidiaries and will rank equal in right of payment with all of their respective existing and future senior indebtedness.

SECURITY INTEREST.............   The new US notes and related guarantees will be
                                 secured by substantially all of the US issuer's assets and the assets of the US issuer's domestic restricted subsidiaries, other than real property and interests therein. In addition, the new US notes and related guarantees will be secured by 65% of the voting stock and 100% of the non-voting stock of foreign subsidiaries owned by the US issuer's domestic restricted subsidiaries or the US issuer. Pursuant to the terms of an intercreditor agreement, as amended in connection with the 2004 Offering, the security interest securing the new US notes and the related guarantees made by the US issuer's domestic restricted subsidiaries will be subordinated to a lien securing the US issuer's domestic senior credit facility. Such security interest will also be subordinated to certain other secured indebtedness permitted to be incurred by the US issuer under the indenture and will be structurally subordinated to all liabilities of the US issuer's foreign subsidiaries and unrestricted subsidiaries.

                                 The new Dutch notes and related guarantees will be secured by a pledge of all of the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the stock of each direct subsidiary of the Dutch issuer and its restricted subsidiaries, a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries and substantially all of the assets of the US guarantors, other than real property and interests therein.

RANKING.......................   The new notes of each issuer will be senior
                                 secured obligations of that issuer and will rank equal in right of payment with any of the other senior indebtedness of that issuer, including in the case of the US issuer, indebtedness under the US issuer's domestic senior credit facility.

OPTIONAL MAKE-WHOLE
REDEMPTION....................   The issuers may, at their option, redeem some
                                 or all of their new notes at any time prior to June 1, 2005 by paying the greater of (i) 100% of the aggregate principal amount of their notes and (ii) the sum of the present values of 114% of the aggregate principal amount of their notes plus scheduled interest payments on the new notes through and including June 1, 2005, discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 50 basis points, together with, in each case, accrued and unpaid interest to the redemption date. The foregoing optional redemption of the notes shall include both new
                                 US notes and new Dutch notes on a pro rata basis based upon the aggregate principal amount of notes outstanding at the time of redemption, unless a change of control of the Dutch issuer has occurred.

OPTIONAL REDEMPTION...........   On or after June 1, 2005, the issuers may
                                 redeem all or a portion of the new notes at their option at the redemption prices
                                 (expressed as a percentage of the principal amount), plus accrued and unpaid interest, if redeemed during the six-month period commencing on the dates indicated below:

                                          PERIOD                                           PERCENTAGE
                                          ------                                           ----------
                                          June 1, 2005...................................    114.0%
                                          December 1, 2005...............................    109.0%
                                          June 1, 2006...................................    105.0%
                                          December 1, 2006, and thereafter...............    101.0%

                                 Prior to June 1, 2005, the issuers may redeem on one or more occasions up to 35% of the aggregate principal amount of the new notes at a redemption price equal to 113% plus accrued and unpaid interest with the net proceeds of any public equity offering.

                                 The foregoing optional redemption of the new notes shall include both new US notes and new Dutch notes on a pro rata basis based upon the aggregate principal amount of the notes outstanding at the time of redemption, unless a change of control of the Dutch issuer has occurred.

                                 The Dutch issuer may redeem the new Dutch notes in whole, and not in part, at 100% of their principal amount plus accrued and unpaid interest in the event of certain changes affecting withholding taxes described below in "Description of the New Notes."

CHANGE OF CONTROL OFFER.......   If the US issuer experiences a change of
                                 control, each holder of new units will have the right to sell the issuers all or a portion of the new notes held by it at 101% of the aggregate principal amount of such new notes, plus accrued and unpaid interest, if any, and additional interest, if any, to the date of purchase. If the Dutch issuer experiences a change of control, it may, at its option at any time, redeem its new notes in whole, and not in part, at the optional redemption prices otherwise applicable on the redemption date. If the Dutch issuer has not delivered a notice of redemption to the holders within 30 days following a change of control, it shall be required to commence an offer to purchase its new notes on the same terms and conditions that apply to it in the event of a change in control of the US issuer; provided, that at any time prior to the consummation of the offer to purchase its new notes, the Dutch issuer may deliver an optional redemption notice to redeem all of its notes in lieu of completing the offer to purchase.

ASSET SALE OFFERS.............   If either issuer or any of its restricted
                                 subsidiaries sells assets and does not reinvest the proceeds from the sale of its assets in its respective business, the issuers may have to offer to use the proceeds to repurchase new notes at 100% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. Any such repurchase of the new notes shall include both new US notes and new Dutch notes on a pro rata basis based upon the aggregate principal amount of the notes outstanding at the time of such repurchase, unless a change of control of the Dutch issuer has occurred.

EXCESS CASH FLOW OFFERS.......   If we have excess cash flow, the issuers may
                                 have to offer to use 50% of the excess cash flow to repurchase a portion of the new notes at 102.5% of their aggregate principal amount, plus accrued and unpaid interest. Any such repurchase of the new notes shall include both new US notes and new Dutch notes on a pro rata basis based upon the aggregate principal amount of the notes outstanding at the time of such repurchase, unless a change of control of the Dutch issuer has occurred.

RESTRICTIVE COVENANTS.........   The indenture governing the new notes will
                                 contain covenants that, among other things, limit our ability to:

                                 - incur additional indebtedness or issue
                                   disqualified capital stock;

                                 - make investments;

                                 - pay dividends or make other restricted
                                   payments;

                                 - issue capital stock of certain subsidiaries;

                                 - enter into transactions with affiliates;

                                 - create or incur liens;

                                 - transfer or sell assets;

                                 - incur dividend or other payment restrictions
                                   affecting certain subsidiaries; and

                                 - consummate a merger, consolidation or sale of
                                   all or substantially all of our assets.

                                 These covenants are subject to a number of important exceptions described below in "Description of the New Notes -- Certain\ Covenants."

BOARD REPRESENTATION..........   A Noteholder Representative has been designated
                                 to serve on the board of directors of the Company. See "Description of the New
                                 Notes -- Certain Covenants -- Noteholder
                                 Representative."

REGISTRATION..................   We filed a registration statement with the SEC
                                 on Form S-4 with respect to an exchange offer for the 105,000 old units issued in October
                                 2003, but due to pending confidential
                                 acquisition negotiations, such registration statement did not become effective, and the Company caused a notice of withdrawal to be submitted to the SEC on November 15, 2004. As a result, a Registration Default exists with respect to the old notes issued in October
                                 2003, and such notes have borne additional interest. However, the consummation of the exchange offer of new units for old units is expected to cure such Registration Default. In such event, from and after such date, such old notes will bear interest at the rate set forth on the cover page of this prospectus and cease to accrue such additional interest. See "The
                                 Exchange Offer -- Registration Rights and
                                 Additional Interest on Certain Old Units."

                                  RISK FACTORS

     An investment in the new units and the new notes involves risks. You should carefully consider the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption "Risk Factors", as well as all other information set forth in this prospectus.

          SUMMARY HISTORICAL AND UNAUDITED CONSOLIDATED FINANCIAL DATA

     The summary historical and unaudited consolidated financial data set forth below reflect continuing operations. Our Odda, Carbide, MRT and La Cornubia businesses have been classified as discontinued operations and are not included below. Odda operations were terminated in February 2003. Carbide was sold in April 2003. MRT was sold in August 2003. La Cornubia operations were terminated in June 2004.

     The summary consolidated financial data included in this prospectus have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has neither examined nor reviewed the accompanying summary consolidated financial data and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates only to our historical financial statements for the fiscal years ended June 30, 2004, 2003 and 2002. It does not extend to any other financial data and should not be read to do so.

     The following summary consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                         3 MONTHS ENDED
                                      FISCAL YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                 ------------------------------------   -----------------
                                   2002       2003          2004         2003      2004
                                 --------   --------   --------------   -------   -------
                                                                           (UNAUDITED)
                                                       (IN THOUSANDS)
RESULTS OF OPERATIONS:
Net sales......................  $328,676   $341,746      $358,274      $84,950   $88,275
Gross profit...................    81,265     90,546        90,403       21,160    22,622
Selling, general and
  administrative expenses......    70,636     65,050        71,389       15,785    16,594
Operating income...............    10,629     25,496        19,014        5,375     6,028

                                                                               AS OF SEPTEMBER 30,
                                AS OF JUNE 30,      AS OF SEPTEMBER 30,                2004
                                --------------   -------------------------   ------------------------
                                     2004           2003          2004             AS ADJUSTED
                                --------------   -----------   -----------   ------------------------
                                                 (UNAUDITED)   (UNAUDITED)         (UNAUDITED)
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:*
Cash and cash equivalents.....     $  5,568       $ 26,917      $  5,778             $ 15,626
Fixed assets..................       58,786         62,795        59,818               59,818
Total assets..................      241,369        276,216       243,551              255,674
Total debt....................      170,365        164,182       170,213              181,436
Series B and C redeemable
  preferred stock.............       24,678         69,868        25,359               25,359
Total stockholders' deficit...      (63,833)       (84,784)      (61,574)             (61,574)

---------------

* Adjusted balance sheet data give effect to the 2004 Offering and the application of the proceeds as provided in "Recent Developments -- The Offering."

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                                3 MONTHS
                                                                                  ENDED
                                              FISCAL YEAR ENDED JUNE 30,      SEPTEMBER 30,
                                           --------------------------------   -------------
                                           2000   2001   2002   2003   2004   2003    2004
                                           ----   ----   ----   ----   ----   -----   -----
Ratio of earnings to fixed charges(a)....  1.1     (b)    (b)   1.4    2.2     1.5     1.1

---------------

(a) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before income taxes, loss on equity investments and fixed charges. Fixed charges include interest expense (whether expensed or capitalized) and a portion of rentals determined to be representative of the interest component of such rental expense. Management believes that one-third is representative of the interest component of such rental expense.

(b) The amounts by which earnings were inadequate to cover fixed charges were $9,563 and $10,384 for the fiscal years ended June 30, 2001 and 2002 respectively.

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated, adjusted to give effect to the 2004 Offering and application of the proceeds as provided in "Recent Developments -- The Offering.".

                                                           FISCAL YEAR         3 MONTHS
                                                              ENDED             ENDED
                                                          JUNE 30, 2004   SEPTEMBER 30, 2004
                                                          -------------   ------------------
Ratio of earnings to fixed charges(a)...................       1.9               1.0

---------------

(a) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before income taxes, loss on equity investments and fixed charges. Fixed charges include interest expense (whether expensed or capitalized) and a portion of rentals determined to be representative of the interest component of such rental expense. Management believes that one-third is representative of the interest component of such rental expense.

                                  RISK FACTORS

     An investment in the new units involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this prospectus before deciding to exchange old units for new units. The risks described below are not the only ones facing us. This prospectus contains forward-looking statements that involve risks and uncertainties, including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expenditures reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

RISK FACTORS RELATED TO THE EXCHANGE OFFER

  IF YOU FAIL TO EXCHANGE YOUR OLD UNITS FOR NEW UNITS, YOUR OLD UNITS WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     The old units were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old units for new units under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old units unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old units under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old units in the exchange offer for the purpose of participating in a distribution of the new units, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  IF AN ACTIVE TRADING MARKET FOR THE NEW UNITS DOES NOT DEVELOP, THE LIQUIDITY AND VALUE OF THE NEW UNITS COULD BE HARMED.

     While the old units are currently eligible for trading on the PORTAL market, even if the registration statement becomes effective, which will generally allow resale of the new units, there is no established trading market for the new units. Neither issuer intends to list the new units on any U.S. national securities exchange or automated quotation system. We cannot assure you that an active trading market will develop for the new units. If no active trading market develops, you may not be able to resell your new units at their fair market value or at all. Future trading prices of the new units will depend on many factors, including, among other things, prevailing interest rates, our operating results, our ability to complete the exchange offer and the market for similar securities. The initial purchaser has advised us that it currently intends to make a market in the new units, but it is not obligated to do so and may discontinue any market making in the new units at any time.

  THE ISSUANCE OF THE NEW UNITS MAY ADVERSELY AFFECT THE MARKET FOR THE OLD
  UNITS.

     To the extent that the old units are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old units could be adversely affected.

  YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE THE NEW UNITS.

     The new units will be issued in exchange for the old units only after timely receipt by the exchange agent of the old units or a book-entry confirmation or a confirmation of blocking instructions related thereto, a properly completed and executed letter of transmittal, or an agent's message and all other required documentation. If you want to tender your old units in exchange for new units, you should allow sufficient time to ensure timely delivery. None of PAH, PB Netherlands nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old units for exchange. Old units that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old units in the exchange offer to participate in a distribution of the new units, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

RISK FACTORS RELATING TO THE NEW UNITS AND THE NEW NOTES

  OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW UNITS AND THE NEW NOTES.

     We have a substantial amount of debt. As of September 30, 2004, we had approximately $170.2 million of total indebtedness outstanding and our ratio of earnings to fixed charges was 1.1x. We had the ability to borrow, as of September 30, 2004, an additional $6.2 million under the revolving portion of our domestic senior credit facility, subject to the restrictions in the indenture and in our domestic senior credit facility. As of such date, after giving effect to the 2004 Offering and application of proceeds, we had $181.4 million of total indebtedness outstanding and our ratio of earnings to fixed charges was 1.0x. We had the ability to borrow an additional $17.5 million under the revolving portion of our domestic senior credit facility, subject to such aforementioned restrictions. Additionally, subject to restrictions in the indenture and our domestic senior credit facility, we may incur additional indebtedness.

     Our high level of indebtedness could have important consequences to you, including the following:

     - it may make it difficult for us to satisfy our obligations under the notes and our other indebtedness and contractual and commercial commitments;

     - we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

     - all of the indebtedness outstanding under our domestic senior credit facility will have a prior ranking claim on our assets and will mature prior to the notes;

     - our domestic senior credit facility has a variable rate of interest, which exposes us to the risk of increased interest rates;

     - our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

     - our high level of indebtedness could limit our flexibility in reacting to changes in the industry and make us more vulnerable to adverse changes in our business or economic conditions in general;

     - our high level of indebtedness could place us at a competitive disadvantage to those of our competitors who operate on a less leveraged basis; and

     - if we fail to comply with the covenants in the indenture relating to the notes, our domestic senior credit facility or in the instruments governing our other indebtedness (including the indenture for our outstanding senior subordinated notes due 2008), such failure could have a material adverse effect on our business and our ability to repay the notes.

     Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance and our ability to refinance our indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control.

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE AND OTHER OBLIGATIONS DUE TO EVENTS BEYOND OUR CONTROL.

     Upon the issuance of the old notes, our interest expense increased compared to prior years. Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including equipment and other leases, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive and business factors that we cannot control, such as general economic and financial conditions in our industry or the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     We urge you to consider the information under "Capitalization," "Prospectus Summary -- Summary Historical and Unaudited Consolidated Financial Data," "Description of the Notes," and "Description of Certain Indebtedness" for more information on these matters.

  WE WILL DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS UNDER THE NEW NOTES.

     Substantially all of our operating income comes from our subsidiaries. Therefore, we will depend on dividends and other distributions from our restricted subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of our subsidiaries to pay such dividends will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law. In addition, in the case of our foreign subsidiaries, dividends and interest may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates, which could reduce the amount of funds we receive from such foreign subsidiaries.

  THE DUTCH ISSUER IS A FINANCE SUBSIDIARY WITH LIMITED ASSETS.

     The capital stock of PAH Belgium, the intercompany loan to PAH Belgium that was previously funded with proceeds of the Dutch notes issued in October 2003 and the new intercompany loan to PAH Belgium, are and will be the only significant assets of the Dutch issuer. Therefore the Dutch issuer will be entirely dependent on payments on the intercompany loans to PAH Belgium to make payments on the Dutch notes. In return, PAH Belgium will depend on the income it receives from its business operations to service its indebtedness in respect of the intercompany loans granted to it by the Dutch issuer. Your right to receive payments on the Dutch notes could be adversely affected if PAH Belgium is declared bankrupt, liquidates or reorganizes. The dependence of the Dutch issuer on payments from the US issuer and its domestic guarantors is likely to increase after the sale of the Belgium Plant and the sale of the virginiamycin inventory to be built up prior to a supply from a new source.

  THE COLLATERAL SECURING THE NEW NOTES MAY BE INSUFFICIENT OR UNAVAILABLE IN THE EVENT OF A DEFAULT.

     No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any other senior secured creditors. Nor can we assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration.

     The notes and guarantees related thereto will be effectively subordinated, to the extent of the value of assets securing the notes and such guarantees, to indebtedness that may be incurred under our domestic senior credit facility and our performance bonds. In the event of a default under the notes, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under our domestic senior credit facility, our performance bonds and the notes. The amount to be received upon such a sale would depend upon numerous factors, including the timing and manner of the sale. The book value of the collateral will be less than the principal amount of the notes offered hereby. By its nature, the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or that the proceeds obtained therefrom will be sufficient to pay all amounts owing to the lenders under our domestic senior credit facility and the holders of the notes. In addition, our failure or inability to pay rent under real property leases could cause the loss of certain collateral. To the extent that third parties (including the lenders under our domestic senior credit facility) enjoy permitted liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture allow us to issue additional notes provided that we meet a specified coverage ratio. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the indenture will rank pari passu to the notes issued in the exchange offer and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. See "Description of the New Notes -- Security."

  THE LIEN-RANKING PROVISIONS SET FORTH IN THE INDENTURE GOVERNING THE NOTES LIMIT THE RIGHTS OF THE HOLDERS OF THE NEW NOTES WITH RESPECT TO THE COLLATERAL SECURING THE NEW NOTES AND THE GUARANTEES RELATED THERETO.

     The rights of the holders of the notes with respect to the collateral of the US issuer and its domestic restricted subsidiaries that secure the notes are substantially limited pursuant to the terms of the lien-ranking provisions set forth in the intercreditor agreement relating to the indenture governing the notes. Under those lien-ranking provisions, at any time that obligations that have the benefit of liens that are senior to the liens securing the notes and such guarantees pursuant to the terms thereof are outstanding, any actions that may be taken in respect of that collateral, including the ability to cause the commencement of enforcement proceedings against that collateral and to control the conduct of such proceedings, and releases of that collateral from the lien of the collateral documents of the US issuer and its domestic restricted subsidiaries, will be at the direction of the holders of the obligations secured by such senior liens, and the collateral agent, on behalf of itself, the trustee and the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of that collateral from the liens securing the notes are permitted under some circumstances.

  THE ABILITY OF THE COLLATERAL AGENT TO FORECLOSE ON THE COLLATERAL MAY BE LIMITED PURSUANT TO BANKRUPTCY LAWS.

     The right of the collateral agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the holders of the US notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments. In view of the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the US notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of US notes would hold

"under-secured claims." Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney's fees for "under-secured claims" during a debtor's bankruptcy case.

     There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling) is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is designed to liquidate and distribute the assets of a debtor to its creditors. Under Netherlands law the holders of the Dutch notes can in the event of bankruptcy or moratorium of payment exercise the rights afforded to pledgees as if there were no bankruptcy or moratorium of payment. However, bankruptcy or moratorium of payment involving the Dutch issuer would affect the position of the holders of the Dutch notes as pledgees in some respects, the most important of which are: (i) the right of pledge will not extend to accounts receivable that arise under an agreement creating continuing obligations of the Dutch issuer and become due and payable on or after the date on which the Dutch issuer is declared bankrupt or granted a moratorium of payments, (ii) the right of pledge will not extend to inventory that is acquired by the Dutch issuer on or after the date on which the Dutch issuer is declared bankrupt or granted a moratorium of payments, (iii) payments received by the Dutch issuer from the debtors of pledged accounts receivable after bankruptcy or moratorium of payments involving the Dutch issuer having been declared, will be part of the bankrupt estate, although the holders of the Dutch notes have the right to receive such amounts by preference after deduction of certain costs, (iv) a mandatory "cooling-off" period of up to two months may apply in case of bankruptcy or moratorium of payments involving the Dutch issuer, which, if applicable, would delay the exercise of the rights of pledge on the shares of PAH Belgium and the accounts receivable and (v) the holders of the Dutch notes may be obliged to enforce their rights of pledge within a reasonable period as determined by the judge-commissioner (rechter-commissaris) appointed by the court in case of bankruptcy of the Dutch issuer.

  THE INDENTURE GOVERNING THE NEW NOTES AND THE INSTRUMENTS GOVERNING OUR OTHER INDEBTEDNESS IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON US THAT MAY PREVENT US FROM PURSUING CERTAIN BUSINESS OPPORTUNITIES AND RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

     The indenture governing the notes and our domestic senior credit facility contain covenants that restrict our ability to take various actions, such as:

     - incur additional indebtedness or issue disqualified capital stock;

     - make investments

     - pay dividends or make other restricted payments;

     - issue capital stock of certain subsidiaries;

     - enter into transactions with affiliates;

     - create or incur liens;

     - transfer or sell assets;

     - incur dividend or other payment restrictions affecting certain subsidiaries; and

     - consummate a merger, consolidation or sale of all or substantially all of our assets.

     Our ability to comply with these covenants can be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under these instruments, which could allow all amounts outstanding thereunder to be declared immediately due and payable. We cannot assure you that our assets would be sufficient to repay such amounts (including amounts due under the notes) in full. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under these instruments. We urge you to read the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of the New Notes -- Certain Covenants" for a more detailed discussion of the substantive requirements of these covenants.

  WE MAY BE UNABLE TO PURCHASE THE NEW NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of a change of control, we will be required to offer to purchase all outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, and additional interest or liquidated damages, if any, to the date of repurchase.

     However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our domestic senior credit facility will not allow such repurchases. If we are required to repurchase the notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. Our failure to purchase the notes would be a default under the indenture, which would result in a default under our domestic senior credit facility. See "Description of the New Notes -- Change of Control" and "Description of Certain Indebtedness -- Domestic Senior Credit Facility."

     One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase "all or substantially all" will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of "all or substantially all" of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all of a portion of the notes held by such holder may be impaired.

  A COURT COULD CANCEL THE GUARANTEES AND SECURITY INTERESTS UNDER FRAUDULENT CONVEYANCE LAWS OR CERTAIN OTHER CIRCUMSTANCES.

     All of our present and future domestic restricted subsidiaries will guarantee the notes and provide assets as security for such guarantees. If, however, such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent conveyance laws, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee and/or the liens created by the security interest. The court might do so if it found that, when the subsidiary entered into its guarantee and security arrangement or, in some states, when payments become due thereunder, it received less than reasonably equivalent value or fair consideration for such guarantee and/or security arrangement and either was or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee and/or security arrangement, without regard to the above factors, if it found that the subsidiary entered into its guarantee and/or security arrangement with actual or deemed intent to hinder, delay, or defraud its creditors.

     A court could find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee and/or security arrangement unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee and/or security arrangement, you would no longer have a claim against such subsidiary. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee and/or security arrangement, we cannot assure you that funds would be available to pay the notes from another subsidiary or from any other source. In addition to the grounds set out above and other grounds for invalidating guarantees and security in insolvency, PAH Belgium's guarantee of the Dutch notes and/or the security interests securing such guarantee could be invalidated by a Belgian court if it is held to be ultra vires or contrary to PAH Belgium's corporate interest. This could be the case if the court were to find that PAH Belgium did not receive a benefit proportionate to the risk it incurred under the guarantee, or if such risk is disproportionate to PAH Belgium's financial means.

     The indenture will state that the liability of each subsidiary on its guarantee and security arrangement is limited to the maximum amount that the subsidiary can incur without risk that the guarantee or security arrangement will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees and/or security arrangements from a fraudulent conveyance attack or, if it does, that the guarantees and/or security arrangements will be in amounts sufficient, if necessary, to pay obligations under the notes when due.

  THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE LIABILITIES, INCLUDING ALL INDEBTEDNESS, OF OUR FOREIGN AND UNRESTRICTED SUBSIDIARIES.

     Our operations are predominantly conducted through subsidiaries. Although our domestic restricted subsidiaries have guaranteed the notes and entered into security arrangements with respect to certain of their assets to secure repayment of the notes, our foreign and unrestricted subsidiaries (other than the Dutch issuer and its restricted subsidiaries with respect to the Dutch notes and the related guarantees) have not guaranteed, granted liens or otherwise become obligated with respect to the notes. Claims of creditors of such subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of us and the holders of our indebtedness, including the notes. The notes will therefore be effectively subordinated to all existing and future liabilities, including indebtedness, of our foreign subsidiaries (other than the Dutch issuer and its restricted subsidiaries with respect to the Dutch notes and the related guarantees). As of September 30, 2004, our foreign subsidiaries had indebtedness for borrowed money and had other liabilities of approximately $28 million reflected on our consolidated balance sheet. For fiscal 2004, our foreign subsidiaries contributed approximately 29% of our consolidated net sales.

     In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

     - their earnings;

     - covenants contained in our and their debt agreements, including our domestic senior credit facility and the notes;

     - covenants contained in other agreements to which we or our subsidiaries are or may become subject;

     - business and tax considerations; and

     - applicable law, including laws regarding the payment of dividends and distributions.

     We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

  THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW UNITS, AND YOU MAY NOT BE ABLE TO SELL THEM QUICKLY OR AT THE PRICE YOU PAID.

     The units are a new issue of securities and there is no established trading market for the units. Although, upon being declared effective, the registration statement will generally allow resales of the exchange units, the exchange units will constitute a new issue of securities with no established trading market. We do not intend to apply for the units or any exchange units to be listed on any security exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchaser has advised us that it intends to make a market in the units and the exchange units, but it is not obligated to do so and may discontinue any market making in the units or exchange units at any time, in its sole discretion. You may not be able to sell your units or exchange units at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the units or the exchange units or, in the case of any holders or the units that do not exchange them, the trading market for the units following the offer to exchange the units for exchange units. As a result, you may be required to bear the financial risk of your investment in the units indefinitely. Future trading prices of the units and exchange units may be volatile and will depend on many factors, including:

     - our operating performance and financial condition;

     - our ability to complete the offer to exchange the units for the exchange units;

     - the interest of securities dealers in making a market for them; and

     - the market for similar securities.

  AS A RESULT OF THE DUTCH NOTES BEING ISSUED IN U.S. DOLLARS, WE MAY BE SUBJECT TO ADDITIONAL CURRENCY RISKS.

     The Dutch notes will be issued and paid for, and the interest paid on these notes will be paid in, U.S. dollars. The Dutch issuer will lend the proceeds of the Dutch notes to PAH Belgium, and will pay interest and principal on the Dutch notes primarily from interest and principal repayments on such loan to PAH Belgium or through dividends from PAH Belgium. PAH Belgium, however, receives its revenues primarily in Euros. As a result, in the event that the U.S. dollar appreciates against the Euro, PAH Belgium may have difficulty in generating the U.S. dollars necessary to repay the U.S. dollar loan from its parent, the Dutch issuer. From time to time, if we determine it is appropriate and advisable to do so, we may seek to lessen the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure you, however, that we will be successful in these efforts.

  BELGIAN LAW MAY LIMIT THE GUARANTEE AND THE RELATED SECURITY OF PAH BELGIUM WITH RESPECT TO THE DUTCH NOTES.

     Under Belgian law, the following factors may limit the proceeds which could ultimately be obtained in respect of the security provided by PAH Belgium:

     - The floating charge over the assets of PAH Belgium is restricted by statute to 50% of all of the inventory (work-in-progress and finished goods) of PAH Belgium. The remaining one-half of the inventory would thus fall outside the scope of the charge, and would be available for payment to unsecured creditors.

     - Enforcement of the floating charge may trigger the bankruptcy of PAH Belgium, as it could significantly impair the use of the business assets for the ongoing conduct of PAH Belgium's business.

     - Enforcement of the share pledge over the shares of PAH Belgium, the floating charge and the real property mortgage of PAH Belgium is subject to mandatory court intervention and approval. In insolvency, the insolvency official (under supervision of the court) will handle the sale. At certain stages of the process, PAH Belgium itself or other creditors could intervene. This could lead to significant delays in enforcement, which in turn could adversely affect the value of the assets, the timing of realization and therefore the amount of proceeds ultimately obtained for the benefit of the noteholders.

     - In any Belgian insolvency proceedings involving PAH Belgium, stays on enforcement of security are likely to be imposed. These stays could be significant, which could adversely affect the ultimate value of the collateral. In addition, under Belgian bankruptcy law, the trustee in bankruptcy may seek to set aside certain pre-bankruptcy transactions, including transactions at an undervalue, new security for pre-existing debts, and transactions entered into with the knowledge that the bankrupt debtor was in a state of insolvency.

RISK FACTORS RELATING TO OUR BUSINESS

  WE HAVE SIGNIFICANT ASSETS LOCATED OUTSIDE THE UNITED STATES AND A SIGNIFICANT PORTION OF OUR SALES AND EARNINGS ARE ATTRIBUTABLE TO OPERATIONS CONDUCTED ABROAD.

     During fiscal 2004, we operated manufacturing and other facilities in over 16 countries and sold our products in over 40 countries. At September 30, 2004, approximately 55% of our assets were located outside the United States, representing manufacturing facilities in Belgium, Brazil, Israel and the United Kingdom, and, for fiscal 2004, approximately 28% of our net sales consisted of sales made by us outside the United States. Changes in the relative values of currencies take place from time to time and could in the future adversely affect our results of operations as well as our ability to meet interest and principal obligations on the notes. To the extent that the U.S. dollar weakens or strengthens versus the applicable foreign currency, our results are favorably or unfavorably affected. We may from time to time manage this exposure by entering into foreign currency forward exchange contracts. Such contracts generally are entered into with respect to anticipated revenues denominated in foreign currencies for which timing of the receipt of payment can be reasonably estimated. No assurances can be given that such hedging activities will not result in losses which will have an adverse effect on our financial condition or results of operations. In addition, there are times when we do not hedge against foreign currency fluctuations and are therefore subject to the risks associated with fluctuations in currency exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 17 to our Consolidated Financial Statements included elsewhere herein.

     In addition, international manufacturing, sales and raw materials sourcing are subject to other inherent risks, including possible nationalization or expropriation, labor unrest, political instability, price and exchange controls, limitation on foreign participation in local enterprises, health-care regulation, export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, difficulty in obtaining distribution and support, and potentially adverse tax consequences. Although such risks have not had a material adverse effect on us in the past, there can be no assurance that these factors will not have a material adverse impact on our ability to increase or maintain our international sales or on our results of operations in the future.

  WE HAVE ASSETS LOCATED IN ISRAEL AND A PORTION OF OURS SALES AND EARNINGS ARE ATTRIBUTABLE TO OPERATIONS CONDUCTED IN ISRAEL.

     Israeli operations are conducted through Koffolk (1949) Ltd., a wholly owned subsidiary, and accounted for approximately 14% of our consolidated assets as of September 30, 2004 and approximately 12% of our fiscal 2004 consolidated net sales. We maintain two manufacturing facilities in Israel, one located near Tel Aviv in Petach Tikva, which manufacturers and markets nutritional feed additives for the livestock feed industry, and the second located south of Beersheba in Ramat Hovav, which synthesizes anticoccidials (nicarbazin and amprolium) and vitamins, the bulk of which are exported from Israel to the major world markets. Accordingly, Koffolk is dependent on foreign markets and its ability to reach those markets. Consequently, we are affected by social, political and economic conditions affecting Israel, and any major hostilities involving Israel as well as the Middle East or curtailment of trade between Israel and its current trading partners, either as a result of hostilities or otherwise, could have a material adverse effect on us. See "Conditions in Israel."

  WE FACE COMPETITION IN EACH OF OUR MARKETS FROM A NUMBER OF LARGE AND SMALL COMPANIES, SOME OF WHICH HAVE GREATER FINANCIAL, RESEARCH AND DEVELOPMENT, PRODUCTION AND OTHER RESOURCES THAN WE HAVE.

     Many of our products, including our Animal Health and Nutrition and Specialty Chemicals products, face competition from products which may be used as an alternative or substitute therefore. In addition, we compete with several large companies in the animal health and nutrition and specialty chemicals businesses. To the extent these companies, or new entrants into the market, offer comparable animal health and nutrition or specialty chemical products at lower prices, our business could be adversely affected.

     Our competitive position is based principally on our product registrations, customer service and support, breadth of product line, product quality, manufacturing technology, facility location, and the selling prices of our products. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. There can be no assurance that we will have sufficient resources to maintain our current competitive position or market share. We typically do not enter into long-term agreements with our customers. See "Business -- Competition" and "Business -- Sales, Marketing and Distribution."

  OUR OPERATIONS, PROPERTIES AND SUBSIDIARIES ARE SUBJECT TO A WIDE VARIETY OF COMPLEX AND STRINGENT FEDERAL, STATE, LOCAL AND FOREIGN ENVIRONMENTAL LAWS AND REGULATIONS, INCLUDING THOSE GOVERNING THE USE, STORAGE, HANDLING, GENERATION, TREATMENT, EMISSION, RELEASE, DISCHARGE AND DISPOSAL OF CERTAIN MATERIALS AND WASTES, THE REMEDIATION OF CONTAMINATED SOIL AND GROUNDWATER, THE MANUFACTURE, SALE AND USE OF PESTICIDES AND THE HEALTH AND SAFETY OF EMPLOYEES (COLLECTIVELY, "ENVIRONMENTAL LAWS").

     Pursuant to these Environmental Laws, certain of our subsidiaries are required to obtain and retain numerous governmental permits and approvals, including RCRA Part B permits, to conduct various aspects of their operations, any of which may be subject to revocation, modification or denial under certain circumstances. U.S. manufacturers of specialty chemicals, including certain of our subsidiaries, have expended, and may be required to expend in the future, substantial funds for compliance with such Environmental Laws.

     As recyclers of hazardous metal-containing chemical waste, certain of our subsidiaries have been, and are likely to be, the focus of extensive compliance reviews by federal, state and local environmental regulatory authorities. In the past, certain of our subsidiaries have paid certain fines and agreed to certain consent orders. While procedures have been implemented at each facility which are intended to achieve compliance in all material respects with Environmental Laws, there can be no assurance that our operations or activities or those of certain of our subsidiaries will not result in civil or criminal enforcement actions or private actions, resulting in mandatory clean-up requirements, revocation of required permits or licenses or significant fines, penalties or damages which could have a material adverse effect on us. In addition, we cannot predict the extent to which any further legislation or regulation may affect the market for our services or our cost of doing business. For instance, if governmental enforcement efforts should lessen, the market for the recycling services by certain of our subsidiaries could decline. Alternatively, changes in Environmental Laws (some of which are set forth below) might increase the cost of such services by imposing additional requirements. States that have received authorization to administer their own hazardous waste management programs may also amend their applicable Environmental Laws, and may impose requirements which are stricter than those imposed by the U.S. Environmental Protection Agency ("EPA"). No assurance can be provided that such changes will not adversely affect the ability of our subsidiaries to provide services at a competitive price and thereby reduce the market for their services.

     As such, the nature of our current and former operations and those of our subsidiaries exposes us and our subsidiaries to the risk of claims with respect to such matters and there can be no assurance that material costs and liabilities will not be incurred in connection with such claims. Based upon our experience to date, we believe that the future cost of compliance with existing Environmental Laws, and liability for known environmental claims pursuant to such Environmental Laws, will not have a material adverse effect on us. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Environmental Matters," "Business -- Legal Proceedings," and our Consolidated Financial Statements included herein.

  THE USE OF ANTIBIOTICS IN MEDICATED FEED ADDITIVES IS A SUBJECT OF LEGISLATIVE AND REGULATORY INTEREST.

     The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotic MFAs in these food-producing animals. The sale of medicated feed additives containing antibiotics is a material portion of our business. Legislative bills are introduced in the U.S. Congress from time to time, some of which, if adopted, could have an adverse effect on our business. However, in the past, such bills that could have had a material adverse effect, have not had sufficient support to become law. The animal pharmaceutical industry is actively engaged in the legislative process. One of these initiatives is a proposed bill (S.1460) referred to the Committee on Health, Education, Labor, and Pensions of the Senate, called the Preservation of Antibiotics for Medical Treatment Act of 2003, sponsored by Senator Edward Kennedy. Should legislative, regulatory or other developments, including increased influence of consumer groups and other special interest lobbyists on the legislative and/or regulatory process, result in further restrictions on the sale of such products, it could have a material adverse impact on our financial position, results of operations and cash flows.

     On November 23, 2004, the FDA's Center for Veterinary Medicine released a draft for comment of its long awaited risk assessment of streptogramin resistance for treatment of certain infections in humans attributable to the use of streptogramins in animals (the "virginiamycin risk assessment"). The risk assessment was initiated over three years ago after the 1999 approval of Synercid for treating E. faecium infection in humans, which approval led to increased attention to the use of streptogramins in animals. Synercid and virginiamycin are both members of the streptogramin class of antimicrobial drugs. The draft risk assessment specifically addresses the risk of humans failing Synercid therapy for E. faecium infections due to the acquisition of resistance as a result of the ingestion of resistant strains of E. faecium present in food. The draft risk assessment found that it is difficult to assess the extent of transfer of streptogramin resistance from virginiamycin-exposed E. faecium infection to E. faecium infection found in human infections based on the available data, and that there are certain differences in the characteristics of E. faecium isolated from animal and human sources. The risk assessment concluded that these two findings, along with the current incomplete knowledge of the genetic basis of streptogramin resistance, prevents the risk assessment from making firm conclusions as to whether, and, if so, how much, the use of virginiamycin in food animals contributes to the occurrence of virginiamycin-resistant infections in humans via a foodborne pathway.

     In August 2002, Japan's Ministry of Agriculture, Forests and Fisheries
(MAFF) launched a review of 29 U.S., European, and Japanese animal feed additives to determine whether the preventive use of certain medicated animal feed additives should be restricted because of the potential transfer of antimicrobial resistance to similar drugs used in treating humans. In January 2003, MAFF announced that it would conduct a transparent science-based risk assessment of certain feed additives, consistent with the World Trade Organization's ("WTO") Agreement on the Application of Sanitary and Phyto-Sanitary Measures (SPS Agreement), and thus was no longer considering an immediate ban on such products. The SPS Agreement requires the 165 countries that are WTO Members to base food safety and animal health measures on scientific principles and evidence. Accordingly, such a risk assessment involves a detailed study of potential risks and appropriate methods of managing such risks, and must be based on valid scientific principles and evidence.

     The Australian Pesticides and Veterinary Medicines Authority (APPVMA) is conducting a review of virginiamycin, which is likely to result in additional restrictions on the labeling of virginiamycin.

     In February 2003, the Sixtieth Joint FAO/WHO Expert Committee on Food Additives (JECFA) was held in Geneva, Switzerland to evaluate certain residues of veterinary drugs in food. Based on an earlier opinion from the thirty-sixth JECFA meeting in 1990, the Committee determined that an "acceptable daily intake" (ADI) of carbadox and another animal drug, flumequine, could not be established, because of the lack of an internationally agreed methodology for evaluating the scientific risks posed by such products. Accordingly, the JECFA recommended that the international Maximum Residue Levels (MRLs) for such products be withdrawn.

     The JECFA consists of experts from various countries acting in their individual capacities. Its recommendations are not binding on the full Codex Alimentarius Commission ("Codex"), which is the recognized international standard-setting body for animal drugs. The Codex and its member countries are responsible for any final decision regarding the MRL, and must review JECFA's recommendations before any decision could be made. At present, the MRL for carbadox, which was established by JECFA in 1990, remains the international standard. Nevertheless, foreign governments could decide to restrict the uses of carbadox in the interim, as has occurred in the European Union. Japan has banned the use of carbadox in Japan, while allowing the import of pork from swine fed a carbadox containing MFA so long as no residues are detectable in the imported pork.

     Codex Committee on Residues of Veterinary Drugs in Food (CCRVDF) has recently endorsed the JECFA recommendation to withdraw the Codex MRL for carbadox.

     In 1998, the FDA conducted an evaluation of carbadox and found that it was safe based on the U.S. "sensitivity of the method" policy. Accordingly, the FDA continues to permit the approved use of carbadox in the United States.

     In the European Union, the Commission withdrew marketing authorization of a number of anticoccidials, including nicarbazin, as the Commission did not consider the submissions to be in full compliance with its new regulations. We have since completed the necessary data and resubmitted our nicarbazin dossier. Feasibility and timetable for new registration will depend on the nature of demands and remarks from the Commission.

     There can be no assurance that the United States, Japan or other countries may not decide to ban or curtail the uses of certain medicated feed additives. Such a ban, depending upon the product involved and its importance to our MFA business, in one or more countries could have a material adverse effect on our business.

  THE TESTING, MANUFACTURING, AND MARKETING OF CERTAIN OF OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY NUMEROUS GOVERNMENT AUTHORITIES IN THE UNITED STATES AND OTHER COUNTRIES, INCLUDING, BUT NOT LIMITED TO, THE UNITED STATES FOOD AND DRUG ADMINISTRATION (FDA).

     Among other requirements, FDA approval of our MFA and NFA products, including a review of the manufacturing processes and facilities used to produce such products, is required before such products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before such MFA and NFA products may be marketed in a particular foreign country. In order to obtain FDA approval of a new animal health and nutrition product, we must, among other things, demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that we are capable of manufacturing the product with procedures that conform to the FDA's current good manufacturing practice ("cGMP") regulations, which must be followed at all times. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. There can be no assurance that such approvals will be granted to us on a timely basis, or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect our ability to introduce and market MFA and NFA products and to generate product revenue. See "Business -- Government Regulation."

     FIFRA, a health and safety statute, requires that all pesticides sold or distributed in the U.S. must first be registered with the EPA. In order to obtain a registration, an applicant typically must demonstrate through test data that its product will not cause unreasonable adverse effects on the environment. Depending on the specific requirements at issue, these tests can be very expensive, running to millions of dollars. However, if the product in question is generic in nature (i.e., chemically identical or substantially similar to a previously-registered product), the applicant has the option of citing and relying on the test data supporting the original registrant's product, in lieu of submitting data. Should the generic applicant choose the citation option, it must offer to pay compensation to the original submitter and must agree to enter into binding arbitration with the original submitter if the parties are unable to agree on the terms and amount of compensation.

     We have elected the citation option in the past and may use the citation option in the future should we conclude that it is economically desirable to do so. While there are cost savings associated with the opportunity to avoid one's own testing and demonstration to the EPA of test data, there is, in each instance, a risk that the level of compensation ultimately required to be paid by us to the original registrant will be substantial. There is also the risk that a third party will elect the citation option with respect to one of our products, and that the level of compensation ultimately required to be paid to us as the original registrant will not be substantial.

  MR. JACK BENDHEIM OWNS A SUBSTANTIAL AMOUNT OF OUTSTANDING SHARES OF OUR VOTING CAPITAL STOCK.

     Pursuant to corporate law and certain shareholder agreements, Mr. Bendheim controls the election of all but four of seven of the directors of the Company and Marvin Sussman, Mr. Bendheim's brother-in-law, controls the election of one of the directors of the Company. Mr. Bendheim's capital stock in the Company and board seats give him substantial influence on the outcome of corporate transactions or other matters submitted to the board of directors or stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Mr. Bendheim is also the Chairman of the Board and President.

     The interests of Mr. Bendheim could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Mr. Bendheim as a significant holder of our equity might conflict with your interests as a holder of the notes. Mr. Bendheim also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to you, as holders of the notes. See "Management -- Directors and Executive Officers" and "Principal Stockholders."

  THE PRINCIPAL RAW MATERIALS USED BY US IN THE MANUFACTURE OF OUR PRODUCTS CAN BE SUBJECT TO CYCLICAL PRICE FLUCTUATIONS.

     No single raw material accounted for more than 5% of our fiscal 2004 cost of goods sold. While the selling prices of our products tend to increase or decrease over time with the cost of raw materials, such changes may not occur simultaneously or to the same degree. There can be no assurance that we will be able to pass any increases in raw material costs through to our customers in the form of price increases. Significant increases in the price of raw materials, if not offset by product price increases, would have an adverse impact upon our profitability.

  OUR REVENUES ARE DEPENDENT ON THE CONTINUED OPERATION OF OUR VARIOUS MANUFACTURING FACILITIES AND INTELLECTUAL PROPERTY.

     Although presently all our operating plants are considered to be in good condition, the operation of animal health and nutrition and specialty chemical manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, power outages, the improper installation or operation of equipment, natural disasters and the need to comply with environmental and other directives of governmental agencies. Certain of our product lines are manufactured at a single facility and production would not be transferable to another site. The occurrence of material operational problems, including but not limited to the above events, may adversely affect our profitability during the period of such operational difficulties.

     Our competitive position is also dependent upon unpatented trade secrets, which generally are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that such trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets.

  WE HAVE BEEN AND MAY CONTINUE TO BE SUBJECT TO CLAIMS OF INJURY FROM DIRECT EXPOSURE TO CERTAIN OF OUR SUBSIDIARIES' PRODUCTS, WHICH CONSTITUTE OR CONTAIN HAZARDOUS MATERIALS AND FROM INDIRECT EXPOSURE WHEN SUCH MATERIALS ARE INCORPORATED INTO OTHER COMPANIES' PRODUCTS.

     Because certain of our subsidiaries' products constitute or contain hazardous materials, and because the production of certain chemicals involves the use, handling, processing, storage and transportation of hazardous materials, we and our subsidiaries have been subject to claims of injury from direct exposure to such materials and from indirect exposure when such materials are incorporated into other companies' products. There can be no assurance that as a result of past or future operations, there will not be additional claims of injury by employees or members of the public due to exposure, or alleged exposure, to such materials. In most cases, such claims are covered by insurance and, where applicable, worker's compensation insurance, subject to policy limits and exclusions.

     Furthermore, we and our subsidiaries are parties to a number of claims and lawsuits arising out of the normal course of business including product liabilities and governmental regulation. Certain of these actions seek damages in various amounts. In most cases, such claims are covered by insurance. We also have exposure to present and future claims with respect to workplace exposure, workers' compensation and other matters. There can be no assurance as to the actual amount of these liabilities or the timing thereof.

  WE ARE SUBJECT TO RISKS THAT MAY NOT BE COVERED BY OUR INSURANCE POLICIES.

     In addition to pollution and other environmental risks, we are subject to risks inherent in the animal health and nutrition and specialty chemicals industries, such as explosions, fires and spills or releases. Any significant interruption of operations at our principal facilities could have a material adverse effect on us. We maintain general liability insurance and property and business interruption insurance with coverage limits that we believe are adequate. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence may not be covered by our insurance policies or could exceed insurance coverages or policy limits or that such insurance may not be available at reasonable rates in the future. Any such liabilities, which could arise due to injury or loss of life, severe damage to and destruction of property and equipment, pollution or other environmental damage or suspension of operations, could have a material adverse effect on us. See "-- Our operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees (collectively, 'Environmental Laws')."

  CERTAIN OF OUR EMPLOYEES ARE COVERED BY COLLECTIVE BARGAINING AGREEMENTS.

     As of September 30, 2004, approximately 16 of our domestic employees were covered by a collective bargaining agreement which expires in 2006. Most of our employees in Israel are covered by collective bargaining agreements. We believe that we have satisfactory relations with our unions and, therefore, anticipate reaching new agreements on satisfactory terms as the existing agreements expire or shortly thereafter. There can be no assurance, however, that new agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to us. A prolonged work stoppage or strike at any of our manufacturing facilities could have a material adverse effect on our results of operations.

  WE ARE DEPENDENT ON KEY PERSONNEL.

     Our operations are dependent on the continued efforts of our senior executive officers, Jack Bendheim, Gerald Carlson and Richard Johnson. The loss of the services of any of Messrs. Bendheim, Carlson or Johnson could have a material adverse effect on us. We do not carry key-man life insurance other than to fund stock repurchase or compensation obligations and other than pursuant to our arrangements with the Palladium Investors. See "Management -- Directors and Executive Officers."

                                USE OF PROCEEDS

     We will not receive any proceeds from this exchange offer. In consideration for issuing the new units, we will receive in exchange a like amount of the old units. The old units surrendered in exchange for the new units will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of this exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the sale of the old units issued in October 2003 were approximately $97.3 million, after deducting fees and expenses from the offering. See "Description of Certain Indebtedness" for more information. These net proceeds were used to repay approximately $34.9 million of indebtedness outstanding under our previous credit facility, purchase $52.0 million of our senior subordinated notes at a price of 60% plus accrued and unpaid interest through the purchase date and pay certain of our obligations to Pfizer Inc. The proceeds of the 2004 Offering were used to refinance $22.5 million of indebtedness outstanding under our domestic senior credit facility.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 2004, and as adjusted to give effect to the 2004 Offering and the application of the proceeds therefrom as described under "Prospectus Summary -- The
Company -- Recent Developments -- The Offering." This presentation should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere in this prospectus.

                                                                AT SEPTEMBER 30, 2004
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  5,778      $ 15,626
                                                              ========      ========
Debt:
  Domestic senior credit facility(1)........................    11,268      $     --
  Foreign bank loans........................................     5,912         5,912
  Senior secured notes due 2007.............................   105,000       127,491
  Senior subordinated notes due 2008........................    48,029        48,029
  Other.....................................................         4             4
                                                              --------      --------
       Total debt...........................................   170,213       181,436
Series C redeemable preferred stock.........................    25,359        25,359
Shareholders' deficit.......................................   (61,574)      (61,574)
                                                              --------      --------
     Total capitalization...................................  $133,998      $145,221
                                                              ========      ========

---------------

(1) Borrowings under our domestic senior credit facility were approximately $22.5 million at the closing of the 2004 Offering. See "Prospectus Summary -- The Company -- Recent Developments -- Refinancing of Domestic Senior Credit Facility with Proceeds of Additional Units."

(2) Adjusted financial data give effect to the outstanding senior secured notes, including the 2004 Offering, and the application of the proceeds as provided in the "Prospectus Summary -- The Company -- Recent Developments -- The Offering."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for fiscal years ended June 30, 2000, 2001, 2002, 2003 and 2004 have been derived from our audited annual consolidated financial statements. The following selected consolidated financial data as of and for the three months ended September 30, 2004 and 2003 have been derived from our unaudited interim consolidated financial statements. The selected consolidated financial data reflect our Odda, Carbide, MRT and La Cornubia businesses as discontinued operations for all periods presented. You should read the information set forth below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                  3 MONTHS ENDED
                                                     FISCAL YEARS ENDED JUNE 30,                   SEPTEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           2000       2001       2002       2003       2004       2003       2004
                                         --------   --------   --------   --------   --------   --------   --------
                                                     (2)(3)                            (7)          (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
RESULTS OF OPERATIONS:
Net sales..............................  $261,769   $302,328   $328,676   $341,746   $358,274   $ 84,950   $ 88,275
Cost of goods sold.....................   201,320    234,784    247,411    251,200    267,871     63,790     65,653
                                         --------   --------   --------   --------   --------   --------   --------
Gross profit...........................    60,449     67,544     81,265     90,546     90,403     21,160     22,622
Selling, general and administrative
  expenses(5)..........................    47,528     61,624     70,636     65,050     66,128     15,785     16,594
Curtailment of operations at
  manufacturing facility...............    (1,481)
Costs of non-completed transaction.....                                                 5,261
                                         --------   --------   --------   --------   --------   --------   --------
Operating income.......................    14,402      5,920     10,629     25,496     19,014      5,375      6,028
Interest expense.......................    14,520     17,919     18,070     16,281     18,618      3,933      5,246
Interest (income)......................      (600)      (566)      (346)       (85)      (130)      (242)       (25)
Other expense (income), net............      (506)       327      3,354      1,666        (89)      (585)        25
(Gain) from property damage claim......      (946)
(Gain) from sale of assets.............               (1,790)        (5)      (127)      (692)                   (1)
Net (gain) on extinguishment of
  debt(6)..............................                                               (23,226)
                                         --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before income taxes.......     1,934     (9,970)   (10,444)     7,761     24,533      2,269        783
Provision (benefit) for income
  taxes(4).............................     1,143        (24)    14,767     10,060      7,969        783        924
                                         --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations...........................       791     (9,946)   (25,211)    (2,299)    16,564      1,486       (141)
Income (loss) from discontinued
  operations(1)........................     9,262     (4,949)   (26,559)   (14,577)    (1,625)      (462)
Income (loss) on disposal of
  discontinued operations(1)...........                                       (683)    (2,089)       231
                                         --------   --------   --------   --------   --------   --------   --------
Net income (loss)......................    10,053    (14,895)   (51,770)   (17,559)    12,850      1,255       (141)
Change in derivative instruments.......                           1,062       (981)       (72)       317         75
Change in foreign currency translation
  adjustment...........................        55     (5,146)    (6,125)     7,377       (776)      (859)     3,007
                                         --------   --------   --------   --------   --------   --------   --------
Comprehensive income (loss)............  $ 10,108   $(20,041)  $(56,833)  $(11,163)  $ 12,002   $    713   $  2,941
                                         ========   ========   ========   ========   ========   ========   ========
Net income (loss)......................  $ 10,053   $(14,895)  $(51,770)  $(17,559)  $ 12,850   $  1,255   $   (141)
Excess of the reduction of redeemable
  preferred stock over total assets
  divested and costs and liabilities
  incurred on the Prince Transaction...        --         --         --         --     20,138         --         --
Dividends and equity value accreted on
  series B and C redeemable preferred
  stock................................        --     (8,172)    (7,623)   (12,278)   (11,463)      (987)      (682)
                                         --------   --------   --------   --------   --------   --------   --------
Net income (loss) available to common
  shareholders.........................  $ 10,053   $(23,067)  $(59,393)  $(29,837)  $ 21,525   $    268   $   (823)
                                         ========   ========   ========   ========   ========   ========   ========

                                                                                                  3 MONTHS ENDED
                                                     FISCAL YEARS ENDED JUNE 30,                   SEPTEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           2000       2001       2002       2003       2004       2003       2004
                                         --------   --------   --------   --------   --------   --------   --------
                                                     (2)(3)                            (7)          (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
Depreciation and amortization..........  $  7,931   $ 10,063   $ 12,355   $ 12,524   $ 13,183   $  3,168   $  3,355
Capital expenditures...................    11,033      6,437      8,518      8,636      6,244        852      1,748
Ratio of earnings to fixed
  charges(8)...........................       1.1         --         --        1.4        2.2        1.6        1.1
(Deficiency) in earnings necessary to
  cover fixed charges(9)...............        --     (9,156)   (10,061)        --         --         --         --
BALANCE SHEET DATA:
Cash and cash equivalents..............  $  2,403   $ 14,845   $  6,419   $ 11,179   $  5,568   $ 26,917   $  5,778
Total assets...........................   258,450    330,019    296,444    274,347    241,369    276,216    243,551
Long-term debt.........................   139,685    139,455    136,641    102,263    158,018    102,756    157,992
Series B and C redeemable preferred
  stock................................        --     48,980     56,602     68,881     24,678     69,868     25,359
Total stockholders' equity (deficit)...    31,618      3,405    (61,189)   (84,510)   (63,833)   (84,784)   (61,574)

---------------

(1) The Company's Odda Smelteverk (Norway) ("Odda"), Carbide Industries (U.K.) ("Carbide"), Mineral Resource Technologies, Inc. ("MRT"), and La Cornubia S.A. (France) ("La Cornubia") businesses have been classified as discontinued operations as discussed in the notes to consolidated financial statements contained in this prospectus. The Company's selected consolidated financial data have been reclassified to report separately the operating results, financial position and cash flows of the discontinued operations.

(2) On November 30, 2000, the Company purchased the Medicated Feed Additives ("MFA") business of Pfizer, Inc. The operating results, financial position and cash flows of this business are included in the Company's selected consolidated financial data from the date of acquisition. The acquisition was financed through the issuance of a note payable to Pfizer, Inc. and the issuance of the Series B and C redeemable preferred stock.

(3) During May and June 2001, the Company sold its Agtrol crop protection business to Nufarm, Inc. The sale included inventory and intangible assets, but did not include manufacturing facilities. The results of operations, financial position and cash flows of the Agtrol business are included in the Company's selected consolidated financial data through the dates of divestiture.

(4) The Company's fiscal 2002 provision for income taxes includes a charge of $12,200 for an increased valuation allowance for deferred tax assets recorded in previous years and a charge of $13,600 for a full valuation allowance for deferred tax assets relating to fiscal 2002 operating losses. The Company' fiscal 2003 provision for income taxes includes a charge of $5,600 for increased valuation allowances for deferred tax assets in foreign jurisdictions.

(5) The Company's selling, general and administrative expenses include litigation income of $742 in fiscal 2002 and $3,040 in fiscal 2003 relating to a class action suit brought against various vitamin manufacturers.

(6) The Company recorded a net gain on extinguishment of debt relating to its refinancing activities in fiscal 2004 as discussed in the notes to consolidated financial statements contained in this prospectus.

(7) Effective December 26, 2003, the Company completed the divestiture of substantially all of the business and assets of its subsidiary, The Prince Manufacturing Company ("PMC") as discussed in the notes to consolidated financial statements contained in this prospectus. The results of operations, financial position and cash flows of PMC are included in the Company's selected consolidated financial data through the date of divestiture.

(8) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes and fixed charges. Fixed charges include interest expense and a portion of rentals determined to be representative of the interest component of such rental expense. Management believes that one-third is representative of the interest component of such rental expense.

(9) For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency, instead of the ratio, is disclosed.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This information should be read in conjunction with the consolidated financial statements and related notes contained in this prospectus. The Company's Odda, Carbide, MRT and La Cornubia businesses have been classified as discontinued operations. This discussion presents information only for continuing operations, unless otherwise indicated. The Company presents its annual consolidated financial statements on the basis of its fiscal year ending June 30.

GENERAL

     The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which are sold throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventatively and therapeutically in animal feeds to produce healthy livestock. The Company believes it is the third largest manufacturer and marketer of MFAs in the world, and that certain of its MFA products have leading positions in the marketplace. The Company is also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. The Company has several proprietary products, and many of the Company's products provide critical performance attributes to customers' products, while representing a relatively small percentage of total end-product cost.

     In August 2003, the Company completed the sale of MRT for net proceeds after transaction costs of approximately $13.8 million. In December 2003, the Company completed the divestiture of substantially all of the assets of The Prince Manufacturing Company (see discussion below under "Prince Transactions").

     On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA ("La Cornubia"), filed for bankruptcy under the insolvency laws of France. The Company believes that, as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France. The Company does not believe that La Cornubia's bankruptcy filing, nor the possible bankruptcy filing by LC Holding, will have a material adverse effect on its financial condition or results of operations.

     During 2004, the Company incurred $5.3 million of costs in connection with a potential acquisition transaction that was not completed. The Company has charged the costs to expense in its 2004 results. The costs primarily consisted of professional fees for services in connection with the transaction.

     The Company's ability to fund its operating plan depends upon the continued availability of borrowing under its domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under its domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's fiscal 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005 related to its senior secured and senior subordinated notes. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that likely would be available. The Company also has undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost. The Company intends to sell its manufacturing facility in Rixensart, Belgium and will continue to increase inventory levels of virginiamycin to ensure an adequate supply until a new production source is operational (see discussion below under "Sale of Belgium Plant and Related Consent Solicitation." There can be no assurance the Company will be successful in any of the above-noted actions.

THE OFFERING

     On December 21, 2004, we completed a private placement (the "2004 Offering") under Rule 144A and Regulation S of the Securities Act, pursuant to which the US issuer and the Dutch issuer issued and sold $22.491 million of additional old units, from which we received net proceeds of $21.1 million. We used the proceeds from the 2004 Offering to refinance $22.5 million of indebtedness outstanding under our domestic senior credit facility. See "Description of Certain Indebtedness -- Domestic Senior Credit Facility" for more information.

SALE OF BELGIUM PLANT AND RELATED CONSENT SOLICITATION

     Consent Solicitation. In connection with the completion of the 2004 Offering, we solicited consents with regard to our outstanding senior secured notes to amendments to the indenture governing such notes to permit the sale of substantially all of the facilities owned by Phibro Animal Health SA (formerly Phibro Animal Health (Belgium) SPRL) ("PAH Belgium"), a wholly owned subsidiary of the Dutch issuer, in Rixensart, Belgium (the "Belgium Plant"), to reduce excess manufacturing capacity and to reduce operating expenses and, in furtherance thereof, to permit the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes to be increased from $15.0 million to $37.5 and to permit the related transactions described herein. The requisite consents were obtained and the indenture was amended pursuant to the Second Supplemental Indenture dated as of December 8, 2004. The amendments became effective on December 21, 2004 in connection with the 2004 Offering.

     Sale of Belgium Plant. On December 16, 2004 we entered into an agreement to sell the Belgium Plant to Glaxosmithkline Biologicals S.A. ("GSK") and to transfer to GSK a majority of the employees of PAH Belgium. GSK was a previous owner of the Rixensart plant, and sold it to Pfizer SA in 1995, which sold it to PAH Belgium in 2000. Such sale, when completed, would include the following elements: (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of Phibro Belgium, for a purchase price of EUR 6.2 million, payable at closing;
(ii) the transfer to GSK of a majority of the employees of PAH Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to us from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining certain equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The carrying value of the Belgium Plant and related assets at September 30, 2004 is EUR 13.9 million. The Company is in the process of evaluating the accounting for this transaction and will record an impairment loss, if required, in the second quarter ended December 31, 2004. In addition, the Company will expense severance, plant closure and other related costs in the period in which such liabilities are incurred in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". As of the date of this filing, estimates of such costs are in process of being determined.

     The Dutch notes and related guaranties are secured by a mortgage on the Belgium Plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

     Refinancing of Domestic Senior Credit Facility with Proceeds of the Additional Units. To provide the necessary funds to build inventory of virginiamycin until the Brazil plant or alternative supplier is able to produce production quantities of virginiamycin and to finance the purchase of capital equipment to fit out the Brazilian plant with equipment to produce virginiamycin, other than equipment transferred from the Belgium Plant, the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes was increased from $15.0 million to $37.5 million, pursuant to the Second Supplemental Indenture, and we increased our borrowing to $22.5 million. The proceeds of the 2004 Offering were used to refinance $22.5 million under the domestic senior credit facility. The issuance of the additional units had the effect of reducing the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes by the principal amount of the additional units issued. Borrowings under the domestic senior credit facility continue to be subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory.

REFINANCING

     On October 21, 2003, the Company issued 105,000 units consisting of $85.0 million of its 13% Senior Secured Notes due 2007 (the "US Senior Secured Notes") and $20.0 million 13% of Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Secured Notes" and, together with the US Senior Secured Notes, the "Senior Secured Notes"), an indirect wholly-owned subsidiary of the Company (the "Dutch issuer"). The Company used the proceeds from the issuance to: (i) repurchase $52.0 million of its 9 7/8% Senior Subordinated Notes due 2008 at a price equal to 60% of the principal amount thereof, plus accrued and unpaid interest; (ii) repay $34.9 million under our then outstanding domestic senior credit facility; (iii) satisfy, for a payment of approximately $29.3 million certain of its outstanding obligations to Pfizer Inc., including: (a) $20.1 million aggregate principal amount of its promissory note plus accrued and unpaid interest, (b) $9.7 million of accounts payable, (c) $9.0 million of accrued expenses, and (d) future contingent purchase price obligations under its agreements with Pfizer Inc. by which the Company acquired Pfizer's medicated feed additive business; and (iv) pay fees and expenses relating to the above transactions.

     A net gain on extinguishment of debt is included in the Company's condensed consolidated statement of operations, calculated as follows (amounts in thousands):

NET GAIN ON REPURCHASE OF 9 7/8% SENIOR SUBORDINATED NOTES
  DUE 2008:
  Principal amount of repurchased notes.....................  $ 51,971
  Repurchased at 60% of principal amount....................   (31,183)
  Transaction costs.........................................    (4,107)
                                                              --------
NET GAIN ON REPURCHASE OF NOTES.............................    16,681
                                                              --------
LOSS ON REPAYMENT OF DOMESTIC SENIOR CREDIT FACILITY........    (1,018)
                                                              --------
NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS:
  Obligations paid:
  -- promissory note........................................    20,075
  -- accrued interest on promissory note....................     1,015
  -- accounts payable and accrued expenses..................    18,788
                                                              --------
  Total obligations paid....................................    39,878
  Cash payment to Pfizer....................................   (29,315)
  Transaction costs.........................................    (3,000)
                                                              --------
NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS...................     7,563
                                                              --------
NET GAIN ON EXTINGUISHMENT OF DEBT..........................  $ 23,226
                                                              ========

     The Company filed a registration statement with the SEC on Form S-4 with respect to an exchange offer for the Senior Secured Notes, but due to pending confidential acquisition negotiations, such registration statement did not become effective and the Company caused a notice of withdrawal to be submitted to the SEC on November 15, 2004.

     On December 21, 2004, the US issuer and Dutch issuer issued and sold 22,491 additional units, consisting of an additional $18.207 principal amount of US Senior Secured Notes and $4.284 million principal amount of Dutch Senior Secured Notes.

     The US Senior Secured Notes and the Dutch Senior Secured Notes are senior secured obligations of each of the Company (the "US Issuer") and the Dutch issuer, respectively. The US Senior Secured Notes and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by all the US Issuer's domestic restricted subsidiaries, and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by the US Issuer and by the restricted subsidiaries of the Dutch issuer, presently consisting of Phibro Animal Health SA. The US Senior Secured Notes and related guarantees are collateralized by substantially all of the US Issuer's assets and the assets of its domestic restricted subsidiaries, other than real property and interests therein, including a pledge of all the capital stock of such domestic restricted subsidiaries. The Dutch Senior Secured Notes and related guarantees are collateralized by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries and substantially all of the assets of the U.S. guarantors, other than real property and interests therein. The indenture governing the Senior Secured Notes provides for optional make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires the Company to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     Also, on October 21, 2003, the Company entered into a new replacement domestic senior credit facility with Wells Fargo Foothill, Inc., providing for a working capital facility plus a letter of credit facility. The aggregate amount of borrowings under such working capital and letter of credit facilities initially could not exceed $25.0 million including aggregate borrowings under the working capital facility up to $15.0 million. On April 29, 2004, the Company amended the domestic senior credit facility to increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $25.0 million to $27.5 million and to increase the amount of aggregate borrowings available under the working capital facility from $15.0 million to $17.5 million. As of September 24, 2004, the Company amended the domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $27.5 million to $32.5 million; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17.5 million; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5.3 million for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336,000; and (v) establish covenant EBITDA levels for the periods ending after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and (iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for all other items.

     Concurrent with the completion of the 2004 Offering, on December 21, 2004, we amended the domestic senior credit facility to (i) amend the EBITDA definition to exclude charges and expenses related to the sale of the Belgium Plant in an aggregate amount not to exceed $26.8 million for purposes of calculating a certain financial covenant, (ii) amend the Indenture Reserve definition to include scheduled payments of interest due on the additional notes, (iii) amend the maximum aggregate amount of borrowings available under the working capital facility to permit a temporary increase to $22.5 million and for its reduction to $17.5 million on such borrowings being refinanced by the proceeds of the 2004 Offering, (iv) amend the Permitted Investments definition to include investments in connection with the sale of the Belgium Plant and transfer of certain equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil or in connection with alternative production arrangements, and (v) provide for the issuance of the additional notes and the sale of the Belgium Plant and related transactions.

     Borrowings under the domestic senior credit facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory. Under the domestic senior credit facility, the Company may choose between two interest rate options: (i) the applicable base rate as defined plus 0.50% and (ii) the LIBOR rate as defined plus 2.75%. Indebtedness under the domestic senior credit facility is secured by a first priority lien on substantially all of the Company's assets and assets of substantially all of the Company's domestic subsidiaries. The Company is required to pay an unused line fee of 0.375% on the unused portion of the domestic senior credit facility, a monthly servicing fee and standard letter of credit fees to issuing banks. Borrowings under the domestic senior credit facility are available until, and are repayable no later than, October 31, 2007, although borrowings must be repaid by June 30, 2007 if the maturity of the Senior Secured Notes has not been extended, as required by the domestic senior credit facility, by that date.

     Pursuant to the terms of an intercreditor agreement, as amended in connection with the 2004 Offering, the security interest securing the Senior Secured Notes and the guarantees made by the Company's domestic restricted subsidiaries is subordinated to a lien securing the domestic senior credit facility.

PRINCE TRANSACTIONS

     Effective December 26, 2003 (the "Closing Date"), the Company completed the divestiture of substantially all of the business and assets of The Prince Manufacturing Company ("PMC") to a company ("Buyer") formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors (collectively the "Prince Transactions").

     Pursuant to definitive purchase and other agreements executed on and effective as of the Closing Date, the Prince Transactions included the following elements: (i) the transfer of substantially all of the business and assets of PMC to Buyer; (ii) the reduction of the value of the Company's Preferred Stock owned by the Palladium Investors from $72.2 million to $16.5 million (accreted through the Closing Date) by means of the redemption of all of its shares of Series B Preferred Stock and a portion of its Series C Preferred Stock; (iii) the termination of $2.2 million in annual management advisory fees payable by the Company to Palladium; (iv) a cash payment of $10.0 million to the Palladium Investors in respect of the portion of the Company's Preferred Stock not exchanged in consideration of the business and assets of PMC; (v) the agreement of the Buyer to pay the Company for advisory fees for the next three years of $1.0 million, $0.5 million, and $0.2 million, respectively (which were pre-paid at closing by the Buyer and satisfied for $1.3 million, the net present value of such payments); and (vi) the Buyer agreed to supply manganous oxide and red iron oxide products and to provide certain mineral blending services to the Company's Prince Agriproducts subsidiary ("Prince Agri"). Prince Agri agreed to continue to provide the Buyer with certain laboratory, MIS and telephone services, all on terms substantially consistent with the historic relationship between Prince Agri and PMC, and to lease to Buyer office space used by PMC in Quincy, Illinois. The Company has an agreement to receive certain treasury services from Palladium for $0.1 million per year. Pursuant to definitive agreements, the Company made customary representations, warranties and environmental and other indemnities, agreed to a post-closing working capital adjustment, paid $4.0 million in full satisfaction of all intercompany debt owed to PMC, paid a closing fee to Palladium of $0.5 million, made certain capital expenditure adjustments included as part of the intercompany settlement amount, and agreed to pay for certain out-of-pocket transaction expenses. PMC retained $0.4 million of its accounts receivable. The Company established a $1.0 million letter of credit escrow for two years to secure its working capital adjustment and certain indemnification obligations. The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of Buyer for less than $21.0 million up to a maximum payment by the Company of $4.0 million (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of Buyer by January 1, 2009. The definition of "Equity Value" in the Company's Certificate of Incorporation was amended to reduce the multiple of trailing EBITDA payable in connection with any future redemption of Series C Preferred to 6.0 from 7.5. The amount of consideration paid and payable in connection with the Prince Transactions and all matters in connection therewith were determined pursuant to arm's length negotiations.

     The excess of the reduction in redeemable preferred stock over total assets divested and costs and liabilities incurred on the Prince Transactions was recorded as a decrease to accumulated deficit on the Company's condensed consolidated balance sheet at December 31, 2003, and was calculated as follows (amounts in thousands):

SERIES B & C REDEEMABLE PREFERRED STOCK:
Accreted value pre-transaction..............................  $72,184
Accreted value post-transaction.............................   16,517
                                                              -------
REDUCTION IN REDEEMABLE PREFERRED STOCK.....................   55,667
                                                              -------
ASSETS DIVESTED AND COSTS INCURRED:
PMC net assets divested.....................................    7,430
Cash paid to Palladium Investors for:
-- reduction of redeemable preferred stock..................   10,000
-- settlement of PMC intercompany debt......................    3,958
-- working capital adjustment...............................    1,331
-- closing fee..............................................      500
Transaction costs...........................................    8,310
Contingent Backstop Indemnification Amount accrued..........    4,000
                                                              -------
TOTAL ASSETS DIVESTED AND COSTS AND LIABILITIES INCURRED....   35,529
                                                              -------
EXCESS AMOUNT RECORDED AS A DECREASE TO ACCUMULATED
  DEFICIT...................................................  $20,138
                                                              =======

     PMC is included in the Company's Industrial Chemicals segment. The divestiture of PMC has not been reflected as a discontinued operation due to the existence of the Backstop Indemnification and continuing supply and service agreements.

OTHER RISKS AND UNCERTAINTIES

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     The Company has significant assets located outside of the United States, and a significant portion of the Company's sales and earnings are attributable to operations conducted abroad.

     The Company has assets located in Israel and a portion of its sales and earnings are attributable to operations conducted in Israel. The Company is affected by social, political and economic conditions affecting Israel, and any major hostilities involving Israel as well as the Middle East or curtailment of trade between Israel and its current trading partners, either as a result of hostilities or otherwise, could have a material adverse effect on the Company.

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters.

             SUMMARY CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

                                                                     THREE MONTHS ENDED
                                         YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                    ------------------------------   -------------------
                                      2004       2003       2002       2004       2003
                                    --------   --------   --------   --------   --------
Net Sales.........................  $358,274   $341,746   $328,676   $88,275    $84,950
Gross Margin......................    90,403     90,546     81,265    22,622     21,160
Selling, general and
  administrative expenses.........    66,128     65,050     70,636    16,594     15,785
Costs of non-completed
  transaction.....................     5,261         --         --        --         --
Operating income..................    19,014     25,496     10,629     6,028      5,375
Interest expense, net.............    18,488     16,196     17,724     5,221      3,691
Other expense (income), net.......      (781)     1,539      3,349        24       (585)
Net (gain) on extinguishment of
  debt............................   (23,226)        --         --        --         --
Provision for income taxes........     7,969     10,060     14,767       924        783
Income (loss) from continuing
  operations......................  $ 16,564   $ (2,299)  $(25,211)  $  (141)   $ 1,486

  COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

     Net Sales of $88.3 million increased $3.3 million, or 4%. Animal Health and Nutrition sales of $65.8 million grew $6.0 million, or 10%, due to volume increases offset in part by lower average selling prices. Specialty Chemical Group (comprised of the Industrial Chemicals, Distribution and All Other segments) sales of $22.5 million decreased $2.6 million. Excluding PMC, Specialty Chemical group sales increased by $3.1 million due to volume increases in Industrial Chemicals and All Other segments. The Specialty Chemical Group included PMC sales of $5.7 million for the 2003 quarter.

     Gross Profit of $22.6 million increased $1.5 million to 25.6% of net sales, compared with 24.9% in 2003. Animal Health and Nutrition gross profit increased due to higher sales unit volumes and lower unit costs offset in part by lower average selling prices. The Specialty Chemical Group also contributed to the improvement due to expanded sales of the Company's new copper-based wood treatment products. The Specialty Chemical Group included PMC gross profit of $1.9 million for the 2003 quarter.

     Selling, General and Administrative Expenses of $16.6 million increased $0.8 million. Expenses in the operating segments, excluding PMC, increased over the prior year due to severance accruals, higher research and development costs associated with registration trials, unfavorable foreign exchange rates and overall higher operating costs. Corporate expenses increased due to higher depreciation and amortization charges, compensation and severance costs offset partially by income of $0.2 million from the PMC advisory fee and the elimination of the Palladium management fee of $0.6 million in 2003. PMC expenses were $0.7 million for the 2003 quarter.

     Operating Income of $6.0 million increased $0.7 million to 6.8% of sales. Operating income, excluding PMC, improved in both the Animal Health and Nutrition and Specialty Chemical Group with increased gross profit offset in part by higher selling, general and administrative expenses. PMC contributed $1.2 million for the 2003 quarter offset in part by the elimination of the Palladium management fee.

     Interest Expense, Net of $5.2 million increased $1.5 million from the 2003 quarter, primarily due to higher average interest rates and also higher borrowing levels associated with the issuance of the Company's Senior Secured Notes.

     Other (Income) Expense, Net principally reflects foreign currency transaction net (gains) losses related to short-term inter-company balances and foreign currency translation (gains) losses.

     Income Taxes of $0.9 million were recorded on consolidated pre-tax income of $0.8 million. The tax rate reflects income tax provisions in profitable foreign jurisdictions and for state income taxes. A provision for U.S. federal income taxes has not been recorded due to the utilization of net operating loss carryforwards. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

  COMPARISON OF YEARS ENDED JUNE 30, 2004 AND 2003

     Net Sales of $358.3 million increased $16.5 million, or 5%. Animal Health and Nutrition sales of $265.4 million grew $14.7 million, or 6%, due to volume increases. Specialty Chemical Group sales (comprised of the Industrial Chemicals, Distribution and All Other segments) of $92.9 million increased $1.8 million, or 2%, primarily due to volume increases in all segments, offset by a decrease in PMC sales. The Specialty Chemical Group included PMC sales of $11.1 million and $22.3 million for 2004 and 2003, respectively.

     Gross Profit of $90.4 million decreased $0.1 million to 25.2% of net sales, compared with 26.5% in 2003. Animal Health and Nutrition gross profit decreased due to lower average selling prices and unfavorable currency related to the effect of the Euro on Belgium manufacturing costs. Improvements in the Specialty Chemical Group partially offset the Animal Health and Nutrition decline. The Specialty Chemical Group included PMC gross profit of $3.6 million and $6.2 million, respectively, for the fiscal 2004 and 2003 periods.

     Gross profit increased $2.0 million in the fourth quarter of 2004 due to an agreement related to the production and sale of amprolium, an anticoccidial MFA. The Company acquired the rights to sell amprolium in most international markets. In payment for the acquired rights, the Company relinquished its claims against the seller for certain purchase order commitments, and will make $2.1 million of cash payments to the seller over the next five years. The present value of these payments is $1.9 million and was recorded as a liability. The $2.4 million value of the purchase order commitments was recorded as a reduction in cost of goods sold and inventory, and an intangible asset of $4.3 million was recorded representing the fair value of the acquired rights and is included on the Company's balance sheet at June 30, 2004. The Company will amortize this intangible over a 10 year period. No amortization was recorded in 2004. Amortization expense for each of the next five years from 2005 to 2009 is expected to be $0.4 million per year.

     Selling, General and Administrative Expenses of $66.1 million increased $1.1 million. Expenses in the operating segments, excluding PMC, approximated the prior year primarily due to lower environmental and severance accruals offset in part by unfavorable foreign exchange rates. Corporate expenses in the current fiscal year reflect the elimination of the Palladium annual management fee of $2.25 million as of December 31, 2003 and income of $0.5 million from the PMC Advisory fee. Corporate expenses increased in fiscal 2004 due to higher depreciation and amortization charges and insurance costs offset by lower benefit charges. Corporate expenses in fiscal 2003 included vitamin settlement income of $3.0 million. PMC expenses were $1.3 million and $2.6 million for 2004 and 2003, respectively.

     Costs of non-completed transaction. During 2004, the Company incurred $5.3 million of costs in connection with a potential acquisition transaction that was not completed. The Company has charged the costs to expense in its 2004 results. The costs primarily consisted of professional fees for services in connection with the transaction.

     Net gain on extinguishment of debt. The Company recorded a net gain on the extinguishment of debt of $23.2 million due to the repurchase of senior subordinated notes ($16.7 million), and the repayment of Pfizer obligations ($7.6 million) offset in part by a loss on repayment of the domestic senior credit facility ($1.0 million).

     Operating Income of $19.0 million decreased $6.5 million to 5.3% of sales. The decrease was primarily due to the non-completed transaction costs described above. In addition, gross profit declined in the Animal Health and Nutrition segment but was offset in part by improved operating performance of the Specialty Chemical Group. PMC contributed $2.3 million and $3.6 million for 2004 and 2003, respectively.

     Interest Expense, Net of $18.5 million increased $2.3 million from the prior year, primarily due to higher borrowing levels and also higher average interest rates associated with the issuance of the Company's Senior Secured Notes.

     Other (Income) Expense, Net of ($0.8) million improved in comparison with $1.5 million of expense last year. During 2004, the Company's Phibro-Tech subsidiary received $1.0 million in exchange for the sale of certain assets related to the manufacture and sale of ferric chloride from its plant in Joliet, Illinois and recognized a net gain of $0.7 million. The balance of other (income) expense principally reflects foreign currency transaction net (gains) losses related to short-term inter-company balances and foreign currency translation (gains) losses.

     Income Taxes of $8.0 million were 32% of consolidated pre-tax income of $24.5 million. The tax rate reflects income tax provisions in profitable foreign jurisdictions and for state income taxes. A provision for U.S. federal income taxes has not been recorded due to the utilization of net operating loss carryforwards. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

  COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

     Net Sales of $341.7 million increased $13.1 million, or 4%. Animal Health and Nutrition sales of $250.7 million grew $11.1 million, or 5%, due to volume increases. Specialty Chemical Group sales of $91.0 million increased $2.0 million, or 2%, primarily due to volume increases in the Distribution and All Other businesses.

     Gross Profit of $90.5 million improved $9.3 million to 26.5% of net sales, compared with 24.7% in 2002. Animal Health and Nutrition gross profit improvements were responsible for the overall increase. Purchase accounting adjustments related to the MFA acquisition resulted in a $3.3 million increase to cost of goods sold in 2002. Excluding the purchase accounting adjustment, the gross profit ratio would have been 25.7% in 2002.

     Selling, General and Administrative Expenses of $65.1 million decreased $5.6 million, or 8%. Expenses declined $6.5 million in the Specialty Chemicals Group due to downsizing and restructuring of the Industrial Chemicals segment, reflecting the decline in the printed circuit board market. Industrial Chemicals included expense for additional environmental reserves and write-offs of unamortized permit fees at closed facilities of $1.0 million and $1.6 million for 2003 and 2002, respectively. Animal Health and Nutrition expenses decreased by approximately $0.4 million. Corporate expenses increased $1.3 million, primarily due to increased staff levels. Corporate expenses included a vitamin settlement income of $3.0 million and $0.7 million in 2003 and 2002, respectively, from the settlement of class action litigation against European vitamin manufacturers. Debt restructuring costs of $0.8 million, severance of $0.4 million, and expense related to a divested business of $0.2 million were also recorded in 2003. Included in 2002 was $0.4 million non-cash income to reflect the decrease in value of redeemable common stock; no amount was recorded in 2003.

     Operating Income of $25.5 million increased $14.9 million to 7.5% of sales. The improvement was due to sales growth, gross margin improvements in Animal Health and Nutrition, and operating expense reductions.

     Interest Expense, Net of $16.2 million decreased $1.5 million, compared with $17.7 million in 2002, primarily due to lower average interest rates and reduced average borrowing levels.

     Other Expense, Net of $1.5 million in fiscal 2003 improved in comparison with $3.4 million in the prior year. The expense principally reflects foreign currency transaction and translation net losses related to short-term inter-company balances.

     Income Taxes of $10.1 million were primarily due to a $5.6 million increase in valuation allowances for deferred tax assets in foreign jurisdictions where future profitability is not currently considered more likely than not, and income tax provisions in profitable foreign jurisdictions. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

  Operating Segments

     The Animal Health and Nutrition segment manufactures and markets MFAs and NFAs to the poultry, swine and cattle markets, and includes the operations of the Phibro Animal Health business unit, Prince AgriProducts, Koffolk (1949) Ltd. and Planalquimica. The Industrial Chemicals segment manufacturers and markets specialty chemicals for use in the pressure treated wood, brick, glass, and chemical industries, and includes Phibro-Tech and PMC. The Distribution segment markets a variety of specialty chemicals, and includes PhibroChem and Ferro operations. The All Other segment includes contract manufacturing of crop protection chemicals, Wychem and all other operations. Due to the divestiture of PMC in December 2003, PMC's results are shown separately for comparability.

                                                                     THREE MONTHS ENDED
                                         YEAR ENDED JUNE 30,              SEPT. 30,
                                    ------------------------------   -------------------
                                      2004       2003       2002       2004       2003
                                    --------   --------   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
NET SALES:
  Animal Health & Nutrition.......  $265,421   $250,706   $239,602   $65,806    $59,841
  Industrial Chemicals -- ex
     PMC..........................    31,135     26,465     29,403     8,393      6,299
  Industrial Chemicals -- PMC.....    11,118     22,332     21,451        --      5,683
  Distribution....................    30,861     30,072     27,852     7,661      7,939
  All other.......................    19,739     12,171     10,368     6,415      5,188
                                    --------   --------   --------   -------    -------
                                    $358,274   $341,746   $328,676   $88,275    $84,950
                                    ========   ========   ========   =======    =======
OPERATING INCOME:
  Animal Health & Nutrition.......  $ 33,307   $ 38,472   $ 28,298   $ 7,815    $ 6,900
  Industrial Chemicals -- ex
     PMC..........................       621     (5,434)   (10,964)      773       (391)
  Industrial Chemicals -- PMC.....     2,278      3,579      3,640        --      1,213
  Distribution....................     2,900      3,207      2,345       864        841
  All other.......................     2,301        620      1,164       705        669
  Corporate expenses and
     adjustments..................   (22,393)   (14,948)   (13,854)   (4,129)    (3,857)
                                    --------   --------   --------   -------    -------
                                    $ 19,014   $ 25,496   $ 10,629   $ 6,028    $ 5,375
                                    ========   ========   ========   =======    =======

  OPERATING SEGMENTS COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2004 AND
  2003

  Animal Health and Nutrition

     Net Sales of $65.8 million increased $6.0 million, or 10%. MFA net sales increased by $2.4 million. Revenues were higher primarily for antibacterials and antibiotics but were offset in part by lower sales of anticoccidials. The increase in MFA revenues was due to higher unit volumes and favorable currency effect on international sales offset in part by lower average selling prices. NFA net sales increased by $3.6 million principally due to volume increases in trace mineral premixes and other feed ingredients.

     Operating Income of $7.8 million increased $0.9 million, or 13%. Operating income improved due to higher sales unit volumes and lower unit costs offset in part by lower average selling prices and increased selling, general and administrative expenses.

  Specialty Chemicals

     Industrial Chemicals net sales of $8.4 million, excluding PMC, increased $2.1 million, or 33%. Sales of copper-related products to the wood treatment markets increased due to the introduction of new copper based wood treatment products. PMC, divested in December 2003, generated revenues of $5.7 million for the 2003 quarter. Operating income, excluding PMC, of $0.8 million improved by $1.2 million from the 2003 quarter. This improvement was due to new product introductions and savings from previously implemented headcount reductions and facility restructurings in Phibro-Tech operations. PMC provided operating income of $1.2 million for the 2003 quarter.

     Distribution net sales of $7.7 million decreased $0.3 million, or 4%. Lower sales volumes in Europe were offset in part by higher domestic unit volumes and slightly higher average selling prices. Distribution operating income of $0.9 million approximated the prior period. As a percentage of sales, operating income was 11% in both 2004 and 2003 quarters.

     All Other net sales of $6.4 million increased $1.2 million, or 24%. Revenues for contract manufacturing increased $0.7 million due to increased volumes and average selling prices. Revenues from specialized lab projects and formulations increased $0.5 million over the prior period. Operating income of $0.7 million improved slightly from the prior period due to higher margins on specialized lab projects and formulations.

  OPERATING SEGMENTS COMPARISON OF YEARS ENDED JUNE 30, 2004 AND 2003

  Animal Health and Nutrition

     Net Sales of $265.4 million increased $14.7 million, or 6%. Medicated Feed Additives net sales decreased by $7.8 million. Revenues were lower primarily for anticoccidials but were offset in part by higher sales of other medicated feed additives. Sales of anticoccidial products were $7.1 million lower due to contract negotiations with a major customer that were completed in the fourth quarter of 2004. The decrease in MFA revenues also was due to lower average selling prices offset in part by favorable currency effect on international sales. Nutritional Feed Additives net sales increased by $22.5 million, principally due to volume increases in core inorganic minerals, trace mineral premixes and other ingredients.

     Operating Income of $33.3 million decreased $5.2 million, or 13%. Operating income declined due to product mix, higher cost of goods reflecting the stronger Euro's effect on Belgian manufacturing cost and unfavorable currency effects on international selling, general and administrative expense. Lower average selling prices also contributed to the decrease. Operating income increased $2.0 million in the fourth quarter of 2004 due to an agreement related to the production and sale of amprolium, an anticoccidial MFA.

  Specialty Chemicals

     Industrial Chemicals net sales of $31.1 million, excluding PMC, increased $4.7 million, or 18%. Sales of copper related products to the wood treatment markets increased due to the introduction of new copper based wood treatment chemicals which offset the divestiture of the Company's Eastern United States etchant business in mid 2003. The Company continues its existing etchant business at one remaining facility. PMC, divested in December 2003, generated revenues of $11.1 million and $22.3 million for 2004 and 2003, respectively. Operating income of $0.6 million improved by $6.1 million from the prior year. This improvement was due to new product introductions and savings from headcount reductions and facility restructurings in Phibro-Tech operations. PMC provided operating income of $2.3 million and $3.6 million for 2004 and 2003, respectively.

     Distribution net sales of $30.9 million increased $0.8 million, or 3%. Higher sales volumes in Europe were offset in part by lower domestic unit volumes and lower average selling prices. Distribution operating income of $2.9 million decreased $0.3 million from the prior year. As a percentage of sales, operating income was 9% and 11% in 2004 and 2003, respectively.

     All Other net sales of $19.7 million increased $7.6 million, or 62%. Revenues for contract manufacturing increased $7.6 million due to increased volumes and average selling prices. Specialized lab projects and formulations approximated the prior year. Operating income of $2.3 million improved by $1.7 million from the prior year due to higher revenues and increased margins on contract manufacturing.

  OPERATING SEGMENTS COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

  Animal Health and Nutrition

     Net Sales of $250.7 million increased $11.1 million, or 5%. Medicated Feed Additives net sales increased by $6.7 million. Revenues were higher for antibacterials, antibiotics and anticoccidials but were offset in part by lower sales of anthelmintics and other medicated feed additives. The increased revenues were due to volume increases offset in part by lower average selling prices, including the effect of currency devaluations in Latin America. Nutritional Feed Additives net sales increased by $4.4 million, principally due to volume increases in core inorganic minerals, trace mineral premixes and other ingredients.

     Operating Income of $38.5 million increased $10.2 million, or 36%. Purchase accounting adjustments relating to inventory in the MFA acquisition resulted in a $3.3 million increase to 2002 cost of goods sold. The operating income ratio increased to 15% in 2003 from 13% in 2002 (excluding the purchase accounting adjustments). The improvement in operating income resulted from increased sales of higher margin products and close control of operating expenses.

  Specialty Chemicals

     Industrial Chemicals net sales of $26.5 million, excluding PMC, decreased $2.9 million, or 10%. Industrial Chemicals net sales decreased due to the divestiture of the Company's Eastern United States etchant business in mid-fiscal 2003 and reduced sales of etchants to the printed circuit board market. PMC, divested in December 2003, generated revenues of $22.3 million and $21.5 million for fiscal periods 2003 and 2002, respectively. Industrial Chemicals operating loss of $5.4 million improved by $5.5 million from the year earlier loss. The improvement principally was due to the partial disposal during 2003 of the ammoniacal etchant business and savings from headcount reductions and facility restructurings. The gain on the transaction was not material. PMC provided operating income of $3.6 million in each of the 2003 and 2002 fiscal periods.

     Distribution net sales of $30.1 million increased $2.2 million, or 8%. Higher sales volumes in Europe and improved product mix in domestic operations accounted for the increase. Distribution operating income of $3.2 million increased $0.9 million, or 37%. As a percentage of sales, operating income increased to 11% in 2003 from 8% in 2002. The improvement in operating income margins resulted principally from increased sales of higher margin products.

     All Other net sales of $12.2 million increased $1.8 million, or 17%. Revenues for contract manufacturing increased $2.4 million due to increased volumes. Revenues from specialized lab projects and formulations declined $0.6 million. Operating income of $0.6 million decreased primarily due to specialized lab projects and formulations.

DISCONTINUED OPERATIONS

     In August 2003, the Company divested Mineral Resource Technologies, Inc and shutdown its operations at La Cornubia. These businesses have been classified as discontinued operations. The Company's consoli-dated financial statements have been reclassified to report separately the operating results and cash flows of the discontinued operations.

                                                                  THREE MONTHS
                                                            ENDED SEPTEMBER 30, 2003
                                                          -----------------------------
                                                           MRT     LA CORNUBIA   TOTAL
                                                          ------   -----------   ------
Net Sales...............................................  $3,327     $2,220      $5,577
                                                          ======     ======      ======
Operating Loss..........................................  $ (124)    $ (372)     $ (496)
Interest Expense, net...................................      --         16          16
Other Expense (Income), net.............................      --        (50)        (50)
Provision (benefit) for income tax......................      --         --          --
                                                          ------     ------      ------
Net Income (Loss) from discontinued operations..........  $ (124)    $ (338)     $ (462)
                                                          ======     ======      ======
Depreciation & Amortization.............................  $   --     $  100      $  100
                                                          ======     ======      ======

     Mineral Resource Technologies, Inc. ("MRT"). In August 2003, the Company divested MRT for net proceeds, after transaction costs, of approximately $13.8 million. MRT was included in the Company's All Other segment.

     La Cornubia. On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA ("La Cornubia"), filed for bankruptcy under the insolvency laws of France. The Company believes that, as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France. The Company does not believe that La Cornubia's bankruptcy filing, nor the possible bankruptcy filing by LC Holding, will have a material adverse effect on its financial condition or results of operations.

     During fiscal 2004, the Company shutdown its operations at La Cornubia. During fiscal 2003, the Company shutdown or divested Odda Smelteverk (Norway), Carbide Industries (U.K.), and Mineral Resource Technologies, Inc. These businesses have been classified as discontinued operations. The Company's consolidated financial statements have been reclassified to report separately the operating results, financial position, and cash flows of the discontinued operations. Prior year financial statements have been reclassified to conform to the 2004 presentation.

                                                      YEAR ENDED JUNE 30, 2004
                                            ---------------------------------------------
                                            LA CORNUBIA   ODDA/CARBIDE    MRT      TOTAL
                                            -----------   ------------   ------   -------
Net Sales.................................    $13,918        $  --       $3,327   $17,245
                                              =======        =====       ======   =======
Operating Loss............................    $(1,491)       $  --       $ (124)  $(1,615)
Interest Expense, net.....................         94                                  94
Other Expense (Income), net...............       (102)          --           --      (102)
Provision (benefit) for income tax........         18           --           --        18
                                              -------        -----       ------   -------
Net Income (Loss) from discontinued
  operations..............................    $(1,501)       $  --       $ (124)  $(1,625)
                                              =======        =====       ======   =======
Depreciation & Amortization...............    $   400        $  --       $   --   $   400
                                              =======        =====       ======   =======

                                                     YEAR ENDED JUNE 30, 2003
                                          -----------------------------------------------
                                          LA CORNUBIA   ODDA/CARBIDE     MRT      TOTAL
                                          -----------   ------------   -------   --------
Net Sales...............................    $13,479       $ 11,217     $18,671   $ 43,367
                                            =======       ========     =======   ========
Operating Loss..........................    $  (359)      $(13,462)    $(3,454)  $(17,275)
Interest Expense, net...................         60                                    60
Other Expense (Income), net.............       (389)        (2,327)         --     (2,716)
Provision (benefit) for income tax......         16             58          --        (42)
                                            -------       --------     -------   --------
Net Income (Loss) from discontinued
  operations............................    $   (46)      $(11,077)    $(3,454)  $(14,577)
                                            =======       ========     =======   ========
Depreciation & Amortization.............    $   359       $    894     $ 1,309   $  2,562
                                            =======       ========     =======   ========

                                                     YEAR ENDED JUNE 30, 2002
                                          -----------------------------------------------
                                          LA CORNUBIA   ODDA/CARBIDE     MRT      TOTAL
                                          -----------   ------------   -------   --------
Net Sales...............................    $11,873       $ 31,219     $17,045   $ 60,137
                                            =======       ========     =======   ========
Operating Loss..........................    $  (912)      $(27,709)    $(2,930)  $(31,551)
Interest Expense, net...................         78                                    78
Other Expense (Income), net.............       (263)        (3,699)                (3,962)
Provision (benefit) for income tax......         62         (1,170)         --     (1,108)
                                            -------       --------     -------   --------
Net Income (Loss) from discounted
  operations............................    $  (789)      $(22,840)    $(2,930)  $(26,559)
                                            =======       ========     =======   ========
Depreciation & Amortization.............    $   325       $ 17,676     $ 1,192   $ 19,193
                                            =======       ========     =======   ========

     Odda and Carbide. During fiscal 2003, the Company determined that it would permanently shutdown and no longer fund the operations of Odda. On February 28, 2003, Odda filed for bankruptcy in Norway. The bankruptcy is proceeding in accordance with Norwegian law. The Company removed all assets, liabilities (except as noted below), and cumulative translation adjustments related to Odda from the Company's consolidated balance sheet as of June 30, 2003, and recorded the net result as a loss on disposal of discontinued operations. The Company has been advised that, as a result of the bankruptcy, the creditors of Odda have recourse only to the assets of Odda, except in the case of certain debt guaranteed by the Company. During fiscal 2004, the Company paid the remaining guaranteed debt of $5.7 million. The Company has been advised by Norwegian counsel that it has obtained the benefit of the banks' position as a secured creditor upon payment pursuant to the guarantees. During fiscal 2003, the Company sold Carbide, previously a distributor for one of Odda's product lines. Proceeds from the divestiture were not material. Odda was included in the Company's Industrial Chemicals segment and Carbide was included in the Company's Distribution segment.

     The Company recorded a $0.7 million loss on disposal of Odda and Carbide during fiscal 2003. The loss primarily related to the write-off of Odda's remaining net assets, including the related cumulative currency translation adjustment.

LIQUIDITY AND CAPITAL RESOURCES

     Net Cash Provided by Operating Activities. Cash provided by operations for the three months ended September 30, 2004 and 2003 was $2.4 million and $1.3 million, respectively. Cash provided was due to income from continuing operations offset in part by working capital requirements. The Company is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost as part of a strategic review of its manufacturing capabilities. Cash provided by operations for fiscal 2004 and 2003 was $2.9 million and $34.7 million, respectively. Cash provided in fiscal 2004 was due to income from continuing operations offset in part by working capital requirements. In addition, payment of the Pfizer obligations (shown in financing activities) eliminated additional working capital requirements that otherwise would have been necessary. Cash provided in fiscal 2003 was due to improved income from continuing operations and aggressive working capital management. The Company incurred $5.3 million of costs for a non-completed acquisition transaction and paid approximately $1.4 million of these charges in fiscal 2004.

     Net Cash Provided (Used) by Investing Activities. Net cash provided (used) by investing activities for the three months ended September 30, 2004 and 2003 was ($1.7) million and $13.2 million, respectively. Capital expenditures of $1.7 million and $0.9 million for the three months ended September 30, in 2004 and 2003, respectively, were for new product capacity, for maintaining the Company's existing asset base and for environmental, health and safety projects. Discontinued operations, primarily from the sale of MRT, provided funds of $14.0 million in the three months ended September 30, 2003. Net cash provided (used) by investing activities for fiscal 2004 and 2003 was $9.1 million and ($4.0) million, respectively. Discontinued operations, primarily from the sale of MRT, provided funds of $14.9 million in fiscal 2004. Discontinued operations provided $1.4 million in fiscal 2003. Capital expenditures of $6.2 million and $8.6 million for fiscal 2004 and 2003, respectively, were for new product capacity, for maintaining the Company's existing asset base and for environmental, health and safety projects. Proceeds from sales of fixed assets and other investing activities accounted for the remainder of cash provided by investing activities in fiscal 2004.

     Net Cash Provided (Used) by Financing Activities. Net cash provided (used) by financing activities for the three months ended September 30, 2004 and 2003 was ($0.4) million and $1.1 million, respectively. Short-term debt increased due to a $0.3 million increase in the domestic senior credit facility. Proceeds from long-term debt and payments of long-term debt, net used $0.4 million of funds and primarily reflect the borrowing activity of Koffolk Israel. Net cash (used) by financing activities for fiscal 2004 and 2003 was ($17.8) million and ($26.4) million, respectively. Short-term debt decreased due to the reduction of the domestic senior credit facility of $21.2 million, debt payments related to Odda of $5.7 million and by other increases of $0.1 million in fiscal 2004. Proceeds from long-term debt reflect the issuance of $105.0 million Senior Secured Notes and an increase of $4.6 million in foreign bank loans in fiscal 2004. Payments of long-term debt primarily reflect the retirement of Senior Subordinated Notes in fiscal 2004. Payments of the Pfizer obligations, the Prince transactions and costs related to the refinancing account for the remainder of funds used by financing activities in fiscal 2004.

     Working Capital and Capital Expenditures. Working capital as of September 30, 2004 was $57.7 million compared to $54.4 million at fiscal year end June 30, 2004, an increase of $3.0 million. The Company is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost as part of a strategic review of its manufacturing capabilities. The fiscal 2005 increase in working capital primarily was due to higher inventory levels.

     The Company anticipates spending approximately $8.0 million for capital expenditures in fiscal 2005, primarily to cover the Company's asset replacement needs, to improve processes, and for environmental and regulatory compliance, subject to the availability of funds.

     Liquidity. At September 30, 2004, the amount of credit extended under the Company's domestic senior credit facility totaled $11.3 million under the working capital facility and $8.7 million under the letter of credit facility, and the Company had $6.2 million available under the working capital facility. In addition, certain of the Company's foreign subsidiaries also had availability totaling $5.1 million under their respective loan agreements. As of September 24, 2004, the Company amended its domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities to $32.5 million; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17.5 million; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5.3 million for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336,000; and (v) establish covenant EBITDA levels for the periods ending after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and
(iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for item (v).

     The domestic senior credit facility contains a lock-box requirement and a material adverse change clause should an event of default (as defined in the agreement) occur. Accordingly, the amounts outstanding have been classified as short-term and are included in loans payable to banks in the condensed consolidated balance sheet.

     The Company's ability to fund its operating plan depends upon the continued availability of borrowing under its domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under the domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's fiscal 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005 related to its senior secured and senior subordinated notes. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that likely would be available. The Company also has undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future flexibility and reduce cost. There can be no assurance the Company will be successful in any of the above-noted actions.

     The Company's contractual obligations (in millions) at September 30, 2004 mature as follows:

                                                                YEARS
                                        ------------------------------------------------------
                                        WITHIN 1   OVER 1 TO 3   OVER 3 TO 5   OVER 5   TOTAL
                                        --------   -----------   -----------   ------   ------
Loans payable to banks................   $11.3        $  --        $   --       $ --    $ 11.3
Long-term debt (including current
  portion)............................     1.0          4.1         153.9         --     159.0
Interest payments.....................    19.3         38.4          12.7         --      70.4
Lease commitments.....................     1.4          2.6           2.0        2.2       8.2
Acquisition of rights.................     0.6          0.8           0.4         --       1.8
                                         -----        -----        ------       ----    ------
  Total contractual obligations.......   $33.6        $45.9        $169.0       $2.2    $250.7
                                         =====        =====        ======       ====    ======

     The Company's contractual obligations (in millions) at September 30, 2004, as adjusted to give effect to the additional notes issued in December 2004, mature as follows:

                                                                YEARS
                                        ------------------------------------------------------
                                        WITHIN 1   OVER 1 TO 3   OVER 3 TO 5   OVER 5   TOTAL
                                        --------   -----------   -----------   ------   ------
Loans payable to banks................   $  --        $  --        $   --       $ --    $   --
Long-term debt (including current
  portion)............................     1.0          4.1         176.3         --     181.4
Interest payments.....................    22.2         44.2          13.2         --      79.6
Lease commitments.....................     1.4          2.6           2.0        2.2       8.2
Acquisition of rights.................     0.6          0.8           0.4         --       1.8
                                         -----        -----        ------       ----    ------
  Total contractual obligations.......   $25.2        $51.7        $191.9       $2.2    $271.0
                                         =====        =====        ======       ====    ======

SUPPLEMENTAL INFORMATION (UNAUDITED)

     The Company shutdown Odda and divested Carbide during fiscal 2003, sold MRT in August 2003, and shutdown La Cornubia in June 2004. These businesses have been classified as discontinued operations. The Company's consolidated financial statements have been reclassified to report separately the operating results, financial position, and cash flows of the discontinued operations. In addition, the Company completed the Prince Transactions in December 2003, including the divestiture of PMC and the termination of management fees to the Palladium Investors.

     To facilitate quarterly comparisons, the following unaudited statements present the quarterly operating results of continuing operations, for the years ended June 30, 2004, 2003 and 2002. Amounts are in thousands.

                                                               QUARTERS ENDED                   YEAR
                                                  -----------------------------------------    ENDED
                                                  SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   JUN. 30,
                                                    2003       2003       2004       2004       2004
                                                  --------   --------   --------   --------   --------
NET SALES:
  Animal Health & Nutrition.....................  $59,841    $ 68,687   $64,819    $72,074    $265,421
  Industrial Chemicals -- ex PMC................    6,299       6,244    10,000      8,592      31,135
  Industrial Chemicals -- PMC...................    5,683       5,435        --         --      11,118
  Distribution..................................    7,939       7,656     7,916      7,350      30,861
  All Other.....................................    5,188       4,518     4,302      5,731      19,739
                                                  -------    --------   -------    -------    --------
     Total net sales............................   84,950      92,540    87,037     93,747     358,274
Cost of goods sold..............................   63,790      69,991    63,843     70,247     267,871
                                                  -------    --------   -------    -------    --------
     Gross profit...............................   21,160      22,549    23,194     23,500      90,403
Selling, general and administrative expenses....   15,785      16,824    16,165     17,354      66,128
Costs of non-completed transaction..............       --          --        --      5,261       5,261
                                                  -------    --------   -------    -------    --------
OPERATING INCOME (LOSS):
  Animal Health & Nutrition.....................    6,900       7,655     8,370     10,382      33,307
  Industrial Chemicals -- ex PMC................     (391)       (287)    1,136        163         621
  Industrial Chemicals -- PMC...................    1,213       1,065        --         --       2,278
  Distribution..................................      841         692       789        578       2,900
  All Other.....................................      669         657       557        418       2,301
  Corporate Expenses............................   (3,377)     (4,132)   (4,116)    (9,729)    (21,354)
  Eliminations..................................       82         638       293       (927)         86
  Palladium management fee......................     (562)       (563)       --         --      (1,125)
                                                  -------    --------   -------    -------    --------
     Total operating income (loss)..............    5,375       5,725     7,029        885      19,014
OTHER:
  Interest expense..............................    3,933       4,549     4,918      5,218      18,618
  Interest (income).............................     (242)        168       (43)       (13)       (130)
  Other expense, net............................     (585)        127      (131)      (192)       (781)
  Net (gain) on extinguishment of debt..........       --     (23,226)       --         --     (23,226)
                                                  -------    --------   -------    -------    --------
     Income (loss) from continuing operations
       before income taxes......................    2,269      24,107     2,285     (4,128)     24,533
Provision for income taxes......................      783       2,880     2,209      2,097       7,969
                                                  -------    --------   -------    -------    --------
     Income/(loss) from continuing operations...    1,486      21,227        76     (6,225)     16,564
DISCONTINUED OPERATIONS:
  Income (loss) from operations.................     (462)         59      (471)      (751)     (1,625)
  Gain (loss) on disposal.......................      231          --        --     (2,320)     (2,089)
                                                  -------    --------   -------    -------    --------
     Net income/(loss)..........................  $ 1,255    $ 21,286   $  (395)   $(9,296)   $ 12,850
                                                  =======    ========   =======    =======    ========
DEPRECIATION AND AMORTIZATION FROM CONTINUING
  OPERATIONS:
  Animal Health & Nutrition.....................  $ 2,029    $  2,059   $ 2,086    $ 2,089    $  8,263
  Industrial Chemicals -- ex PMC................      406         395       403        432       1,636
  Industrial Chemicals -- PMC...................      243         244        --         --         487
  Distribution..................................        3           4         3          1          11
  All Other.....................................      115          98       105        101         419
  Corporate Expenses............................      372         576       660        759       2,367
                                                  -------    --------   -------    -------    --------
     Total depreciation and amortization........  $ 3,168    $  3,376   $ 3,257    $ 3,382    $ 13,183
                                                  =======    ========   =======    =======    ========

                                                          QUARTERS ENDED                   YEAR
                                             -----------------------------------------    ENDED
                                             SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   JUN. 30,
                                               2002       2002       2003       2003       2003
                                             --------   --------   --------   --------   --------
NET SALES:
  Animal Health & Nutrition................  $59,976    $ 66,650   $62,675    $61,405    $250,706
  Industrial Chemicals -- ex PMC...........    8,138       5,946     6,449      5,932      26,465
  Industrial Chemicals -- PMC..............    5,756       5,285     5,743      5,548      22,332
  Distribution.............................    8,096       7,197     7,612      7,167      30,072
  All Other................................    1,711       2,190     3,793      4,477      12,171
                                             -------    --------   -------    -------    --------
     Total net sales.......................   83,667      87,268    86,272     84,529     341,746
Cost of goods sold.........................   61,638      63,366    63,306     62,890     251,200
                                             -------    --------   -------    -------    --------
     Gross profit..........................   22,039      23,902    22,966     21,639      90,546
Selling, general and administrative
  expenses.................................   15,544      15,874    17,496     16,136      65,050
OPERATING INCOME (LOSS):
  Animal Health & Nutrition................    9,420      11,593     8,902      8,557      38,472
  Industrial Chemicals -- ex PMC...........   (1,035)     (1,815)   (1,555)    (1,029)     (5,434)
  Industrial Chemicals -- PMC..............    1,127         901       839        712       3,579
  Distribution.............................      750         802       900        755       3,207
  All Other................................       13         245       356          6         620
  Corporate Expenses.......................   (3,051)     (3,440)   (3,324)    (2,905)    (12,720)
  Eliminations.............................     (167)        305       (86)       (30)         22
  Palladium management fee.................     (562)       (563)     (562)      (563)     (2,250)
                                             -------    --------   -------    -------    --------
     Total operating income (loss).........    6,495       8,028     5,470      5,503      25,496
OTHER:
  Interest expense.........................    4,489       3,641     3,958      4,193      16,281
  Interest (income)........................     (126)         31       (39)        49         (85)
  Other expense, net.......................    1,155         235       201        (52)      1,539
                                             -------    --------   -------    -------    --------
     Income (loss) from continuing
       operations before income taxes......      977       4,121     1,350      1,313       7,761
Provision for income taxes.................      432       1,409       599      7,620      10,060
                                             -------    --------   -------    -------    --------
     Income/(loss) from continuing
       operations..........................      545       2,712       751     (6,307)     (2,299)
DISCONTINUED OPERATIONS:
  Income (loss) from operations............     (702)    (10,547)   (1,681)    (1,647)    (14,577)
  Gain (loss) on disposal..................       --          --    (1,342)       659        (683)
                                             -------    --------   -------    -------    --------
     Net income/(loss).....................  $  (157)   $ (7,835)  $(2,272)   $(7,295)   $(17,559)
                                             =======    ========   =======    =======    ========
DEPRECIATION AND AMORTIZATION FROM
  CONTINUING OPERATIONS:
  Animal Health & Nutrition................  $ 1,892    $  1,920   $ 1,890    $ 1,988    $  7,690
  Industrial Chemicals -- ex PMC...........      587         699       498        164       1,948
  Industrial Chemicals -- PMC..............      232         239       240        245         956
  Distribution.............................        3           3         2          4          12
  All Other................................       87          90        94         93         364
  Corporate Expenses.......................      355         395       405        399       1,554
                                             -------    --------   -------    -------    --------
     Total depreciation and amortization...  $ 3,156    $  3,346   $ 3,129    $ 2,893    $ 12,524
                                             =======    ========   =======    =======    ========

                                                          QUARTERS ENDED                   YEAR
                                             -----------------------------------------    ENDED
                                             SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   JUN. 30,
                                               2001       2001       2002       2002       2002
                                             --------   --------   --------   --------   --------
NET SALES:
  Animal Health & Nutrition................  $57,943    $63,156    $59,378    $ 59,125   $239,602
  Industrial Chemicals -- ex PMC...........    6,591      6,253      7,258       9,301     29,403
  Industrial Chemicals -- PMC..............    5,062      5,218      5,418       5,753     21,451
  Distribution.............................    7,590      6,640      6,753       6,869     27,852
  All Other................................    2,377      2,448      2,595       2,948     10,368
                                             -------    -------    -------    --------   --------
     Total net sales.......................   79,563     83,715     81,402      83,996    328,676
Cost of goods sold.........................   59,592     60,128     60,885      66,806    247,411
                                             -------    -------    -------    --------   --------
     Gross profit..........................   19,971     23,587     20,517      17,190     81,265
Selling, general and administrative
  expenses.................................   16,431     17,614     17,577      19,014     70,636
OPERATING INCOME (LOSS):
  Animal Health & Nutrition................    7,365     10,259      6,246       4,428     28,298
  Industrial Chemicals -- ex PMC...........   (2,759)    (2,160)    (1,175)     (4,870)   (10,964)
  Industrial Chemicals -- PMC..............      821        588      1,058       1,173      3,640
  Distribution.............................      612        544        496         693      2,345
  All Other................................      214        367        108         475      1,164
  Corporate Expenses.......................   (2,204)    (2,708)    (2,733)     (3,746)   (11,391)
  Eliminations.............................       53       (354)      (498)        586       (213)
  Palladium management fee.................     (562)      (563)      (562)       (563)    (2,250)
                                             -------    -------    -------    --------   --------
     Total operating income (loss).........    3,540      5,973      2,940      (1,824)    10,629
OTHER:
  Interest expense.........................    4,596      4,660      4,590       4,224     18,070
  Interest (income)........................      (65)      (231)        (6)        (44)      (346)
  Other expense, net.......................    1,263        753        368         965      3,349
                                             -------    -------    -------    --------   --------
     Income (loss) from continuing
       operations before income taxes......   (2,254)       791     (2,012)     (6,969)   (10,444)
Provision for income taxes.................     (197)     1,203      1,264      12,497     14,767
                                             -------    -------    -------    --------   --------
     Income/(loss) from continuing
       operations..........................   (2,057)      (412)    (3,276)    (19,466)   (25,211)
DISCONTINUED OPERATIONS:
  Income (loss) from operations............     (308)    (1,287)    (5,796)    (19,168)   (26,559)
  Gain (loss) on disposal..................       --         --         --          --         --
                                             -------    -------    -------    --------   --------
     Net income/(loss).....................  $(2,365)   $(1,699)   $(9,072)   $(38,634)  $(51,770)
                                             =======    =======    =======    ========   ========
DEPRECIATION AND AMORTIZATION FROM
  CONTINUING OPERATIONS:
  Animal Health & Nutrition................  $ 1,810    $ 1,589    $ 1,996    $  2,043   $  7,438
  Industrial Chemicals -- ex PMC...........      633        579        609         748      2,569
  Industrial Chemicals -- PMC..............      242        240        242         242        966
  Distribution.............................        7         (1)         3           3         12
  All Other................................       81         78         80          82        321
  Corporate Expenses.......................      264        268        263         254      1,049
                                             -------    -------    -------    --------   --------
     Total depreciation and amortization...  $ 3,037    $ 2,753    $ 3,193    $  3,372   $ 12,355
                                             =======    =======    =======    ========   ========

CRITICAL ACCOUNTING POLICIES

     Critical accounting policies are those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

     The Company's significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period they are determined to be necessary. Actual results could differ from those estimates. Following are some of the Company's critical accounting policies impacted by judgments, assumptions and estimates.

  REVENUE RECOGNITION

     Revenues are recognized when title to products and risk of loss are transferred to customers. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations. Net sales are comprised of total sales billed, less reductions for returned goods, trade discounts and customer allowances.

  LITIGATION

     The Company is subject to legal proceedings and claims arising out of the normal course of business. The Company routinely assesses the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable losses. A determination of the amount of the reserves required for these contingencies is based on an analysis of the various issues, historical experience, other third party judgments and outside specialists, where required. The required reserves may change in the future due to new developments in each matter. For further discussion, see Note 15 to the Consolidated Financial Statements.

  ENVIRONMENTAL MATTERS

     The Company determines the costs of environmental remediation of its facilities and formerly owned properties on the basis of current law and existing technologies. Uncertainties exist in these evaluations primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and evolving technologies. The liabilities are adjusted periodically as remediation efforts progress or as additional information becomes available. The Company has recorded liabilities of $2.9 million at September 30, 2004 for such activities.

  LONG LIVED ASSETS

     Long-lived assets, including plant and equipment, and other intangible assets are reviewed for impairment when events or circumstances indicate that a diminution in value may have occurred, based on a comparison of undiscounted future cash flows to the carrying amount of the long-lived asset. If the carrying amount exceeds undiscounted future cash flows, an impairment charge is recorded based on the difference between the carrying amount of the asset and its fair value.

     The assessment of potential impairment for a particular asset or set of assets requires certain judgments and estimates by the Company, including the determination of an event indicating impairment; the future cash flows to be generated by the asset, including the estimated life of the asset and likelihood of alternative courses of action; the risk associated with those cash flows; and the Company's cost of capital or discount rate to be utilized.

  USEFUL LIVES OF LONG-LIVED ASSETS

     Useful lives of long-lived assets, including plant and equipment and other intangible assets are based on management's estimates of the periods that the assets will be productively utilized in the revenue-generation process. Factors that affect the determination of lives include prior experience with similar assets and product life expectations and management's estimate of the period that the assets will generate revenue.

  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) and average methods for most inventories. The determination of market value to compare to cost involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded for inventory determined to be damaged, obsolete, or otherwise unsaleable.

  INCOME TAXES

     Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities. The Company records a valuation allowance on deferred tax assets when appropriate to reflect the expected future tax benefits to be realized. In determining the appropriate valuation allowance, certain judgments are made relating to recoverability of deferred tax assets, use of tax loss carryforwards, level of expected future taxable income and available tax planning strategies. These judgments are routinely reviewed by management. For further discussion, see Note 14 to the Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

     There were no new accounting policies issued during the quarter ended September 30, 2004 which would result in a material impact on the Company's financial statements.

EFFECT OF INFLATION; FOREIGN CURRENCY EXCHANGE RATES

     Inflation generally affects the Company by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on the Company's business over the last two years.

     The Company's substantial foreign operations expose it to risk of exchange rate fluctuations. Financial position and results of operations of the Company's international subsidiaries generally are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in shareholders' equity. Income statement accounts are translated at the average rates of exchange prevailing during the year.

     A business unit of Koffolk and all of Planalquimica operate primarily in U.S. dollars. The U.S. dollar is designated as the functional currency for these businesses and translation gains and losses are included in determining net income or loss.

     Foreign currency transaction gains and losses primarily arise from short-term intercompany balances. Net foreign currency transaction and translation (gains) losses were ($116), $789 and $3,385 for fiscal 2004, 2003 and 2002, respectively, and were included in other expense, net in the consolidated statements of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     In the normal course of operations, the Company is exposed to market risks arising from adverse changes in interest rates, foreign currency exchange rates, inflation and commodity prices. As a result, future earnings, cash flows and fair values of assets and liabilities are subject to uncertainty. The Company uses, from time to time, foreign currency forward contracts as a means of hedging exposure to foreign currency risks. The Company also utilizes, on a limited basis, certain commodity derivatives, primarily on copper used in its manufacturing processes, to hedge the cost of its anticipated purchase requirements. The Company does not utilize derivative instruments for trading purposes. The Company does not hedge its exposure to market risks in a manner that completely eliminates the effects of changing market conditions on earnings, cash flows and fair values. The Company monitors the financial stability and credit standing of its major counterparties.

  INTEREST RATE RISK

     The Company uses sensitivity analysis to assess the market risk of its debt-related financial instruments and derivatives. Market risk is defined for these purposes as the potential change in the fair value resulting from an adverse movement in interest rates.

     The Company's debt portfolio is comprised of fixed rate and variable rate debt of approximately $170.2 million as of September 30, 2004. Approximately 10% of the debt is variable and would be interest rate sensitive. For further details, see Note 9, to the Consolidated Financial Statements of the Company appearing elsewhere herein.

     For the purposes of the sensitivity analysis, an immediate 10% change in interest rates would not have a material impact on the Company's cash flows and earnings over a one year period.

     As of June 30, 2004, the fair value of the Company's senior secured and subordinated notes are estimated based on quoted market rates at $158 million and the related carrying amount is $153 million.

  FOREIGN CURRENCY EXCHANGE RATE RISK

     A significant portion of the financial results of the Company is derived from activities conducted outside the U.S. and denominated in currencies other than the U.S. dollar. Because the financial results of the Company are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies in relation to the U.S. dollar. Exchange rate risks are reduced, however, by the diversity of the Company's foreign operations and the fact that international activities are not concentrated in any single non-U.S. currency. Short-term exposures to changing foreign currency exchange rates are primarily due to operating cash flows denominated in foreign currencies. From time to time, the Company may cover known and anticipated operating exposures by using purchased foreign currency exchange option and forward contracts. The primary currencies for which the Company has foreign currency exchange rate exposure are the Euro, the Brazilian Real, and Japanese yen.

     The Company uses sensitivity analysis to assess the market risk associated with its foreign currency transactions. Market risk is defined for these purposes as the potential change in fair value resulting from an adverse movement in foreign currency exchange rates. The fair value associated with the foreign currency contracts has been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting date. Based on the limited amount of foreign currency contracts at September 30, 2004, the Company does not believe that an instantaneous 10% adverse movement in foreign currency rates from their levels at September 30, 2004, with all other variables held constant, would have a material effect on the Company's results of operations, financial position or cash flows.

  COMMODITY PRICE RISK

     The Company purchases certain raw materials, such as copper, under short-term supply contracts. The purchase prices thereunder are generally determined based on prevailing market conditions. The Company uses commodity derivative instruments to modify some of the commodity price risks. Assuming a 10% change in the underlying commodity price, the potential change in the fair value of commodity derivative contracts held at September 30, 2004 would not be material when compared to the Company's operating results and financial position.

     The foregoing market risk discussion and the estimated amounts presented are Forward-Looking Statements that assume certain market conditions. Actual results in the future may differ materially from these projected results due to developments in relevant financial markets and commodity markets. The methods used above to assess risk should not be considered projections of expected future events or results.

                                    BUSINESS

OVERVIEW

     We are a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which we sell throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. We believe we are the third largest manufacturer and marketer of MFAs in the world, and we believe that certain of our MFA products have leading positions in the marketplace. We are also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. We have several proprietary products, and many of our products provide critical performance attributes to our customers' products, while representing a relatively small percentage of total end-product cost. We operate in over 16 countries around the world and sell our animal health and nutrition products and specialty chemicals products into over 40 countries. Approximately 76% of our fiscal 2004 net sales were from our Animal Health and Nutrition business, and approximately 24% of our fiscal 2004 net sales were from our Specialty Chemicals business.

     Our Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated and nutritional feed additives, including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products, to the livestock and pet food industries. Our MFA products are internationally recognized for quality and efficacy in the prevention and treatment of diseases in livestock, such as coccidiosis in poultry, dysentery in swine and acidosis in cattle. We market our Animal Health and Nutrition products under approximately 450 governmental product registrations, approving our MFA products with respect to animal drug safety and effectiveness.

     Our Specialty Chemicals business manufactures and markets a number of specialty chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. We anticipate that our proprietary manufacturing process to produce a copper-based solution for one of the leading new products for manufacturing pressure-treated wood will represent our largest growth opportunity in our Specialty Chemicals business. Over 39% of our fiscal 2004 net sales in our Specialty Chemicals business was derived from copper-based compounds, solutions or mixes.

     We have in recent years focused our business on animal health and nutrition products. As a result of the rapid decline of the printed circuit board industry in the United States, we have substantially exited that business, including our etchant recycling operations, and re-directed our productive capacity in niche markets. We have also sold other non-strategic businesses, such as our Agtrol copper fungicide business and our subsidiaries, Mineral Resource Technologies, Inc. ("MRT") and The Prince Manufacturing Company ("PMC"). In addition, we closed our operations in Odda, Norway ("Odda") and Bordeaux, France ("La Cornubia").

     In August 2003, the Company completed the sale of MRT for net proceeds after transaction costs of approximately $13.8 million. MRT managed and sold coal combustion by-products, including fly ash.

     Effective December 26, 2003, the Company completed the divestiture of substantially all of the business and assets of PMC to a company formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors. PMC manufactured and marketed various mineral oxides, including iron compounds and manganese compounds (see Note 4 to Consolidated Financial Statements) (the "Prince Transactions"). Unless otherwise indicated, the information in this prospectus does not include PMC.

     On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA, filed for bankruptcy under the insolvency laws of France. The Company believes that as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France.

     On December 16, 2004, the Company entered into an agreement to sell the Belgium Plant to Glaxosmithkline Biologicals S.A. ("GSK") and to transfer to GSK a majority of the employees of PAH Belgium. GSK was a previous owner of the Rixensart plant, and sold it to Pfizer SA in 1995, which sold it to PAH Belgium in 2000. Such sale, when completed, would include the following elements: (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of Phibro Belgium, for a purchase price of EUR 6.2 million, payable at closing;
(ii) the transfer to GSK of a majority of the employees of PAH Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to us from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining certain equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements. The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     On December 21, 2004, we completed a private placement of $22.491 million of additional old units to refinance borrowings under our domestic senior credit facility incurred to fund alternative virginiamycin production arrangements and the increase of virginiamycin inventory pending supply under such alternative production arrangements.

BUSINESS STRENGTHS

     Top Three MFA Provider in the World. We believe we are the world's third largest manufacturer and marketer of medicated feed additives in the poultry and swine markets. We manufacture and market over 200 MFA formulations and concentrations. We believe our MFAs rank first in sales in Brazil, and third in the United States. Our Animal Health and Nutrition business serves our customers in over 40 countries from 21 facilities. Many of our MFA products have been marketed for over 20 years.

     Significant Barriers to Entry. Medicated feed additives cannot be manufactured or marketed without governmental product registrations that are specific to each country -- the Food and Drug Administration ("FDA") for example, in the United States, Health Canada in Canada, and EFSA/EMEA authorities in Europe. Before a product registration is granted, the applicant must show the regulatory authority that the product and its proposed use are both effective and safe for the specified species and application. Obtaining an MFA product registration is comparable in cost and difficulty with obtaining approval for drugs used to treat humans. In addition to approval of formulation and labeling, regulatory authorities typically require approval and periodic inspection of the manufacturing facilities. Because of the costs and difficulties associated with obtaining MFA product registrations, there have been few new medicated feed additives developed and marketed over the last decade. The only two new MFA compounds approved for use in the last 10 years were semduramicin, one of our products, and ractopamine. Because of the inherent difficulties and high costs of obtaining major product registrations and their absolute necessity to operate in this business, our existing broad portfolio of product registrations provides us strength in the marketplace.

     Strong Brand Name Recognition of Our Medicated Feed Additives. We enjoy strong brand name recognition with our medicated feed additives for the prevention and control of diseases in poultry, swine and cattle. In particular, virginiamycin, an antibiotic marketed under the Stafac(R), Eskalin(R) and V-Max(R) brand names, is a popular and efficacious choice of medicated feed additive in the poultry, swine and cattle industry. Semduramicin, sold under the brand name Aviax(R), and salinomycin, sold under the brand name Coxistac(R), are also leading poultry anticoccidials. In fiscal 2004, branded MFAs accounted for approximately 50% of our total Animal Health and Nutrition sales.

     Established Global Network and Customer Base. From our 23 facilities in 16 countries, we manufacture and market our products, which are sold through multiple distribution channels to over 2,800 customers in a wide variety of end use markets. We sell our products through an established global sales, marketing and distribution network to customers in over 40 countries. In fiscal 2004, no single customer accounted for more than 5% of total revenues and our top 10 customers accounted for less than 22% of total revenues.

     Extensive Technical Support for Customers. We employ over 60 chemists, technicians, PhDs and veterinarians (DVMs) at our various facilities involved in providing technical services to customers. Our technical service group and sales personnel are able to work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. We are able to offer our customers products targeted to local markets, allowing us to serve those local markets more effectively. Our MFA field personnel are skilled in the area of product differentiation and have extensive applications knowledge so as to be able to work closely with customers in determining optimum benefits from usage of our products. As agricultural food production will continue to intensify and will adopt evolving technologies, our MFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our MFA portfolio. This commercial knowledge also plays a pivotal role within the R&D function to ensure that research results are applicable to customer needs and concerns.

     Manufacturing Expertise. Our manufacturing expertise and know-how in antibiotic manufacturing process and organic synthesis has given us unique positions in the marketplace. We believe that we are the only manufacturer of virginiamycin and semduramicin in the world. Our blending, compounding and formulation expertise is recognized by our customers in the animal health and nutrition market. In addition, in our Specialty Chemicals business, based on our more than 50 years of expertise in the metal chemical area, we have become a leading supplier of the new copper-containing compound to the pressure-treated wood industry. We also believe we hold leading positions in agricultural and other industrial applications for copper-containing compounds.

     Proven Management Team. We have assembled a strong and experienced management team at both the corporate and operating levels. Our top operating managers have an average of over 30 years of experience in the animal health and nutrition and specialty chemicals industries. With our expanded management team, we have added significant operational and international experience to our businesses. Our founding family owns 100% of our common stock.

BUSINESS STRATEGY

     Expand Applications for Animal Health and Nutrition Product Offerings to Our Primary Markets. We seek to increase our product lines through expanding the scope of our animal health and nutrition product registrations, through both extending the use claims and formulations and the geographic areas of such registrations. We are actively working with the FDA and other regulators to obtain additional registrations and cross-clearances so that our MFA products can continue to be used in situations where another MFA is also in use. In the United States, we obtained from the FDA a zero-day withdrawal registration for the use of our oxytetracycline product in cattle and recently obtained a cross clearance for Mecadox(R) and Terramycin(R) in swine. We have obtained approval for Aviax(R) in the EU, and are pursuing a modification of our Aviax(R) registration in the United States allowing for site change of the active ingredient. We believe that our receipt of FDA approval of Aviax(R), together with our EU approval of Aviax(R) and our other registration efforts, has the potential to increase our sales over the next two to three years. By leveraging our global reach and our position as the only leading animal health company dedicated to MFAs and NFAs, we are natural partners for small players in the industry, who approach us to help them license or distribute new products they have developed, because we do not compete with their other products.

     Expand Our Customer Base. We intend to expand and strengthen our customer base by (i) focusing on relationships with key accounts, (ii) continuing to incentive our sales force to concentrate on fast-growing, high-margin areas within existing product groups, and (iii) incent growth opportunities for our existing products in new markets. As certain of our MFA products are used in rotation by our customers, we seek to supply all or substantially all of the various MFA products which our customers may want to use. Our MFA business has historically been strongest in the poultry market, and we are seeking to develop it further in the swine and cattle markets. We expect to continue to enhance our sales force in the swine market, and believe that there are further growth opportunities from doing so. In addition, we believe the under-penetrated Chinese and Latin American markets offer growth opportunities. In China, we are seeking to partner with local distributors, to leverage our existing local sales force.

OUR ANIMAL HEALTH AND NUTRITION BUSINESS -- MEDICATED FEED ADDITIVES

     We manufacture and market a broad range of medicated feed additive products to the global livestock industry, either directly to large integrated producers or through a network of independent distributors. Feed additives provide both therapeutic benefits and increased conversion efficiency -- key drivers of profitability for livestock producers.

     Our MFA products can be grouped into five principal categories: antibiotics, antibacterials, anticoccidials, anthelmintics and other medicated feed additives. In fiscal 2004, antibiotics and antibacterials generated sales for us of approximately $79 million, anticoccidials generated sales for us of approximately $44 million, and anthelmintics and other medicated feed additives generated sales for us of approximately $9 million.

     Our core MFA products are listed in the table below:

         BRAND             ACTIVE/ANTIGEN     MARKET ENTRY                  COMMENT
         -----             --------------     ------------                  -------
Terramycin(R)/Neo-        oxytetracycline,      1951         Antibiotic with multiple applications
  Terramycin(R)/Neo-      neomycin/OTC                       for a wide number of species
  TM(R)
CLTC(R)                   chlortetracycline     1954         Antibiotic with multiple applications
                                                             for a wide number of species
Nicarb(R)                 nicarbazin            1955         Anticoccidial for poultry
Amprol(R)                 amprolium             1960         Anticoccidial for poultry and cattle
Bloatguard(R)             poloxalene            1966         Anti-bloat treatment for cattle
Banminth(R)               pyrantel tartrate     1969         Anthelmintic for livestock
Mecadox(R)                carbadox              1971         Antibacterial used in swine feeds to
                                                             control salmonellosis and dysentery
Stafac(R)/Eskalin(R)/V-   virginiamycin         1972         Antibiotic used to prevent and control
  Max(R)                                                     diseases in poultry, swine and cattle
Coxistac(R)/Posistac(R)   salinomycin           1979         Anticoccidial for poultry; disease
                                                             preventative in swine
Rumatel(R)                morantel tartrate     1981         Anthelmintic for livestock
Cerditac(R)/Cerdimix(R)   oxibendazole          1982         Anthelmintic for livestock
Aviax(R)                  semduramicin          1995         Anticoccidial for poultry

  ANTIBIOTICS

     Antibiotics are natural products produced by fermentation and are used to treat or to prevent diseases, thereby promoting more efficient growth. Several factors contribute to limit the efficiency, the weight gain and feed conversions of livestock production, including poor nutrition, environmental and management problems, heat stress and subclinical disease.

     Virginiamycin. Virginiamycin is an antibiotic marketed under our brand names Stafac(R) for treating swine, cattle, broilers and turkeys, Eskalin(R) for dairy cows and V-Max(R) for feed lot cattle. We formulate virginiamycin to improve health in poultry, swine and cattle and prevent necrotic enteritis in poultry, dysentery in swine and liver abscesses in cattle. The product is sold to large poultry and swine producers and feed companies in North America, Latin America and Asia.

     First discovered in Belgium in 1954, virginiamycin is an antibiotic produced from the streptomyces virginiae fungus. Virginiamycin has been successful due to a number of strong product features. For example, no withdrawal period is required since it is virtually unabsorbed from the digestive tract. It is excreted in very low concentrations and rapidly degraded. It alleviates some of the production limiting effects of certain diseases of livestock and poultry. To date, no generic competition has been introduced due to our proprietary virginiamycin manufacturing technology.

     Terramycin and Neo-Terramycin. Terramycin(R) and Neo-Terramycin(R), which are derived from the active ingredient oxytetracycline, are effective against a range of diseases including:

     - fowl cholera in chickens,

     - airsacculitis in turkeys,

     - pneumonia and enteritis in swine, and

     - pneumonia, enteritis and liver abscesses in cattle.

     We sell Terramycin(R) and Neo-Terramycin(R) feed additive products in various concentrations. Terramycin(R) is approved for use for poultry, swine, cattle and sheep. Neo-Terramycin(R) combines the active ingredients oxytetracycline and neomycin to prevent and treat a wide range of diseases caused by Gram-positive and Gram-negative organisms, including bacterial enteritis in chickens and turkeys, baby pig diarrhea in swine and calf diarrhea. These terramycin products are sold mostly in the United States to livestock producers, feed companies and distributors. Limited quantities are sold in selected countries in Latin America and Asia.

  ANTIBACTERIALS

     Antibacterials are produced through chemistry and are used to treat and prevent diseases.

     Carbadox. We market carbadox under the brand name Mecadox(R). Carbadox is an antibacterial compound recommended for use in swine feeds to promote and to control swine salmonellosis and swine dysentery. In swine production, the primary objective of producers is the rapid and efficient development of swine at minimal cost. Since 1970, Mecadox(R) has been a leader in reducing livestock production costs through meaningful performance enhancement. Mecadox(R) is a leading product for starter/grower swine in the United States. In addition to its antimicrobial properties, it also improves nitrogen retention and increases the efficiency of amino acid metabolism, two critical factors in the development of young swine. Mecadox(R) is chemically unrelated to any other antibacterial that is used in animals or humans. Mecadox(R) is sold primarily in North America to feed companies and large integrated swine producers.

  ANTICOCCIDIALS

     Anticoccidials are produced through fermentation and chemistry, and are primarily used to prevent and control the disease coccidiosis in poultry and in cattle. Coccidiosis is a disease of the digestive tract that is of great concern to animal producers. Caused by the protozoan parasite Eimeria spp., coccidiosis is one of the most destructive diseases facing the world's poultry producers. Common effects of this disease (such as weight loss, wet droppings, poor feed utilization and higher mortality rates) rapidly affect an entire flock of poultry, resulting in annual losses of hundreds of millions of dollars for the poultry industry.

     Modern, large scale poultry production is based on intensive animal management practices. This type of animal production requires routine preventive medications in order to prevent health problems. Coccidiosis is one of the critical disease challenges which poultry producers face globally. We sell our anticoccidials globally,

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primarily to integrated poultry producers and feed companies in North America, the Middle East, Latin America and Asia, and to international animal health companies.

     Nicarbazin and Amprolium. We produce nicarbazin and amprolium for distribution to the world-wide poultry industry through major multinational life science and veterinary companies. Nicarbazin is a broad-spectrum anticoccidial which works by interfering with mitochondrial metabolism. It is classified as an oxidative phosphorylation uncoupler and is used for coccidiosis prevention in broiler chickens.

     We believe that we are the largest volume world-wide producer of amprolium, and the largest volume world-wide producer of nicarbazin. We are also the sole Latin American producer of nicarbazin. Nicarbazin and amprolium, along with salinomycin and semduramicin, are among the most effective medications for the prevention of coccidiosis in chickens when used in rotation with other anticoccidials. In the United States, we market nicarbazin under the trademark Nicarb(R).

     Other Anticoccidials. From a class of compounds known as ionophores, we developed Aviax(R) and Coxistac(R) to combat coccidiosis. These two products have demonstrated increased feed efficiency and the ability to suppress coccidial lesions, with minimal side-effects. Through a third product, Posistac(R), we have extended the application of the active ingredient in Coxistac(R) to swine.

     Aviax(R) contains the ionophore semduramicin which provides protection for poultry against all major coccidial parasites. The product can be incorporated into virtually any type of feed, and provided to broilers of any production stage. We have received regulatory approval to sell Aviax(R) in the EU and have applied in the United States for the sale of Aviax(R) in mycelial dosage form. This dosage form is significantly more cost-effective and may improve profitability.

     Coxistac(R) contains the ionophore salinomycin. The product acts early in the coccidial life cycle by killing sporozoites, trophozoites and early developing schizonts before poultry can be severely damaged. Coxistac(R) has proven to be effective and safe with minimal resistance development evident in commercial studies. The recommended dosage provides a high level of protection against coccidiosis even through temporary periods of low feed intake caused by disease or adverse climatic conditions. No withdrawal period is required for poultry before slaughter. Coxistac(R) is a leading anticoccidial in Asia, Latin America, the Middle East and Canada.

     Posistac(R) contains salinomycin which acts as a productivity enhancer for grower/finisher swine. The compound increases the utilization and digestion of feed ingredients by mature swine thereby allowing swine to reach market weight earlier and at less cost than swine fed conventional feed additives. Posistac(R) can be used up to the slaughter phase without the need for withdrawal.

  ANTHELMINTICS

     Anthelmintics protect against internal parasites. Our anthelmintic products are marketed under the Rumatel(R) and Banminth(R) brand names.

     Rumatel(R). Rumatel(R) is a potent broad-spectrum anthelmintic that effectively eliminates the major internal nematode parasites in cattle. Unlike other single-dose dewormers, Rumatel(R) may be administered to lactating dairy cattle with no milk withdrawal. Dairy cattle may be treated with Rumatel(R) at any time during their production cycle, whether dry, pregnant or lactating.

     Banminth(R). Banminth(R) is an anthelmintic compound, a member of the class of synthetic compounds called tetra-hydropyrimidines. Banminth(R) has a mode of action that works effectively in protecting swine against the two major internal parasites, large roundworms (Ascaris suum) and nodular worms (Oesophagostomum spp.). Banminth(R) kills adult parasites and prevents roundworm larval migration, preventing damage to the liver and lungs of swine. When used continuously in feeds, Banminth(R) prevents re-infection of swine raised on dirt.

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

  OTHER MEDICATED FEED ADDITIVES

     Our other medicated feed additives include a range of products sold under the Bloat Guard(R) brand name. Bloat Guard(R) controls legume or wheat pasture bloat in cattle. The products control bloat for at least 12 hours after a single dose with no adverse effect on reproduction, rumen function or milk production.

     We manufacture bulk active ingredients for our MFA products primarily in four modern facilities located in:

     - Guarulhos, Brazil (salinomycin and semduramicin),

     - Rixensart, Belgium (virginiamycin and semduramicin), which facility is to be sold (see "Prospectus Summary -- The Company -- Recent
       Developments -- Sale of Belgium Plant"),

     - Ramat Hovav, Israel (nicarbazin and amprolium), and

     - Braganca Paulista, Brazil (nicarbazin).

     Active ingredients are further processed in our facilities and in contract premix facilities located in each major region of the world.

     We have established sales and technical offices for our MFA products in 14 countries including: the United States, Canada, Mexico, Venezuela, Brazil, Argentina, Costa Rica, Australia, China, Thailand, Malaysia, South Africa, Belgium and Israel. The business is not dependent on any one customer.

     The use of MFAs is controlled by regulatory authorities that are specific to each country (e.g., the Food and Drug Administration ("FDA") in the United States, Health Canada in Canada, EFSA/EMEA authorities in Europe, etc.), responsible for the safety and wholesomeness of the human food supply, including feed additives for animals from which human foods are derived. Each product is registered separately in each country where it is sold. The appropriate registration files pertaining to such regulations and approvals are continuously monitored, maintained and updated by us. In certain countries where we are working with a third party distributor, local regulatory requirements may require registration in the name of such distributor.

ANIMAL HEALTH AND NUTRITION -- NUTRITIONAL FEED ADDITIVES

     We manufacture and market trace minerals, trace mineral premixes, vitamins and other nutritional ingredients to the livestock feed and pet food industries, predominantly in the United States and Israel. These products generally fortify, enhance or make more nutritious or palatable the livestock feeds and pet foods with which they are mixed. The majority of the other ingredients that we sell are nutrients that are used as supplements for animal feed. We serve customers in major feed segments, including swine, dairy, poultry and beef. We customize trace mineral premixes at our blending facilities in Marion, Iowa, Bremen, Indiana and Petach Tikva, Israel, and market a diverse line of other trace minerals and macro-minerals. Our major customers for these products are medium-to-large feed companies, co-ops, blenders, integrated poultry operations and pet food companies. We sell other ingredients, such as buffers, yeast, palatants, vitamin K and amino acids, including lysine, tryptophan and threonine. We also market copper sulfate as an animal feed supplement.

OUR SPECIALTY CHEMICALS BUSINESS

     We manufacture and market a number of specialty chemicals for use in the wood treatment, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. Our manufacturing customers incorporate our specialty chemicals products into their finished products in various industrial markets. We seek to take advantage of opportunistic niche markets where we believe that our expertise and capabilities can be leveraged.

  COPPER WOOD TREATMENT PRODUCTS

     For many years, we were a major supplier of an important ingredient (copper oxide) used in the manufacture of CCA (chromated-copper-arsenic) wood treating solutions for the pressure-treated wood
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

industry. Pursuant to a United States Environmental Protection Agency ("EPA") ruling, since December 31, 2003, all pressure-treated wood for the residential and recreational markets can no longer be treated using the standard chromated-copper-arsenic (CCA) solution. A leading replacement solution for CCA pressure-treated wood is a copper carbonate compound. We currently estimate that the total potential size of this copper solution to the pressure-treated wood market is approximately $120 million annually. We have already signed a multi-year, take-or-pay contract with a major chemicals supplier to the pressure-treated wood industry to provide it with this new product, which we estimate will increase our sales by approximately $30 million over the life of the contract, based on existing forecasts. A patent with respect to the manufacturing process of our solution, and the claims in our patent application was granted and issued on November 11, 2003. We believe that our manufacturing process allows us to operate in this market with a lower cost of capital and higher factory through-put than our competition. To take advantage of this potential new market, we have constructed and are operating commercial production facilities in Sumter, South Carolina and in Joliet, Illinois. In addition, we have filed a provisional patent for a new, large molecule pressure-treated wood copper compound product. We believe that this new product may be the next generation in copper-based wood treatment products, with the potential to substantially increase the duration of protection for treated wood.

  OTHER COPPER PRODUCTS

     We manufacture on a contract basis copper compounds for use primarily in agricultural fungicides from our Sumter, South Carolina facility. This contract was part of the sale by us of our Agtrol business to Nufarm, Inc. in the fourth quarter of fiscal 2001. Utilizing our over fifty-year history in producing copper chemicals, we supply various metal-based chemicals to the catalyst and electronics industries. We also manufacture copper compounds for a broad variety of industrial customers.

  OTHER SPECIALTY CHEMICALS PRODUCTS

     We market and distribute fine and specialty chemicals to manufacturers of health and personal care products and chemical coating products to customers in the automotive, metal finishing and chemical intermediate markets. Among our products for such applications are sodium fluoride and stannous fluoride, DL Panthenol and selenium disulfide. Sodium fluoride is the active anti-cavity ingredient in fluoride toothpaste, powders and mouthwashes. Selenium disulfide is used as a dandricide in shampoo and hair care preparations.

  SALES, MARKETING AND DISTRIBUTION

     We have approximately 2,800 customers. Sales to our top ten customers represented approximately 22% of our fiscal 2004 net sales and no single customer represented more than 5% of our fiscal 2004 net sales.

     Our world-wide sales and marketing network consists of approximately 118 employees, 5 independent agents and 125 distributors who specialize in particular markets.

     Our products are often critical to the performance of our customers' products, while representing a relatively small percentage of the total end-product cost. We believe the three key factors to marketing our products successfully are high quality products, a highly trained and technical sales force, and customer service.

     Most of our plants have chemists and technicians on staff involved in product development, quality assurance, quality control and also providing technical services to customers. Technical assurance is an important aspect of our overall sales effort. We field Animal Health and Nutrition technical service people throughout the world, with capabilities to interface with all key customers on a marketing, sales training and technical (product) basis, and who work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. Our MFA and NFA field personnel are skilled in the area of product differentiation and have extensive application knowledge so as to work closely with customers in determining optimum benefits from product usage. As agricultural food production will continue to intensify

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

and will adopt evolving technologies, our MFA and NFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our portfolio. This commercial knowledge also plays a pivotal role within the research and development function to ensure that research results are applicable to customer needs and concerns.

PRODUCT REGISTRATIONS, PATENTS AND TRADEMARKS

     We own certain product registrations, patents, tradenames and trademarks, and use know-how, trade secrets, formulae and manufacturing techniques which assist in maintaining the competitive positions of certain of our products. Product registrations are required to manufacture and sell medicated feed additives. Formulae and know-how are of particular importance in the manufacture of a number of the products sold in our specialty chemicals business. We believe that no single patent or trademark is of material importance to our business and, accordingly, that the expiration or termination thereof would not materially affect our business. See "Government Regulation."

PROPERTIES

     In December 2004, we relocated our principal executive offices and sales offices to 34,000 square feet of leased space in Ridgefield Park, New Jersey. We operate company-owned manufacturing facilities and utilize third party toll manufacturers. The chart below sets forth the locations and sizes of the principal manufacturing and other facilities operated by us and uses of such facilities, all of which are owned, except as noted.

                                         APPROXIMATE
LOCATION                                SQUARE FOOTAGE                    USES
--------                                --------------                    ----
ANIMAL HEALTH AND NUTRITION
Bangkok, Thailand(a)..................          500      Sales
Braganca Paulista, Brazil.............       35,000      Sales, Manufacturing and
                                                         Administrative
Bremen, Indiana.......................       50,000      Sales, Premixing and Warehouse
Buenos Aires, Argentina(a)............          900      Sales and Administrative
San Jose, Costa Rica..................          800      Sales and Administrative
Guarulhos, Brazil(b)..................    1,234,000      Sales, Premixing, Manufacturing and
                                                         Administrative
Hong Kong, China(a)...................          750      Sales and Administrative
Kuala Lumpur, Malaysia(a).............        7,300      Sales, Premixing and Warehouse
Ladora, Iowa..........................        9,500      Warehouse
Lee's Summit, Missouri(a).............        1,500      Sales
Marion, Iowa..........................       32,500      Premixing and Warehouse
Petach Tikva, Israel..................       60,000      Sales, Premixing, Warehouse and
                                                         Administrative
Pretoria, South Africa(a).............        3,200      Sales and Administrative
Quincy, Illinois(c)...................       50,000      Sales, Warehouse, Research and
                                                         Administrative
Rixensart, Belgium(d).................      865,000      Sales, Manufacturing, Research and
                                                         Administrative
Ramat Hovav, Israel...................      140,000      Manufacturing and Research
Regina, Canada(a).....................        1,000      Sales and Administrative
Queretaro, Mexico(a)..................        3,500      Sales and Administrative
Sydney, Australia(a)..................        3,500      Sales and Administrative
Valencia, Venezuela(a)................        1,100      Sales and Administrative

SPECIALTY CHEMICALS
Garland, Texas........................       20,000      Manufacturing
Joliet, Illinois......................       34,500      Manufacturing
Reading, United Kingdom(a)............        3,100      Sales and Administrative
Santa Fe Springs, California(e).......       90,000      Manufacturing
Stradishall, United Kingdom...........       20,000      Sales, Manufacturing and
                                                         Administrative
Sumter, South Carolina................      123,000      Manufacturing and Research

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

---------------

(a) This facility is leased. Our leases expire through 2027. For information concerning our rental obligations, see Note 15 to our Consolidated Financial Statements included herein.

(b) Our Guarulhos, Brazil plant utilizes fermentation processes to produce the active ingredients semduramicin-mycelial and salinomycin. The plant also produces Aviax(R), Terramycin(R), Stafac(R) and Coxistac(R) Granular formulations. The plant is cGMP compliant and is FDA approved.

(c)  Comprises three facilities, including a warehouse, laboratory and office.

(d) Our Rixensart, Belgium plant utilizes fermentation processes to produce the active ingredients semduramicin-crystalline and virginiamycin. The plant also produces Stafac(R) formulations and is responsible for all of our fermentation development activities. The plant has been approved by the FDA and is cGMP compliant. We have entered into an agreement to sell the Rixensart facility (see "Prospectus Summary -- The Company -- Recent Developments -- Sale of Belgium Plant").

(e) We lease the land under this facility from a partnership owned by Jack Bendheim, Marvin Sussman and James Herlands. See "Certain Relationships and Related Party Transactions."

     Our subsidiary, CP Chemicals, Inc., leases portions of a previously owned inactive, former manufacturing facility in Sewaren, New Jersey, and another of our subsidiaries owns inactive, former manufacturing facilities in Powder Springs, Georgia, Union, Illinois, Union City, California and Wilmington, Illinois.

     We believe that our existing and planned facilities are and will be adequate for the conduct of our business as currently conducted and as currently contemplated to be conducted.

     We and our subsidiaries are subject to extensive regulation by numerous governmental authorities, including the FDA and corresponding state and foreign agencies, and to various domestic and foreign safety standards. Our manufacturing facilities in Ramat Hovav, Israel, Rixensart, Belgium (to be sold; see "Prospectus Summary -- The Company -- Recent Developments -- Sale of Belgium Plant"), and Guarulhos, Brazil manufacture products that conform to the FDA's cGMP regulations. Three domestic facilities involved with recycling have final RCRA Part B hazardous waste storage and treatment permits. Our regulatory compliance programs include plans to achieve compliance with international quality standards known as ISO 9000 standards, which became mandatory in Europe in 1999 and environmental standards known as ISO 14000. The FDA is in the process of adopting the ISO 9000 standards as regulatory standards for the United States, and it is anticipated that these standards will be phased in for U.S. manufacturers over a period of time. Our plant in Petach Tikva, Israel has achieved ISO 9000 certification. We do not believe that adoption of the ISO 9000 standards by the FDA will have a material effect on our financial condition, results of operations or cash flows.

RAW MATERIALS

     The raw materials used in our business include certain active drug ingredients, a wide variety of chemicals, mineral ores and copper metal that are purchased from manufacturers and suppliers in the United States, Europe and Asia. In fiscal 2004, no single raw material accounted for more than 5% of our cost of goods sold. Total raw materials cost was approximately $133 million or 38% of net sales in fiscal 2004. We believe that for most of our raw materials, alternate sources of supply are available to us at competitive prices.

RESEARCH AND DEVELOPMENT

     Research, development and technical service efforts are conducted at our various facilities. We operate research and development facilities in Rixensart, Belgium (which is to be sold; see "Prospectus Summary -- The Company -- Recent Developments -- Sale of Belgium Plant"), Sumter, South Carolina, Ramat Hovav, Israel and Stradishall, England. These facilities provide research and development services relating to fermentation development in the areas of micro-biological strain improvement as well as: process scale-up; wood treatment products; and organic chemical intermediates.

     Technology is an important component of our competitive position, providing us unique and low cost positions enabling us to produce high quality products. Patents protect some of our technology, but a great

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

deal of our competitive advantage revolves around know-how built up over many years of commercial operation.

CUSTOMERS

     We do not consider our business to be dependent on a single customer or a few customers, and the loss of any of our customers would not have a material adverse effect on our results. No single customer accounted for more than 5% of our fiscal 2004 net sales. We typically do not enter into long-term contracts with our customers.

COMPETITION

     We are engaged in highly competitive industries and, with respect to all of our major products, we face competition from a substantial number of global and regional competitors. Some of our competitors have greater financial, research and development, production and other resources than we do. Our competitive position is based principally on customer service and support, product quality, manufacturing technology, facility location and price. We have competitors in every market in which we participate. Many of our products face competition from products that may be used as an alternative or substitute.

EMPLOYEES

     As of June 30, 2004, we had 1,051 employees worldwide. Of these, 210 employees were in management and administration, 118 were in sales and marketing, 132 were chemists, technicians or quality control personnel, and 591 were in production. Certain employees are covered by individual employment agreements. Our Israeli operations continue to operate under the terms of Israel's national collective bargaining agreement, portions of which expired in 1994. We consider our relations with both our union and non-union employees to be good.

ENVIRONMENTAL MATTERS

     We and our subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the manufacture, sale and use of pesticides and the health and safety of employees. Pursuant to environmental laws, our subsidiaries are required to obtain and retain numerous governmental permits and approvals to conduct various aspects of their operations, any of which may be subject to revocation, modification or denial under certain circumstances. Under certain circumstances, we or any of our subsidiaries might be required to curtail operations until a particular problem is remedied. Known costs and expenses under environmental laws incidental to ongoing operations are generally included within operating budgets. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws or to investigate or remediate potential or actual contamination and from time to time we establish reserves for such contemplated investigation and remediation costs. In many instances, the ultimate costs under environmental laws and the time period during which such costs are likely to be incurred are difficult to predict.

     Our subsidiaries have, from time to time, implemented procedures at their facilities designed to respond to obligations to comply with environmental laws. We believe that our operations are currently in material compliance with such environmental laws, although at various sites our subsidiaries are engaged in continuing investigation, remediation and/or monitoring efforts to address contamination associated with their historic operations. As many environmental laws impose a strict liability standard, however, we can provide no assurance that future environmental liability will not arise.

     In addition, we cannot predict the extent to which any future environmental laws may affect any market for our products or services or our costs of doing business. Alternatively, changes in environmental laws might increase the cost of our products and services by imposing additional requirements on us. States that have received authorization to administer their own hazardous waste management programs may also amend their applicable statutes or regulations, and may impose requirements which are stricter than those imposed by the EPA. We can provide no assurance that such changes will not adversely affect our ability to provide products and services at competitive prices and thereby reduce the market for our products and services.

     The nature of our and our subsidiaries' current and former operations exposes us and our subsidiaries to the risk of claims with respect to environmental matters and we can provide no assurance that we will not incur material costs and liabilities in connection with such claims. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on us. Based upon information available, we estimate the cost of further investigation and remediation of identified soil and groundwater problems at operating sites, closed sites and third-party sites, (including the litigation referred to under "Legal Proceedings") to be approximately $2.9 million, which is included in current and long-term liabilities in our June 30, 2004 consolidated balance sheet. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. For all purposes of the discussion under this caption, under "Legal Proceedings" and elsewhere in this prospectus, it should be noted that we take and have taken the position that neither Phibro Animal Health Corporation, nor any of our subsidiaries is liable for environmental or other claims made against one or more of our other subsidiaries or for which any of such other subsidiaries may ultimately be responsible.

  FEDERAL REGULATION

     The following summarizes the principal federal environmental laws affecting our business:

     Resource Conservation and Recovery Act of 1976, as amended
("RCRA"). Congress enacted RCRA to regulate, among other things, the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. RCRA required the EPA to promulgate regulations governing the management of hazardous wastes, and to allow individual states to administer and enforce their own hazardous waste management programs as long as such programs were equivalent to and no less stringent than the federal program. Such facilities are also subject to closure and post-closure requirements.

     The EPA's regulations, and most state regulations in authorized states, establish categories of regulated entities and set standards and procedures those entities must follow in their handling of hazardous wastes. The three general categories of waste handlers governed by the regulations are hazardous waste generators, hazardous waste transporters, and owners and operators of hazardous waste treatment, storage and/or disposal facilities. Generators are required, among other things, to obtain identification numbers and to arrange for the proper treatment and/or disposal of their wastes by licensed or permitted operators and all three categories of waste handlers are required to utilize a document tracking system to maintain records of their activities. Transporters must obtain permits, transport hazardous waste only to properly permitted treatment, storage or disposal facilities, and maintain required records of their activities. Treatment, storage and disposal facilities are subject to extensive regulations concerning their location, design and construction, as well as the operating methods, techniques and practices they may use. Such facilities are also required to demonstrate their financial responsibility with respect to compliance with RCRA, including closure and post-closure requirements.

     The Federal Water Pollution Control Act, as amended (the "Clean Water Act"). The Clean Water Act prohibits the discharge of pollutants to the waters of the United States without governmental authorization. Like RCRA, the Clean Water Act provides that states with programs approved by the EPA may administer and enforce their own water pollution control programs. Pursuant to the mandate of the Clean Water Act, the EPA has promulgated "pre-treatment" regulations, which establish standards and limitations for the introduction of pollutants into publicly-owned treatment works.

     Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"). Under CERCLA and similar state laws, we and our subsidiaries may have strict and, under certain circumstances, joint and several liability for the investigation and remediation of environmental pollution and natural resource damages associated with real property currently and formerly-
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

owned or operated by us or a subsidiary and at third-party sites at which our subsidiaries disposed of or treated, or arranged for the disposal of or treatment of, hazardous substances.

     Federal Insecticide, Fungicide and Rodenticide Act, as amended
("FIFRA"). FIFRA governs the manufacture, sale and use of pesticides, including the copper-based fungicides sold by us. FIFRA requires such products and the facilities at which they are formulated to be registered with the EPA before they may be sold. If the product in question is generic in nature (i.e., chemically identical or substantially similar to a previously registered product), the new applicant for registration is entitled to cite and rely on the test data supporting the original registrant's product in lieu of submitting data of its own. Should the generic applicant choose this citation option, it must offer monetary compensation to the original registrant and must agree to binding arbitration if the parties are unable to agree on the terms and amount of compensation. We have elected this citation option in the past and may use the citation option in the future should we conclude it is, in some instances, economically desirable to do so. While there are cost savings associated with the opportunity to avoid one's own testing and demonstration to the EPA of test data, there is, in each instance, a risk that the level of compensation ultimately required to be paid to the original registrant will be substantial.

     Under FIFRA, the EPA also has the right to "call in" additional data from existing registrants of a pesticide, should the EPA determine, for example, that the data already in the file need to be updated or that a specific issue or concern needs to be addressed. The existing registrants have the option of submitting data separately or by joint agreement. Alternatively, if one registrant agrees to generate and submit the data, the other(s) may meet their obligations under the statute by making a statutory offer to jointly develop or share in the costs of developing the data. In that event, the offering party must, again, agree to binding arbitration to resolve any dispute as to the terms of the data development arrangement.

     The Clean Air Act. The Federal Clean Air Act of 1970 ("Clean Air Act") and amendments to the Clean Air Act, and corresponding state laws regulate the emissions of materials into the air. Such laws affect the coal industry both directly and indirectly and, therefore, the operations of MRT, which was divested in August 2003. Phibro-Tech is also impacted by the Clean Air Act and has various air quality permits, including a Title V operating air permit at its Sumter, South Carolina facility.

  STATE AND LOCAL REGULATION

     In addition to those federal programs described above, a number of states and some local governments have also enacted laws and regulations similar to the federal laws described above governing hazardous waste generation, handling and disposal, emissions to the water and air and the design, operation and maintenance of recycling facilities.

  FOREIGN REGULATION

     Our foreign subsidiaries are subject to a variety of foreign environmental laws relating to pollution and protection of the environment, including the generation, handling, storage, management, transportation, treatment and disposal of solid and hazardous materials and wastes, the manufacture and processing of pesticides and animal feed additives, emissions to the air, discharges to land, surface water and subsurface water, human exposure to hazardous and toxic materials and the remediation of environmental pollution relating to their past and present properties and operations.

  REGULATION OF RECYCLING ACTIVITIES

     We have substantially reduced our recycling activities at our Joliet, Illinois; Garland, Texas; Sumter, South Carolina; and Sewaren, New Jersey sites. Our recycling activities may be broken down into the following segments for purposes of regulation under RCRA or equivalent state programs: (i) transport of wastes to our facilities; (ii) storage of wastes prior to processing; (iii) treatment and/or recycling of wastes; (iv) corrective action at our RCRA facilities; and (v) management of wastes and residues from the recycling process. Although all aspects of the treatment and recycling of waste at our recycling facilities are not currently the subject of federal RCRA regulation, our subsidiaries decided to permit our recycling facilities as RCRA regulated facilities. Final RCRA "Part B" permits to operate as hazardous waste treatment and
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

storage facilities have been issued at our facilities in Santa Fe Springs, California; Garland, Texas; Joliet, Illinois; Sumter, South Carolina; and Sewaren, New Jersey (expired August 2003, see "Particular Facilities -- Sewaren, NJ" below). Part B renewal applications have been submitted for the Santa Fe Springs, Garland and Joliet sites. The applications are being reviewed.

     In connection with RCRA Part B permits for the waste storage and treatment units of various facilities, our subsidiaries have been required to perform extensive site investigations at such facilities to identify possible contamination and to provide regulatory authorities with plans and schedules for remediation. Soil and groundwater contamination has been identified at several plant sites and has required and will continue to require corrective action and monitoring over future years. In order to maintain compliance with RCRA Part B permits, which are subject to suspension, revocation, modification or denial under certain circumstances, we have been, and in the future may be, required to undertake additional capital improvements or corrective action.

     Our subsidiaries involved in recycling activities are required by the RCRA and their Part B permits to develop and incorporate in their Part B permits estimates of the cost of closure and post-closure monitoring for their operating facilities. In general, in order to close a facility which has been the subject of a RCRA Part B permit, a RCRA Part B closure permit is required which approves the investigation, remediation and monitoring closure plan, and requires post-closure monitoring and maintenance for up to 30 years. Accordingly, we incur additional costs in connection with any such closure. These cost estimates are updated annually for inflation, developments in available technology and corrective actions already undertaken. We have, in most instances, chosen to provide the regulatory guarantees required in connection with these matters by means of our coverage under an environmental impairment liability insurance policy. We can provide no assurance that such policy will continue to be available in the future at economically acceptable rates, in which event other methods of financial assurance will be necessary.

     In addition to certain operating facilities, we or our subsidiaries have been and will be required to investigate and remediate certain environmental contamination at shutdown plant sites. We or our subsidiaries are also required to monitor such sites and continue to develop controls to manage these sites within the requirements of RCRA corrective action programs.

  WASTE BYPRODUCTS

     In connection with our subsidiaries' production of finished chemical products, limited quantities of waste by-products are generated. Depending on the composition of the by-product, our subsidiaries either sell it, send it to smelters for metal recovery or send it for treatment or disposal to regulated facilities.

  PARTICULAR FACILITIES

     The following is a description of certain environmental matters relating to certain facilities of certain of our subsidiaries. References to "we" or "us" throughout this section is intended to refer only to the applicable subsidiary unless the context otherwise requires. These matters should be read in conjunction with the description of Legal Proceedings below, certain of which involve such facilities, and Note 15 to our Consolidated Financial Statements.

     In 1984, Congress enacted certain amendments to RCRA under which facilities with RCRA permits were required to have RCRA facility assessments ("RFA") by the EPA or the authorized state agency. Following an RFA, a RCRA facility investigation, a corrective measures study, and corrective measure implementation must, if warranted, be developed and implemented. As indicated below, certain of our subsidiaries are in the process of developing or completing various actions associated with these regulatory phases at certain of their facilities.

     Sumter, SC. In 2003, the South Carolina Department of Health and Environmental Control ("DHEC") ordered Phibro-Tech, Inc., a subsidiary ("Phibro-Tech"), to prepare a RCRA Facility Investigation ("RFI") and to prepare and propose Corrective Action Plans. Phibro-Tech has done so, and such proposed investigatory activities and Corrective Action Plans are being reviewed by the State. Additional

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Corrective Action is also being undertaken by Phibro-Tech pursuant to prior agreements with DHEC to remedy certain deficiencies in the plant's hazardous waste closure, storage and management system.

     Santa Fe Springs, CA. Phibro-Tech submitted an application for renewal of the Part B Permit for the Santa Fe Springs, California facility. Such application is presently under review by the State of California and may require certain corrective actions including, but not limited to, a pump and treat system utilizing existing water treatment facilities. Phibro-Tech has submitted a report to the State recommending that soil be remediated instead of groundwater. This recommendation is also under review by the State.

     Joliet, IL. Phibro-Tech has submitted an application for renewal of the Part B Permit for the Joliet, Illinois facility. In connection with this application, Phibro-Tech completed an initial investigation and determined that certain minor corrective action was required. Phase I and Phase II corrective action work has been completed. The application for renewal is presently pending and is expected to be issued in the first quarter of 2005.

     Garland, TX. The renewal application for the Part B Permit at the Garland, Texas facility has been granted effective September 12, 2003. As part of an earlier site investigation, certain corrective action was required including upgrading of pollution control equipment and additional site characterization. Both of these are presently underway.

     Powder Springs, GA. Phibro-Tech's facility in Powder Springs, Georgia has been operationally closed since 1985. Phibro-Tech retains environmental compliance responsibility for this facility and has effected a RCRA closure of the regulated portion of the facility, a surface impoundment. Post-closure monitoring and corrective action are required pursuant to a state-issued permit. As required by the permit, corrective action for groundwater has begun, and Phibro-Tech has submitted and received approval from the state for a remedial investigation plan.

     Sewaren, NJ. Operations at the Sewaren facility were curtailed on or about September 30, 1999. In June, 2000, CP Chemicals, Inc., a subsidiary ("CP"), transferred title to the Sewaren property to Woodbridge Township while, at the same time, entering into a 10-year lease with the Township providing for lease payments aggregating $2 million, and covering certain areas of the property, including those areas of the property relating to the existing hazardous waste storage, treatment and transfer permit, loading docks and pads, and a building, as well as access, parking, scale use and office space.

     The property is the subject of an Administrative Consent Order executed in March 1991 between the New Jersey Department of Environmental Protection (or "DEP") and CP. CP has ongoing obligations under that Administrative Consent Order. CP is required to complete the implementation of the Remedial Action Work Plan approved by the Department of Environmental Protection and the United States Environmental Protection Agency. Remediation of soils at the Sewaren facility is complete, with the exception of long term maintenance, and groundwater remediation is underway. Although some of the obligations of the Administrative Consent Order, specifically with respect to groundwater, have been assumed by the Township under the Lease, CP remains responsible to the Department of Environmental Protection and the United States Environmental Protection Agency. CP is currently engaged in discussions with the Department of Environmental Protection, the United States Environmental Protection Agency and the Township concerning the ongoing groundwater remediation. CP has posted financial assurance, based on the estimated costs of implementation, under the Administrative Consent Order.

     The property is also regulated under the Corrective Action Program administered by the United States Environmental Protection Agency pursuant to the Resource Conservation and Recovery Act. The property has been designated as a RCRA facility for which achieving the Environmental Indicators is a priority. Currently, CP is interfacing with the Department of Environmental Protection and the Environmental Protection Agency to coordinate its efforts under this program and the Administrative Consent Order discussed above. Much of the effort required by CP in this program is already being conducted as part of the requirements of the Administrative Consent Order discussed above.

     The hazardous waste facility permit issued to CP for this facility expired in August 2003. CP has completed the implementation of its approved closure plan and is awaiting DEP approval. Based on a formula
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established by the Department of Environmental Protection, those closure costs were estimated at $292,823 and submitted to the Department in April 2003. CP has also advised the New Jersey Division of Law of its intent to withdraw from the licensing program governing facilities.

     Union City, CA. Closure of the Union City, California facility has been completed.

     Union, IL. The facility in Union, Illinois, has been closed since 1986. A revised remedial action plan ("RAP") has been submitted to the Illinois Environmental Protection Agency (the "IEPA"). Negotiations between the IEPA and Phibro-Tech have resulted in an agreed closure plan consistent with the proposed RAP. The agreed closure plan is expected to resolve Phibro-Tech's appeal of the IEPA's initial closure requirements. That appeal is currently pending before the Illinois Pollution Control Board but is expected to be voluntarily dismissed upon receipt of IEPA's written approval of the negotiated closure plan.

     Ramat Hovav, Israel. Koffolk (1949) Ltd's ("Koffolk Israel") Ramat Hovav plant produces a wide range of organic chemical intermediates for the animal health, chemical, pharmaceutical and veterinary industries. Israeli legislation enacted in 1997 amended certain environmental laws by authorizing the relevant administrative and regulatory agencies to impose certain sanctions, including issuing an order against any person that violates such environmental laws to remove the environmental hazard. In addition, this legislation imposes criminal liability on the officers and directors of a corporation that violates such environmental laws, and increases the monetary sanctions that such officers, directors and corporations may be ordered to pay as a result of such violations. The Ramat Hovav plant operates under the regulation of the Ministry of Environment of the State of Israel. The sewage system of the plant is connected to the Ramat Hovav Local Industrial Council's central installation, where Koffolk Israel's sewage is treated together with sewage of other local plants. Owners of the plants in the area, including Koffolk Israel, have been required by the Israeli Ministry of Environment to build facilities for pre-treatment of their sewage.

GOVERNMENT REGULATION

     Most of our Animal Health and Nutrition Group products require licensing by a governmental agency before marketing. In the United States, governmental oversight of animal nutrition and health products is shared primarily by the United States Department of Agriculture ("USDA") and the Food and Drug Administration. A third agency, the Environmental Protection Agency, has jurisdiction over certain products applied topically to animals or to premises to control external parasites.

     The issue of the potential for increased bacterial resistance to certain antibiotics used in certain food producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in these food producing animals. The sale of feed additives containing antibiotics is a material portion of our business. Should regulatory or other developments result in restrictions on the sale of such products, it could have a material adverse impact on our financial position, results of operations and cash flows.

     The FDA is responsible for the safety and wholesomeness of the human food supply. It regulates foods intended for human consumption and, through The Center for Veterinary Medicine, regulates the manufacture and distribution of animal drugs, including feed additives and drugs that will be given to animals from which human foods are derived, as well as feed additives and drugs for pet (or companion) animals.

     To protect the food and drug supply for animals, the FDA develops technical standards for animal drug safety and effectiveness and evaluates data bases necessary to support approvals of veterinary drugs. The USDA monitors the food supply for animal drug residues.

     FDA approval is based on satisfactory demonstration of safety and efficacy. Efficacy requirements are based on the desired label claim and encompass all species for which label indication is desired. Safety requirements include target animal safety and, in the case of food animals, drug residues and the safety of those residues must be considered. In addition to the safety and efficacy requirements for animal drugs used in food producing animals, the environmental impact must be determined. Depending on the compound, the environmental studies may be quite extensive and expensive. In many instances the regulatory hurdles for a drug which will be used in food producing animals are at least as stringent if not more so than those required
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for a drug used in humans. For FDA approval of a new animal drug it is estimated the cost is $100 million to $150 million and time for approval could be 8 to 10 years.

     The Office of New Animal Drug Evaluation ("NADE") is responsible for reviewing information submitted by drug sponsors who wish to obtain approval to manufacture and sell animal drugs. A new animal drug is deemed unsafe unless there is an approved New Animal Drug Application ("NADA"). Virtually all animal drugs are "new animal drugs" within the meaning of the term in the Federal Food, Drug, and Cosmetic Act. Although the procedures for licensing products by the FDA are formalized, the acceptance standards of performance for any product are agreed upon between the manufacturer and the NADE. A NADA in animal health is analogous to a New Drug Application ("NDA") in human pharmaceuticals. Both are administered by the FDA. The drug development process for human therapeutics can be more involved than that for animal drugs. However, for food-producing animals, food safety residue levels are an issue, making the approval process longer than for animal drugs for non-food producing animals, such as pets.

     The FDA may deny a NADA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. There can be no assurances that FDA approval of any NADA will be granted on a timely basis or at all. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for NADA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to Current Good Manufacturing Practice ("cGMP"). The plant must be inspected biannually by the FDA for determination of compliance with cGMP after an initial preapproval inspection. After FDA approval, any manufacturing changes that may have an impact on the safety and/or efficacy must be approved by the FDA prior to implementation. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure compliance.

     For clinical investigation and marketing outside the United States, we are also subject to foreign regulatory requirements governing investigation, clinical trials and marketing approval for animal drugs. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above. Currently, in the EU, feed additives which are successfully sponsored by a manufacturer are assigned to an Annex. Initially, they are assigned to Annex II. During this period, member states may approve the feed additive for local use. After five years or earlier, the product passes to Annex I if no adverse reactions or trends develop over the probationary period.

     The EU is in the process of centralizing the regulatory process for animal drugs for member states. In 1997, the EU drafted new regulations requiring the re-registration of feed additives, including coccidiostats. Part of these regulations include a provision for manufacturers to submit quality data for their own formulation, in effect adopting a Product License procedure similar to that of the FDA. The provision is known as Brand Specific Approval ("BSA"), and provides manufacturers with the opportunity to register their own unique brands, instead of simply the generic compound. The BSA process is being implemented over time. The new system is more like the U.S. system, where regulatory approval is for the formulated product or "brand." A number of manufacturers, including us, have submitted dossiers in order to re-register various anticoccidials for the purpose of obtaining regulatory approval from the European Commission. As a result of its review of said dossiers, the Commission withdrew marketing authorization of a number of anticoccidials, including nicarbazin, as the Commission did not consider the submissions to be in full compliance with its new regulations. We have subsequently resubmitted our nicarbazin dossier. Feasibility and timetable for new registration will depend on the nature of demands and remarks from the Commission. Notwithstanding the Commission's actions with respect to our nicarbazin dossier, we are able to sell, and do sell, nicarbazin as an active ingredient for another MFA marketer's product which has obtained a BSA and is sold in the EU.

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LEGAL PROCEEDINGS

     Reference is made to the discussion above under "Environmental Matters" for information as to various environmental investigation and remediation obligations of our subsidiaries associated principally with their recycling and production facilities and to certain legal proceedings associated with such facilities.

     In addition to such matters, we or certain of our subsidiaries are subject to certain litigation described below.

     On or about April 17, 1997, CP and we were served with a complaint filed by Chevron U.S.A. Inc. ("Chevron") in the United States District Court for the District of New Jersey, alleging that the operations of CP at its Sewaren plant affected adjoining property owned by Chevron and alleging that we, as the parent of CP, are also responsible to Chevron. In July 2002, a phased settlement agreement was reached and a Consent Order entered by the Court. That settlement is in the process of being implemented. Our portion of the settlement for past costs and expenses through the entry of the Consent Order was $495,000 and is included in selling, general and administrative expenses in the June 30, 2002 statement of operations and comprehensive income. Such amount was paid in July 2002. The Consent Order then provides for a period of due diligence investigation of the property owned by Chevron. The investigation has been conducted and the results are under review. The investigation costs are being split with one other defendant, Vulcan Materials Company. Upon completion of the review of the results of the investigation, a decision will be made whether to opt out of the settlement or proceed. If no party opts out of the settlement, Phibro Animal Health Corporation and CP will take title to the adjoining Chevron property, probably through the use of a three-member New Jersey limited liability company. In preparation to move forward, a limited liability company has been formed, with Vulcan Materials Company as the third member. We also have commenced negotiations with Chevron regarding its allocation of responsibility and associated costs under the Consent Order. While the costs cannot be estimated with any degree of certainty at this time, we believe that insurance recoveries will be available to offset some of those costs.

     Our Phibro-Tech subsidiary was named in 1993 as a potentially responsible party ("PRP") in connection with an action commenced under CERCLA by the EPA, involving a former third-party fertilizer manufacturing site in Jericho, South Carolina. An agreement has been reached under which we have agreed to contribute up to $900,000 of which $634,596 has been paid as of June 30, 2004. Some recovery from insurance and other sources is expected. We have also accrued our best estimate of any future costs.

     Phibro-Tech, Inc. has resolved certain alleged technical permit violations with the California Department of Toxic Substance Control ("DTSC") and has reached an agreement to pay $425,000 over six (6) years as a result. The annual payments required under this agreement are not expected to have any material adverse impact on us.

     Phibro-Tech, Inc. and DTSC are currently negotiating the settlement of certain alleged technical permit violations from 2003. Phibro-Tech, Inc. believes most if not all of the alleged violations will be withdrawn. In the event penalties are assessed, they are not expected to exceed $50,000.

     In February 2000, the EPA notified numerous parties of potential liability for waste disposed of at a licensed Casmalia, California disposal site, including a business, assets of which were originally acquired by a subsidiary of ours in 1984. A settlement has been reached in this matter and we have paid $171,103 in full settlement.

     On or about April 5, 2002, the Company was served, as a potentially responsible party, with an information request from the EPA relating to a third-party superfund site in Rhode Island. The Company is investigating the matter, which relates to events in the 1950's and 1960's, but management does not believe that the Company has any liability in this matter.

     On or about August 13, 2004 the Company was served with a Request for Information pursuant to Section 104 of CERCLA and Section 3007 of RCRA relating to possible discharges into Turkey Creek in Sumter, South Carolina. The Company is preparing its response to the Request for Information and believes

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that, because its Sumter, South Carolina facility is distant from Turkey Creek and does not discharge into Turkey Creek, there is a low probability of liability associated with this matter.

     We and our subsidiaries are party to a number of claims and lawsuits arising out of the normal course of business including product liabilities and governmental regulation. Certain of these actions seek damages in various amounts. In most cases, such claims are covered by insurance. We believe that none of the claims or pending lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.

                              CONDITIONS IN ISRAEL

     The following information discusses certain conditions in Israel that could affect our Israeli subsidiary, Koffolk Israel. Israeli operations (excluding Koffolk Israel's non-Israeli subsidiaries) accounted for approximately 14% of our consolidated assets as of September 30, 2004 and approximately 12% of our consolidated net sales for fiscal 2004. We are, therefore, directly affected by the political, military and economic conditions in Israel.

POLITICAL AND MILITARY CONDITIONS

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, since October 2000 there has been a significant increase in violence and terrorist activity in Israel. In April 2002, and from time to time thereafter, Israel undertook military operations in several Palestinian cities and towns. We cannot predict whether the current violence and unrest will continue and to what extent it will have an adverse impact on Israel's economic development or on Koffolk Israel's or our results of operations. We also cannot predict whether or not any further hostilities will erupt in Israel and the Middle East and to what extent such hostilities, if they do occur, will have an adverse impact on Israel's economic development or on Koffolk Israel's or our results of operations.

     Certain countries, companies and organizations continue to participate in a boycott of Israeli firms and other companies doing business in Israel or with Israel companies. We do not believe that the boycott has had a material adverse effect on us, but we can not provide assurance that restrictive laws, policies or practices directed toward Israel or Israeli businesses will not have an adverse impact on our operations or expansion of the our business.

     Generally, male adult citizens who are permanent residents of Israel under the age of 40 are, unless exempt, obligated to perform certain military duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the employees of Koffolk Israel currently are obligated to perform annual reserve duty. While Koffolk Israel has operated effectively under these and similar requirements in the past, we cannot assess the full impact of such requirements on Koffolk Israel and us in the future, particularly if emergency circumstances occur and employees of Koffolk Israel are called to active duty.

ECONOMIC CONDITIONS

     Israel is currently experiencing the longest recession since the establishment of Israel in 1948. Factors affecting Israel's economy include the Intifada, which began in September 2000, the slowdown in world trade and the global slump in the high-tech industry. In addition, Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and security incidents. Further disruptions to the Israeli economy as a result of these or other factors could have a material adverse affect on Koffolk Israel's and our results of operations.

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     Koffolk Israel receives a portion of its revenues in U.S. dollars while its expenses are principally payable in New Israeli Shekels. Dramatic changes in the currency rates could have an adverse effect on Koffolk Israel's results of operations.

INVESTMENT INCENTIVES

     Certain of our Israeli production facilities have been granted Approved Enterprise status pursuant to the Law for the Encouragement of Capital Investments, 1959, and consequently may enjoy certain tax benefits and investment grants. Taxable income of Koffolk Israel derived from these production facilities is subject to a lower rate of company tax than the normal rate applicable in Israel. Dividends distributed by Koffolk Israel out of the same income are subject to lower rates of withholding tax than the rate normally applicable to dividends distributed by an Israeli company to a non-resident corporate shareholder. The grant available to newly Approved Enterprises was decreased throughout recent years. Certain of our Israeli production facilities further enjoyed accelerated depreciation under regulation extended from time to time and other deductions. We cannot provide assurance that we will, in the future, be eligible for or receive such or similar grants.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information with respect to our directors and executive officers.

NAME                                        AGE                    POSITION
----                                        ---                    --------
Jack C. Bendheim..........................  58    Chairman of the Board of Directors and
                                                  President
Gerald K. Carlson.........................  61    Chief Executive Officer
Marvin S. Sussman.........................  57    Vice Chairman of the Board of Directors and
                                                  President, Prince Agri
James O. Herlands.........................  62    Director and Executive Vice President
Richard G. Johnson........................  55    Chief Financial Officer
Daniel M. Bendheim........................  33    President, Specialty Chemicals Group*
Steven L. Cohen...........................  60    Vice President, General Counsel and
                                                  Assistant Secretary
Keith Collins.............................  50    President, Phibro Animal Health Division**
Daniel A. Welch...........................  54    Senior Vice President, Human Resources
Sam Gejdenson.............................  56    Director, Noteholder Representative
Peter A. Joseph...........................  52    Director
Mary Lou Malanoski........................  48    Director
Marcos Rodriguez..........................  43    Director

---------------

 * William A. Mathison, the former President, Specialty Chemicals Group, retired in August 2004.

** David G. McBeath, the former President, Animal Health Group, returned, as planned, to his private consulting business in December 2004.

     Jack C. Bendheim Chairman of the Board of Directors and President. Mr. Bendheim has been President since 1988. He was Chief Operating Officer from 1988 to 1998, and was Chief Executive Officer from 1998 to May 2002. He has been a director since 1984. Mr. Bendheim joined us in 1969 and served as Executive Vice President and Treasurer from 1983 to 1988 and as Vice President and Treasurer from 1975 to 1983. Mr. Bendheim is also a director of The Berkshire Bank in New York, New York, and Empire Resources, Inc., a metals trading company in Fort Lee, New Jersey.

     Gerald K. Carlson Chief Executive Officer. Mr. Carlson joined us in May 2002 and has served as our Chief Executive Officer since then. Prior to joining us, Mr. Carlson served as the Commissioner of Trade and Development for the State of Minnesota from January 1999 to March 2001. Mr. Carlson served as Senior Vice President -- Corporate Planning and Development from June 1996 to his retirement in October 1998 from Ecolab, Inc. During his thirty-two year career at Ecolab, Mr. Carlson also served as Senior Vice President of International as well as Senior Vice President and General Manager -- Institutional North America.

     Marvin S. Sussman Vice Chairman of the Board of Directors and President of our Prince Agri subsidiary. He has been a director since 1988 and was Chief Operating Officer from 1998 to 2002. Mr. Sussman joined us in 1971. Since then, he has served in various executive positions with us. Mr. Sussman was President of our Prince Group from 1988 to 2002. Mr. Sussman is the brother-in-law of Jack Bendheim.

     James O. Herlands Director; Executive Vice President. Mr. Herlands joined us in 1964. Since then, he has served in various capacities in sales/marketing and purchasing. He has been a director since 1988 and served as President of our CP/PhibroChem division since 1992. In addition, Mr. Herlands has served as our Executive Vice President since 1988. Mr. Herlands is the first cousin of Jack Bendheim.

     Richard G. Johnson Chief Financial Officer. Mr. Johnson joined us in September 2002 and has served as our Chief Financial Officer since then. Prior to joining us, Mr. Johnson served as Director of Financial
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Management for Laserdyne Prima, Inc. from 2001 to 2002 and as Vice
President -- Planning and Control, Latin America for Ecolab, Inc. from 1992 to 1999. In addition, Mr. Johnson served in various senior financial positions at Ecolab over a fifteen year period.

     Daniel M. Bendheim President, Specialty Chemicals Group. Mr. Bendheim joined the Company in 1998. In 2001 he was appointed Vice President of Business Development, and was appointed to his current position of President, Specialty Chemicals Group in September, 2004. Prior to joining the Company Mr. Bendheim worked as an analyst at SouthCoast Capital. Mr. Bendheim received a JD from Harvard Law School in 1996 and a BA from Yeshiva University in 1993. Mr. Bendheim is a son of Jack Bendheim.

     Steven L. Cohen Vice President and General Counsel. Mr. Cohen joined us in October 2000 and has served as our Vice President -- Regulatory and General Counsel since then. Prior to joining us, Mr. Cohen was, from 1997 to 2000, General Counsel of Troy Corporation, a multi-national chemical company. From 1994 to 1997, Mr. Cohen was in the private practice of law.

     Keith R. Collins President, Phibro Animal Health Division. Mr Collins joined us in August 2004. Prior to joining us, Mr. Collins was, from 2000 to 2004, Director, Global Strategic Marketing for Cattle and Swine with Merial Ltd., the world's largest animal health company. From 1995 to 2000, he was Director of European Operations with Hoechst Roussel Vet and Intervet based in Germany and Holland respectively. Mr Collins is a Fellow of the New Zealand Institute of Management.

     Daniel A. Welch Senior Vice President Human Resources. Mr. Welch joined us on August 9, 2004. Prior to joining us, he was Director of Human Resources of Pfizer Inc. since 2001. From 1998 to 2001, Mr. Welch was the President of Value Growth Dynamics, LLC, a consulting firm focused on strategic change.

     Sam Gejdenson Director. From 1981 to 2000, Congressman Sam Gejdenson served eastern Connecticut in the U.S. House of Representatives. Mr. Gejdenson was the senior Democrat on the House International Relations Committee. He received an A.S. degree from Mitchell College in New London, Connecticut in 1968 and a B.A. from the University of Connecticut in Storrs, Connecticut in 1970. In 1974, he was elected to the Connecticut House of Representatives, serving two terms before accepting a post in the administration of Connecticut Governor Ella T. Grasso. Mr. Gejdenson is now involved in international trade in his own company Sam Gejdenson International.

     Peter A. Joseph Director. Mr. Joseph has served as one of our Directors since February 2001. From 1998 to present, he has been a member of Palladium Equity Partners, LLC. From 1986 to 1997, Mr. Joseph was a general partner of Joseph Littlejohn & Levy, a buyout firm.

     Mary Lou Malanoski Director. Ms. Malanoski currently serves as a Managing Director at Morgan Joseph & Co. Inc. From 1994 until June 2001, Ms. Malanoski served as Managing Director and Chief Financial Officer of New Street Advisors LP, a private equity firm that she co-founded. Ms. Malanoski began her career at Drexel Burnham Lambert in 1980 in the Corporate Finance Department. She subsequently served in various positions, finally serving as Managing Director in the Mergers and Acquisitions Department and Chair of the Corporate Finance Underwriting Commitment Committee. Following Drexel's bankruptcy filing in 1990, Ms. Malanoski was responsible for formulating the firm's plan of reorganization, which was successfully consummated in 1992. She remained at the reorganized firm, which was renamed New Street Capital Corp., as a Managing Director responsible for many of the firm's merchant banking investments. Following New Street Capital's sale in 1994, Ms. Malanoski co-founded New Street Advisors. She is a Trustee of Rosemont College, from which she received a B.A. degree in Mathematics, and she also received an MBA from the Johnson School of Cornell University.

     Marcos A. Rodriguez Director. Mr. Rodriguez founded Palladium Equity Partners in 1997 and serves as Managing Member. Prior to forming Palladium, Mr. Rodriguez was a partner of Joseph Littlejohn & Levy (JLL), a buyout firm which he joined in 1989. He was responsible for spearheading a number of JLL's major investments. Before launching his private equity career 14 years ago, Mr. Rodriguez worked in operations for General Electric Company in the U.S., Mexico and France and graduated from GE's Manufacturing Management Program. Mr. Rodriguez serves on the Board of Directors of portfolio companies Haden International, The Hilsinger Company and Wise Foods. In addition, Mr. Rodriguez serves as

Chairman of the Development Committee and Treasurer of the Board of Directors of The Robert Toigo Foundation, a not-for-profit organization that supports the advancement of exceptional minority business degree students and alumni within the finance industry through scholarships, mentoring, internships and job placement. He is also a member of the New America Alliance. Mr. Rodriguez earned a B.S. in Mechanical Engineering from Columbia University, an M.B.A from the Wharton School and an M.A. in International Studies from the Lauder Institute of the University of Pennsylvania.

BOARD COMPOSITION

     Our entire Board of Directors consists of 7 members, all of whom are currently designated and serving as directors. Our board of directors is elected annually, and our directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Each officer serves at the discretion of the Board of Directors.

COMPENSATION OF DIRECTORS

     Except for the payment of $50,000 annually to Mr. Sam Gejdenson, the director designated by the holders of the Senior Secured Notes, our directors do not receive any cash compensation for service on our Board of Directors. Directors may be reimbursed for certain expenses in connection with attendance at board meetings, however. We have entered into certain transactions with certain of the directors. See "Certain Relationships and Related Party Transactions."

CODE OF ETHICS

     Our Board of Directors has not adopted a code of ethics applicable to our principal executive, financial or accounting officers. The Board of Directors believes that our current internal control procedures and business practices are adequate to promote honest and ethical conduct and to deter wrongdoing by these executives.

COMMITTEES OF THE BOARD OF DIRECTORS

     We are not a "listed issuer" as defined under Section 10A-3 of the Exchange Act and are therefore not required to have an audit committee comprised of independent directors. We currently do not have an audit committee and our Board of Directors has determined that we do not have an audit committee financial expert. The Board of Directors believes that each of its members has the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, and therefore does not believe that it is necessary at this time to search for a person who would qualify as an audit committee financial expert.

     Our Board of Directors has not created any committees other than the compensation committee.

     The duties of the Compensation Committee are to recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and other senior officers of the Company, for approval by the full Board of Directors.

     The current members of the Compensation Committee are Mr. Jack C. Bendheim, Mr. Joseph and Mr. Gejdenson.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by us and our subsidiaries for services during fiscal 2004, 2003, and 2002 to each of our five most highly compensated executive officers:

                                                    ANNUAL COMPENSATION
                                            ------------------------------------
                                                                    OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS     COMPENSATION   COMPENSATION(1)
---------------------------          ----   ----------   --------   ------------   ---------------
Jack C. Bendheim...................  2004   $1,650,000   $     --     $     --         $ 2,050
  Chairman of the Board; President   2003    1,650,000         --      150,000(2)        6,500
                                     2002    1,500,000    265,000           --           6,000
Gerald K. Carlson(3)...............  2004      500,000    575,000       24,000           1,458
  Chief Executive Officer            2003      500,000         --       24,000              --
                                     2002       49,350         --           --              --
Marvin S. Sussman(4)...............  2004    1,000,000    101,372           --          24,581(6)
  Vice Chairman of the Board;        2003    1,000,000         --           --          24,500(6)
  President of Prince Agri           2002    1,000,000         --           --           6,000
James O. Herlands..................  2004      400,000     95,519           --           6,581
  Executive Vice President           2003      400,000    150,000           --           6,500
                                     2002      400,000    150,000           --           6,000
Richard G. Johnson(5)..............  2004      268,750    200,000       13,500           6,703
  Chief Financial Officer            2003      192,308         --       39,000              --

---------------

(1) Represents contributions by us under our 401(k) Retirement and Savings Plan. See "Compensation Pursuant to Plans."

(2) In fiscal 2003, Mr. Bendheim was paid $150,000 for temporary deferral of fiscal 2002 compensation.

(3) 2002 salary is for a partial year commencing May 2002. In fiscal 2004 and 2003, Mr. Carlson received $24,000 for relocation and housing assistance.

(4) Pursuant to a Stockholders Agreement between us and Mr. Sussman, we are required to purchase, at book value, all shares of our Class B Common Stock owned by Mr. Sussman in the event of his retirement, death, disability or the termination of his employment by us. Should Mr. Sussman elect to sell his shares, we have a right of first offer and an option to purchase the shares. See "Certain Relationships and Related Party Transactions." As a result, each year, we are required to record as compensation expense (income) in our results of operations the change in our book value attributable to Mr. Sussman's shares. For 2004, 2003 and 2002, the expense (income) attributable to Mr. Sussman's shares was $0, $0 and ($378,000), respectively. No distributions have been made to Mr. Sussman under this agreement.

(5) Salary is since date of employment for 2003. In fiscal 2004 and 2003, Mr. Johnson received $13,500 and $39,000, respectively, for relocation and housing assistance.

(6) Of such amount, $18,000 represents the cost of the term portion of a life insurance policy purchased by the Company in the face amount of $10 million on the life of Mr. Sussman, with a required premium of $252,000 per year. The policy commenced in April 2002.

     In fiscal 2004, no options were granted to the named executive officers and no options were held or exercised by any of the named executive officers.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     We entered into an employment agreement with Gerald K. Carlson in May 2002, whereby Mr. Carlson will serve as our Chief Executive Officer. The agreement provides for a base salary of $500,000 during the first year of its term. Mr. Carlson is eligible to receive an annual bonus of up to 150% of his base salary based on our achievement of certain specified EBITDA growth targets. If Mr. Carlson is terminated without Cause (as defined) or he voluntarily terminates the agreement with Good Reason (as defined), he is entitled to receive the accrued portion of the target annual bonus, as well as an amount ranging from two to eight months of base salary depending on when such termination occurs. If, within six months after a Change of Control (as defined), Mr. Carlson is terminated without cause or he voluntarily terminates the agreement with Good Reason, he will be entitled to receive a lump sum payment equal to the amount of annual target bonus accrued to the date of termination, plus 100% of base salary and 50% of annual target bonus. We are obligated under the agreement to provide separate indemnification insurance to Mr. Carlson in the amount of the current coverage provided to our current board of directors.

     We entered into an employment agreement with Marvin S. Sussman in December 1987. The term of employment is from year-to-year, unless terminated by us at any time or by his death or permanent disability.

     In December 2004, David McBeath resigned as President, Animal Health Group. We entered into a consulting agreement with Mr. McBeath in November 2004, pursuant to which Mr. McBeath agreed to provide to us consulting services through December 2005. The consulting agreement provides that Mr. McBeath shall work ten days per month at a rate of GBP1,000 per day from January through June 2005 and five days per month at a rate of GBP1,100 per day through December 2005.

     In 1995, James O. Herlands purchased stock in Phibro-Tech. In connection therewith, we entered into a severance agreement with him. The agreement provides that, upon his Actual or Constructive Termination or a Change in Control Event (as such terms are defined), he is entitled to receive a cash Severance Amount (as defined therein), based upon a multiple of Phibro-Tech's pre-tax earnings (as defined therein). In addition, if an Extraordinary Event (as defined) occurs within 12 months after the occurrence of an Actual or Constructive Termination, the executive is entitled to receive an additional Catch-up Payment (as defined). At June 30, 2004, no severance payments would have been due to Mr. Herlands if he were terminated. See "Certain Relationships and Related Party Transactions."

COMPENSATION PURSUANT TO PLANS

     401(k) Plan. We maintain for the benefit of our employees a 401(k) Retirement and Savings Plan (the "Plan"), which is a defined contribution, profit sharing plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Our employees are eligible for participation in the Plan once they have attained age 21 and completed a year of service (in which the employee completed 1,000 hours of service). Up to $200,000 (indexed for inflation) of an employee's base salary may be taken into account for Plan purposes. Under the Plan, employees may make pre-tax contributions of up to 60.0% of such employee's base salary, and we will make non-matching contributions equal to 1% of an employee's base salary and matching contribution equal to 50.0% of an employee's pre-tax contribution up to 3.0% of such employee's base salary and 25.0% of such employee's pre-tax contribution from 3.0% to 6.0% of base salary. Participants are vested in employer contributions in 20% increments beginning after completion of the second year of service and become fully vested after five years of service. Distributions are generally payable in a lump sum after termination of employment, retirement, death, disability, plan termination, attainment of age 59 1/2, disposition of substantially all of our assets or upon financial hardship. The Plan also provides for Plan loans to participants.

     The accounts of Messrs. Bendheim, Carlson, Sussman, Herlands, and Johnson were credited with employer contributions of $2,050, $1,458, $6,581, $6,581, and $6,703, respectively, for fiscal 2004.

     Retirement Plan. We have adopted The Retirement Plan of Phibro Animal Health Corporation and Subsidiaries and Affiliates, which is a defined benefit pension plan (the "Retirement Plan"). Our employees are eligible for participation in the Retirement Plan once they have attained age 21 and completed a year of service (which is a Plan Year in which the employee completes 1,000 hours of service). The Retirement Plan provides benefits equal to the sum of (a) 1.0% of an employee's "average salary" plus 0.5% of the employee's "average salary" in excess of the average of the employee's social security taxable wage base, times years of service after July 1, 1989, plus (b) the employee's frozen accrued benefit, if any, as of June 30, 1989 calculated under the Retirement Plan formula in effect at that time. For purposes of calculating the portion of the benefit based on "average salary" in excess of the average wage base, years of service shall not exceed 35. "Average salary" for these purposes means the employee's salary over the consecutive five year period in the last ten years preceding retirement or other termination of employment which produces the highest average;

or, if an employee has fewer than five years of service, all such years of service. An employee becomes vested in his plan benefit once he completes five years of service with us. In general, benefits are payable after retirement or disability in the form of a 50%, 75% or 100% joint or survivor annuity, life annuity or life annuity with a five or ten year term. In some cases benefits may also be payable under the Retirement Plan in the event of an employee's death.

     The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications, assuming a life annuity with a ten year term.

                                                      YEARS OF SERVICE
                                       -----------------------------------------------
AVERAGE COMPENSATION                     15        20        25        30        35
--------------------                   -------   -------   -------   -------   -------
$25,000..............................  $ 3,750   $ 5,000   $ 6,250   $ 7,500   $ 8,750
$50,000..............................  $ 7,500   $10,000   $12,500   $15,000   $17,500
$75,000..............................  $11,420   $15,000   $18,750   $22,500   $26,250
$100,000.............................  $17,040   $22,000   $26,980   $31,990   $37,280
$150,000.............................  $28,290   $37,000   $45,730   $54,490   $63,530
$200,000.............................  $39,540   $52,000   $64,480   $76,990   $89,780

     As of June 30, 2004, Messrs. Bendheim, Carlson, Sussman, Herlands, and Johnson had 35, 2, 33, 40 and 2 estimated credited years of service, respectively, under the Retirement Plan. The compensation covered by the Retirement Plan for each of these officers as of June 30, 2004 is $205,000. Such individuals, at normal retirement age 65, will have 43, 6, 41, 43 and 12 credited years of service, respectively. The annual expected benefit after normal retirement at age 65 for each of these individuals, based on the compensation taken into account as of June 30, 2004, is $118,200, $16,580, $134,110, $129,240, and $32,000, respectively.

     Most of our foreign subsidiaries have retirement plans covering substantially all employees. Contributions to these plans are generally deposited under fiduciary-type arrangements. Benefits under these plans are primarily based on levels of compensation. Funding policies are based on applicable legal requirements and local practices.

     Deferred Compensation Plan. In 1994, we adopted a non-qualified Deferred Compensation Plan and Trust, as an incentive for certain executives. The plan provides for (i) a Retirement Income Benefit (as defined), (ii) a Survivor's Income Benefit (as defined), and (iii) Deferred Compensation Benefit (as defined). Three employees currently participate in this plan. A trust has been established to provide the benefits described above.

     The following table shows the estimated benefits from this plan as of June 30, 2004.

                                                     ANNUAL       SURVIVOR'S     DEFERRED
                                                   RETIREMENT       INCOME     COMPENSATION
                                                 INCOME BENEFIT    BENEFIT       BENEFIT
                                                 --------------   ----------   ------------
Jack C. Bendheim...............................     $35,309       $1,500,000     $386,368
Marvin S. Sussman..............................     $35,309       $1,000,000     $128,451
James O. Herlands..............................     $35,085       $  400,000     $347,104

     We determine the Retirement Income Benefit based upon the employee's salary, years of service and age at retirement. At present, it is contemplated that a benefit of 1% of each participant's eligible compensation will be accrued each year. The benefit is payable upon retirement (after age 65 with at least 10 years of service) in monthly installments over a 15 year period to the participant or his named beneficiary. The Survivor's Income Benefit for the current participants is one times annualized compensation at the time of death, capped at $1,500,000, payable in 24 equal monthly installments. The Deferred Compensation Benefit is substantially funded by compensation deferred by the participants. Such benefit is based upon a participant making an election to defer no less than $3,000 and no more than $20,000 of his compensation in excess of $150,000, payable in a lump sum or in monthly installments for up to 15 years. We make a matching contribution of $3,000. Participants have no claim against us other than as unsecured creditors. We intend to fund the payments using the cash value or the death benefit from the life insurance policies insuring each Executive's life.

     Executive Income Program. On March 1, 1990, we entered into an Executive Income Program to provide a pre-retirement death benefit and a retirement benefit to certain of our executives. The Program consists of a Split-Dollar Agreement and a Deferred Compensation Agreement with Jack Bendheim, Marvin S. Sussman and James O. Herlands (the "Executives"). The Split Dollar Agreement provides for us to own a whole life insurance policy in the amount of $1,000,000 (plus additions) on the life of each Executive.

     Each policy also contains additional paid-up insurance and extended term insurance. On the death of the Executive prior to his 60th birthday or his actual retirement date, whichever is later: (i) the first $1,000,000 of the death benefit is payable to the Executive's spouse, or issue; (ii) the excess is payable to us up to the aggregate amount of premiums paid by us; and (iii) any balance is payable to the Executive's spouse or issue. The Split-Dollar Agreement terminates and no benefit is payable if the Executive dies after his retirement. The Deferred Compensation Agreement provides that upon the Executive's retirement, at or after attaining age 65, we will make retirement payments to the Executive during his life for 10 years or until he or his beneficiaries have received a total of 120 monthly payments. Participants have no claim against us other than as unsecured creditors. We intend to fund the payments using the cash value or the death benefit from the life insurance policies insuring each Executive's life. The retirement benefits are as follows:
Jack Bendheim $30,000; Marvin S. Sussman $30,000; and James O. Herlands $20,000.

     1993 Split Dollar Agreement. On August 12, 1993, we entered into a Split Dollar Agreement with David Butler and Gail Bendheim, as trustees under an Indenture of Trust dated August 12, 1993 (the "Trust"). This Agreement provides for the Trust to purchase and own life insurance policies on the life of Jack C. Bendheim in the aggregate face amount of $5,000,000 (plus additions). The premiums for such insurance are paid in part by the Trust (to the extent of the lesser of the P.S. 58 rates, or the insurers' current published premium rate for annually renewable term insurance for standard risks) and in part by us (we pay the balance of the premiums not paid by the Trust). Upon the death of Jack C. Bendheim or upon the cancellation of the policies or the termination of the Agreement, we have the right to be repaid the total amount we advanced toward payment of premiums. To secure our right to be repaid, the Trust has assigned each policy to us as collateral. After repayment of the amount due to us, the remaining cash surrender value or the remaining death benefit is payable to the Trust, the beneficiaries of which are the wife and issue of Jack C. Bendheim.

MEETINGS OF DIRECTORS

     During fiscal 2004, the Board of Directors took certain actions by both written consent and at regular meetings. Directors are elected annually and serve until the next annual meeting of Shareholders or until their successors are elected and qualified.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee was established during fiscal 2004. The responsibility of the compensation committee is to recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and other senior officers, for approval by the full Board of Directors. The compensation committee will prepare recommendations to the Board of Directors for the 2005 fiscal year. Executive compensation for the 2004 fiscal year was determined by the Board as a whole. During fiscal 2004 the directors participated in deliberations regarding compensation of our officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jack Bendheim, Marvin S. Sussman and James O. Herlands are members of our Board of Directors and are executive officers. Jack Bendheim, Peter Joseph and Sam Gejdenson are members of the compensation committee. None of our executive officers serve as a member of the Board of Directors of any other non-Company entity which has one or more members serving as a member of our Board of Directors, except that Jack Bendheim and Peter Joseph serve as directors of Penick Holding Company. Messrs. Bendheim, Sussman, Herlands, Joseph and Rodriguez have participated in certain transactions with us and our subsidiaries and affiliates. See "Certain Relationships and Related Transaction."

                             PRINCIPAL STOCKHOLDERS

     The table sets forth certain information as of September 30, 2004 regarding beneficial ownership of our capital stock by each of our directors and named executive officers, each beneficial owner of 5% or more of the outstanding shares of capital stock and all directors and officers as a group.

                                                            NUMBER OF COMMON SHARES
                                                             (PERCENTAGE OF CLASS)
                                                   -----------------------------------------
NAME                                               CLASS A VOTING(1)   CLASS B NON-VOTING(2)
----                                               -----------------   ---------------------
Jack Bendheim(3)(4)..............................    12,600(100)%         10,699.65(90)%
Marvin S. Sussman................................              --          1,188.85(10)%
All other officers and directors(5)..............              --                      --
All officers and directors as a group............    12,600(100)%         11,888.50(100)%

---------------

(1) The entire voting power is exercised by the holders of Class A Common Stock, except that the holders of Class A Common Stock currently are entitled to elect all but four of the directors. The holders of Class B Common Stock are entitled to elect one and the holders of Series C Preferred Stock are entitled to elect two directors but do not vote on any other matters. In addition, the holders of the units of senior secured notes have the right to designate one member of the Board of Directors.

(2) Class B Common shareholders will receive the entire equity upon our liquidation, after payment of preferences to holders of all classes of preferred stock and Class A Common Stock.

(3) Jack Bendheim also owns 5,207 (100%) shares of Series A Preferred Stock.

(4) Includes 6,308.527 shares of Class B Common Stock owned by trusts for the benefit of Jack Bendheim, his spouse, his children and their spouses and his grandchildren.

(5) Peter A. Joseph and Marcos Rodriguez have been designated as directors of the Company by Palladium Equity Partners II, LP ("Palladium") which beneficially owns 10,591 shares of our Series C Preferred Stock. Palladium has the right to designate two directors to the Board of Directors. See "Certain Relationships and Related Party Transactions."

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 30,300 shares of Common Stock, allocated as follows: 16,200 shares of Class A Common Stock, par value $0.10 per share, and 14,100 shares of Class B Common Stock, par value $0.10 per share, and 155,750 shares of Preferred Stock, par value $100 per share, of which the following series have been established: 5,207 shares of Series A Preferred Stock and 20,000 shares of Series C Redeemable Participating Preferred Stock ("Series C Preferred Stock").

     At the date of this prospectus, there are issued and outstanding 12,600 shares of Class A Common Stock, 11,888.50 shares of Class B Common Stock, 5,207 shares of Series A Preferred Stock and 10,591 shares of Series C Preferred Stock.

     The following description of the terms of all classes and series of our common and preferred stock is not complete and is subject to and qualified in its entirety by reference to our amended certificate of incorporation (the "Certificate of Incorporation").

     The entire voting power is vested in the holders of Class A Common Stock, except that the holders of shares of Class A Common Stock are entitled to elect all but four of the directors. The holders of Class B Common Stock are entitled to elect one director and holders of the Series C Preferred Stock are entitled by contract to elect two directors and are not entitled to vote on any other corporate action except as required by applicable law. In addition, under the indenture one member of the Board of Directors is designated on behalf of the holders of the units of senior secured notes. Holders of units are not entitled to vote on any other corporate action. The holders of shares of Class A Common Stock are entitled to one vote per share upon all matters submitted for a vote of the shareholders. The Certificate of Incorporation does not provide for cumulative voting. The holders of Common Stock are entitled to preemptive rights.

     No dividends may be paid to holders of Common Stock until all dividends have been paid to holders of Preferred Stock. The holders of Series C Preferred Stock are entitled to cumulative cash dividends, payable semi-annually, at 15% per annum of the liquidation value. The liquidation value of the Series C Preferred Stock is an amount equal to $1,000 per share plus all accrued and unpaid dividends (the "Liquidation Value"), plus a percentage of our equity value, as defined in the Certificate of Incorporation. The equity value is calculated as a multiple of the earnings before interest, tax, depreciation and amortization of our business, and with deductions for, among other things, outstanding indebtedness ("Equity Value"). In connection with the PMC transaction, the definition of Equity Value in the Company's Certificate of Incorporation was amended to reduce the multiple of trailing EBITDA payable in connection with any future redemption of Series C Preferred to 6.0 from 7.5. In connection with the 2004 Offering, we agreed with the holders of the Series C Preferred Stock that, for purposes of calculating the Equity Value, the total net debt of Phibro Animal Health Corporation would not exceed $170 million. Directors elected by the holders of Class A Common Stock have the exclusive right and power to cause us to declare and pay other dividends. Non-cumulative dividends are payable on the outstanding Series A Preferred Stock and Common Stock, in the following order only when and as declared by the Board: each share of Series A Preferred Stock -- $1.00 per year; each share of Class A Common Stock -- $0.0055 per year; and each share of Class B Common Stock, as determined by the Board.

     Beginning November 30, 2003, and on each anniversary thereafter, we may redeem, for cash only, in whole the Series C Preferred Stock, at the Liquidation Value plus the Equity Value payment. At any time after the redemption of the Senior Subordinated Notes due 2008, Palladium has the right to require us to redeem, for cash, the Series C Preferred Stock at the Liquidation Value plus the Equity Value payment. In connection with the Palladium repurchase and divestiture of PMC, all of the shares of Series B Preferred Stock were repurchased and all of the shares of Series C Preferred Stock other than shares having a value as of December 26, 2003, the date of repurchase, of $16.5 million were repurchased. See "Certain Relationships and Related Party Transactions."

     The shares of Series A Preferred Stock are redeemable at our option, in whole or part, at any time or from time to time, for a redemption price equal to the par value thereof plus any declared but unpaid dividends.

     In the event of any complete liquidation, dissolution or winding up of the business, or sale of all of our assets, after redemption of the Series C Preferred Stock, each share of Series A Preferred Stock is entitled to a distribution equal to the par value thereof and any declared but unpaid dividends. Thereafter, our remaining assets shall be distributed, first to the holders of Class A Common Stock in an amount equal to $0.10 per share, and then to the holders of Class B Common Stock. In the event that no shares of Class B Common Stock are then outstanding, all remaining assets will be paid to the holders of Class A Common Stock. The Board of Directors is authorized to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, we have no plans to issue any shares of Preferred Stock.

     The authorized share capital of the Dutch issuer is Euro 90,000, divided into 900 ordinary shares with a nominal value of Euro 100 each, of which 180 fully paid shares have been issued.

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              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Our Phibro-Tech subsidiary leases the property underlying its Santa Fe Springs, California facility from First Dice Road Company, a California limited partnership ("First Dice"), in which Jack Bendheim, our President and principal stockholder, Marvin S. Sussman and James O. Herlands, directors, own 39.0%, 40.0% and 20.0% limited partnership interests, respectively. The general partner, having a 1% interest in the partnership, is Western Magnesium Corp., a wholly-owned subsidiary of ours, of which Jack Bendheim is the president. The lease expires on June 30, 2008. The annual rent is $250,000. Phibro-Tech is also required to pay all real property taxes, personal property taxes and liability and property insurance premiums. In June 2001, Jack Bendheim entered into a secured $1.4 million revolving credit arrangement with First Union National Bank, which replaced a prior loan from Fleet Bank. Mr. Bendheim reloans borrowings under the First Union credit line to First Dice on the same terms as his borrowing from First Union. We believe that the terms of such lease and loan are on terms no less favorable to Phibro-Tech than those that reasonably could be obtained at such time in a comparable arm's-length transaction from an unrelated third-party.

     Pursuant to a Shareholders Agreement dated December 29, 1987 between Marvin
S. Sussman and us, we are required to purchase, at book value, all shares of our Class B Common Stock owned by Mr. Sussman, in the event of his retirement, death, permanent disability or the termination of his employment by us. Should Mr. Sussman elect to sell his shares, we have a right of first offer and an option to purchase the shares.

     A Shareholders Agreement initially entered into by Phibro-Tech and three executives of Phibro-Tech, including James O. Herlands (the "Executives") provides, among other things, for restrictions on their shares as to voting, dividends, liquidation and transfer rights. The Shareholders Agreement also provides that upon the death of an Executive or termination of an Executive's employment, Phibro-Tech must purchase the Executive's shares at their fair market value, as determined by a qualified appraiser. In the event of a Change of Control (as defined), the Executive has the option to sell his shares to Phibro-Tech at such value. The Shareholders Agreement provides, that, upon the consent of Phibro-Tech, the Executives and us, the Executives' shares of Phibro-Tech Common Stock may be exchanged for a number of shares of our Common Stock, which may be non-voting Common Stock, having an equivalent value, and upon any such exchange such shares of our Common Stock will become subject to the Shareholders Agreement. We and Phibro-Tech also entered into Severance Agreements with the Executives which provide, among other things, for certain severance payments. See "Management -- Executive Compensation -- Employment and Severance Agreements."

     We advanced $200,000 to Marvin Sussman and his wife in 1987, pursuant to a secured promissory note that is payable on demand and bears interest at the annual rate of 9%.

     Certain relatives of Jack Bendheim, other than Mr. Sussman and Mr. Herlands named above, provide services to us, in one case through a consulting firm controlled by a relative, and in other cases as employees, and received directly or through such consulting firm annual aggregate payments of approximately $650,000 for the fiscal year ended June 30, 2004.

     On January 5, 2000, the United States Bankruptcy Court for the Eastern District of New York confirmed a Plan of Reorganization for Penick Corporation and Penick Pharmaceutical, Inc. (collectively, "Penick") which prior to such confirmation were debtors in proceedings in such Court for reorganization under Chapter 11 of the Bankruptcy Code, and awarded Penick to Penick Holding Company ("PHC"). PHC is a corporation formed to effect such acquisition by the Company, PBCI LLC, a limited liability company controlled by Mr. Jack Bendheim, and several other investors, including Peter A. Joseph, a director of the Company. Pursuant to a Shareholders' Agreement among the shareholders of PHC, Messrs. Bendheim and Joseph have been designated as two of three directors of PHC, and Mr. Katzenstein, our Secretary, has been designated as Secretary and Treasurer of PHC. The Company has invested approximately $2,300,000 for shares of Series A Preferred Stock of PHC bearing an 8.5 percent annual cumulative dividend, and PBCI LLC invested approximately $500,000 for approximately 15 percent of the Common Stock of PHC. Mr. Joseph owns or controls approximately 12 percent of the Common Stock of PHC.

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     In connection with the sale of our Series B and Series C Preferred Stock to the Palladium Investors, we and Jack Bendheim entered into a Stockholders Agreement (the "Palladium Stockholders Agreement") dated November 30, 2000 with the Palladium Investors. The Palladium Stockholders Agreement provides for our Board to include two directors to be designated by the Palladium Investors.
Peter A. Joseph and Marcos Rodriguez are currently the two designees of the Palladium Investors serving as directors. If and for so long as we fail to redeem any share of Series B or Series C Preferred Stock requested for redemption by a Palladium Investor after the earliest to occur of June 1, 2008 (the maturity date of our 9 7/8% Senior Subordinated Notes due 2008), the redemption of such Notes in full prior thereto or a change in control of us, then (x) the Palladium Investors may take control of our Board of Directors, and
(y) Jack C. Bendheim has agreed to cause all equity securities owned by him to be voted in the manner directed by the Palladium Investors; provided, that, we must pay Jack Bendheim and Marvin Sussman, whether or not employed by us, an amount not less than their respective annual base salaries in effect immediately prior to such assumption of control, until the earlier to occur of the expiration of control by the Palladium Investors and the fifth anniversary of their assumption of control.

     The Palladium Stockholders Agreement contains covenants which restrict, without the consent of at least one director designated by the Palladium Investors (or, if no such director is then serving on the Board, at least one Palladium Investor), among other things, certain (a) issuances of any equity securities, unless the purchaser agrees to be bound by the Palladium Stockholders Agreement, (b) sales of assets in excess of $10 million, (c) purchases of businesses and other investments in excess of $10 million, (d) the incurrence of indebtedness for borrowed money, including guarantees, in excess of $12.5 million, (e) redemptions, acquisitions or other purchases of equity securities, (f) transactions with officers, directors, stockholders or employees or any family member or affiliate thereof in excess of $500,000, (g) compensation and benefits of certain officers, and (h) transactions involving a change of control. The Palladium Stockholders Agreement also provides that we shall furnish the Palladium Investors certain financial reporting and environmental information each year and grant to the Palladium Investors registration rights comparable to any such rights granted to any third party, and requires us to maintain certain key man life insurance on Jack C. Bendheim for the benefit of the Palladium Investors. The Palladium Stockholders Agreement provides certain limitations on the ability of Jack C. Bendheim to transfer voting shares, and certain limitations on the ability of the Palladium Investors to transfer their shares, including a right of first refusal in favor of us and Mr. Bendheim.

     Pursuant to the Management and Advisory Services Agreement dated November 30, 2000 between us and the Palladium Investors, we agreed to pay, on a quarterly basis, the Palladium Investors an annual management advisory fee of $2.25 million until such time as all shares of Series B and Series C Preferred Stock are redeemed. Pursuant to the sale of PMC described below, our obligations for this fee have been terminated.

     Our policy with respect to the sale, lease or purchase of assets or property of any related party is that such transaction should be on terms that are no less favorable to us or our subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable arm's length transaction from an unrelated third party. The indenture and the domestic senior credit facility both include a similar restriction on us and our domestic subsidiaries with respect to the sale, purchase, exchange or lease of assets, property or services, subject to certain limitations as to the applicability thereof.

     Effective December 26, 2003 (the "Closing Date"), the Company completed the divestiture of substantially all of the business and assets of The Prince Manufacturing Company ("PMC") to a company ("Buyer") formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors (collectively the "Prince Transactions").

     Pursuant to definitive purchase and other agreements executed on and effective as of the Closing Date, the Prince Transactions included the following elements: (i) the transfer of substantially all of the business and assets of PMC to Buyer; (ii) the reduction of the value of the Company's Preferred Stock owned by the Palladium Investors from $72.2 million to $16.5 million (accreted through the Closing Date) by means of the redemption of all of its shares of Series B Preferred Stock and a portion of its Series C Preferred Stock;

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(iii) the termination of $2.2 million in annual management advisory fees payable by the Company to Palladium; (iv) a cash payment of $10.0 million to the Palladium Investors in respect of the portion of the Company's Preferred Stock not exchanged in consideration of the business and assets of PMC; (v) the agreement of the Buyer to pay the Company for advisory fees for the next three years of $1.0 million, $0.5 million, and $0.2 million, respectively (which were pre-paid at closing by the Buyer and satisfied for $1.3 million, the net present value of such payments); and (vi) the Buyer agreed to supply manganous oxide and red iron oxide products and to provide certain mineral blending services to the Company's Prince Agriproducts subsidiary ("Prince Agri"). Prince Agri agreed to continue to provide the Buyer with certain laboratory, MIS and telephone services, all on terms substantially consistent with the historic relationship between Prince Agri and PMC, and to lease to Buyer office space used by PMC in Quincy, Illinois. The Company has an agreement to receive certain treasury services from Palladium for $0.1 million per year. Pursuant to definitive agreements, the Company made customary representations, warranties and environmental and other indemnities, agreed to a post-closing working capital adjustment, paid $4.0 million in full satisfaction of all intercompany debt owed to PMC, paid a closing fee to Palladium of $0.5 million, made certain capital expenditure adjustments included as part of the intercompany settlement amount, and agreed to pay for certain out-of-pocket transaction expenses. PMC retained $0.4 million of its accounts receivable. The Company established a $1.0 million letter of credit escrow for two years to secure its working capital adjustment and certain indemnification obligations. The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of Buyer for less than $21.0 million up to a maximum payment by the Company of $4.0 million (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of Buyer by January 1, 2009. The definition of "Equity Value" in the Company's Certificate of Incorporation was amended to reduce the multiple of trailing EBITDA payable in connection with any future redemption of Series C Preferred to 6.0 from 7.5. The amount of consideration paid and payable in connection with the Prince Transactions and all matters in connection therewith were determined pursuant to arm's length negotiations.

     In connection with the 2004 Offering, we agreed with the holders of the Series C Preferred Stock that, for purposes of calculating the Equity Value, which is calculated as part of the calculation of the Liquidation Value of the Series C Preferred Stock, the total net debt of Phibro Animal Health Corporation would not exceed $170 million. See "Description of Capital Stock."

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain of our indebtedness. To the extent such summary contains descriptions of the credit agreements and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available at or through the SEC or upon request from us.

DOMESTIC SENIOR CREDIT FACILITY

     Substantially simultaneously with the completion of the offering of the old units, on October 21, 2003, we entered into a new replacement domestic senior credit facility with Wells Fargo Foothill, Inc., providing for a working capital facility plus a letter of credit facility. The aggregate amount of borrowings under such working capital and letter of credit facilities originally were not permitted to exceed $25.0 million, including aggregate borrowings under the working capital facility of up to $15.0 million. On April 29, 2004, we amended the domestic senior credit facility to increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $25.0 million to $27.5 million and to increase the amount of aggregate borrowings available under the working capital facility from $15.0 million to $17.5 million. As of September 24, 2004, we amended the domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $27.5 million to $32.5 million; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17.5 million; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5.3 million for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336,000; and (v) establish covenant EBITDA levels for the periods after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and (iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for all other items.

     Concurrent with the completion of the 2004 Offering, on December 21, 2004, we amended the domestic senior credit facility to (i) amend the EBITDA definition to exclude charges and expenses related to the sale of the Belgium Plant in an aggregate amount not to exceed $26.8 million for purposes of calculating a certain financial covenant, (ii) amend the Indenture Reserve definition to include scheduled payments of interest due on the additional notes, (iii) amend the maximum aggregate amount of borrowings available under the working capital facility to permit a temporary increase to $22.5 million and for its reduction to $17.5 million on such borrowings being refinanced by the proceeds of the additional old notes issues in the 2004 Offering, (iv) amend the Permitted Investments definition to include investments in connection with the sale of the Belgium Plant and transfer of certain equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil or in connection with alternative production arrangements, and (v) provide for the issuance of the additional notes and the sale of the Belgium Plant and related transactions.

     Borrowings under the domestic senior credit facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory. Under the domestic senior credit facility, we may choose between two interest rate options: (i) the applicable base rate as defined plus 0.50% and (ii) the LIBOR rate as defined plus 2.75%. Indebtedness under the domestic senior credit facility is secured by a first priority lien on substantially all of our assets and assets of substantially all of our domestic subsidiaries. We are required to pay an unused line fee of 0.375% on the unused portion of the domestic senior credit facility, a monthly servicing fee and standard letter of credit fees to issuing banks. Borrowings under the domestic senior credit facility are available until, and are repayable no later than, October 31, 2007, although borrowings must be repaid by June 30, 2007 if the maturity of the Senior Secured Notes has not been extended, as required by the domestic senior credit facility, by that date. Pursuant to the terms of an intercreditor agreement, as amended in connection with the 2004 Offering, the security interest securing the Senior Secured Notes and the guarantees made by our domestic restricted subsidiaries is subordinated to a lien securing the domestic senior credit facility.
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

     The domestic senior credit facility also contains various covenants which restrict us and our subsidiaries with respect to, among other things, incurring indebtedness, entering into merger or consolidation transactions, disposing of assets (other than in the ordinary course of business), acquiring assets (with permitted exceptions), making certain restricted payments, making optional redemptions of, or excess cash flow offers for the notes, repaying our Senior Subordinated Notes not purchased by us with the proceeds of the offering of old notes, creating any liens on our assets, making investments, creating guarantee obligations and entering into sale and leaseback transactions and transactions with affiliates. In the event our total availability under our domestic senior credit facility falls below specified levels, the facility will require that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures. The domestic senior credit facility agreement provides for certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross default with respect to other obligations of ours and our subsidiaries, failure to comply with certain covenants, conditions or provisions under the domestic senior credit facility, the existence of certain unstayed or undischarged judgments, the invalidity or unenforceability of the relevant security documents, the making of materially false or misleading representations or warranties, commencement of reorganization, bankruptcy, insolvency or similar proceedings and the occurrence of certain ERISA events. Upon the occurrence of an event of default under the domestic senior credit facility, the lenders may declare all obligations thereunder to be immediately due and payable.

     We may from time to time, prior to the maturity date of the notes, refinance, replace, restructure, substitute for, amend or supplement the domestic senior credit facility. The actual terms of any new or modified credit facility which replaces the domestic senior credit facility could differ substantially from the facility summarized above.

OTHER INDEBTEDNESS AND CREDIT FACILITIES

     In June 1998, we issued $100 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2008. Proceeds of the offering of the old units issued on October 21, 2003 were used to complete the repurchase of $51,971,000 of our 9 7/8% Senior Subordinated Notes at a price equal to 60% of the principal amount thereof plus accrued and unpaid interest. The Senior Subordinated Notes are general unsecured obligations and are subordinated in right of payment to all existing and future senior debt (as defined in the indenture), and rank pari passu in right of payment with all other existing and future senior subordinated indebtedness. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by our domestic subsidiaries. The restrictive covenants in the indenture for the Senior Subordinated Notes were amended in certain respects.

     Certain of our foreign subsidiaries have existing local credit arrangements which will continue in effect after the offering. Our subsidiary in Israel, Koffolk Israel, has a $10.5 million working capital facility with Israeli banks for loans in various currencies, including dollars, euros and shekels. Borrowings under such facility bear interest at the LIBOR rate as defined plus 2.25%. Such facility matures every twelve months, subject to renewal, and is secured by a general floating lien over the accounts receivables and inventories of Koffolk Israel and its Israeli subsidiaries.

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                               THE EXCHANGE OFFER

     Simultaneously with the sale of the old units in October 2003 and December 2004, the US issuer, the Dutch issuer and the guarantors entered into substantially similar registration rights agreements with Jefferies & Company, Inc., the initial purchaser of the old units. We are conducting the exchange offer to satisfy our obligations under the registration rights agreements.

     The form and terms of the new units are identical in all material respects to the form and terms of the old units, except that the new units will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old units; and will not contain provisions relating to increased interest rates in connection with the old units under circumstances related to the timing of the exchange offer.

     The new units will evidence the same debt as the old units. The new units will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old units. Consequently, both the old units and the new units will be treated as a single series of debt securities under the indenture. For a description of the indenture, see "Description of the New Notes."

     The exchange offer is not extended to, nor will we accept tenders for exchange from, old unit holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange an aggregate number of up to 127,491 units, each unit consisting of:

     - $809.5238 principal amount of 13% Senior Secured Notes due 2007 of the US issuer; and

     - $190.4762 principal amount of 13% Senior Secured Notes due 2007 of the Dutch issuer.

     Holders may only exchange old units for new units. The old units must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not conditioned upon holders tendering a minimum number of old units. As of the date of this prospectus, all of the old units are outstanding.

     Only whole units will be accepted in the exchange offer; no fractions of old units will be accepted.

     Holders of the old units do not have any appraisal or dissenters' rights in connection with the exchange offer. If you do not tender your old units or if you tender old units that we do not accept, your old units will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the indenture relating to the old units and the new units. Existing transfer restrictions would continue to apply to such old units. See "Risk Factors -- If you fail to exchange your old units for new units, your old units will continue to be subject to restrictions on transfer" for more information regarding old units outstanding after the exchange offer.

     None of the US issuer, the Dutch issuer or the guarantors, or our respective boards of directors or management, recommends that you tender or not tender old units in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate number of old units to tender.

     The expiration date is 5:00 p.m., New York City time, on March 7, 2005, or such later date and time to which the exchange offer is extended.

     We have the right, in accordance with applicable law, at any time:

     - to delay the acceptance of the old units;

     - to terminate the exchange offer and not accept any old units for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

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     - to extend the expiration date of the exchange offer and retain all old units tendered in the exchange offer other than those units properly withdrawn; and

     - to waive any condition or amend the terms of the exchange offer in any manner.

     If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the old units disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

     If we exercise any of the rights listed above, we will as promptly as practicable give oral notice, promptly confirmed in writing, to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

     During an extension, all old units previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old units not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

     We will accept all old units validly tendered and not withdrawn. Promptly after the expiration date, we will issue new units registered under the Securities Act and deliver them to the exchange agent.

     The exchange agent might not deliver the new units to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and, after the expiration date, processes the required documents.

     We will be deemed to have exchanged old units validly tendered and not withdrawn when we give oral notice, promptly confirmed in writing, to the exchange agent of our acceptance of the tendered old units. The exchange agent is our agent for receiving tenders of old units, letters of transmittal and related documents.

     In tendering old units, you must warrant in the letter of transmittal or in an agent's message (described below) that:

     - you have full power and authority to tender, exchange, sell, assign and transfer old units;

     - we will acquire good, marketable and unencumbered title to the tendered old units, free and clear of all liens, restrictions, charges and other encumbrances; and

     - the old units tendered for exchange are not subject to any adverse claims or proxies.

     You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old units.

PROCEDURES FOR TENDERING OLD UNITS

  VALID TENDER

     We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. The letter of transmittal is to be completed by a holder of old units either if (1) a tender of old units is to be made by delivering physical certificates for such old units to the exchange agent, (2) a tender of old units is to be made by book-entry transfer to the account of the exchange agent for the exchange offer at DTC, or by confirmation of blocking instructions in accordance with the standard operating procedures of Euroclear or Clearstream, as the case may be, pursuant to the procedures set forth below or (3) a tender of old units is to be made according to the guaranteed delivery procedures set forth below.

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     Only a holder of record of old units may tender old units in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, Euroclear or Clearstream, as applicable, and either:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - in lieu of delivering a letter of transmittal, instruct DTC, Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old units acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which agent's message (as defined below) shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     In addition, either:

     - the exchange agent must receive old units along with the letter of transmittal; or

     - the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of such old units into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

     - the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream, as the case may be, that the securities account to which the old units are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such old units at any time after such date.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "-- Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old units, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old units may tender the old units in the exchange offer. If you tender fewer than all of your old units, you should fill in the amount of units tendered in the appropriate box on the letter of transmittal. The amount of old units delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     The method of delivery of the certificates for the old units, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old units should be sent directly to PAH or PB Netherlands. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with their respective procedures does not constitute delivery to the exchange agent.

     If you beneficially own old units and those units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old units in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old units on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

     If the applicable letter of transmittal is signed by the record holder(s) of the old units tendered, the signature must correspond with the name(s) written on the face of the old unit without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old units.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of
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a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

     Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the old units from the exchange agent at its offices listed under the caption "-- Exchange Agent."

SIGNATURE GUARANTEES

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old units surrendered for exchange are tendered:

     - by a registered holder of old units who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

     - a bank;

     - a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     - a credit union;

     - a national securities exchange, registered securities association or clearing agency; or

     - a savings association.

     If old units are registered in the name of a person other than the signer of the letter of transmittal, the old units surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

DTC BOOK-ENTRY TRANSFERS

     For tenders by book-entry transfer of old units cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old units by causing DTC to transfer the old units into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old units. Accordingly, any participant in DTC may make book-entry delivery of old units by causing DTC to transfer those old units into the exchange agent's account in accordance with its ATOP procedures for transfer.

     Notwithstanding the ability of holders of old units to effect delivery of old units through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "-- Exchange Agent." In this context, the term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old units that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

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EUROCLEAR AND CLEARSTREAM PROCEDURES FOR BLOCKING INSTRUCTIONS

     The registered holder of the old units on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such old units are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of old units tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the old units at any time after such date. Old units should be blocked in accordance with the procedures of Euroclear or Clearstream, as the case may be. The exchange of the old units so tendered will be made only after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent that states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering old units that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old units desires to tender the old units and the old units are not immediately available, or time will not permit the holder's old units or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer or a confirmation of blocking instructions cannot be completed on a timely basis, a tender may nonetheless be effected if:

     - the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     - prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old units and the amount of old units tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old units, in proper form for transfer, or a confirmation of a book-entry transfer or a confirmation of blocking instructions, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

     - the certificates for all physically tendered old units, in proper form for transfer, or a confirmation of a book-entry transfer or a confirmation of blocking instructions, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

DETERMINATION OF VALIDITY

     We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered old units. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old units is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old units for exchange within such reasonable period of time as we will
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determine, unless we waive the defects or irregularities. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.

     We reserve the absolute right, in our sole and absolute discretion:

     - to reject any tenders determined to be in improper form or unlawful;

     - to waive any of the conditions of the exchange offer; and

     - to waive any condition or irregularity in the tender of old units by any holder.

     Any waiver to the exchange offer will apply to all old units tendered.

WITHDRAWAL RIGHTS

     You can withdraw tenders of old units at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

     - specify the name of the person tendering the old units to be withdrawn;

     - identify the old units to be withdrawn, including the total principal amount of old units to be withdrawn; and

     - where certificates for old units are transmitted, the name of the registered holder of the old units if different from the person withdrawing the old units.

     If you delivered or otherwise identified old units to the exchange agent, you must submit the serial numbers of the old units to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old units tendered for the account of an eligible institution. If you tendered old units as a book-entry transfer or through the blocking procedures described above, the notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn old units and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn old units may again be tendered by following one of the procedures described under "-- Procedures for Tendering Old Units" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

     We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

     Withdrawn old units will be returned to the holder after withdrawal. In the case of old units tendered by book-entry transfer through DTC, the old units withdrawn or not exchanged will be credited to an account maintained with DTC. The old units will be returned or credited to the account maintained with DTC promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of old units tendered in accordance with the blocking procedures of Euroclear or Clearstream, as the case may be, the old units will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, as applicable. Any old units which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

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CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new units in exchange for, any old units, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

     - the new units to be received will not be tradable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - we have not received all applicable governmental approvals;

     - the exchange offer, or the making of any exchange by a holder of old units, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

     The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such waiver, other than a waiver involving governmental approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "-- Terms of the Exchange Offer."

     In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old units tendered, and no new units will be issued in exchange for any such old units.

     If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the old units to be filed and declared effective by the SEC. See "-- Registration Rights and Additional Interest on the Old Units."

EXCHANGE AGENT

     We appointed HSBC Bank USA, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery to the exchange agent at the address and phone number as follows:

                      HSBC Bank USA, National Association
                         One Hanson Place, Lower Level
                               Brooklyn, NY 10018
                  Attention: Paulette Shaw -- Issuer Services
         By facsimile (for eligible institutions only): (718) 488-4488
              Confirm facsimile by telephone ONLY: (718) 488-4475

     If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

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FEES AND EXPENSES

     The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new units and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old units and for handling or tendering for such clients.

     We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old units pursuant to the exchange offer.

TRANSFER TAXES

     Holders who tender their old units for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new units issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old units tendered, or if a transfer tax is imposed for any reason other than the exchange of old units in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The new units will be recorded at the same carrying value as the old units. Accordingly, PAH will not recognize any gain or loss for accounting purposes. PAH intends to amortize the expenses of the exchange offer and issuance of the old units over the term of the new units.

REGISTRATION RIGHTS AND ADDITIONAL INTEREST ON CERTAIN OLD UNITS

     In the event that applicable interpretations of the Staff do not permit the issuers and the guarantors to effect the exchange offer or if for any other reason the exchange offer is not consummated by the 210th day following the Issue Date, or if the initial purchaser so requests with respect to the units not eligible to be exchanged for exchange units in the exchange offer or if any holder of units is prohibited by law or Commission policy from participating in the exchange offer or does not receive freely tradeable exchange units in the exchange offer, the issuers and the guarantors will, at their expense, (a) promptly file the Shelf Registration Statement permitting resales from time to time of the units, (b) use our best efforts to cause the Shelf Registration Statement to become effective and (c) use our best efforts to keep the Shelf Registration Statement current and effective until two years from the Issue Date or such shorter period that will terminate when all the units covered by the Shelf Registration Statement have been sold pursuant thereto. The issuers and the guarantors, at their expense, will provide to each holder of the units copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the units from time to time. A holder of units who sells such units pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     In the event that:

          (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 120th day after the Issue Date or declared effective on or prior to the 180th day after the Issue Date,

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          (ii) the Exchange Offer is not consummated on or prior to the 30th day following the effectiveness of the Exchange Offer Registration Statement,

          (iii) the Shelf Registration Statement is not filed or declared effective within the required time periods or

          (iv) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective (except as specifically permitted therein) for a period of 15 consecutive days without being succeeded immediately by an additional Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, filed and declared effective (each such event, a "Registration Default"), then, the interest rate borne by the notes shall be increased by 0.25% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period following such Registration Default, up to a maximum aggregate increase of 1.0% per annum. From and after the date that all Registration Defaults have been cured, the notes will bear interest at the rate set forth on the cover page of this prospectus. Following the cure of all Registration Defaults, the accrual of such increased interest rate will cease.

     We filed a registration statement with the SEC on Form S-4 with respect to an exchange offer for the 105,000 old units issued in October 2003, but due to pending confidential acquisition negotiations, such registration statement did not become effective and the Company caused a notice of withdrawal to be submitted to the SEC on November 15, 2004. As a result, a Registration Default exists with respect to the old notes issued in October 2003 and such notes have borne additional interest. However, the consummation of the exchange offer of new units for old units is expected to cure such Registration Default. In such event, from and after such date, such old notes will bear interest at the rate set forth on the cover page of this prospectus and cease to accrue such additional interest.

RESALES OF NEW UNITS

     Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the new units will be freely transferable by holders other than affiliates of us after the registered exchange offer without further registration under the Securities Act if the holder of the new units is acquiring the new units in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the new units and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving new units in the exchange offer will have a prospectus delivery requirement with respect to resales of such new units. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new units (other than a resale of an unsold allotment of the units) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

     By tendering old units, the holder, other than participating broker-dealers, as defined below, of those old units will represent to us that, among other things:

     - the new units acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new units, whether or not that person is the holder;

     - neither the holder nor any other person receiving the new units is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" (as defined under the Securities Act) of the new units; and

     - neither the holder nor any other person receiving the new units is an "affiliate" (as defined under the Securities Act) of us.

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

     If any holder or any such other person is an "affiliate" of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" of the new units, such holder or other person:

     - may not rely on the applicable interpretations of the staff of the SEC referred to above; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new units for its own account in exchange for old units must represent that the old units to be exchanged for the new units were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the new units. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired old units as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new units received in exchange for the old units pursuant to the exchange offer. We have agreed that, for a period of 90 days after the effective date of the registration statement of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

                          DESCRIPTION OF THE NEW UNITS

     We are offering 127,491 new units (the "New Units"), consisting of $103.207 million 13% senior secured notes due 2007 (the "U.S. Notes") of Phibro Animal Health Corporation (the "U.S. Issuer") and $24.284 million 13% senior secured notes due 2007 (the "Dutch Notes" and, together with the U.S. Notes, the "New Notes") of Philipp Brothers Netherlands III B.V. (the "Dutch Issuer" and, together with the U.S. Issuer, the "Issuers"). The New Notes of each Issuer that comprise the New Units will not trade separately unless (i) an event of default under the indenture has occurred, (ii) a tax redemption of the New Notes issued by Dutch Issuer related to certain changes affecting withholding taxes has occurred or (iii) there has been a change of control of the Dutch Issuer. See "Description of the New Notes" for further information concerning the New Notes.

                          DESCRIPTION OF THE NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." For purposes of this description:

     - the words "we", "our" and "us" refer only to the Issuers and not to any of their respective subsidiaries;

     - the word "Company" refers only to Phibro Animal Health Corporation and not to any of its subsidiaries;

     On October 21, 2003, we issued 105,000 Units, consisting of $85.0 million aggregate principal amount of U.S. Notes and $20.0 million aggregate principal amount of Dutch Notes and on December 21, 2004 we issued 22,491 additional Units, consisting of $18.207 million aggregate principal amount of U.S. Notes and $4.284 million aggregate principal amount of Dutch Notes (the "Outstanding Notes") under an indenture (the "Indenture"), dated as of October 21, 2003, as amended and supplemented, among us, the Guarantors and HSBC Bank USA, National Association, as trustee (the "Trustee") and collateral agent (the "Collateral Agent"). As used in this "Description of the New Notes," except as the context otherwise requires, the term "Notes" means all U.S. Notes issued by the U.S. Issuer and all Dutch Notes issued by the Dutch Issuer pursuant to the Indenture (including the notes offered hereby, the Outstanding Notes and any additional notes that we may issue from time to time under the Indenture). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust

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Indenture Act"). The Collateral Agreements referred to herein under the subcaption "Security" contain the terms of the security interests that secure the Notes.

     The following description is a summary of the material provisions of the Indenture and the Collateral Agreements. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Collateral Agreements because they, and not this description, define your rights. Copies of the Indenture and the Collateral Agreements are available from the Company.

     The terms of the new notes are the same as the terms of the old notes, except that:

     - the new notes will be registered under the Securities Act of 1933, as amended;

     - the new notes will not bear restrictive legends restricting their transfer under the Securities Act;

     - the holder of the new notes are not entitled to certain rights under the registration rights agreement; and

     - the new notes will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     The Notes Generally. The U.S. Notes will be the several obligations of the U.S. Issuer and the Dutch Notes will be the several obligations of the Dutch Issuer, and statements herein to the effect of "we will pay all principal, interest and premiums and Additional Interest, if any, on the Notes" or of similar import should be interpreted as the several payment by the U.S. Issuer of all principal, interest and premiums and Additional Interest, if any, on the U.S. Notes and the Dutch Issuer of all principal, interest and premiums and Additional Interest, if any, on the Dutch Notes.

     The Notes of each Issuer will not trade separately unless (i) an Event of Default has occurred, (ii) a redemption of the Dutch Notes as described under "-- Taxation; Redemption For Taxation Reasons" has occurred (a "Tax Redemption") or (iii) a Change of Control of the Dutch Issuer has occurred (each, a "Separation Event").

     The U.S. Notes.  The U.S. Notes:

     - will be the general obligations of the U.S. Issuer;

     - will rank equally in right of payment with all other senior obligations of the U.S. Issuer;

     - will rank senior in right of payment to all Indebtedness of the U.S. Issuer which by its terms is subordinated to the U.S. Notes;

     - will be secured by security interests in substantially all assets of the U.S. Issuer and the current and future Domestic Restricted Subsidiaries of the U.S. Issuer (other than real property and interests therein), subject to Permitted Liens;

     - will be structurally subordinated to all liabilities of the Foreign Subsidiaries and Unrestricted Subsidiaries of the U.S. Issuer; and

     - will be guaranteed, jointly and severally, on a senior secured basis by each of the current and future Domestic Restricted Subsidiaries of the U.S. Issuer.

     Pursuant to the terms of the Intercreditor Agreement, the security interest on the assets of the U.S. Issuer and its current and future Domestic Restricted Subsidiaries that secure the Notes, the Domestic Guarantees and the Company Guarantee will be subordinated to a Lien securing the Credit Agreement.

     The Dutch Notes.  The Dutch Notes:

     - will be the general obligations of the Dutch Issuer;

     - will rank equally in right of payment with all other senior obligations of the Dutch Issuer;

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     - will rank senior in right of payment to all Indebtedness of the Dutch
       Issuer which by its terms is subordinated to the Dutch Notes;

     - will be secured by

     - a pledge of all of the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law and a mortgage on substantially all real property of the Dutch Issuer and its current and future Restricted Subsidiaries,

     - a pledge of 100% of the Capital Stock of each direct Subsidiary of the Dutch Issuer and each Restricted Subsidiary of the Dutch Issuer, and

     - a pledge of the intercompany loans made by the Dutch Issuer to its Restricted Subsidiaries,

in each case, subject to Permitted Liens;

     - will be structurally subordinated to all liabilities of the Foreign Subsidiaries of the U.S. Issuer (other than the Dutch Issuer and its Restricted Subsidiaries) and Unrestricted Subsidiaries of the U.S. Issuer; and

     - will be guaranteed, jointly and severally, on a senior secured basis by the U.S. Issuer and each of the current and future Domestic Restricted Subsidiaries of the U.S. Issuer and by each of the current and future Restricted Subsidiaries of the Dutch Issuer.

     The Guarantees.  Each Guarantee of each Guarantor:

     - will be the general obligation of such Guarantor;

     - will rank equally in right of payment with all other senior obligations of such Guarantor; and

     - will rank senior in right of payment to all Indebtedness of such Guarantor which by its terms is subordinated to the Guarantees;

provided, that:

     - the Guarantee of each Foreign Guarantor shall only be in respect of the Dutch Notes and the other Obligations of the Dutch Issuer and not in respect of the U.S. Notes or any other Obligation of the U.S. Issuer; and

     - the Guarantee of each Guarantor will be secured,

     - in the case where such Guarantor is a Domestic Guarantor, by security interests in substantially all assets of such Guarantor (other than real property and interests therein), and

     - in the case where such Guarantor is a Foreign Guarantor, by security interests in all of the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law and a mortgage on substantially all real property of such Guarantor and a pledge of 100% of the Capital Stock of each direct Subsidiary of such Guarantor.

     The U.S. Issuer will also guarantee the payment of the Dutch Notes and the other Obligations of the Dutch Issuer under the Indenture. Such guarantee of the U.S. Issuer will have the same characteristics that are described above with respect to the Guarantee of each Domestic Guarantor in respect of the Obligations of the Dutch Issuer that are guaranteed thereunder.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Additional Interest, if any, on that Holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

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

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Units and Notes in accordance with the Indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the Units or Notes. No service charge will be made for any transfer, exchange or redemption of the Units or Notes. However, Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any Unit or Note selected for redemption. Also, we are not required to transfer or exchange any Unit or Note for a period of 15 days before a selection of the Units or Notes to be redeemed.

PRINCIPAL, MATURITY AND INTEREST

     The Indenture does not limit the maximum principal amount of Units and Notes that we may issue thereunder. We will issue 127,491 Units in this offering which will be comprised of U.S. Notes in an aggregate principal amount of $103.207 million and Dutch Notes in an aggregate principal amount of $24.284 million. We may issue additional notes ("Additional Notes") in additional units ("Additional Units") from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness." The Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. We will issue the Units in denominations of $1,000 and in integral multiples of $1,000. The Notes will mature on December 1, 2007.

     Interest on the Notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on June 1 and December 1 in each year, commencing on June 1, 2005, to Holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Notes will accrue from the date it was most recently paid or, if no interest has been paid, from October 21, 2003 in the case of the old notes issued in October 2003 and from December 21, 2004 in the case of the old notes issued in the 2004 Offering. We will pay interest on overdue principal at 1% per annum in excess of the above rate and we will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes.

SECURITY

     Pursuant to the terms of the Domestic Collateral Agreements, the Outstanding Notes and the related Company Guarantee and Domestic Guarantees of the current and future Domestic Guarantors are, and the Notes offered hereby and the related Company Guarantee and Domestic Guarantees of the current and future Domestic Guarantors will be, secured by substantially all of the assets of the U.S. Issuer and such Domestic Guarantors (other than real property and interests therein), including a pledge of the Capital Stock owned directly by the U.S. Issuer and such Domestic Guarantors. However, no such pledge will include more than 65% of the Voting Stock of our Foreign Subsidiaries directly owned by the U.S. Issuer or any such Domestic Guarantor.

     In addition to the arrangements described in the immediately preceding sentence, the outstanding Dutch Notes and the related Foreign Guarantees of the Foreign Guarantors are, and the Dutch Notes offered hereby and the related Foreign Guarantees of the Foreign Guarantors will be, secured, pursuant to the Foreign

Collateral Agreements, by a pledge of all of the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law and a mortgage on substantially all real property of the Dutch Issuer and the Foreign Guarantors, a pledge of 100% of the Capital Stock of each direct Subsidiary of the Dutch Issuer and each Foreign Guarantor and a pledge of the intercompany loans made by the Dutch Issuer to its Restricted Subsidiaries.

     The Domestic Collateral that secures the Outstanding Notes and the related Company Guarantee and Domestic Guarantees that will secure the Notes offered hereby and the related Company Guarantee and Domestic Guarantees currently serves as collateral to secure the obligations under the Credit Agreement. The U.S. Issuer, the Domestic Guarantors and the Collateral Agent, on behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of the Lenders, entered into the Intercreditor Agreement on the Issue Date of the Units issued in October 2003, and amended the Intercreditor Agreement in connection with the issuance of the Units issued in December 2004. The Intercreditor Agreement, as amended, provides, among other things, that (1) Liens in the Domestic Collateral securing the Notes are junior to the security interests in favor of the Administrative Agent under the Credit Agreement, and consequently, the Lenders will be entitled to receive proceeds from the foreclosure of any Domestic Collateral prior to the Holders, (2) during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in such assets and (3) the Administrative Agent will, following the occurrence and during the continuance of an Event of Default or an event of default under the Credit Agreement, have the sole and exclusive right to make all decisions with respect to the foreclosure of any such Domestic Collateral, including the timing and method of any disposition thereof. The Intercreditor Agreement also provides that the Collateral Agent and the Administrative Agent will provide notices to each other with respect to the occurrence of events of default and the acceleration of the Notes or the Indebtedness outstanding under the Credit Agreement, as the case may be.

     Subject to the restrictions on incurring Indebtedness in the Indenture, we and our Restricted Subsidiaries will also have the right to grant Liens securing Capital Lease Obligations and Purchase Money Obligations constituting Permitted Indebtedness and to acquire any such assets subject to such Liens.

     Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Notes will likely be insufficient to satisfy our obligations under the Notes. No appraisals of any of the Collateral have been prepared in connection with the Offering. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

     To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the Company as a whole may not be feasible. Additionally, the inclusion of the fixtures of the U.S. Issuer of the current and future Domestic Guarantors in the Collateral securing the Notes will be limited by the extent to which (a) such fixtures are deemed not to be personal property, and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral Agent effectuate certain filings in applicable real estate land records. Our ability to grant a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy and Other Limitations."

     The U.S. Issuer is permitted to form new Domestic Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Domestic Restricted Subsidiaries. Each such new Domestic Restricted Subsidiary will be required to execute a Guarantee in respect of our obligations under the Notes and the Indenture and a security agreement granting to the Collateral Agent a security interest in substantially all of the assets of such Domestic Restricted Subsidiary (other than real property and interests therein) on the same basis and subject to the same limitations as the currently existing Domestic Restricted Subsidiaries of the U.S. Issuer as described above.

     In addition, the Dutch Issuer is permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Foreign Collateral to the U.S. Issuer or one or more of the Guarantors. Each such newly formed Restricted Subsidiary will be required to execute a Foreign Guarantee in respect of the obligations of the Dutch Issuer under the Dutch Notes and the Indenture and Foreign Collateral Agreements granting to the Collateral Agent a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law and a mortgage on substantially all real property of such Restricted Subsidiary, as well as 100% of the Capital Stock of each Subsidiary of each Restricted Subsidiary, on the same basis and subject to the same limitations as our currently existing Restricted Subsidiaries of the Dutch Issuer as described above.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Domestic Collateral Agreements and the Intercreditor Agreement, we and our Domestic Restricted Subsidiaries will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any of our Subsidiaries and until delivery of a written notice from the Collateral Agent, to exercise any voting, consensual rights and other rights pertaining to such pledged Capital Stock.

     Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement as it relates to any Collateral constituting Domestic Collateral, upon notice from the Collateral
Agent:

          (a) all of our rights to exercise such voting, consensual rights, or other rights shall cease following the delivery of such written notice and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights;

          (b) all of our rights to receive all cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent; and

          (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

     The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales made in compliance with the Indenture.

CERTAIN BANKRUPTCY AND OTHER LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of or otherwise exercise remedies relating to the Collateral upon the occurrence and during the continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Domestic Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy
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

court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Domestic Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Domestic Collateral through the requirement of "adequate protection."

     There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling) is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is designed to liquidate and distribute the assets of a debtor to its creditors. Under Netherlands law the Holders of the Dutch Notes can in the event of bankruptcy or moratorium of payment exercise the rights afforded to pledgees as if there were no bankruptcy or moratorium of payment. However, bankruptcy or moratorium of payment involving the Dutch Issuer would affect the position of the Holders of the Dutch Notes as pledgees in some respects, the most important of which are: (i) the right of pledge will not extend to accounts receivable that arise under an agreement creating continuing obligations of the Dutch Issuer and become due and payable on or after the date on which the Dutch Issuer is declared bankrupt or granted a moratorium of payments, (ii) the right of pledge will not extend to inventory that is acquired by the Dutch Issuer on or after the date on which the Dutch Issuer is declared bankrupt or granted a moratorium of payments, (iii) payments received by the Dutch Issuer from the debtors of pledged accounts receivable after bankruptcy or moratorium of payments involving the Dutch Issuer having been declared, will be part of the bankrupt estate, although the Holders of the Dutch Notes have the right to receive such amounts by preference after deduction of certain costs, (iv) a mandatory "cooling-off" period of up to two months may apply in case of bankruptcy or moratorium of payments involving the Dutch Issuer, which, if applicable, would delay the exercise of the rights of pledge on the shares of Phibro Belgium and the accounts receivable and (v) the Holders of the Dutch Notes may be obliged to enforce their rights of pledge within a reasonable period as determined by the judge-commissioner (rechter-commissaris) appointed by the court in case of bankruptcy of the Dutch Issuer.

     Under Belgian insolvency law, the right of the Collateral Agent to seize or to enforce against the Foreign Collateral provided by Phibro Belgium would be severely restricted or prohibited altogether if Phibro Belgium were subject to insolvency proceedings at the time of seizure or enforcement. In bankruptcy, secured creditors may not proceed against assets from the declaration of bankruptcy at least until the end of the proceeding for verification of claims. Even thereafter, the trustee in bankruptcy may petition the court to disallow enforcement for up to one year. In judicial composition (reorganization), secured creditors cannot take enforcement or attachment measures during the provisional composition (up to nine months) and may be barred for a further 18 months pursuant to the definitive plan of composition, if interest is paid.

     Moreover, the Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral.

     In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of the Foreign Subsidiaries of the Company, the validity of those pledges under applicable foreign law, and the ability of the Collateral Agent to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

THE GUARANTEES

     The Guarantors will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder, the Collateral Agent and the Trustee, the full and prompt performance of the Issuers' Obligations under the Indenture and the Notes; provided, that the Guarantee of each Foreign Guarantor shall only be in respect of the Dutch Notes and the other Obligations of the Dutch Issuer and not in respect of the U.S. Notes or any other Obligation of the U.S. Issuer. Pursuant to the Company Guarantee, the U.S. Issuer will also fully and unconditionally guarantee on a senior secured basis to each Holder, the Collateral Agent and the Trustee, the full and prompt performance of the Dutch Issuer's Obligations under the Indenture and the Dutch Notes. The Company Guarantee and the Domestic Guarantees will be the joint and several Obligation of the U.S. Issuer and the Domestic Guarantors. The Obligations of each Guarantor will be limited as necessary to prevent its Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Domestic Guarantor may consolidate with or merge into or sell its assets to the Company or any other Domestic Guarantor without limitation. Each Foreign Guarantor may consolidate with or merge into or sell its assets to the Dutch Issuer or any other Guarantor without limitation. See "-- Merger, Consolidation and Sale of Assets" and "-- Certain
Covenants -- Limitation on Asset Sales."

     A Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

          (1) if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, in each case, to the extent applicable, with the provisions of the covenant described below under the caption "-- Certain Covenants -- Limitation on Asset Sales" that are required to be satisfied thereunder either prior to or concurrent with the consummation of the applicable transaction;

          (2) if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "-- Certain Covenants -- Limitation on Restricted Payments"; or

          (3) upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

     The U.S. Issuer will be released from the Company Guarantee upon satisfaction of the condition described in clause (3) above to the extent the Obligations described therein relate to the Dutch Notes and all other Obligations of the Dutch Issuer.

     At our request and expense, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor and the U.S. Issuer may also be released from its obligations under its Guarantee or the Company Guarantee, as applicable, in connection with a permitted amendment. See "-- Amendment, Supplement and Waiver."

REDEMPTION

     Mandatory Redemption; Offers to Purchase; Open Market Purchases. The Notes are not subject to any mandatory sinking fund redemption prior to maturity. However, under certain circumstances, we may be required to offer to purchase the Notes as described under the captions "-- Change of Control" and "-- Certain Covenants -- Limitation on Asset Sales." We may at any time and from time to time purchase Units or Notes (in the event that a Separation Event has occurred) in the open market or otherwise.

  OPTIONAL REDEMPTIONS

     Optional Redemption Prior to June 1, 2005. At any time prior to June 1, 2005, the Issuers may, at their option, on one or more occasions redeem all or part of their Notes at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes being redeemed and (2) the sum of the present values of 114% of the aggregate principal amount of the Notes being redeemed and scheduled payments of interest on such Notes to and including June 1, 2005 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest, if any, to the date of redemption. The foregoing optional redemption of the Notes prior to June 1, 2005 shall include both U.S. Notes and Dutch Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption, unless a Change in Control of the Dutch Issuer has occurred.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was June 1, 2005) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was June 1, 2005).

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York selected by the Company.

     Optional Redemption on or After June 1, 2005. The Notes are redeemable at our option, in whole or in part, at any time on or after June 1, 2005 at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus in each case accrued and unpaid interest and Additional Interest, if any, to the date of redemption, if redeemed during the six-month period beginning on the dates indicated below:

PERIOD                                                        PERCENTAGE
------                                                        ----------
June 1, 2005................................................    114.0%
December 1, 2005............................................    109.0%
June 1, 2006................................................    105.0%
December 1, 2006, and thereafter............................    101.0%

     In addition, at any time prior to June 1, 2005, we may, at our option, redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Notes issued in the Offering and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date, on one or more occasions with the net proceeds of one or more Public Equity Offerings at 113% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption; provided, that immediately after giving effect to such redemption, at least 65% of the sum of
(i) $105.0 million (the initial aggregate principal amount of the Notes issued in the Offering) and (ii) the respective initial aggregate principal amount of the Notes issued under the Indenture after the Issue Date remain outstanding (other than any Notes owned by the Company or any of its Affiliates). In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, we will make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

     The foregoing optional redemption of the Notes on or after June 1, 2005 shall include both U.S. Notes and Dutch Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption, unless a Change of Control of the Dutch Issuer has occurred.

     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis or by lot or any other method as the Trustee shall deem fair and appropriate; provided, that Notes redeemed in part shall only be redeemed in integral multiples of $1,000; provided further, that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company or any other depositary), unless such method is otherwise prohibited.

     Notices of any optional or mandatory redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the Holder of the original Note a Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been canceled. On and after the redemption date, interest and Additional Interest, if applicable, will cease to accrue on Notes or portions thereof called for redemption.

TAXATION; REDEMPTION FOR TAXATION REASONS

     All payments by the Dutch Issuer and any Guarantor (and the U.S. Issuer with respect to the Company Guarantee) in respect of the Dutch Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature, including penalties, interest and any other liabilities related thereto ("Taxes"), imposed or levied by or on behalf of The Netherlands, or any other jurisdiction in which any Guarantor (or the U.S. Issuer with respect to the Company Guarantee) in respect of the Dutch Notes is organized or resident for tax purposes of any such jurisdiction, as the case may be, or, in each case, any other relevant jurisdiction or any political subdivision or authority of or in any such jurisdiction having power to tax (for purposes of this "-- Taxation; Redemption For Taxation Reasons," the "Relevant Jurisdiction"), unless the Dutch Issuer or any such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) is compelled by law to deduct or withhold such taxes, duties, assessments or other governmental charges. In such event, the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) shall pay such additional amounts ("Additional Amounts") as may be necessary to ensure that the net amounts received by the holders of the Dutch Notes after such withholding or deduction shall equal the amounts of such payments that would have been receivable in respect of the Dutch Notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of any Dutch Note (i) presented for payment of principal more than 60 days after the later of (x) the date on which such payment first became due and (y) if the full amount payable has not been received in New York City by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holders would have been entitled to such Additional Amounts on presenting such Dutch Note for payment on the last day of the applicable 60 day period, (ii) if any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the holder or, if different, the beneficial owner of the interest payable on the Dutch Note with a timely request of the Dutch Issuer addressed to such holder or beneficial owner to complete and return an official document concerning the nationality, residence, identity or connection with the Netherlands or any Relevant Jurisdiction of such holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the Netherlands or any Relevant Jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge and provided that the request to so comply is made in writing and delivered to such holder or beneficial owner, as applicable, not later than 60 days prior to the
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date by which the delivery of such official document is required, (iii) held by or on behalf of a holder who is liable for Taxes giving rise to such Additional Amounts in respect of such Dutch Note by reason of having some connection with the Netherlands or any Relevant Jurisdiction other than the mere purchase, holding or disposition of any Dutch Note, or the receipt of principal or interest in respect thereof, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein, (iv) where such withholding or deduction is imposed on a payment to an individual who is resident for tax purposes in a jurisdiction which is a member state of the European Union (whether such payment is made through a paying agent or otherwise) and is required to be made pursuant to European Union Directive 2003/48/EC of 3 June 2003 on the taxation of savings or any law implementing or complying with, or introduced in order to conform to such Directive and (v) any combination of clause (i), (ii), (iii) or (iv) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Dutch Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the holder. The Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) will also (a) make such withholding or deduction compelled by applicable law and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) will furnish copies of such receipts evidencing the payment of any Taxes so deducted or withheld in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) to the Trustee within 60 days after the date of receipt of such evidence. The Trustee will make such evidence available to the holders of Dutch Notes upon request.

     All references herein and in the Indenture or the Dutch Notes to the principal of or interest or other payments on, or in respect of, a Dutch Note shall be deemed to include, without duplication, any Additional Amounts payable in connection therewith.

     The Dutch Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the Dutch Notes or any other document or instrument referred to in the Indenture or Dutch Notes.

     Dutch Notes may be redeemed, at the option of the Dutch Issuer, as a whole, but not in part (limited to Dutch Notes with respect to which an Additional Amount (as described above) is or may be required), at any time, upon giving notice to holders not less than 30 days nor more than 60 days prior to the date fixed for redemption (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with interest accrued to the date fixed for redemption and any Additional Amounts payable with respect thereto, if the Dutch Issuer determines and certifies to the Trustee immediately prior to the giving of such notice that (i) the Dutch Issuer or any Guarantor (or the U.S. Issuer with respect to the Company Guarantee) in respect of the Dutch Notes has or will become obligated to pay Additional Amounts in respect of such Dutch Notes as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Netherlands or any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction) which change or amendment becomes effective on or after the date of issuance of such Dutch Notes and (ii) such obligation cannot be avoided by the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) taking reasonable measures available to it, provided, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) would be obligated to pay such Additional Amounts if a payment in respect of such Dutch Notes was then due. Prior to the giving of any notice of redemption described in this paragraph, the Dutch Issuer shall deliver to the Trustee (a) a certificate signed by two directors of the Dutch Issuer stating that the obligation to pay Additional Amounts cannot be avoided by the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee)

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taking reasonable measures available to them and (b) a written opinion of independent legal counsel to the Dutch Issuer to the effect that the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) has become obligated to pay Additional Amounts as a result of such a change or amendment described above and that the Dutch Issuer or such Guarantor (or the U.S. Issuer with respect to the Company Guarantee) cannot avoid payment of such Additional Amounts by taking reasonable measures available to them.

CHANGE OF CONTROL

     In the event of a Change of Control of the U.S. Issuer, each Holder will have the right, unless we have given a notice of redemption, subject to the terms and conditions of the Indenture, to require us to offer to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, in accordance with the terms set forth below. Any such repurchase of the Notes will include both U.S. Notes and Dutch Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption, unless a Change of Control of the Dutch Issuer has occurred.

     In the event of a Change of Control of the Dutch Issuer, the Dutch Issuer may, at its option at any time, redeem the Dutch Notes in whole, and not in part, at the optional redemption price specified in "-- Redemption -- Optional Redemption" with respect to the date such redemption is to be effected (such right, a "Change of Control Redemption of Dutch Notes Right", and such redemption, a "Change of Control Redemption of Dutch Notes"). If the Dutch Issuer has not delivered a notice of redemption within 30 days following a Change of Control of the Dutch Issuer, each Holder of a Dutch Note shall have the right to require that the Dutch Issuer repurchase all or a portion of such Holder's Dutch Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the next paragraph; provided that at any time prior to the consummation of the offer to purchase required by the Dutch Issuer in accordance with the next paragraph, the Dutch Issuer may deliver an optional redemption notice to redeem all of the Dutch Notes in lieu of completing such offer to purchase.

     We currently have no outstanding securities or liabilities that are pari passu with the Notes and also contain mandatory Change of Control repayment provisions; however, the Credit Agreement may contain an event of default based upon a change of control and upon the occurrence of such event of default the obligations thereunder may be accelerated by the requisite holders thereof. In addition, other debt instruments of the Company may in the future contain a "change of control" provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" could constitute a default under such debt instruments.

     If a Change of Control were to occur, there can be no assurance that we (or the Dutch Issuer, if it were to exercise its Change of Control Redemption of Dutch Notes Right) would have sufficient assets to satisfy our obligations under other agreements relating to indebtedness (including the Credit Agreement) and to purchase all of (i) the Notes that might be delivered by Holders seeking to accept a Change of Control Offer (as defined below) or (ii) if a Change of Control of the Dutch Issuer were to occur and the Dutch Issuer were to exercise its Change of Control Redemption of Dutch Notes Right, all of the Dutch Notes. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer or the Dutch Issuer is required to purchase the Dutch Notes in connection with a Change of Control Redemption of Dutch Notes, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the our ability to obtain such financing. See "Risk Factors -- We may not be able to satisfy our obligations to Holders upon a change of control."

     The Indenture provides the Holders protection in the event of a highly leveraged transaction to the extent that our ability to effect a highly leveraged transaction, in connection with any Change of Control or otherwise,

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is subject to the provisions of the Indenture described below under the caption
"-- Certain Covenants," including without limitation the provisions described thereunder under the headings "Limitation on Incurrence of Indebtedness." The covenant described below under the heading "Limitation on Incurrence of Indebtedness" does not specifically limit the leverage of any particular transaction, but requires that we have a ratio of consolidated cash flow to interest expense above a specified level in order to incur Indebtedness, subject to certain enumerated exceptions.

     In general, the Change of Control provisions would not be triggered if either Issuer was to recapitalize or to enter into transactions with management or its affiliates unless at least one of the events relating to such Issuer and specified in the definition of the term "Change of Control" were also to occur. See "-- Certain Definitions."

     Without the consent of each Holder affected, no amendment of the Indenture or waiver of any Default or Event of Default thereunder, will, following the occurrence of a Change of Control, amend, change or modify our obligation to make and consummate a Change of Control Offer as a result of such a Change of Control a Change of Control Redemption of Dutch Notes as a result of such a Change of Control and the exercise by the Dutch Issuer of the Change of Control Redemption of Dutch Notes Right or modify the provisions or definitions with respect thereto in a manner adverse to the Holders with respect to such Change of Control. See "-- Amendment, Supplement and Waiver."

     On or before the 30th day following the occurrence of any Change of Control, we will, and within 30 days following any Change of Control of the Dutch Issuer, the Dutch Issuer will, mail an offer (each, a "Change of Control Offer") to each Holder at such Holder's registered address a notice by first-class mail stating: (i) that a Change of Control has occurred and that such Holder has the right to require us or the Dutch Issuer, as the case may be, to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder's Notes or Dutch Notes, as the case may be, at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the "Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest and Additional Interest, if any, as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest and Additional Interest, if applicable, (iv) that, unless we or the Dutch Issuer, as the case may be, default in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if applicable, on the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a Holder in order to accept a Change of Control Offer or to withdraw such acceptance, and
(vi) such other information as may be required by the Indenture and applicable laws and regulations.

     We or the Dutch Issuer, as the case may be, will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us or the Dutch Issuer, as the case may be, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     On the Change of Control Purchase Date, we or the Dutch Issuer, as the case may be, will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each Holder whose Notes or portions thereof were accepted for payment an amount equal to the purchase price for such Notes or portion thereof plus accrued and unpaid interest and Additional Interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each Holder whose Notes or portions thereof were accepted for payment in part a Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. On and after a Change of Control Purchase Date, interest and Additional Interest, if applicable, will cease to accrue on the Notes or portions thereof accepted for payment,

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unless we or the Dutch Issuer, as the case may be, defaults in the payment of the purchase price therefor. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     As used in the definition of Change of Control, the phrase "all or substantially all" of the Capital Stock or assets of the Company and its Restricted Subsidiaries will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of "all or substantially all" of the Capital Stock or assets of the Company and its Restricted Subsidiaries has occurred, in which case a Holder's ability to obtain the benefit of a Change or Control Offer may be impaired.

     We will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

EXCESS CASH FLOW OFFER

     Within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending June 30, 2005), we may, if excess cash flow for such fiscal year was at least $250,000, be required to make an offer (an "Excess Cash Flow Offer") to all Holders to purchase the maximum principal amount of Notes that may be purchased with 50% of Excess Cash Flow for such fiscal year (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 102.5% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of such purchase. The Indenture will provide for each Excess Cash Flow Offer to remain open for a period of 30 days, unless a longer period is required by law. If the Excess Cash Flow Offer Amount exceeds the aggregate amount of Notes tendered pursuant to any Excess Cash Flow Offer, we shall make an offer at the end of such period to all holders of Existing Notes, to purchase the maximum principal amount of Existing Notes that may be purchased with such excess, at a purchase price in cash equal to 100% of the principal amount of the Existing Notes to be purchased, plus accrued and unpaid interest thereon to the date of such purchase. If any excess remains following such offer in respect of the Existing Notes, we may, subject to the other provisions of the Indenture, use any such remaining excess for general corporate purposes. Upon receiving notice of the Excess Cash Flow Offer, Holders may elect to tender their Notes, in whole or in part, in integral multiples of $1,000 principal amount in exchange for cash. Any such repurchase of the Notes shall include both U.S. Notes and Dutch Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase, unless a change of control of the Dutch Issuer has occurred. Any Excess Cash Flow Offer Amount may be reduced by prior open market purchases of Units or Notes during such fiscal year.

     Within 30 days prior to the required purchase date, we will mail an offer to each Holder, with a copy to the Trustee, which offer will govern the terms of the Excess Cash Flow Offer. Such offer will state, among other things the purchase date and price.

     We will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Excess Cash Flow Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants. However, each Excess Cash Flow Offer is likely to be subject to limitations in the Credit Agreement.

CERTAIN COVENANTS

     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired
Debt), except that the Company and any Domestic Guarantor may incur Indebtedness (including Acquired Debt) if, immediately after giving pro forma effect to, such incurrence of Indebtedness, the Consolidated Cash Flow Coverage Ratio of the Company for the most recently ended four fiscal quarters would be at least 2.25 to 1.0 if
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incurred during the period from the Issue Date through the second anniversary thereof, and 2.50 to 1.0 if incurred thereafter.

     The foregoing limitations do not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (i) Indebtedness of the Company and its Restricted Subsidiaries arising under the Credit Agreement, in an aggregate principal amount not to exceed at any time outstanding an amount equal to (w) $37.5 million, less
     (x) during the 30 day period preceding the date on which a scheduled payment of interest is due on the Notes, the aggregate amount of such interest, less (y) during the 30 day period preceding the date on which a scheduled payment of interest is due on the Existing Notes, the aggregate amount of such interest, less (z) the aggregate principal amount of Notes issued pursuant to clause (xx) below;

          (ii) Indebtedness of the Issuers and the Guarantors represented by the Notes issued on the Issue Date in the Offering, Exchange Notes issued in exchange for such Notes or in exchange for Notes issued in compliance with the first paragraph of this covenant and the related Guarantees and the Company Guarantee;

          (iii) Indebtedness of the Company or any Restricted Subsidiary in existence, and Indebtedness pursuant to any commitment in effect under any credit agreement or facility, in each case, on the Issue Date ("Existing Indebtedness");

          (iv) Indebtedness of a Domestic Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (i), (vii) or (xv) of the definition thereof, in each case, subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (i), (vii) or (xv) of the definition thereof; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to such Subsidiary's Obligations under the Indenture and its Guarantee and (b) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (i), (vii) or (xv) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (iv) by the issuer of such Indebtedness;

          (v) Indebtedness of a Foreign Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is permitted to be made as a Permitted Investment under clause (i)(B), (ix) or (x) of the definition thereof and is held by the Company or a Restricted Subsidiary of the Company, as the case may be, or the holder of a Permitted Lien thereon of the type described in clause (i),
     (vii) or (xv) of the definition thereof, in each case, subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company, as the case may be, or the holder of a Permitted Lien of the type described in clause (i), (vii) or (xv) of the definition thereof; provided that (a) if such Indebtedness was made as a Permitted Investment under clause (i)(B) of the definition thereof to the Dutch Issuer or any Foreign Guarantor, such Indebtedness shall be subordinated, pursuant to a written agreement by the holder thereof, to the Dutch Issuer's or such Foreign Guarantor's, as the case may be, Obligations under the Indenture and the Dutch Notes or its Foreign Guarantee, as applicable, and (b) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company, as the case may be, or the holder of a Permitted Lien thereon of the type described in clause (i), (vii) or (xv) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (v) by the issuer of such Indebtedness;

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          (vi) (A) Indebtedness of a Foreign Restricted Subsidiary of the
     Company to a Foreign Restricted Subsidiary of the Company that is not the Dutch Issuer or a Restricted Subsidiary thereof for so long as such Indebtedness is held by such Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause
     (xv) of the definition thereof, in each case, subject to no Lien held by a Person other than the Company or such Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause
     (xv) of the definition thereof (provided that if as of any date any Person other than such Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (xv) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vi)
     (A) by the issuer of such Indebtedness); and (B) Indebtedness of the Dutch Issuer or any Restricted Subsidiary thereof to a Restricted Subsidiary of the Dutch Issuer or the Dutch Issuer for so long as such Indebtedness is held by a Restricted Subsidiary of the Dutch Issuer or the Dutch Issuer or the holder of a Permitted Lien thereon of the type described in clause
     (vii) or (xv) of the definition thereof, in each case, subject to no Lien held by a Person other than a Restricted Subsidiary of the Dutch Issuer or the Dutch Issuer or the holder of a Permitted Lien of the type described in clause (vii) or (xv) of the definition thereof (provided that (1) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to the Dutch Issuer's or such Restricted Subsidiary's, as the case may be, Obligations under the Indenture and the Dutch Notes or its Guarantee, as applicable, and (2) if as of any date any Person other a Restricted Subsidiary of the Dutch Issuer or the Dutch Issuer or the holder of a Permitted Lien thereon of the type described in clause (vii) or (xv) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vi)(B) by the issuer of such Indebtedness);

          (vii) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case, subject to no Lien other than a Permitted Lien of the type described in clause (i), (vii) or (xv) of the definition thereof; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to the Company's Obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (i), (vii) or (xv) of the definition thereof, owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vii) by the Company;

          (viii) Indebtedness of the Company or any Restricted Subsidiary arising with respect to (A) Interest Rate Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding to the extent that the notional amount of any such Interest Rate Agreement Obligations do not exceed at the time of the incurrence thereof, the principal amount of Indebtedness to which such Interest Rate Agreement Obligations relate and
     (B) Currency Agreement Obligations incurred for the purpose of fixing or hedging currency risk with respect to any receivable or liability the payment of which is determined by reference to a foreign currency (provided that in the case of Currency Agreement Obligations which relate to Indebtedness, such Currency Agreement Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder);

          (ix) Indebtedness represented by performance, completion, guarantee, surety and similar bonds and assurances provided by or for the Company or any Restricted Subsidiary in the ordinary course of business;

          (x) any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement, in whole or in part (a "refinancing"), of any Indebtedness incurred as permitted under the first paragraph of this covenant or any Indebtedness
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     described in any of clauses (ii) or (iii) above, and this clause (x)
     ("Refinancing Indebtedness"); provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less, or in the case of a revolving credit facility the maximum amount of the facility, if more) of the Indebtedness so refinanced (plus accrued interest on the Indebtedness being refinanced plus the premiums, if any, on the Indebtedness being refinanced and reasonable expenses to be paid in connection therewith, which, with respect to such premiums, shall not exceed the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced); (b) if the Weighted Average Life to Maturity of the Indebtedness being refinanced is equal to or greater than the Weighted Average Life to Maturity of the Notes, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (c) the final maturity of such Refinancing Indebtedness shall not be earlier than the final maturity of the Indebtedness being Refinanced; (d) with respect to Refinancing Indebtedness refinancing Subordinated Indebtedness, shall be subordinated to the Notes at least to the same extent and in the same manner as the Indebtedness being refinanced; and (e) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced;

          (xi) Indebtedness of the Company or any Restricted Subsidiary (a) representing Capital Lease Obligations and any amendments, modifications, renewals, refundings, replacements or refinancings thereof and/or (b) in respect of Purchase Money Obligations for property acquired, constructed or improved in the ordinary course of business and any refinancings thereof, which taken together in the aggregate principal amount do not exceed $5.0 million at any one time outstanding;

          (xii) (A) commodity agreements entered into in the ordinary course of business to protect against fluctuations in the prices of raw materials and not for speculative purposes and (B) foreign currency forward exchange contracts entered into in the ordinary course of business to protect against fluctuations in the relative values of currencies that could adversely affect our results of operations and not for speculative purposes;

          (xiii) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business (A) in respect of (1) workers' compensation claims or self-insurance or (2) other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance or (B) for regulatory or insurance purposes;

          (xiv) Indebtedness incurred in respect of letters of credit issued for the account of the Company or any Restricted Subsidiary in an aggregate stated amount not to exceed $5.0 million (or the foreign currency equivalent thereof being determined as of the later of the date of the issuance thereof or any date on which the stated amount of such letter of credit is increased);

          (xv) Indebtedness of Foreign Restricted Subsidiaries of the Company, in an aggregate principal amount at any time outstanding not to exceed $2.5 million, incurred to finance losses or costs relating to catastrophic occurrences or expenses occurring outside of the ordinary course of business; provided, that, in the case of losses or costs relating to catastrophic occurrences, the amount of any such losses or costs shall be deemed to be reduced by all insurance and condemnation proceeds on the thirtieth day following the receipt thereof by the Company or any of its Restricted Subsidiaries in connection with such catastrophic occurrence(s);

          (xvi) Any guaranty by the Company and its Restricted Subsidiaries of each other's Indebtedness; provided that such other Indebtedness is permitted to be incurred under the Indenture;

          (xvii) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (xvi) above and clause (xviii) below, and any amendments, modifications, renewals, refundings, replacements or refinancings of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause
     (xvii) does not exceed $2.5 million at any one time outstanding;

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          (xviii) Indebtedness arising from agreements of the Company or a
     Restricted Subsidiary providing for the guarantee, indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of such Indebtedness shall at no time exceed the gross proceeds or value of the consideration actually received by the Company and its Restricted Subsidiaries in connection with such transaction;

          (xix) Indebtedness of the Company and its Restricted Subsidiaries arising under the Belgium Purchase Agreement; and

          (xx) Indebtedness of the Issuers and the Guarantors represented by the Additional Notes issued after the Issue Date in an aggregate principal amount not to exceed $22.5 million, the proceeds of which are used to refinance or replace Indebtedness incurred pursuant to clause (i) above, Exchange Notes issued in exchange for such Additional Notes and the related Guarantees and the Company Guarantee.

     For purposes of determining any particular amount of Indebtedness under this covenant, any guaranty, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, except in the case of any such letter of credit to the extent the stated amount thereof exceeds the principal amount of such other Indebtedness so supported.

     Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company):

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness;" and

          (iii) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date shall not exceed the sum of:

             (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the first day of the first calendar month after the Issue Date and ending on the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

             (b) the aggregate amount of all net cash proceeds received since the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) and the principal amount of Indebtedness of the Company or any Restricted Subsidiary issued or incurred on or after the Issue Date that has been converted into or exchanged for Capital Stock (other than Disqualified Stock), in any such case and solely for purposes of avoiding duplication, to the extent that such proceeds are not theretofore used (x) to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary pursuant to clause (ii) of the next

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        paragraph or (y) to make any Restricted Investment pursuant to clause
        (iv) of the next paragraph; plus

             (c) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) the payment of dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, (y) the release or extinguishment of any guaranty of Indebtedness of any Unrestricted Subsidiary, and (z) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of the term "Investment"), such aggregate amount of the net reduction in Investments not to exceed in the case of any Unrestricted Subsidiary the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; plus

             (d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or the proceeds of such sale are converted into cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment, net of taxes and the cost of disposition, not to exceed the amount of Restricted Investments made after the Issue Date.

     The foregoing provisions do not prohibit, so long as no Default or Event of Default is continuing or would occur as a consequence thereof, the following actions (collectively, "Permitted Payments"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture (which payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph);

          (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock);

          (iii) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a Change of Control by the Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued or any refinancing of Subordinated Indebtedness permitted by the Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if the Company has complied with its obligations under the provisions described under "-- Change of Control;"

          (iv) any Restricted Investment to the extent the sole consideration for which consists of, or is made with the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock);

          (v) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from departing or deceased directors, officers and employees of the Company and its Subsidiaries pursuant to the terms of an employee benefit plan or employee agreement in an aggregate amount that shall not exceed $500,000 since the Issue Date plus the aggregate cash proceeds from any payments on insurance policies in which the Company or any of its Subsidiaries is the beneficiary with respect to any directors, officers or employees of the Company and its Subsidiaries which proceeds are used to purchase the Capital Stock of the Company or any Restricted Subsidiary of the Company held by any of such directors, officers or employees; and the repurchase of Capital Stock of the Company or a Restricted Subsidiary by the Company or such Restricted Subsidiary pursuant to the terms of any of the Shareholders Agreements;

          (vi) loans or advances to employees of the Company or any of its Subsidiaries which loans or advances exist on the Issue Date, and other loans or advances to employees of the Company or any

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     Subsidiary to pay reasonable relocation expenses or otherwise entered into in the ordinary course of business not to exceed $500,000 in the aggregate principal amount at any one time outstanding;

          (vii) Restricted Payments in an amount such that the sum of the aggregate amount of Restricted Payments made pursuant to this clause (vii) after the Issue Date does not exceed $2.5 million at any one time outstanding; and

          (viii) payments pursuant to any of the Transactions or made in a manner consistent with the information under the caption "Use of Proceeds" (other than general corporate purposes) in the Offering Circular pursuant to which the Notes are offered and sold.

     For purposes of clause (iii) of the first paragraph of this covenant, the Permitted Payments referred to in clauses (i) and (v) above shall be included in the aggregate amount of Restricted Payments made since the Issue Date, and any other Permitted Payments described above shall be excluded.

     Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

          (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or other property sold or disposed of in the Asset Sale; and

          (ii) at least 75% of such consideration consists of either cash or Cash Equivalents (other than in the case of an Asset Sale consummated prior to the 180th day following the Issue Date of all or substantially all of the Capital Stock or assets of Wychem Limited, an English company indirectly wholly-owned by the Company).

     For purposes of this covenant, "cash" shall include (x) the amount of any Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes and/or the Guarantees and/or the Company Guarantee), accounts payable and accrued expenses of the Company or such Restricted Subsidiary that is assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption of Indebtedness is effected on a basis such that there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities (other than customary indemnifications to the transferee and its Affiliates) and (y) any notes, obligations or securities received by the Company or such Restricted Subsidiary from such transferee that are due and payable within 60 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

     Within 270 days after receipt of Net Proceeds from any Asset Sale, the Company may elect to apply the Net Proceeds from such Asset Sale:

          (a)(i) to repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder (provided, however, that no such Net Proceeds shall be used to repay such Indebtedness to the extent such Net Proceeds arose from an Asset Sale of any Foreign Collateral), (ii) in the case where the property or asset that was the subject of such Asset Sale does not constitute Collateral, to repay Indebtedness secured by a Lien of the type described in clause (i), (iii), (vi), (viii), (xiv) or
     (xv) of the definition of the term "Permitted Lien" (provided, however, that no such Net Proceeds shall be used to repay Indebtedness of any Foreign Restricted Subsidiary except to the extent that such Net Proceeds arose from an Asset Sale of the assets of a Foreign Restricted Subsidiary),
     (iii) in the case where the property or asset that was the subject of such Asset Sale is the property or asset of a Foreign Restricted Subsidiary that does not constitute Foreign Collateral, to repay Indebtedness of any Foreign Restricted Subsidiary or (iv) a combination of the foregoing clauses (i), (ii) and (iii); and/or

          (b) make an investment in, or acquire assets and properties that will be used in, the business of the Company or a Restricted Subsidiary, existing on the Issue Date or in a Related Business; provided, however, that no such investments in or acquisitions of assets or properties that are to be used in the business of any Foreign Restricted Subsidiary or any Related Business thereof may be made using any
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     such Net Proceeds except to the extent that such Net Proceeds arose from an
     Asset Sale of the assets of a Foreign Restricted Subsidiary.

     Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness of the Company under the Credit Agreement or temporarily invest such Net Proceeds in cash or Cash Equivalents. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 270 days of such Asset Sale will be deemed to constitute "Excess Proceeds."

     Each date that the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer (as defined below) has not been made exceeds $5.0 million shall be deemed an "Asset Sale Offer Trigger Date." As soon as practicable, but in no event later than 20 business days after each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. Any Notes to be purchased pursuant to an Asset Sale Offer shall be purchased pro rata based on the aggregate principal amount of Notes outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

     Notice of an Asset Sale Offer shall be mailed by the Company not later than the 20th business day after the related Asset Sale Offer Trigger Date to each Holder at such Holder's registered address, stating:

          (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (to the extent provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of the purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed;

          (ii) the amount of accrued and unpaid interest and Additional Interest, if any, as of the Asset Sale Offer Purchase Date;

          (iii) that any Note not tendered will continue to accrue interest and Additional Interest, if applicable;

          (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest and Additional Interest, if applicable, after the Asset Sale Offer Purchase Date;

          (v) the procedures, consistent with the Indenture, to be followed by a Holder in order to accept an Asset Sale Offer or to withdraw such acceptance; and

          (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer.

     If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; provided, however,

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that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each Holder or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest and Additional Interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such Holder accepted for payment in part a Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. On and after an Asset Sale Offer Purchase Date, interest and Additional Interest, if applicable, will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Offer Purchase Date.

     Any repurchase of Notes pursuant to an Asset Sale Offer shall include both U.S. Notes and Dutch Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase, unless a Change of Control of the Dutch Issuer has occurred. The foregoing provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "-- Merger, Consolidation and Sale of Assets" below.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each case, other than Permitted Liens.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to, or issue any guaranty for the benefit of, the Company or any other Restricted Subsidiary or
(iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

          (a) the Credit Agreement as in effect on the Issue Date, and any amendments, modifications, renewals, refundings, replacements or refinancings thereof; provided that such amendments, modifications, renewals, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement (or, if more restrictive, than those contained in the Indenture) immediately prior to any such amendment, restatement, renewal, replacement or refinancing;

          (b) applicable law;

          (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that no such encumbrance or restriction is applicable to any Person, or the properties or assets of any Person, other than the Acquired Person;

          (d) customary non-assignment, subletting or net worth provisions in leases or other agreements entered into the ordinary course of business;

          (e) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions only on the property so acquired;

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          (f) an agreement for the sale or disposition of assets or the Capital
     Stock of a Restricted Subsidiary; provided, however, that such restriction or encumbrance is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted by the provisions described under "-- Certain Covenants -- Limitation on Asset Sales;" provided further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery (other than any such restriction or encumbrance contained in the Belgium Purchase Agreement);

          (g) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

          (h) the Indenture, the Notes, the Guarantees, the Company Guarantee and the Collateral Agreements; and

          (i) encumbrances and restrictions imposed by amendments, restatements, renewals, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (h) above; provided that such encumbrances and restrictions are, in the good faith judgment of the Company's Board of Directors, no more restrictive, in any material respect, than those contained in such contracts, instruments or obligations immediately prior to such amendment, restatement, renewal, replacement or refinancing.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable transaction in arm's-length dealings with an unrelated third party, and (2) the Company delivers to the Trustee (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $250,000, an Officer's Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company, and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million, an opinion as to the fairness of the transaction to the Company from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, this covenant does not apply to:

          (i) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business (including customary benefits thereunder and including reimbursement or advancement of out-of-pocket expenses, and director's and officer's liability insurance);

          (ii) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company;

          (iii) any transaction permitted by the second paragraph under "-- Certain Covenants -- Limitation on Restricted Payments,"

          (iv) transactions permitted by, and complying with, the provisions described under "-- Merger, Consolidation and Sale of Assets";

          (v) any Transaction or any transaction described under the caption "Use of Proceeds" in the Offering Circular pursuant to which the Notes are offered and sold; and

          (vi) agreements to make the payments described in clause (y)(2) of the second sentence of the definition of the term "Investment."

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     The Indenture provides that as of the Issue Date, the cash salary and bonus in the aggregate payable to Jack Bendheim in respect of each fiscal year beginning on or after July 1, 2003 (i) for which Cash Flow of the prior fiscal year is less than $25.0 million shall be capped at $750,000, (ii) for which Cash Flow of the prior fiscal year is greater than or equal to $25.0 million but less than $36.0 million, shall not exceed the sum of (A) $750,000 plus (B)(I)
$900,000 times (II) a ratio, the numerator of which is Cash Flow with respect to such prior fiscal year less $25.0 million and the denominator of which is $11.0 million and (iii) for which Cash Flow of the prior fiscal year is greater than or equal to $36.0 million, shall be determined by the Compensation Committee of the Board of Directors and shall not exceed $2.0 million.

     Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock except:

          (1) to the Company or a Wholly-Owned Restricted Subsidiary of the Company and so long as concurrently with the issuance thereof all steps necessary for the Collateral Agent to have a perfected security interest therein, subject to the Permitted Liens, shall have been taken;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) sales of (i) all of the Capital Stock of a Restricted Subsidiary of the Company or (ii) Common Stock of a Foreign Subsidiary, in each case in compliance with the provisions of the "Limitation on Asset Sales" covenant.

     Limitation on Designation of Unrestricted Subsidiaries. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness;" and

          (c) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation in an amount (the "Designation Amount") equal to the greater of (x) the book value of such Restricted Subsidiary on such date and (y) the Fair Market Value of such Restricted Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the Designation Amount.

     The Indenture further provides that the Company will not designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation"), unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

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     The Indenture, which as previously stated was entered into on the Issue
Date in connection with the issuance of the Outstanding Notes, contains a requirement that PMC, MRT Holdings, LLC and Prince MFG, LLC would be deemed to be redesignated as a Restricted Subsidiaries on January 1, 2004 if the PMC Sale Transactions were not consummated on or prior to such date. No such redesignation occurred as we consummated the PMC Sale Transactions on December 26, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Prince Transactions."

     An Unrestricted Subsidiary shall be deemed to be redesignated as a Restricted Subsidiary at any time if (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or (b) a default with respect to any Indebtedness of such Unrestricted Subsidiary (including any right which the holders thereof may have to take enforcement action against it) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except in the case of clause (a) to the extent permitted under the covenant described above under the caption
"-- Certain Covenants -- Limitation on Restricted Payments."

     If any Unrestricted Subsidiary is (or is deemed to have been) redesignated as a Restricted Subsidiary, each Subsidiary of the Company that owns all or any portion of the Capital Stock of such Unrestricted Subsidiary shall be deemed to have been redesignated as a Restricted Subsidiary as well.

     MRT Holdings, LLC and Prince MFG, LLC and its direct wholly-owned subsidiary, PMC, were the only Unrestricted Subsidiaries as of the Issue Date.

     All Designations and Redesignations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions. Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The Designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed a Designation of all of the Subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries.

     Noteholder Representative. The Indenture provides that from and after the Issue Date until the date on which all principal and interest (including any Additional Interest) on all of the outstanding Units (and the underlying Notes) have been paid in full as provided in the Indenture, the Company will take such action as shall be necessary in accordance with applicable law and its certificate of incorporation and by-laws so that the Board of Directors of the Company may include one Noteholder Representative.

     The Noteholder Representative shall be designated mutually by Jefferies & Company, Inc. ("Jefferies") and the Company. If Jefferies and the Company cannot agree on a mutually acceptable candidate within 60 days after the Issue Date (or the date of any subsequent vacancy), each of Jefferies and the Company shall nominate a candidate meeting the criteria below and the Company shall mail a ballot to the Holders within 90 days of the Issue Date (or the date of any subsequent vacancy). The ballot may include biographical and other information with respect to each candidate under Regulation 14A of the Securities Exchange Act of 1934, as amended. The Noteholder Representative will be selected by Holders of a majority in aggregate principal amount of the Notes who complete and submit to the Company a ballot. The initial Noteholder Representative designated by the holders of the Notes in accordance with this covenant was Mr. Sam Gejdenson. See "Management -- Directors and Executive Officers."

     Each candidate submitted by Jefferies and the Company for election as the Noteholder Representative shall be a person who is not an executive officer or director of (i) a significant supplier of the Company or any Subsidiary or Affiliate thereof or (ii) any competitor of the Company or any Subsidiary or Affiliate thereof, unless otherwise agreed by the Company.

     If a Noteholder Representative resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the affirmative vote of the Noteholder Representative shall be taken until the earlier of (i) the expiration of 45 days after the mailing of such ballot and (ii) the designation of a successor

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Noteholder Representative by the Holders and approval of such action by the successor Noteholder Representative.

     The Noteholder Representative shall be a member of the Compensation Committee and, except as provided above, all decisions of the Compensation Committee shall require the consent of the Noteholder Representative.

     Business Activities. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than such business as conducted by it on the Issue Date and any Related Business. The Indenture also provides that for so long as any of MRT Holdings, LLC, Prince MFG, LLC or PMC shall be an Unrestricted Subsidiary of the Company or the PMC Sale Transactions shall not have been consummated, no such entity shall engage in any activities other than those currently conducted by such entity or those necessary or incidental to consummating the PMC Sale Transactions; provided, however, that notwithstanding the foregoing, no such entity shall incur any Indebtedness, make any Investments, or pay the obligations of any other person or entity, in an aggregate amount exceeding $25,000 or dispose of any of its assets other than in the ordinary course of business, if such entity is an Unrestricted Subsidiary of the Company other than as necessary or incidental to consummate the PMC Sale Transactions.

     Impairment of Security Interest. No Issuer nor any Guarantor may take or knowingly omit to take any action which would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the Holders, with respect to any material portion of the Collateral securing the Notes or any Guarantee either the U.S. Notes, the Domestic Guarantees and the Company Guarantee or the Dutch Notes and the Foreign Guarantees. No Issuer nor any Guarantor may grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent) to retain any interest whatsoever in the Collateral other than Permitted Liens or as otherwise permitted by the Indenture. No Issuer nor any Guarantor may enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Collateral Agreements, subject to the terms of the Intercreditor Agreement (as it relates to the Domestic Collateral). Each Issuer and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. Each Issuer and each Guarantor will, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be required under applicable law to perfect the Liens created by the Collateral Agreements, subject to Permitted Liens.

     Landlord, Bailee and Consignee Waivers. Each of the Company, the Dutch Issuer, each Domestic Restricted Subsidiary of the Company and each Restricted Subsidiary of the Dutch Issuer that is a lessee of, or becomes a lessee of, real property (whether used for manufacturing purposes or otherwise) on or in which it will maintain, store, hold or locate all or any of its assets having an aggregate fair market value of at least $50,000, is, and will be, required to use commercially reasonable best efforts (which shall not require the expenditure of cash or the making of any material concessions under any relevant lease that was in effect on the Issue Date or if such (i) Domestic Restricted Subsidiary of the Company was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the date such Domestic Restricted Subsidiary became a Domestic Restricted Subsidiary of the Company or (ii) Restricted Subsidiary of the Dutch Issuer was not a Restricted Subsidiary of the Dutch Issuer on the Issue Date, the date such Restricted Subsidiary became a Restricted Subsidiary of the Dutch Issuer) to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date or the lessee thereof that is a (A) Domestic Restricted Subsidiary of the Company was not a Domestic Restricted Subsidiary of the Company on the Issue Date or (B) Restricted Subsidiary of the Dutch Issuer was not a Restricted Subsidiary of the Dutch Issuer on the Issue Date, the Company or its Domestic Restricted Subsidiary or the Dutch Issuer or its Restricted Subsidiary that is the lessee thereunder shall have 60 days from the Issue Date (or from the date the lessee thereof becomes a Domestic Restricted Subsidiary of the Company or a Restricted Subsidiary of the Dutch Issuer) to satisfy such requirement and shall be relieved of
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such obligation with respect to any landlord waiver to the extent such lessor has refused to deliver such a waiver following such Person's use of such commercially reasonable efforts. Each of the Company, each of its Domestic Restricted Subsidiaries, the Dutch Issuer and each of its Restricted Subsidiaries that provides any of its assets having an aggregate fair market value of at least $50,000 to a bailee or consignee agrees to be bound by the terms of the immediately preceding sentence, mutatis mutandis; provided that (i) the terms "landlord", "lessee" and "lease" shall be replaced, respectively, with the terms "bailee" or "consignee", as applicable, "bailor" or "consignor", as applicable, and the "applicable agreement" and (ii) the condition that the lessee maintain, store, hold or locate all or any of its assets having an aggregate fair market value of at least $50,000 shall instead be replaced with the condition that the fair market value of the assets subject to the applicable bailment or consignment have a fair market value of at least $50,000.

     Real Estate Mortgages and Recordings. With respect to any real property (individually and collectively, the "Premises") that (a) is owned as of the Issue Date by the Dutch Issuer or any of its Restricted subsidiaries or (b)(i) is acquired by Dutch Issuer or any of its Restricted Subsidiaries after the Issue Date and (ii) has a purchase price or a Fair Market Value, of at least $250,000 (other than properties purchased subject to Acquired Indebtedness or Purchase Money Indebtedness), the Dutch Issuer or such Restricted Subsidiary, as the case may be, shall, at its sole cost and expense:

          (A) take all such actions as the Collateral Agent deems necessary or desirable to cause the Collateral Agent to have a valid first priority perfected Lien in such Premises free and clear of all defects and encumbrances (other than Permitted Liens), including, without limitation,
     (1) duly executing and delivering a Foreign Collateral Agreement, (2) recording, registering or filing such Foreign Collateral Agreement with the necessary offices or authorities to result in such Lien being a valid, perfected first priority Lien against the such Premises under the laws of the jurisdiction in which such Premises is located and (3) paying all recordation taxes, fees and expenses required in connection with such recordation, registration or filing; and

          (B) deliver to the Collateral Agent, with respect to such Premises, a copy of such Foreign Collateral Agreement and evidence of such recordation, registration or filing, as the case may be, local counsel opinions and such other documents, instruments, certificates and agreements as the Collateral Agent and its counsel shall, consistent with the laws of the jurisdiction in which such Premises is located, reasonably request or as may be required under the Indenture;

provided that the Dutch Issuer or such Restricted Subsidiary, as the case may be, shall have a period of 90 days from (x) the date of the Issue Date to satisfy the foregoing requirements with respect to any such Premises that is owned by the Dutch Issuer or such Restricted Subsidiary, as the case may be, as of the Issue Date and (y) the date such interest was acquired by the Dutch Issuer or such Restricted Subsidiary, as the case may be, to satisfy the foregoing requirements with respect to any such Premises that was acquired after the Issue Date.

     Future Guarantors. The Indenture provides that the Company and each Domestic Guarantor shall cause each Domestic Restricted Subsidiary of the Company which, after the date of the Indenture (if not then a Guarantor), becomes a Domestic Restricted Subsidiary (including, without limitation, as the result of the redesignation of an Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary) to:

          (1) execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the U.S. Notes and the Indenture on the terms set forth in the Indenture;

          (2) (a) execute and deliver to the Collateral Agent and the Trustee such amendments or supplements to the Domestic Collateral Agreements as may be necessary or as the Collateral Agent deems reasonably desirable in order to grant to Collateral Agent, for the benefit of itself, the Holders and the Trustee, a perfected security interest in the Capital Stock of such new Domestic Restricted Subsidiary and the debt securities of such new Domestic Restricted Subsidiary, subject to Permitted Liens, which are owned by the Company or any Domestic Restricted Subsidiary and required to be pledged pursuant to the Domestic Collateral Agreements, and (b) deliver to Collateral Agent the

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     certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by a Officer of the Company or such Domestic Restricted Subsidiary, as the case may be;

          (3) cause such new Domestic Restricted Subsidiary to take such actions as may be necessary or as necessary or as the Collateral Agent deems reasonably desirable to grant to the Collateral Agent for the benefit of itself, the Holders and the Trustee a perfected security interest in substantially all of the assets of such new Domestic Restricted Subsidiary (excluding real property and interests therein), subject to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Domestic Collateral Agreements or by law or as may be reasonably requested by the Collateral Agent;

          (4) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

          (5) deliver to the Trustee an opinion of counsel relating to the foregoing actions and the perfection of such security interests so granted, in each case, to the extent required under the Trust Indenture Act.

     The Indenture also provides that the Dutch Issuer and each Restricted Subsidiary of the Dutch Issuer shall cause each Restricted Subsidiary of the Dutch Issuer which, after the date of the Indenture (if not then a Foreign Guarantor), becomes a Restricted Subsidiary of the Dutch Issuer (including, without limitation, as the result of the redesignation of an Unrestricted Subsidiary that is a Subsidiary of the Dutch Issuer as a Restricted Subsidiary thereof) to take the actions and make the deliveries specified in the immediately preceding paragraph, mutatis mutandis; provided that (i) the terms "Domestic Restricted Subsidiary", "Company's" and "U.S. Notes" as used in the immediately preceding paragraph shall be deemed to refer to the terms "Restricted Subsidiary", "Dutch Issuer's" and "Dutch Notes", respectively, and
(ii) clauses (2) and (3) thereof shall be deemed to read in their respective entireties as follows:

          "(2) execute and deliver to the Collateral Agent and the Trustee such Foreign Collateral Agreements or amendments or supplements thereto and take all such other actions including, without limitation, recording, registering or filing such amendments, supplements or any other documents or instruments and paying all such taxes, fees and expenses required in connection with such recordation, registration or filing, in each case, as may be necessary or as the Collateral Agent deems reasonably desirable in order to grant to the Collateral Agent, for the benefit of itself, the Holders and the Trustee, a Lien in 100% of the Capital Stock of such new Restricted Subsidiary, which is owned by the Dutch Issuer or any Restricted Subsidiary of the Dutch Issuer, and provide the Collateral Agent with a valid first priority perfected Lien (subject to Permitted Liens) in all such Capital Stock for the benefit of itself, the Holders and the Trustee;

          (3) cause such new Restricted Subsidiary of the Dutch Issuer to (x) execute and deliver to the Collateral Agent and the Trustee such Foreign Collateral Agreements or amendments or supplements thereto and take all such other actions including, without limitation, recording, registering or filing such amendments, supplements or any other documents or instruments and paying all such taxes, fees and expenses required in connection with such recordation, registration or filing, in each case, as may be necessary or as the Collateral Agent deems reasonably desirable in order to grant to the Collateral Agent, for the benefit of itself, the Holders and the Trustee, a Lien in all of the accounts receivable, inventory (to the extent permitted by applicable law) and Capital Stock of each direct Subsidiary of such new Restricted Subsidiary that is then owned or thereafter acquired by such new Restricted Subsidiary, and provide the Collateral Agent with a valid first priority perfected Lien (subject to Permitted Liens) in all such accounts receivable, inventory (to the extent permitted by applicable law) and Capital Stock for the benefit of itself, the Holders and the Trustee and (y) to the extent such new Restricted Subsidiary of the Dutch Issuer owns any real property on the date it became a new Restricted Subsidiary of the Dutch Issuer, comply with the requirements of the covenant "-- Certain Covenants -- Real Estate Mortgages

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

     and Recordings" as if such new Restricted Subsidiary of the Dutch Issuer had acquired such real property on such date;".

     Provision of Financial Statements and Information. Whether or not either Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, the Indenture provides that the Company will file with the Commission following the effectiveness of the Exchange Offer Registration Statement, so long as any Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject; provided the Commission will accept such filings. The Company will also in any event (i) within 15 days of each Required Filing Date following the effectiveness of the Exchange Offer Registration Statement, file with the Trustee, and supply the Trustee with copies for delivery to the Holders and prospective purchasers of the Notes, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and
(ii) if the Commission will not accept the filing of such documents promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of the Notes. Prior to the effectiveness of the Exchange Offer Registration Statement, the Company will provide upon request from Holders or prospective Holders of Notes the information required by Rule 144A(d)(4) under the Securities Act.

     Payments for Consent. Neither Issuer will, nor will either Issuer permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Registration Rights Agreement, the Collateral Agreements or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium, interest and Additional Interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indenture provides that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless:

          (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia;

          (ii) the Surviving Person (if other than the Company) assumes (a) all the obligations of the Company under the U.S. Notes (and the Guarantees of the Company's Domestic Restricted Subsidiaries shall be confirmed as applying to such Surviving Person's obligations), the Indenture, the Company Guarantee and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, in a form reasonably satisfactory to the Trustee and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all Obligations of the Company under the Collateral Agreements and the Intercreditor Agreement, and in connection therewith shall cause such
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     instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (iii) immediately both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iv) after giving pro forma effect to such transaction, the Surviving Person (x) would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction and (y) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness;" and

          (v) the Company or the Surviving Person shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or any amendment or supplement to the Collateral Agreements is required in connection with such transaction, such supplemental indenture or such amendment or supplement comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied to the extent such conditions are required to be satisfied thereunder either prior to or concurrent with the consummation of the applicable transaction.

     Notwithstanding clauses (iii) and (iv) above, any Restricted Subsidiary (other than the Dutch Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations under, the Indenture, the U.S. Notes, the Domestic Collateral Agreements and the Registration Rights Agreement.

     Each Domestic Guarantor (other than any Domestic Guarantor whose Domestic Guarantee is to be released in accordance with the terms of the Domestic Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Certain Covenants -- Limitation on Asset Sales") will not, and the Company will not cause or permit any Domestic Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Domestic Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Domestic Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes (a) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Domestic Guarantor under the Domestic Guarantee and, to the extent applicable, the Intercreditor Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Domestic Guarantor under the Domestic Collateral Agreements and, to the extent applicable, the Intercreditor Agreement and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Domestic Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (3) immediately both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

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

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (iv) of the first paragraph of this covenant; and

          (5) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or any amendment or supplement to the Domestic Collateral Agreements is required in connection with such transaction, such supplemental indenture or such amendment or supplement comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Notwithstanding clauses (3) and (4) above, any Restricted Subsidiary (other than the Dutch Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Domestic Guarantor.

     Any merger or consolidation of (i) a Domestic Guarantor with and into the Company (with the Company being the surviving entity) or another Domestic Guarantor or (ii) a Domestic Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Domestic Guarantor or the Company in another jurisdiction in the United States or any State thereof or the District of Columbia or changing the legal form of such Domestic Guarantor or the Company need only comply with in the case of a merger or consolidation involving (x) the Company as described in clause (ii) above, clauses (ii) and
(v) of the first paragraph of this covenant and (y) in the case of a Domestic Guarantor as described in (1) clause (i) above, clause (5) of the immediately preceding paragraph and (2) clause (ii) above, clauses (2) and (5) of the immediately preceding paragraph.

     The Indenture will contain similar restrictions on mergers, consolidations and sales of assets by the Dutch Issuer and the Foreign Guarantors as those contained in the paragraphs set forth above in this covenant, mutatis mutandis; provided that

          (i) the terms "Company", "Restricted Subsidiary", "Restricted Subsidiaries", "the United States, any State thereof or the District of Columbia", "U.S. Notes", "Domestic Guarantee", "Domestic Guarantor", and "Domestic Collateral Agreements" as used in the preceding paragraphs of this covenant, other than clause (iv) of the first paragraph hereof and clause (4) of the third paragraph hereof shall remain unchanged, shall be deemed to refer to the terms "Dutch Issuer", "Restricted Subsidiary of the Dutch Issuer", "Restricted Subsidiaries of the Dutch Issuer", "the jurisdiction of organization of the Dutch Issuer or Foreign Guarantor that is the subject of such transaction", "Dutch Notes", "Foreign Guarantee", "Foreign Guarantor", and "Foreign Collateral Agreements", respectively;

          (ii) the words "of the Company's Domestic Restricted Subsidiaries" contained in clause (ii)(a) of the first paragraph of this covenant shall be deemed to have been replaced with the words "of the Guarantors and the Company Guarantee";

          (iii) clause (ii) of the first paragraph of this covenant shall also be deemed to be revised to delete the words "and the Intercreditor Agreement" and the words ", the Company Guarantee" therefrom;

          (iv) the last sentence of the first paragraph of this covenant shall be deemed to read in its entirety as follows "Notwithstanding clauses (iii) and (iv) above, any Restricted Subsidiary of the Dutch Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Dutch Issuer.";

          (v) clause (2) of the third paragraph of this covenant shall also be deemed to be revised to delete the words "and, to the extent applicable, the Intercreditor Agreement";

          (vi) the last sentence of the third paragraph of this covenant shall be deemed to read in its entirety as follows "Notwithstanding clauses (3) and (4) above, any Restricted Subsidiary of the Dutch Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Dutch Issuer, the U.S. Issuer or any other Guarantor; and

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          (vii) at the end of such covenant, the following provision would be inserted as an additional provision thereof:

     "Notwithstanding the foregoing, the Dutch Issuer may permit, and there may be effected, the Belgium Plant Sale and Virginiamycin Production Transactions."

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, each Issuer and each Guarantor has the right to remain in possession and retain exclusive control of its Collateral securing the Notes (other than as set forth in the Collateral Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom; provided that until delivery of a written notice from the Collateral Agent to the Company or the applicable Domestic Guarantor, when any Event of Default shall have occurred and be continuing, to refrain from exercising any voting, consensual rights and other rights pertaining to Collateral consisting of Capital Stock pledged by it to the Collateral Agent for the benefit of itself, the Trustee and the Holders, the Company or such Domestic Guarantor, as the case may be, shall be entitled to exercise all such voting, consensual rights and other rights pertaining to such Collateral.

     Release of Collateral. Upon compliance by the applicable Issuer or Guarantor with the conditions set forth below under the caption "-- Asset Sale Release," "-- Non-Asset Sale Release" or "-- Release of Inventory and Accounts Receivable Collateral" in respect of any release of items of its Collateral described thereunder (and in the case of any such items of Collateral subject to the conditions set forth below under the caption "-- Asset Sale Release," upon delivery by the Company to the Collateral Agent and the Trustee of an opinion of counsel to the effect that such conditions have been met), (a)(i) in the case of any such items of Collateral subject to the conditions set forth below under the caption "-- Asset Sale Release," the Collateral Agent will terminate and release its Lien granted under the Collateral Agreements on such items of Collateral and
(ii) in the case of any such items of Collateral subject to the conditions set forth below under the caption "-- Non-Asset Sale Release" or "-- Release of Inventory and Accounts Receivable Collateral", the Lien granted under the Collateral Agreements on such items of Collateral shall terminate and be released automatically and without any action by or on behalf of the Collateral Agent, and (b) in each such case, the Collateral Agent shall, at the sole cost and expense of such applicable Issuer or Guarantor, execute and deliver to such applicable Issuer or Guarantor such documents, without any representation, warranty or recourse of any kind whatsoever, as or such applicable Issuer or Guarantor shall reasonably request to evidence such termination and release.

     Asset Sale Release. Each Issuer and Guarantor have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale permitted hereunder upon compliance with the condition that the Company deliver to the Collateral Agent the following:

          (1) A notice from the Company requesting the release of Released
     Interests: (i) describing the proposed Released Interests; and (ii) specifying the Fair Market Value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); and

          (2) An Officers' Certificate of the Company certifying that: (i) such Asset Sale complies with the terms and conditions of the Indenture with respect to such Asset Sale to the extent such terms and conditions are required to be satisfied thereunder either prior to or concurrent with the consummation of such Asset Sale; (ii) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such Asset Sale; (iii) the release of the Collateral will not result in a Default or Event of Default under the Indenture; (iv) the purchase price received is at least equal to the Fair Market Value of the Released Interests; (v) the release of such Released Interests would not be expected to interfere in any material respect with the Collateral Agent's ability to realize the value of the remaining Collateral and will not impair in any material respect the maintenance and operation of the remaining Collateral; and (vi) all conditions precedent in the Indenture relating to the release in question have been or will be complied with.

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     Non-Asset Sale Releases.  The Liens granted in favor of the Collateral
Agent for the benefit of itself, the Trustee and the Holders on Collateral (including Collateral consisting of the Capital Stock of any Restricted Subsidiary and any equipment that is obsolete or no longer useful in the business of the applicable Issuer or Guarantor) and proceeds thereof that is sold, conveyed or otherwise disposed of by the applicable Issuer or Guarantor (including by way of a sale-and-leaseback) in the ordinary course of business, whether in a single transaction or a series of related transactions, to any Person (other than to the Company or any Guarantor) for Net Proceeds of $250,000 or less shall be subject to termination and release upon the consummation of any such sale, conveyance or disposition.

     Release of Inventory and Accounts Receivable Collateral. Notwithstanding any provision to the contrary in the Indenture, Collateral comprised of accounts receivable, inventory or (prior to an Event of Default) the proceeds of the foregoing shall be subject to termination and release upon sales of such inventory and collection of the proceeds of such receivables in the ordinary course of business.

EVENTS OF DEFAULT

     The Indenture provides that each of the following constitutes an event of default (each, an "Event of Default"):

          (i) a default for 30 days in the payment when due of premium, if any, or interest or Additional Interest, if any, on or with respect to any Note;

          (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;

          (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (i) and (ii) above) or any Collateral Agreement which failure continues for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (iv) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration is not rescinded, annulled or cured within 10 days thereafter;

          (v) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry;

          (vi) certain events of bankruptcy, insolvency or reorganization of either Issuer or any Significant Subsidiary;

          (vii) any Guarantee of a Significant Subsidiary or the Company Guarantee ceases to be in full force and effect (other than as expressly provided for under the Indenture) or is declared null and void, or any Guarantor which is a Significant Subsidiary or the U.S. Issuer denies that it has any further liability under its Guarantee or the Company Guarantee, as applicable, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of such Guarantor or the U.S. Issuer from its Guarantee or the Company Guarantee, as applicable, in accordance with the Indenture); or

          (viii) any Collateral Agreement at any time for any reason shall cease to be in full force and effect, or either Issuer or any Guarantor which is a Significant Subsidiary denies that it has any further liability under any Collateral Agreement, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of such Guarantor from any Collateral Agreement in accordance with the Indenture), or any Collateral Agreement at any time for any reason shall cease to be effective in all material respects to grant the Collateral Agent the Liens purported to be created thereby on a material
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     portion of the Collateral thereunder, subject to Permitted Liens and no other Liens except as permitted by the Indenture or the Collateral Agreements, in each case for 30 days after the Company receives written notice thereof specifying such occurrence from the Trustee, the Collateral Agent or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes.

     If any Event of Default (other than as specified in clause (vi) of the preceding paragraph with respect to either Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately by notice in writing to the Issuers, and to the Issuers and the Trustee if by the Holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the events specified in clause (vi) of the preceding paragraph with respect to either Issuer, the principal of, premium, if any, and any accrued interest and Additional Interest, if any, on all outstanding Notes of both Issuers shall ipso facto become immediately due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of all of the Holders waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest or Additional Interest, if any, on, the Notes (which may only be waived with the consent of each affected Holder), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Interest) if it determines that withholding notice is in their interest.

     The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, interest on or Additional Interest, if any, with respect to any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of either Issuer in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any officer, employee, incorporator, direct or indirect controlling person, shareholder, member, partner or Affiliate of such Issuer or of any successor Person thereof. Each Holder, by accepting the Notes, and the Collateral Agent and the Trustee, waive and release all such liability.

DEFEASANCE

     The Issuers may, at their option and at any time, elect to have the obligations of the Issuers discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for:

          (i) the rights of the Holders to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due;

          (ii) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment;

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          (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture; and

          (iv) the defeasance provisions of the Indenture.

     In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance:

          (i) the Issuers shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes to redemption or maturity;

          (ii) the Issuers shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

          (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vi) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit;

          (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other agreement or instrument to which either Issuer is a party or by which it is bound;

          (v) the Issuers shall have delivered to the Trustee opinions of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness (other than the Holders) and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (vi) the Issuers shall have delivered to the Trustee Officers' Certificate and opinions of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (i) either (a) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore

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     delivered to the Trustee for cancellation, for the principal of, premium, if any, interest and Additional Interest, if any, to the date of deposit;

          (ii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Company; and

          (iii) the Issuers have delivered to the Trustee Officers' Certificate and opinions of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

RELEASE OF GUARANTEE

     So long as no Event of Default shall have occurred and be continuing, upon
(i)(A) the sale or disposition (whether by merger, stock purchase, asset or sale or otherwise) of a Guarantor (or all or substantially all of the assets of any such Guarantor or all of the Capital Stock of any such Guarantor) to an entity which is not a Subsidiary of the Company or (B) such Guarantor ceases to be a Restricted Subsidiary, and our compliance, in each case, to the extent applicable, with the provisions of the covenant described above under the caption "-- Certain Covenants -- Limitation on Asset Sales" that are required to be satisfied thereunder either prior to or concurrent with the consummation of the applicable transaction; (ii) the designation by the Company of such Guarantor as an Unrestricted Subsidiary in accordance with the "-- Certain Covenants -- Limitation on Restricted Payments" covenant described above; (iii) upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable, such Guarantor or the U.S. Issuer with respect to the Company Guarantee shall be deemed released from all its obligations under its Guarantee of the Notes and the Indenture or the Company Guarantee, as applicable, or (iv) in the case of any Foreign Guarantor or the U.S. Issuer with respect to the Company Guarantee, upon payment in full of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Dutch Notes and all other Obligations of the Dutch Issuer that are then due and payable, such Foreign Guarantor or the U.S. Issuer, as the case may be, shall be deemed released from all its Obligations under its Foreign Guarantee of the Dutch Notes and the Indenture or the Company Guarantee, as applicable. Upon the release of any Guarantor or the U.S. Issuer, as the case may be, from its Guarantee or the Company Guarantee, as applicable, pursuant to the provisions of the Indenture, each other Guarantor not so released shall remain liable for the full amount of principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes as and to the extent provided in the Indenture.

     Upon delivery by the Company to the Collateral Agent and the Trustee of an opinion of counsel to the effect that the conditions described in the immediately preceding paragraph have been met, the Collateral Agent shall, at the sole cost and expense of the Company, execute and deliver to the Company such documents, without any representation, warranty or recourse of any kind whatsoever, as the Company shall reasonably request to evidence such release.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two paragraphs, the Indenture, the Notes, the Collateral Agreements, the Guarantees, the U.S. Guarantee or the Registration Rights Agreement may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each affected Holder, an amendment or waiver shall not:

          (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

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          (ii) reduce the principal of or change the fixed maturity of any Note, or alter or waive the provisions with respect to the redemption of the Notes in a manner adverse to the Holders other than with respect to a Change of Control Offer or an Asset Sale Offer;

          (iii) reduce the rate of or change the time for payment of interest or Additional Interest on any Notes;

          (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest or Additional Interest, if any, on the Notes (except that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration)

          (v) make any Note payable in money other than that stated in the Notes;

          (vi) make any change in the provisions of the Indenture relating to the right of the Holders to waive past Defaults or the rights of the Holders to receive payments of principal of, or premium, if any, or interest or Additional Interest, if any, on, the Notes;

          (vii) following the occurrence of a Change of Control, amend, change or modify either Issuer's obligation to make and consummate a Change of Control Offer by reason of such a Change of Control or modify any of the provisions or definitions with respect thereto in a manner adverse to the Holders with respect to such Change of Control, or following the exercise by the Dutch Issuer of the Change of Control Redemption of Dutch Notes Right or Tax Redemption, amend, change or modify the Dutch Issuer's obligation to make and consummate a Change of Control Redemption of Dutch Notes or Tax Redemption with respect to such exercise or modify any of the provisions or definitions with respect thereto in a manner adverse to the Holders with respect to such Change of Control Redemption of Dutch Notes Right, Change of Control Redemption of Dutch Notes or Tax Redemption, or following the occurrence of an Asset Sale or any fiscal year of the Company ending on or after June 30, 2004, for which Excess Cash Flow was in an amount at least equal to $250,000, amend, change or modify the Issuers' obligations to make and consummate an Asset Sale Offer with respect to such Asset Sale or an Excess Flow Offer with respect to such fiscal year, as the case may be, or modify any of the provisions or definitions with respect thereto in a manner adverse to the Holders with respect to such Asset Sale Offer or Excess Cash Flow Offer, as the case may be;

          (viii) release any Guarantor that is a Significant Subsidiary or the U.S. Issuer with respect to the Company Guarantee from any of its obligations under its Guarantee or the Indenture or the Company Guarantee, as applicable, other than in accordance with the terms of the Indenture; or

          (ix) release all or substantially all of the Collateral.

     Notwithstanding the foregoing, without the consent of any Holder, the Issuers and the Trustee may amend or supplement the Indenture or the Notes:

          (i) to cure any ambiguity, defect or inconsistency;

          (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (iii) to provide for the assumption of either Issuer's Obligations to Holders in the event of any Disposition involving such Issuer in which such Issuer is not the Surviving Person;

          (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any such Holder;

          (v) to release any Guarantor from its Guarantee and the Indenture or the U.S. Issuer with respect to the Company Guarantee from the Company Guarantee that is permitted to be released under the Indenture in accordance with the terms thereof; or

          (vi) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
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TRANSFER AND EXCHANGE

     The registered Holder of a Note will be treated as the owner of such Note for all purposes. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder among other things, to furnish appropriate endorsements and transfer documents and the applicable Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither either Issuer nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from such Issuer and ending at the close of business on the day the notice of redemption is sent to the Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer, Change of Control Redemption of Dutch Notes, Tax Redemption or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer, Change of Control Redemption of Dutch Notes, Tax Redemption or Asset Sale Offer and not withdrawn.

THE TRUSTEE

     HSBC Bank USA, National Association is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

     The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of either Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture is, and the Notes, the Guarantees, the Company Guarantee and the U.S. Security Agreement will be, governed by the laws of the State of New York, without regard to the principles of conflicts of law.

ENFORCEABILITY OF JUDGMENTS

     Since the operating assets of the Dutch Issuer and the Foreign Guarantors are outside the United States, any judgment obtained in the United States against either the Dutch Issuer or any Foreign Guarantor, including judgments with respect to the payment of principal, premium, if any, interest, Additional Amounts, if any, Additional Interest, if any, redemption price and any purchase price with respect to the Dutch Notes, or any guarantee in respect thereof, may not be collectible within the United States.

     A judgment obtained in the courts of another EU Member State would be enforced by Dutch courts without re-examination of the merits of the case subject to and in accordance with the EU Regulation on jurisdiction and Recognition and Enforcement of Judgements in Civil and Commercial Matters, as amended. In the absence of an applicable treaty between the United States and The Netherlands, a judgment rendered by a court in the United States (the "Foreign Court") will not be enforced by Dutch courts. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Dutch court. If and to the extent that the Dutch court finds that the jurisdiction of the Foreign Court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court would, in principle, give binding effect to the final judgment of the Foreign Court unless such judgment contravenes principles of Dutch public policy.

     A final and conclusive judgment rendered in a court in another EU Member State would be recognized and enforced by the Belgian courts without re-examination of the merits, subject to the conditions set out in EU legislation (the EU Regulation on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters (44/2001) of 22 December 2001). A final and conclusive judgment rendered in a court of a non-EU

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Member State would be recognized and enforced by the Belgian courts, provided that the procedure set out in Article 570 of the Belgian Judicial Code is followed. The foreign judgment would only be recognized and enforced in Belgium after review of the merits by a court of first instance, and if the court is satisfied that certain conditions have been fulfilled.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that Indebtedness of such Acquired Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Debt.

     "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

     "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary, in the case of each of (i) and (ii), whether in a single transaction or a series of related transactions, to any Person (other than (A) (1) in the case of the Company or any Domestic Restricted Subsidiary to the Company or any Guarantor and (2) in the case of any Foreign Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary, (B) directors' qualifying shares and (C) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Company and its Restricted Subsidiaries from using the intellectual property so licensed or require the Company or any of its Restricted Subsidiaries to pay any fees for such use) for Net Proceeds in excess of $250,000.

     "Belgium Equipment" means all equipment located at the Belgium Plant.

     "Belgium Plant" means the plant owned by Phibro Belgium in Rixensart, Belgium.

     "Belgium Plant Sale and Virginiamycin Production Transactions" means the following transactions and payments, including payments required pursuant to the documents to evidence such transactions, each of which is subject to entering into definitive documentation containing customary representations, warranties, covenants and indemnities for a transaction of that type, and changes in the definitive economic terms which are not, individually or in the aggregate, material to the Company: (i) the transfer of substantially all of the land and buildings and certain equipment of Phibro Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of Phibro Belgium, for a purchase price of EUR 6.2 million, payable at closing; (ii) the transfer to GSK of a majority of the employees of Phibro Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for Phibro Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in

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recognition of the benefits to the Company from the proposed transaction, Phibro
Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) Phibro Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) Phibro Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million, of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) Phibro Belgium retaining any or all equipment at the Belgium Plant, and being able to sell such equipment for the account of Phibro Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to the Company's Restricted Subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

     "Belgium Purchase Agreement" means a Purchase Agreement between Phibro Belgium and GSK relating to the Belgium Plant Sale and Virginiamycin Production Transactions, and any related or ancillary agreements or instruments entered into by Phibro Belgium, GSK, their respective Affiliates and/or other persons in connection with the Belgium Plant Sale and Virginiamycin Production Transactions, in each case, as such agreements may be amended, modified or supplemented (so long as such amendments, modifications or supplements are not, individually or in the aggregate, materially adverse to the Company or the Holders).

     "Capital Lease Obligation" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

     "Cash Equivalents" means:

          (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;

          (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.;

          (iv) certificates of deposit, time deposits or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any U.S. branch of a foreign bank or (with respect to any Restricted Subsidiary) any foreign country in which such Restricted Subsidiary is located, having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million and a Thompson or Keefe Bank Watch Rating of "B" or better (including bank accounts in such banks);

          (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above;

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          (vi) in the case of any Foreign Restricted Subsidiary, Investments:
     (a) in direct obligations of the sovereign nation (or any agency or instrumentality thereof) in which such Foreign Restricted Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency or instrumentality thereof), (b) of the type and maturity described in clauses
     (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) of the type and maturity described in clauses (i) through (v) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors), are not rated as provided in such clauses or in clause (vi)(b) but which are, in the reasonable judgment of the Company, comparable in investment quality to such Investments and obligors (or the parents of such obligors); and

          (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
     (vi) above.

     "Cash Flow" means, with respect to any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net
Income: (i) extraordinary net losses, plus (ii) provision for taxes based on income or profits and any provision for taxes utilized in computing the extraordinary net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and all other non-cash charges (including amortization of goodwill and other intangibles but excluding any items that will require cash payments in the future for which an accrual or reserve is made), plus (v) any non-recurring fees, charges or other expenses made or incurred by the Company in connection with the Transactions.

     "Change of Control" means:

          (a) with respect to the Company, the occurrence of any of the following events after the Issue Date:

             (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than one or more Permitted Holders) is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the Company;

             (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company then in office;

             (iii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company as a whole and not any Restricted Subsidiary or Guarantor (whether or not otherwise in compliance with the terms of the Indenture); or

             (iv) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the Capital Stock or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group (as defined in Rule 13d-5 of the Exchange Act) (other than to one or more of the Permitted Holders) as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the "beneficial owners" of the Voting Stock of such Person immediately prior to such transaction own, directly or indirectly, more than 50% of the total voting power of such Person immediately after such transaction; and

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          (b) with respect to the Dutch Issuer, the failure of the Company to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Dutch Issuer (other than directors' qualifying shares).

     "Collateral" means, collectively, the Domestic Collateral and the Foreign Collateral.

     "Collateral Agent" means HSBC Bank USA, National Association, as collateral agent, and any successor thereto in accordance with the terms of the Indenture.

     "Collateral Agreements" means, collectively, the Domestic Collateral Agreements and the Foreign Collateral Agreements.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Company Guarantee" means a guarantee by the U.S. Issuer in respect of the Dutch Notes and all other Obligations of the Dutch Issuer under the Indenture.

     "Consolidated Cash Flow Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of Cash Flow for such period, to (ii) Consolidated Interest Expense for such period, determined on a pro forma basis after giving pro forma effect to (a) the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Cash Flow Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such period; and (d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (a) amortization of debt discount,
(b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, plus (iii) all dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock (other than by any Restricted Subsidiary to the Company or any other Restricted Subsidiary and other than any dividend paid in Capital Stock (other than Disqualified Stock)), in each case, as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication:

          (i) all extraordinary gains (less all fees and expenses relating thereto);

          (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period;
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          (iii) for purposes of the covenant entitled "-- Certain
     Covenants -- Limitation on Restricted Payments," net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling-of-interests" basis attributable to any period prior to the date of combination;

          (iv) net gains and losses (less all fees and expenses relating thereto) in respect of disposition of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business;

          (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (vi) the cumulative non-cash effect of any change in accounting principles; provided that any net gain referred to in clause (iv) above that relates to a Restricted Investment and which is received in or converted into cash by the Company or a Restricted Subsidiary during such period shall be included in the consolidated net income of the Company; and

          (vii) the amount of accretions on preferred stock not paid in cash and dividends paid in kind on preferred stock reducing Consolidated Net Income in accordance with FASB 150.

     "Consolidated Net Worth" means, with respect to any Person at any date, the sum of (i) the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Disqualified Stock of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such Person not included in the stockholders' equity of such Person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Stock.

     "Copyright Security Agreement" means a Copyright Security Agreement made by any of the Company or any Domestic Guarantor in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

     "Credit Agreement" means the Loan and Security Agreement, dated as of the Issue Date, among the Company, each of its Subsidiaries parties thereto, lenders parties thereto as such (together with their successors and assigns, the "Lenders") and Wells Fargo Foothill, Inc., as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent"), or any other agreement providing for revolving credit loans, term loans, receivables financing or letters of credit, as the same may be further amended, modified, renewed, refunded, replaced or refinanced from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries of the Company as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement and whether with the same or any other agent, lender or group of lenders), including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

     "Currency Agreement Obligations" means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

     "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

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     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Stock" means (i) any Preferred Stock of any Restricted Subsidiary (other than Preferred Stock owned by the Company or any Wholly Owned Restricted Subsidiary) and (ii) that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a Change of Control of the Company in circumstances where the Holders would have similar rights), in whole or in part on or prior to the stated maturity of the Notes.

     "Dollars" and "$" means lawful money of the United States of America.

     "Domestic Collateral" shall mean Collateral as defined in the Domestic Collateral Agreements.

     "Domestic Collateral Agreements" means, collectively, the U.S. Security Agreement, the U.S. Pledge Agreement, each Patent Security Agreement, each Copyright Security Agreement and each Trademark Security Agreement, in each case, as the same may be amended, supplemented or modified from time to time in accordance with its terms.

     "Domestic Guarantee" means a guarantee by a Domestic Restricted Subsidiary of the U.S. Issuer in respect of the U.S. Notes and all other Obligations of the U.S. Issuer under the Indenture and the Dutch Notes and all other Obligations of the Dutch Issuer under the Indenture.

     "Domestic Guarantor" means each Domestic Restricted Subsidiary of the U.S. Issuer that is designated as such on the signature pages of the Indenture and each other Domestic Restricted Subsidiary of the U.S. Issuer that has issued a Domestic Guarantee.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Foreign Restricted Subsidiary.

     "Domestic Subsidiary" means any Subsidiary of the Company that is not a Foreign Subsidiary.

     "Excess Cash Flow" means, for any period, Cash Flow for such period minus the sum of (i) the lesser of (x) all Capital Expenditures made during such period by the Company and its Restricted Subsidiaries and (y) $8.5 million; (ii) the sum of (x) the cash portion of the Consolidated Interest Expense (net of interest income) for such period and (y) the cash portion of any related financing fees for such period; (iii) the aggregate amount (without duplication) of all federal, state and foreign income taxes and franchise taxes actually paid in cash by the Company and its Restricted Subsidiaries during such period.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Existing Notes" shall mean the Company's outstanding 9.875% senior subordinated notes due 2008 as the same may be amended, modified, renewed, refunded or refinanced from time to time.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Foreign Collateral" shall mean the assets or property subject to any Lien under a Foreign Collateral Agreement.

     "Foreign Collateral Agreements" means, collectively, any and all agreements purporting to grant a Lien on assets and properties of the Dutch Issuers and the Foreign Guarantors to secure their respective Obligations under the Dutch Notes, the Indenture and the Foreign Guarantees, which agreements shall be in form and substance reasonably satisfactory to the Collateral Agent, in each case as amended or supplemented from time to time in accordance with its terms.

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     "Foreign Guarantee" means a guarantee by Restricted Subsidiary of the Dutch
Issuer in respect of the Dutch Notes and all other Obligations of the Dutch Issuer under the Indenture.

     "Foreign Guarantor" means each Restricted Subsidiary of the Dutch Issuer that is designated as such on the signature pages of the Indenture and each other Restricted Subsidiary of the Dutch Issuer that has issued a Foreign Guarantee.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company that is a Foreign Subsidiary.

     "Foreign Subsidiary" means a Subsidiary of the Company (1) which is organized under the laws of any jurisdiction outside of the United States of America, (2) which conducts the major portion of its business outside of the United States of America and (3) all or substantially all of the property and assets of which are located outside of the United States of America.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable as of the Issue Date and consistently applied.

     "GSK" means Glaxosmithkline Biologicals SA and/or Affiliates thereof.

     "Guarantees" means, collectively, the Domestic Guarantees and the Foreign Guarantees.

     "Guarantors" means, collectively, the Domestic Guarantors and the Foreign Guarantors; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "guaranty" means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Holder" means the Person in whose name a Unit or, if a Separation Event has occurred, a Note, is registered on the Registrar's books.

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent:

          (i) all indebtedness of such Person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument;

          (ii) all obligations of such Person to pay the deferred or unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

          (iii) all Capital Lease Obligations of such Person;

          (iv) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person;

          (v) to the extent not otherwise included in this definition, all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person;

          (vi) all liabilities of others of the kind described in the preceding clause (i), (ii) or (iii) secured by any Lien on any property owned by such Person; provided, however, if the obligations secured by a Lien (other than a Permitted Lien not securing any liability that would itself constitute Indebtedness) on any assets or property have not been assumed by such Person in full or are not such Person's legal liability in full, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien and the Fair Market Value of the property subject to such Lien;

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          (vii) all Disqualified Stock issued by such Person and all Preferred
     Stock issued by a Subsidiary of such Person (other than Preferred Stock of a Restricted Subsidiary owned by the Company or a Wholly Owned Restricted Subsidiary); and

          (viii) to the extent not otherwise included, any guaranty by such Person of any other Person's indebtedness or other obligations described in clauses (i) through (vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

     Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 3 business days of the incurrence thereof. In addition, Indebtedness shall not include a government grant and any guaranty of the Company or a Restricted Subsidiary required by such grant which obligates the Company or a Restricted Subsidiary to repay such grant at the discretion of such government or upon the failure of the conditions of such grant specified therein to be fulfilled, but which is forgiven solely by reason of the passage of time or the fulfillment of such grant conditions (other than repayment); provided that if the conditions for forgiveness of such government grant lapse for whatever reason and the Company or a Restricted Subsidiary becomes obligated to repay such grant, the grant shall be deemed Indebtedness which is incurred at the time such obligation to repay is triggered.

     "Indenture Documents" means, collectively, the Indenture, the Notes, the Guarantees, the Company Guarantee and the Collateral Agreements.

     "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Issue Date, among the Administrative Agent, the Collateral Agent, the Company and the Domestic Guarantors, as the same may be amended, supplemented or modified from time to time.

     "Interest Rate Agreement Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, any guaranty) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude (x) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and (y) payments made by the Company and its Restricted Subsidiaries in respect of liabilities of the type described in clauses (ii)(b) and (e) of the definition of the term "Net Proceeds" in connection with (1) any Asset Sales by the Company or any of its Restricted Subsidiaries (provided, however, that the aggregate amount of such payments relating to any such Asset Sale shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such Asset Sale) and (2) the disposition of all or substantially all of the Capital Stock or assets of MRT and PMC. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary (to the extent of the Company's equity interest in such Restricted Subsidiary) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided,
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however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company and/or such Restricted Subsidiary shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means October 21, 2003, the date of the original issuance of the Units and the underlying Notes.

     "Lenders" has the meaning set forth in the definition of the term "Credit Agreement."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in any asset).

     "MRT" means Mineral Resource Technologies, Inc., a Delaware corporation.

     "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash or Cash Equivalents received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be (and is in fact) repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, directly attributable to the Asset Sale or to prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale, plus (e) appropriate amounts to be provided or established by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that upon the release of any such reserves, such amounts shall constitute "Net Proceeds" hereunder.

     "Obligations" means any principal, premium, interest (including Additional Interest), Additional Amounts, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities and obligations payable under the Indenture, any Note or any other Indenture Document.

     "Officers' Certificate" means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

     "Patent Security Agreement" means a Patent Security Agreement made by any of the Company or any Domestic Guarantor in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

     "Permitted Holders" means (i) Jack Bendheim; (ii) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the

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foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by the individual named in clause
(i) above.

     "Permitted Investments" means:

          (i) Investments by the Company or any Restricted Subsidiary of the Company (A) in any Person that is or will become immediately after such Investment a Domestic Guarantor or that will merge or consolidate into the Company or a Domestic Guarantor or (B) in either Issuer or any Guarantor, to the extent 100% of the net proceeds thereof are used substantially contemporaneously with the receipt of such proceeds to make any redemption, repurchase or other retirement for value or payment on or in respect of the Dutch Notes or its Guarantee or the Company Guarantee, as applicable, in respect thereof, as applicable;

          (ii) any investment in cash or Cash Equivalents;

          (iii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment held by a Restricted Subsidiary shall satisfy the requirements of clause (vii) of the definition of the term "Permitted Indebtedness";

          (iv) Investments in accounts and notes receivable acquired in the ordinary course of business;

          (v) any notes, obligations or other securities received in connection with an Asset Sale that complies with the covenant described under "Limitations on Asset Sales" or any other disposition not constituting an Asset Sale;

          (vi) Interest Rate Agreement Obligations and Currency Agreement Obligations permitted pursuant to the second paragraph of the covenant described under "Limitation on Incurrence of Indebtedness" above;

          (vii) investments in or acquisitions of Capital Stock or similar interests in Persons (other than Affiliates of the Company) received in the bankruptcy or reorganization of or by such Person or any exchange of such investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes;

          (viii) Investments by any Foreign Subsidiary of the Company that (A) is not the Dutch Issuer or a Restricted Subsidiary of the Dutch Issuer, in any other Foreign Subsidiary of the Company and (B) is the Dutch Issuer or a Foreign Guarantor, in either Issuer or any Guarantor;

          (ix) Investments in any Foreign Subsidiary of the Company by the Company or any Restricted Subsidiary of the Company to the extent the aggregate amount of such Investments at any one time outstanding does not exceed $5.0 million;

          (x) other Investments made after the Issue Date in an aggregate amount at any one time outstanding not to exceed $2.5 million; and

          (xi) Investments in Restricted Subsidiaries of the Company in connection with the production of virginiamycin in an amount not to exceed the Fair Market Value of the Belgium Equipment plus $15.0 million.

     "Permitted Liens" means:

          (i) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (i), (xiii), (xiv) or
     (xvii) of the definition of the term "Permitted Indebtedness";

          (ii) Liens securing Acquired Debt incurred in accordance with the terms of the Indenture; provided, however, that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets

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     that secured the Acquired Debt prior to the time such Indebtedness became
     Acquired Debt of the Company or a Restricted Subsidiary of the Company (and property or assets acquired in replacement of any such property or assets after such time to the extent acquired using the proceeds of any such replaced property or assets) and are not materially more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company;

          (iii) Liens on property acquired by the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property of the Company or such Restricted Subsidiary;

          (iv) Liens in respect of Interest Rate Agreement Obligations and Currency Agreement Obligations permitted under the Indenture;

          (v) Liens in favor of the Company or any Restricted Subsidiary so long as such Liens are subordinated to the Liens described in clause (vii) below;

          (vi) Liens existing or created on the Issue Date;

          (vii) Liens securing the Notes, the Guarantees or the Company
     Guarantee;

          (viii) Liens securing Capital Lease Obligations and Purchase Money Obligations permitted pursuant to clause (xi) of the definition of "Permitted Indebtedness"; provided, however, that (A) in the case of any Capital Lease Obligations, such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligations (whether or not such property or assets were the initial leased property thereunder) and (B) in the case of any Purchase Money Obligations,
     (1) the Indebtedness shall not exceed the cost of the real property acquired, together with the cost of the installation and construction thereof and improvements thereto, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than such property and improvements thereto so acquired, installed or constructed (and property or assets acquired in replacement of any such property or assets after such date of acquisition, installation or construction to the extent acquired using the proceeds of any such replaced property or assets) and (2) the Lien securing such Indebtedness shall be created within 30 days of such acquisition, installation or construction or, in the case of a refinancing of any such Purchase Money Obligations, within 30 days of such refinancing;

          (ix) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (x) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

          (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xii) Liens to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and rights to offset and set-off;

          (xiii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (xiv) Liens securing Indebtedness incurred to amend, modify, renew, refund, replace or refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that (a) any such Lien not extend to or cover any assets or property not securing the Indebtedness so refinanced; (b) any such Lien is no less favorable to the Holders and are not more favorable to the lienholders with respect to
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     such Lien than the Lien in respect of the Indebtedness being amended, modified, renewed refunded, replaced or refinanced and (c) the Refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the Indenture;

          (xv) Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under clauses (x), (xv) and
     (xvii) of the definition of the term "Permitted Indebtedness;" provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien;

          (xvi) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (xvii) easements, rights-of-way, zoning restrictions, title irregularities and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any if its Restricted Subsidiaries;

          (xviii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligation in respect of bankers' acceptances issued or created for the account of such Person (to the extent the Indebtedness evidenced thereby was permitted to be incurred under the terms of the Indenture) to facilitate the purchase, shipment or storage of such inventory or other goods; and

          (xix) Liens arising in connection with the placement by either Issuer or any Restricted Subsidiary of the Company, as the case may be, of a reasonable amount of cash (as determined in good faith by such Person's board of director) in escrow against any obligations permitted pursuant to clause (xviii) of "Certain Covenants -- Limitation on Incurrence of Indebtedness."

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Phibro Belgium" means Phibro Animal Health SA (formerly Phibro Animal Health (Belgium) SPRL).

     "PMC Sale Transactions" means the following transactions and payments, including payments required pursuant to the documents evidencing such transactions: (i) the transfer of ownership to the Palladium Investors of The Prince Manufacturing Company ("PMC") which would be valued at approximately $21 million; (ii) the reduction of the preferred stock of the Palladium Investors to $15.2 million (as of September 30, 2003); (iii) the termination of any obligation of the Company or any Restricted Subsidiary of the Company in respect of the $2.25 million annual management advisory fee (subject to reinstatement if these transactions are not consummated on or before December 31, 2003); (iv) a separate cash payment to the Palladium Investors of $10 million from the recent sale of MRT; (v) payments by PMC to the Company for central support services for the three years ending June 30, 2006 of $1 million, $0.5 million and $0.2 million, respectively; (vi) supply arrangements between the Company and PMC with respect to manganous oxide and red iron oxide; (vii) customary representations, warranties and indemnities by the Company, and provisions for closing working capital balance adjustments, settlement of intercompany accounts owed to PMC, a closing fee payable to Palladium and the agreement of the Company to pay or reimburse the Palladium Investors for their reasonable out-of-pocket expenses; and (viii) the establishment by the Company of a $1 million escrow or other credit support for two years to secure its net working capital and foregoing indemnification obligations, and indemnification of the Palladium Investors, payable after the maturity of the Notes, for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of PMC less than $21 million, up to a maximum payment by the Company of $4 million.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the

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distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Purchase Money Obligation" means any Indebtedness (as amended, modified, renewed, refunded, replaced or refinanced) secured by a Lien on assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased, constructed or improved by the Company or any Restricted Subsidiary at any time after the Issue Date; provided, however, that (i) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction or improvement of such assets and shall at all times be confined solely to the assets so purchased, constructed or improved, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Security Agreement is entered into exceed 100% of the purchase price or cost of construction or improvement to the Company or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased, constructed or improved, any additions and accessions thereto and any proceeds therefrom.

     "Related Business" means any business that is reasonably related to or complementary to the businesses conducted by the Company, or the Restricted Subsidiaries, on the Issue Date.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Indebtedness other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness;" or (iv) any Restricted Investment. A Permitted Investment is not a Restricted Payment.

     "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Shareholders Agreements" means (i) the Shareholders Agreement dated December 29, 1987 by and between Marvin S. Sussman and the Company; (ii) the Shareholders Agreement dated February 21, 1995 among Phibro-Tech, Inc., I. David Paley, Nathan Z. Bistricer and James O. Herlands; (iii) the Severance Agreement between Phibro-Tech, Inc. and James O. Herlands, dated February 21, 1995 and
(iv) the Stockholders Agreement, dated as of November 30, 2000, among, inter alia, the Company, Jack C. Bendheim and the Palladium Investors; each as amended and in effect on the Issue Date, and as thereafter amended, except for any amendment subsequent to the Issue Date which causes the terms of such agreement to be less favorable to the Company or Phibro-Tech, as the case may be.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Issue Date.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor which (A) if incurred by the Company, is subordinated in right of payment to the Notes, or (B) if incurred by a Guarantor, is subordinated in right of payment to the Guarantee of such Guarantor.

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     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Trademark Security Agreement" means a Trademark Security Agreement made by any of the Company or any Domestic Guarantor in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

     "Transactions" means, collectively, the Offering, the PMC Sale Transactions and the solicitation of consents with respect to the Company's Existing Notes to amendments to the indenture governing the Existing Notes, the Belgium Plant Sale and Virginiamycin Production Transactions and the offering of the Notes described in clause (xx) of the second paragraph under "-- Certain
Covenants -- Limitation on Incurrence of Indebtedness" to refinance a portion of the Credit Agreement and the solicitation of consents with respect to the Notes to amendments to the indenture to permit the foregoing.

     "U.S. Pledge Agreement" means the Pledge Agreement, dated as of the Issue Date, made by the Company and the Domestic Guarantors parties thereto in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

     "U.S. Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Domestic Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Limitation on Designation of Unrestricted Subsidiaries" and not redesignated a Restricted Subsidiary in compliance with such covenant.

     "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary with respect to which all of the outstanding voting securities (other than directors' qualifying shares or nominee shares held by a third party to comply with local law) of which are owned, directly or indirectly, by the Company or a Surviving Person of any Disposition involving the Company, as the case may be.

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BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing each Unit will be issued in fully registered form without interest coupons.

     Units sold in reliance on Rule 144A will initially be represented by permanent global units (each a "Restricted Global Unit") consisting of U.S. Notes and Dutch Notes in fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

     Units sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by global units (a "Regulation S Global Unit") consisting of U.S. Notes and Dutch Notes in fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the Trustee as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary for the account of the operator of the Euroclear System or Clearstream Banking. Prior to the expiration of the "distribution compliance period" (as defined in Regulation S), a beneficial interest in the Regulation S Global Unit may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Unit only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Global Unit may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Unit whether before, on or after such a time, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

     Any beneficial interest in a Regulation S Global Unit or a Restricted Global Unit (each a "Global Unit") that is transferred to a Person who takes delivery in the form of an interest in a Restricted Global Unit or a Regulation S Global Unit, respectively, will, upon transfer, cease to be an interest in the type of Global Unit previously held and become an interest in the other type of Global Unit and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Unit for as long as it remains an interest.

     The Global Units and Global Notes (and any Units or Notes issued in exchange therefore) will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors" herein. Subject to such restrictions, QIBs or non-U.S. purchasers may elect to take physical delivery of their certificates (each a "Certified Security") instead of holding their interests through the Global Units and Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certified Security will, unless the transferee requests otherwise or the Global Units have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Units. For a description of the restrictions on transfer of Certificated Securities and any interest in the Global Units, see "Notice to Investors."

     Book-entry interests for Restricted Global Units and Permanent Regulation S Global Units will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear or Clearstream and their participants. The laws of some jurisdictions, including some states of the United States, may require that certain purchasers of securities take physical delivery of those securities in definitive form.

THE GLOBAL UNITS

     We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Units, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by the underlying Global Notes to the respective accounts of Persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Units will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and

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ownership of beneficial interests in the Global Units will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Holders may hold their interests in the Global Units directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

     So long as DTC, Euroclear, Clearstream, or any of their respective nominees, is the registered owner or holder of the Units, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Units for all purposes under the indenture. No beneficial owner of an interest in the Global Units will be able to transfer that interest except in accordance with DTC's, Euroclear's or Clearstream's, as applicable, procedures, in addition to those provided for under the indenture with respect to the Units.

     Payments of the principal of, and premium (if any) and interest (including Additional Interest) on, the Global Notes will be made to DTC, Euroclear, Clearstream or their respective nominees, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Units or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC, Euroclear, Clearstream or their respective nominees, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC, Euroclear, Clearstream or their respective nominees. We also expect that payments by participants to owners of beneficial interests in the Global Units held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a Holder requires physical delivery of a Certificated Security for any reason, including to sell Units to Persons in states which require physical delivery of the Units, or to pledge such securities, such Holder must transfer its interest in a Global Unit, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     Participants in Euroclear and/or Clearstream must rely upon the procedures of Euroclear and Clearstream in order to transfer their interests in the Global Units, and indirect participants must rely on the procedures of the participants through which they own book-entry interests to transfer their interests or to exercise any rights of holders under the indenture.

     DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a Holder of Units and Notes (including the presentation of Units and Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC, Euroclear or Clearstream interests in the Global Units are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC, Euroclear and Clearstream will exchange the Global Units and Global Notes for Certificated Securities, which they will distribute to their participants and which will be legended as set forth under the heading "Notice to Investors."

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and

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certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Units among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     We understand as follows with respect to Euroclear and Clearstream:
Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with Euroclear or Clearstream participants, either directly or indirectly.

CERTIFICATED SECURITIES

     Certificated Securities shall be issued in exchange for beneficial interests in the Global Units and underlying Global Notes (i) for Global Units or Global Notes held by DTC, if requested by a Holder of such interests or (ii) if DTC, Euroclear or Clearstream is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

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                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a summary of certain material U.S. federal income tax consequences of the exchange, ownership and disposition of Notes and Units to holders of old units that acquired old units at the initial offering price thereof pursuant to the initial offering thereof. Unless the context otherwise requires, any reference in this summary to Units refers to both old units and Exchange Units and any reference to Notes refers to both old notes and Exchange Notes. Unless otherwise stated under the heading "Non-U.S. holders" below, this summary deals only with Units (and the notes comprising the components thereof) held as capital assets within the meaning of Section 1221 of the Code (as defined below) by U.S. holders (as defined below). It does not deal with special classes of holders such as banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to U.S. holders that have a functional currency other than the U.S. Dollar, U.S. expatriates, partnerships or other entities treated as partnerships that hold Units, persons that hold Units as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of Units. It also does not include any description of any tax consequences under the tax laws of any state or local government or of any foreign jurisdiction that may be applicable to the Units (and the notes comprising the components thereof) (a description of certain Dutch tax consequences follows this summary). This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, Treasury regulations under the Code, which we refer to in this prospectus as the Treasury Regulations, and administrative and judicial interpretations thereof, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

     IF YOU ARE CONSIDERING EXCHANGING UNITS, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE OLD NOTES AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR SITUATION.

     As used in this section, the term "U.S. holder" means any beneficial owner of old units (and the old notes comprising the components thereof) that is, for United States federal income tax purposes,

     - a citizen or resident of the United States,

     - a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

     As used in this discussion, the term Non-U.S. holder means a beneficial owner of old units (and the old notes comprising the components thereof) that is not a U.S. holder and is not an entity organized in or under the laws of the United States, any state thereof or the District of Columbia.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old units and underlying old notes for publicly registered Units ("Exchange Units") and underlying publicly registered notes ("Exchange Notes") having substantially identical terms, under current law, will not be treated as an "exchange" or other taxable event for federal income tax purposes. Accordingly,

     - holders will not recognize taxable gain or loss upon the receipt of Exchange Units (and underlying Exchange Notes) in exchange for old units (and underlying old notes) in the Exchange Offer,

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     - the holding period for an Exchange Unit (or underlying Exchange Note)
       received in the exchange offer will include the holding period of the old unit (or underlying old note) surrendered in exchange therefor, and

     - the adjusted tax basis of an Exchange Unit (or underlying Exchange Note) immediately after the exchange will be the same as the adjusted tax basis of the old unit (or underlying old note) surrendered in exchange therefor.

TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NOTES AND UNITS

  U.S. HOLDERS

     Allocation of Issue Price. The issue price of a Unit for U.S. federal income tax purposes will be the first price at which a substantial amount of the Units are sold to the public. Under Treasury Regulations, we are required to allocate the issue price of a Unit between the Notes comprising the components of the Unit based on the relative fair market values of each. The portion of the issue price of a Unit allocated to each Note will constitute the issue price of such Note. Such allocation is binding on a U.S. holder unless the holder discloses on a statement attached to its U.S. federal income tax return that it is using a different allocation. There can be no assurance, however, that the IRS will respect our determination of the relative fair market values of the Notes. If our determination were successfully challenged by the IRS, the amount, timing, and character of income on a Note could be different from that resulting under the allocation determined by us.

     Interest Income. Stated interest on a Note comprising a portion of a Unit will be includible in a U.S. holder's gross income as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

     Premium. The Notes issued pursuant to the 2004 Offering are treated as issued at a premium. The amount of premium on any such Note will be the difference between the portion of the U.S. holder's cost of the related Unit that is allocable to the Note and the principal amount of the Note. A U.S. holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method over the term of the Note. Such election, once made, generally applies to all taxable debt instruments held or subsequently acquired by the U.S. holder during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Sale, Exchange or Retirement of Notes or Units. Upon sale, exchange, or retirement of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the U.S. holder's adjusted tax basis in the Note and the amount realized on the sale, exchange, or retirement (less any accrued but previously unpaid interest, which would be treated as a payment of previously accrued interest on the Notes). A U.S. holder's adjusted tax basis in a Note will generally equal the cost of the related Unit allocable to such note as described above in "-- U.S. Holders -- Allocation of Issue Price" reduced by the amount of premium previously amortized on the Note. If a U.S. holder does not elect to amortize premium on a Note, then the holder's tax basis will include amounts representing the premium. Thus, if such U.S. holder holds the Note to maturity, the holder would generally be required to treat the premium as a loss when the Note matures. The amount realized on disposition of a Unit will be treated as an amount realized on disposition of each Note comprising the components thereof, such amount to be allocated between the Notes on the basis of the relative fair market values of each. Assuming the Unit and related Note was held as a capital asset, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, or retirement, the Unit and related note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations applicable to both corporations and individuals.

NON-U.S. HOLDERS

     Interest Income. Generally, interest income on a U.S. Note (including original issue discount) of a Non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a

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withholding tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. However, interest income (including original issue discount) earned on a U.S. Note by a Non-U.S. holder may qualify for the "portfolio interest" exemption and therefore not be subject to United States federal income tax or withholding tax, if such interest income is not effectively connected with a United States trade or business of the Non-U.S. holder and if:

     - the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote,

     - the Non-U.S. holder is not a controlled foreign corporation that is related to the Company through stock ownership,

     - the Non-U.S. holder certifies to the Company or the Company's agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or otherwise satisfies applicable identification requirements, and

     - neither the Company nor its paying agent knows or has reason to know that the conditions of the exemption are, in fact, not satisfied.

     In the case of U.S. Notes held by foreign partnerships, the certification described above generally must be provided by the partners, rather than by the partnerships, and the partnership must provide certain information, including a U.S. taxpayer identification number. A look through rule applies in the case of tiered partnerships.

     Subject to the discussion below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest income on a Dutch Note.

     A Non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest income on U.S. Notes or Dutch Notes that is effectively connected with a United States trade or business of the Non-U.S. holder unless an applicable treaty provides otherwise. In the case of a Non-U.S. holder that is eligible for benefits of an income tax treaty with the United States, such Non-U.S. holder generally will be taxed on its effectively connected interest income in the same manner as a U.S. holder only if such income is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. Such effectively connected interest received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. Even though such effectively connected interest is subject to U.S. income tax and may be subject to the branch profits tax, it is not subject to U.S. withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to us or our paying agent and neither we nor our paying agent knows or has reason to know that the information on the form is incorrect.

     Sale, Exchange, or Retirement of Note or Units. A Non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, or retirement of U.S. Notes or Dutch Notes or Units unless:

     - the gain is effectively connected with a United States trade or business of the Non-U.S. holder (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by that Non-U.S. holder), or

     - in the case of a Non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

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INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting on IRS Form 1099 will apply to payments to a U.S. Holder of principal, premium (if any) and interest on the Notes comprising the Units and the proceeds of the sale of the Units. Backup withholding tax may apply to such payments to a non-corporate U.S. holder if:

     - the U.S. holder fails to furnish or certify its correct taxpayer identification number to us or our paying agent in the manner required,

     - we are notified by the IRS that the U.S. holder has failed to report payments of interest or dividends properly, or

     - under certain circumstances the U.S. holder fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

     Information reporting on IRS Form 1099 and backup withholding tax generally will not apply to payments of interest on Notes to a Non-U.S. holder if the certification or identification requirements described in "-- Non-U.S.
holders -- Interest Income" above are satisfied by the holder, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. However, we may report payments of interest on the U.S. Notes to a Non-U.S. holder on IRS Form 1042-S regardless of whether a Non-U.S. holder provides the certification or identification requirements described above.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes or Units effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker is a United States person or has certain other connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of a broker with such connections to the United States described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the certification described in "-- Non-U.S. holders -- Interest Income" or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS. The current rate for backup withholding tax is 28%.

     The foregoing summary of certain United States federal income tax consequences of the exchange, ownership and disposition of Units and Notes is intended for general information. You are urged to consult with your own tax advisor as the U.S. federal income tax consequences of an investment in the Units as well as the consequences under state, local and foreign income tax law. Non-U.S. holders are urged to consult their own tax advisors as to the effect of income tax treaties and reporting requirements with regard to the Units.

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                         CERTAIN DUTCH TAX CONSEQUENCES

GENERAL

     The following summary describes the principal Dutch tax consequences of the acquisition, holding, redemption and disposal of Dutch notes. This summary does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant to a decision to acquire, to hold, and to dispose of the Dutch notes. Each prospective noteholder should consult a professional adviser with respect to the tax consequences of an investment in the Dutch notes. The discussion of certain Dutch taxes set forth below is included for general information purposes only.

     This summary is based on the Dutch tax legislation, published case law, treaties, rules, regulations and similar documentation, in force as of the date of this prospectus, without prejudice to any amendments introduced at a later date and implemented with retroactive effect.

     This summary does not address the Dutch tax consequences of a holder of Dutch notes who holds a substantial interest (aanmerkelijk belang) in the Dutch issuer, within the meaning of Section 4.3 of the Income Tax Act 2001. Generally speaking, a noteholder holds a substantial interest in the Dutch issuer, if such noteholder, alone or together with his or her partner (statutory defined term) or certain other related persons, directly or indirectly, holds (i) an interest of 5 percent or more of the total issued capital of the Dutch issuer or of 5 percent or more of the issued capital of a certain class of shares of the Dutch issuer, (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit sharing rights in the Dutch issuer.

WITHHOLDING TAX

     No Dutch withholding tax is due upon payments on the Dutch notes.

CORPORATE INCOME TAX AND INDIVIDUAL INCOME TAX

     Residents of the Netherlands. If the holder of Dutch notes is subject to Dutch corporate income tax and the Dutch notes are attributable to its (deemed) business assets, income derived from the Dutch notes and gains realized upon the redemption and disposal of the Dutch notes are generally taxable in the Netherlands.

     If the holder of Dutch notes is an individual, resident or deemed to be resident of the Netherlands for Dutch tax purposes (including the individual holder of Dutch notes who has opted to be taxed as a resident of the Netherlands), the income derived from the Dutch notes and the gains realized upon the redemption and disposal of the Dutch notes are taxable at the progressive rates of the Income Tax Act 2001, if:

          (i) the holder of Dutch notes has an enterprise or an interest in an enterprise, to which enterprise the Dutch notes are attributable; or

          (ii) such income or gains qualify as "income from miscellaneous activities" (resultaat uit overige werkzaamheden) within the meaning of
     Section 3.4 of the Income Tax Act 2001, which include activities with respect to the Dutch notes that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

     If neither condition (i) nor condition (ii) applies to the individual holder of Dutch notes, the actual income derived from the Dutch notes and the actual gains realized with respect to the Dutch notes will not be taxable. Instead, such holder of Dutch notes will be taxed at a flat rate of 30% on deemed income from "savings and investments" (sparen en beleggen) within the meaning of Section 5.1 of the Income Tax Act 2001. This deemed income amounts to 4% of the average of the individual's "yield basis" (rendementsgrondslag) within the meaning of article 5.3 of the Income Tax Act 2001 at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar the average exceeds a certain threshold. The fair market value of the Dutch notes will be included in the individual's yield basis.

     Non-residents of the Netherlands. A holder of Dutch notes that is not a resident nor deemed to be a resident of the Netherlands for Dutch tax purposes (nor, if he or she is an individual, has opted to be taxed as

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a resident of the Netherlands) is not taxable in respect of income derived from the Dutch notes and gains realized upon the redemption and disposal of the Dutch notes, unless:

          (i) the holder of Dutch notes has an enterprise or an interest in an enterprise, that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which Dutch permanent establishment or permanent representative the Dutch notes are attributable, or

          (ii) the holder of Dutch notes is an individual and such income or gains qualify as "income from miscellaneous activities" (resultaat uit overige werkzaamheden) in the Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include activities in the Netherlands with respect to the Dutch notes that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

GIFT AND INHERITANCE TAXES

     Residents of the Netherlands. Generally, gift and inheritance taxes will be due in the Netherlands in respect of the acquisition of the Dutch notes by way of a gift by, or on the death of, a holder of Dutch notes who is a resident or deemed to be a resident of the Netherlands for the purposes of Dutch gift and inheritance tax at the time of the gift or his or her death.

     An individual of Dutch nationality is deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax, if he or she has been resident in the Netherlands during the ten years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax only if he or she has been residing in the Netherlands at any time during the twelve months preceding the time of the gift.

     Non-residents of the Netherlands. No gift or inheritance taxes will arise in the Netherlands in respect of the acquisition of the Dutch notes by way of gift by, or as a result of the death of, a holder of Dutch notes who is neither a resident nor deemed to be a resident of the Netherlands for the purposes of the Dutch gift and inheritance tax, unless:

          (i) such holder of Dutch notes at the time of the gift has or at the time of his or her death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which Dutch permanent establishment or permanent representative the Dutch notes are or were attributable; or

          (ii) in the case of a gift of the Dutch notes by an individual who at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such individual dies within 180 days after the date of the gift, while at the time of his or her death, being a resident or deemed to be a resident of the Netherlands.

     Treaties. Treaties may limit the Dutch sovereignty to levy gift and inheritance tax.

OTHER TAXES AND DUTIES

     No Dutch VAT, capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be due in the Netherlands by a holder of Dutch notes in respect of or in connection with the subscription, issue, placement, allotment or delivery of the Dutch notes.

EU SAVINGS DIRECTIVE

     On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income. Under the Directive Member States will (if equivalent measures have been introduced by certain non-EU countries) be required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).
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DUTCH TAX ASPECTS IN RELATION TO THE EXCHANGE

     Considering the fact that, except for the removal of the legend relating to the SEC registration, the terms and conditions of the old notes are identical to the terms and conditions of the new notes, it is reasonable to take the view that the Exchange should not constitute a taxable event for Dutch tax purposes. Since there is no authority or guidance with respect to this issue, it is, however, possible that the Dutch tax authorities will assert that the Exchange does constitute a taxable event.

     In the situation that the Dutch tax authorities take the view that the Exchange constitutes a taxable event, a gain (if any) realized as a result of the Exchange by a Dutch resident corporate noteholder will, in principle, be taxable. If certain conditions are met, the gain can be deferred under the "like-kind-exchange" case law (ruilarresten).

     If any gain would be realized as a result of the Exchange by a Dutch resident individual noteholder, such gain would not be taxable when the notes are held as a passive investment and as such are part of the "yield basis" (rendementsgrondslag) within the meaning of article 5.3 of the Income Tax Act 2001. Such Dutch resident individual holder will be taxed on deemed income from "savings and investments" (sparen en beleggen) within the meaning of Section 5.1 of the Income Tax Act 2001. A possible gain realized by a Dutch resident individual holder would only be taxable if:

          (i) the noteholder has an enterprise or an interest in an enterprise, to which enterprise the Notes are attributable, with an exception for a possible deferral for gains realized upon the Exchange under the "like-kind-exchange" case law (ruilarresten); or

          (ii) such gain qualifies as "income from miscellaneous activities" (resultaat uit overige werkzaamheden) within the meaning of Section 3.4 of the Dutch Income Tax Act 2001, which include the performance of activities with respect to the Notes that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

     If a non-resident noteholder would realize a gain as a result of the Exchange, such gain would only be taxable if:

          (i) the noteholder has an enterprise or an interest in an enterprise, that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which enterprise Dutch permanent establishment or permanent representative the Notes are attributable, with an exception for a possible deferral for gains realized upon the Exchange under the "like-kind-exchange" case law (ruilarresten); or

          (ii) the noteholder is an individual and such gain qualifies as "income from miscellaneous activities" (resultaat uit overige werkzaamheden) in the Netherlands within the meaning of Section 3.4 of the Dutch Income Tax Act 2001, which include the performance of activities in the Netherlands with respect to the Notes that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

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                              PLAN OF DISTRIBUTION

     The exchange offer is not being made to, nor will we accept surrenders of old units for exchange from, holders of old units in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     This communication is directed solely at persons who are outside the Netherlands and Belgium. (all such persons together are referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

     The distribution of this prospectus and the offer and sale of the new units may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new units must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new units or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new units, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

     Under existing SEC interpretations, the new units will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new units represents that it is acquiring the new units in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new units and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new units in the exchange offer will have a prospectus delivery requirement with respect to resales of such new units. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new units (other than a resale of an unsold allotment of the new units) with the prospectus contained in the exchange offer registration statement.

     Each broker-dealer that receives new units for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new units. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new units received in exchange for old units where such old units were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 5, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new units may be required to deliver a prospectus.

     A broker-dealer intending to use this prospectus in the resale of new units must so notify us on or prior to the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.

     We may, in certain cases, issue a notice suspending use of this exchange offer registration statement. If we do so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

     We will not receive any proceeds from any sale of new units by brokers-dealers. New units received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new units or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new units. Any broker-dealer that resells the new units that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new units may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new units and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old units) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old units (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the new units and the guarantees offered hereby will be passed upon for the Company by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York. Certain legal matters with respect to Philipp Brothers Netherlands III B.V. and Phibro Animal Health SA will be passed upon for the Company by Allen & Overy LLP.

                                    EXPERTS

     The consolidated financial statements of Phibro Animal Health Corporation as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, the consolidated financial statements of Philipp Brothers Netherlands I B.V. as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004 and the financial statements of Phibro Animal Health SA (Belgium) as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004 included in this prospectus, have all been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are not subject to the reporting requirements of the Securities Exchange Act of 1934, but have voluntarily filed certain periodic reports and other information with the SEC. Upon effectiveness of the registration statement, we will become subject to the informational requirements of the Securities and Exchange Act of 1934, and, in accordance therewith, will file reports and other information with the SEC. Those reports and other information so filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of those materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the new units to be issued in the exchange offer (Registration No. 333-122063). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding us and the new units to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC. In addition, you may request a copy of any of these filings, at no cost, by writing our Chief Financial Officer at our principal executive offices, which are located at 65 Challenger Road, Ridgefield Park, NJ 07660 telephone number (201) 329-7300.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     Philipp Brothers Netherlands III B.V. ("PB Netherlands") is a company incorporated under the laws of the Netherlands. Certain of its directors and executive officers are resident outside of the United States and many of its assets are located outside of the United States. Although PB Netherlands has agreed, in accordance with the terms of the indenture, to accept service of process in the United States by agents designated for such purpose, it may not be possible for holders of new notes (a) to effect service of process upon certain of its directors or officers or (b) to enforce judgements of courts of the United States predicated upon the civil liability of such persons under the United States securities law against any such persons in the courts of a foreign jurisdiction.

                     PHILIPP BROTHERS NETHERLANDS III B.V.

     Philipp Brothers Netherlands III B.V., the Dutch issuer, is an indirect wholly-owned subsidiary of the US issuer and is incorporated under the laws of the Netherlands as a private company with limited liability. The Dutch issuer is a holding company formed to finance the operations of Phibro Animal Health SA, a Belgian company, which owns and operates our Rixensart, Belgium plant. Such plant uses fermentation processes to produce the active ingredients semduramycin and virginiamycin and conducts all of our fermentation development activities. On December 16, 2004, we entered into an agreement to sell the Rixensart, Belgium plant to Glaxosmithkline Biologicals S.A. (see "Prospectus
Summary -- The Company -- Recent Developments -- Sale of Belgium Plant").

     The managing directors of Philipp Brothers Netherlands III B.V. are Mr. Jack Bendheim and Mr. Joseph Katzenstein (each a managing director, class B) and Mr. Robbert Elshout and Ms. Liselotte Heine (each a managing director, class A). Mr. Bendheim has served as a managing director B of Philipp Brothers Netherlands III B.V., since June 2004. See also "Management" for additional information regarding Mr. Bendheim. Mr. Joseph Katzenstein, age 62, has served as a managing director B of Philipp Brothers Netherlands III B.V. since June 2004. Mr. Katzenstein, has also served as the secretary of Phibro Animal Health Corporation since 1982 and the treasurer of Phibro Animal Health Corporation from 1982 through 2002. Mr. Katzenstein served as corporate controller of Phibro Animal Health Corporation from 1965 to 1985. Mr. Elshout and Ms. Heine have been managing directors A of Philipp Brothers Netherlands III B.V. since June 2004.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm.....   F-2
Consolidated Balance Sheets as of June 30, 2004 and 2003....   F-3
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the years ended June 30, 2004, 2003 and
  2002......................................................   F-4
Consolidated Statements of Changes in Stockholders' Deficit
  for the years ended June 30, 2004, 2003 and 2002..........   F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 2004, 2003 and 2002..............................   F-6
Notes to Consolidated Financial Statements..................   F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets as of September 30,
  2004 and June 30, 2004....................................  F-45
Condensed Consolidated Statements of Operations and
  Comprehensive Income for the three months ended September
  30, 2004 and 2003.........................................  F-46
Condensed Consolidated Statements of Changes in
  Stockholders' Deficit for the three months ended September
  30, 2004..................................................  F-47
Condensed Consolidated Statements of Cash Flows for the
  three months ended September 30, 2004 and 2003............  F-48
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-49

OTHER FINANCIAL STATEMENTS OF CERTAIN PHIBRO ANIMAL HEALTH CORPORATION SUBSIDIARIES

The following financial statements for certain of Phibro Animal Health Corporation's indirectly wholly owned subsidiaries are included pursuant to Regulation S-X Rule 3-16 of the Exchange Act, "Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered or Being Registered." See Note 9 to the Phibro Animal Health Corporation consolidated financial statements.

PHILIPP BROTHERS NETHERLANDS I B.V
Report of Independent Registered Public Accounting Firm.....  F-66
Consolidated Balance Sheets as of June 30, 2004 and 2003....  F-67
Consolidated Statements of Operations and Comprehensive Loss
  for the years ended June 30, 2004, 2003 and 2002..........  F-68
Consolidated Statements of Changes in Stockholders' Deficit
  for the years ended June 30, 2004, 2003 and 2002..........  F-69
Consolidated Statements of Cash Flows for the years ended
  June 30, 2004, 2003 and 2002..............................  F-70
Notes to Consolidated Financial Statements..................  F-71
PHIBRO ANIMAL HEALTH SA
Report of Independent Registered Public Accounting Firm.....  F-82
Balance Sheets as of June 30, 2004 and 2003.................  F-83
Statements of Operations and Comprehensive Income (Loss) for
  the years ended June 30, 2004, 2003 and 2002..............  F-84
Statements of Changes in Stockholders' Equity for the years
  ended June 30, 2004, 2003 and 2002........................  F-85
Statements of Cash Flows for the years ended June 30, 2004,
  2003 and 2002.............................................  F-86
Notes to Financial Statements...............................  F-87

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Phibro Animal Health Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Phibro Animal Health Corporation and its subsidiaries at June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Florham Park, New Jersey
September 27, 2004

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  5,568   $ 11,179
  Trade receivables, less allowance for doubtful accounts of
     $1,358 and $1,437 at June 30, 2004 and 2003,
     respectively...........................................    57,658     52,714
  Other receivables.........................................     2,766      3,503
  Inventories...............................................    79,910     87,849
  Prepaid expenses and other current assets.................     8,688      9,868
  Current assets from discontinued operations...............        --      9,276
                                                              --------   --------
       Total current assets.................................   154,590    174,389
Property, plant and equipment, net..........................    58,786     63,905
Intangibles.................................................    11,695      8,669
Other assets................................................    16,298     14,059
Other assets from discontinued operations...................        --     13,325
                                                              --------   --------
                                                              $241,369   $274,347
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft............................................  $    891   $  1,686
  Loans payable to banks....................................    10,996     37,878
  Current portion of long-term debt.........................     1,351     24,124
  Accounts payable..........................................    46,972     55,355
  Accrued expenses and other current liabilities............    40,010     40,699
  Current liabilities from discontinued operations..........        --      5,557
                                                              --------   --------
       Total current liabilities............................   100,220    165,299
Long-term debt..............................................   158,018    102,263
Other liabilities...........................................    22,286     21,241
Other liabilities from discontinued operations..............        --      1,173
                                                              --------   --------
       Total liabilities....................................   280,524    289,976
                                                              --------   --------
Commitments and contingencies
Redeemable securities:
  Series B and C preferred stock............................    24,678     68,881
                                                              --------   --------
Stockholders' deficit:
  Preferred stock -- $100 par value, 150,543 shares
     authorized, none issued at June 30, 2004 and 2003;
     Series A preferred stock -- $100 par value, 6% non-
     cumulative, 5,207 shares authorized, issued and
     outstanding at June 30, 2004 and 2003..................       521        521
  Common stock -- $0.10 par value, 30,300 authorized and
     24,488 shares issued and outstanding at June 30, 2004
     and 2003...............................................         2          2
  Paid-in capital...........................................       860        860
  Accumulated deficit.......................................   (57,964)   (79,489)
  Accumulated other comprehensive income (loss):
     Gain on derivative instruments.........................         9         81
     Cumulative currency translation adjustment.............    (7,261)    (6,485)
                                                              --------   --------
       Total stockholders' deficit..........................   (63,833)   (84,510)
                                                              --------   --------
                                                              $241,369   $274,347
                                                              ========   ========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2004       2003       2002
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net sales...................................................  $358,274   $341,746   $328,676
Cost of goods sold..........................................   267,871    251,200    247,411
                                                              --------   --------   --------
  Gross profit..............................................    90,403     90,546     81,265
Selling, general and administrative expenses (includes
  litigation income of $3,040 in 2003 and $742 in 2002).....    66,128     65,050     70,636
Costs of non-completed transaction..........................     5,261         --         --
                                                              --------   --------   --------
  Operating income..........................................    19,014     25,496     10,629
Other:
  Interest expense..........................................    18,618     16,281     18,070
  Interest (income).........................................      (130)       (85)      (346)
  Other (income) expense, net...............................      (781)     1,539      3,349
  Net (gain) on extinguishment of debt......................   (23,226)        --         --
                                                              --------   --------   --------
  Income from continuing operations before income taxes.....    24,533      7,761    (10,444)
Provision for income taxes..................................     7,969     10,060     14,767
                                                              --------   --------   --------
  Income (loss) from continuing operations..................    16,564     (2,299)   (25,211)
Discontinued operations:
  (Loss) from discontinued operations (net of income
     taxes).................................................    (1,625)   (14,577)   (26,559)
  (Loss) on disposal of discontinued operations (net of
     income taxes)..........................................    (2,089)      (683)        --
                                                              --------   --------   --------
  Net income (loss).........................................    12,850    (17,559)   (51,770)
Other comprehensive income (loss):
  Change in derivative instruments, net of tax..............       (72)      (981)     1,062
  Change in currency translation adjustment.................      (776)     7,377     (6,125)
                                                              --------   --------   --------
  Comprehensive income......................................  $ 12,002   $(11,163)  $(56,833)
                                                              ========   ========   ========
  Net income (loss).........................................    12,850    (17,559)   (51,770)
Excess of the reduction of redeemable preferred stock over
  total assets divested and costs and liabilities incurred
  on the Prince Transactions................................    20,138         --         --
Dividends and equity value accreted on Series B and C
  redeemable preferred stock................................   (11,463)   (12,278)    (7,623)
                                                              --------   --------   --------
  Net income (loss) available to common shareholders........  $ 21,525   $(29,837)  $(59,393)
                                                              ========   ========   ========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                              FOR THE YEARS ENDED JUNE 30, 2004, 2003 AND 2002
                              ---------------------------------------------------------------------------------
                                                                                        ACCUMULATED
                                                                          RETAINED         OTHER
                              PREFERRED     COMMON STOCK                  EARNINGS     COMPREHENSIVE
                                STOCK     -----------------   PAID-IN   (ACCUMULATED      (LOSS)
                              SERIES A    CLASS A   CLASS B   CAPITAL     DEFICIT)        INCOME        TOTAL
                              ---------   -------   -------   -------   ------------   -------------   --------
                                                          (IN THOUSANDS)
Balance, June 30, 2001......    $521        $1        $1       $ 878      $  9,741       $ (7,737)     $  3,405
  Dividends on Series B and
     C redeemable preferred
     stock..................                                                (7,623)                      (7,623)
  Change in derivative
     instruments, net of
     tax....................                                                                1,062         1,062
  Foreign currency
     translation
     adjustment.............                                                               (6,125)       (6,125)
  Receivable from principal
     shareholder............                                    (138)                                      (138)
  Net (loss)................                                               (51,770)                     (51,770)
                                ----        --        --       -----      --------       --------      --------
Balance, June 30, 2002......    $521        $1        $1       $ 740      $(49,652)      $(12,800)     $(61,189)
                                ====        ==        ==       =====      ========       ========      ========
  Dividends on Series B and
     C redeemable preferred
     stock..................                                                (8,808)                      (8,808)
  Equity value accreted on
     Series B and C
     redeemable preferred
     stock..................                                                (3,470)                      (3,470)
  Change in derivative
     instruments, net of
     tax....................                                                                 (981)         (981)
  Foreign currency
     translation
     adjustment.............                                                                7,377         7,377
  Payable to principal
     shareholder............                                     120                                        120
  Net (loss)................                                               (17,559)                     (17,559)
                                ----        --        --       -----      --------       --------      --------
Balance, June 30, 2003......    $521        $1        $1       $ 860      $(79,489)      $ (6,404)     $(84,510)
                                ====        ==        ==       =====      ========       ========      ========
  Excess of the reduction in
     redeemable preferred
     stock over total assets
     divested and costs and
     liabilities incurred on
     the Prince
     Transactions...........                                                20,138                       20,138
  Dividends on Series B and
     C redeemable preferred
     stock..................                                                (6,042)                      (6,042)
  Equity value accreted on
     Series B and C
     redeemable preferred
     stock..................                                                (5,421)                      (5,421)
  Change in derivative
     instruments, net of
     tax....................                                                                  (72)          (72)
  Foreign currency
     translation
     adjustment.............                                                                 (776)         (776)
  Net (loss)................                                                12,850                       12,850
                                ----        --        --       -----      --------       --------      --------
Balance, June 30, 2004......    $521        $1        $1       $ 860      $(57,964)      $ (7,252)     $(63,833)
                                ====        ==        ==       =====      ========       ========      ========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2004       2003       2002
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 12,850   $(17,559)  $(51,770)
  Adjustment for discontinued operations....................     3,714     15,260     26,559
                                                              --------   --------   --------
  Income (loss) from continuing operations..................    16,564     (2,299)   (25,211)
  Adjustments to reconcile income (loss) from continuing
    operations to net cash provided (used) by operating
    activities:
    Depreciation and amortization...........................    13,183     12,524     12,355
    Deferred income taxes...................................       326      6,460     11,238
    Net gain from sales of assets...........................      (692)      (127)        (5)
    Net gain on extinguishment of debt......................   (23,226)        --         --
    Change in redemption amount of redeemable common
      stock.................................................        --         --       (378)
    Effects of changes in foreign currency..................      (548)       390      2,120
    Other...................................................     1,114        387      2,416
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (7,222)     3,810      6,046
      Inventories...........................................     3,660     (1,598)   (13,991)
      Prepaid expenses and other current assets.............      (314)    (3,122)    (2,819)
      Other assets..........................................    (3,079)    (2,632)     2,667
      Accounts payable......................................    (5,650)    20,503     (6,606)
      Accrued expenses and other liabilities................     6,965       (355)     8,511
      Accrued costs of non-completed transaction............     3,970         --         --
  Cash provided (used) by discontinued operations...........    (2,189)       716     (1,088)
                                                              --------   --------   --------
      Net cash provided (used) by operating activities......     2,862     34,657     (4,745)
                                                              --------   --------   --------
INVESTING ACTIVITIES:
  Capital expenditures......................................    (6,244)    (8,636)    (8,518)
  Acquisition of a business, net of cash acquired...........        --         --     (7,182)
  Proceeds from property damage claim.......................        --         --        411
  Proceeds from sale of assets..............................     1,094      2,565         19
  Other investing...........................................      (655)       737        580
  Discontinued operations...................................    14,875      1,363     (2,671)
                                                              --------   --------   --------
      Net cash provided (used) by investing activities......     9,070     (3,971)   (17,361)
                                                              --------   --------   --------
FINANCING ACTIVITIES:
  Net increase (decrease) in cash overdraft.................      (795)    (6,081)     3,438
  Net increase (decrease) in short-term debt................   (26,954)    (6,660)    14,237
  Proceeds from long-term debt..............................   109,661      2,000      2,322
  Payments of long-term debt................................   (35,453)   (16,014)    (4,730)
  Payment of Pfizer obligations.............................   (28,300)        --         --
  Payments relating to the Prince Transactions and related
    costs...................................................   (21,393)        --         --
  Debt refinancing costs....................................   (15,548)        --         --
  Discontinued operations...................................     1,005        377     (1,590)
                                                              --------   --------   --------
      Net cash provided (used) by financing activities......   (17,777)   (26,378)    13,677
                                                              --------   --------   --------
Effect of exchange rate changes on cash.....................       234        452          3
                                                              --------   --------   --------
      Net increase (decrease) in cash and cash
         equivalents........................................    (5,611)     4,760     (8,426)
Cash and cash equivalents at beginning of period............    11,179      6,419     14,845
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $  5,568   $ 11,179   $  6,419
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $ 17,578   $ 16,104   $ 17,003
  Income taxes paid.........................................     4,755      3,046      2,629

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

     Phibro Animal Health Corporation (the "Company" or "PAHC") is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFA") and nutritional feed additives ("NFA"), which the Company sells throughout the world predominately to the poultry, swine and cattle markets. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The Company consolidates the financial statements of Koffolk (1949) Ltd. (Israel) ("Koffolk") and Planalquimica Industrial Ltda. (Brazil)
("Planalquimica") on the basis of their March 31 fiscal year-ends to facilitate the timely inclusion of such entities in the Company's consolidated financial reporting.

     The Company's Odda Smelteverk (Norway) ("Odda"), Carbide Industries (U.K.) ("Carbide"), Mineral Resource Technologies, Inc. ("MRT"), and La Cornubia S.A. (France) ("La Cornubia") businesses have been classified as discontinued operations as discussed in Note 5. The Company's consolidated financial statements have been reclassified to report separately the operating results, financial position and cash flows of the discontinued operations. These footnotes present information only for continuing operations, unless otherwise indicated.

     The Company presents its consolidated financial statements on the basis of its fiscal year ending June 30. All references to years 2004, 2003, and 2002 in these financial statements refer to the fiscal year ended June 30 of that year.

  RISKS, UNCERTAINTIES AND LIQUIDITY:

     The Company's ability to fund its operating plan relies upon the continued availability of borrowing under the domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under the amended domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that would be available as needed. The Company has also undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future flexibility and reduce costs. There can be no assurance the Company will be successful in any of the above-noted actions.

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     The Company has significant assets located outside of the United States, and a significant portion of the Company's sales and earnings are attributable to operations conducted abroad.

     The Company has assets located in Israel and a portion of its sales and earnings are attributable to operations conducted in Israel. The Company is affected by social, political and economic conditions affecting Israel, and any major hostilities involving Israel as well as the Middle East or curtailment of trade between Israel and its current trading partners, either as a result of hostilities or otherwise, could have a material adverse effect on the Company.

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters.

  USE OF ESTIMATES:

     Preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from these estimates. Significant estimates include reserves for bad debts, inventory obsolescence, environmental matters, depreciation and amortization periods of long-lived assets, recoverability of long-lived assets, realizability of deferred tax assets and actuarial assumptions related to the Company's pension plans.

  REVENUE RECOGNITION:

     Revenue is recognized upon transfer of title and when risk of loss passes to the customer, generally at the time of shipment. Net sales reflect total sales billed, less reductions for goods returned, trade discounts and customer allowances.

  CASH AND CASH EQUIVALENTS:

     Cash equivalents include highly liquid investments with maturities of three months or less when purchased.

  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the probable credit losses in its existing accounts receivable. The allowance is based on historical write-off experience and is reviewed periodically. Past due balances are reviewed individually for collectibility. Account balances are charged against the allowance when

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES the Company feels that it is probable that the receivable will not be recovered. Receivables consist of the following:

                                                                          AS OF
                                                              -----------------------------
                                                              JUNE 30, 2004   JUNE 30, 2003
                                                              -------------   -------------
Trade receivables...........................................     $57,658         $52,714
Employee receivables........................................         256             267
Other receivables...........................................       2,510           3,236
                                                                 -------         -------
Total receivables...........................................     $60,424         $56,217
                                                                 =======         =======

     The allowance for doubtful accounts was:

                                                             2004     2003     2002
                                                            ------   ------   -------
Balance at beginning of period............................  $1,437   $1,461   $ 1,760
Provision for bad debts...................................     565      347       979
Bad debt write-offs.......................................    (644)    (371)   (1,278)
                                                            ------   ------   -------
Balance at end of period..................................  $1,358   $1,437   $ 1,461
                                                            ======   ======   =======

  INVENTORIES:

     Inventories are valued at the lower of cost or market. Cost is determined principally under the first-in, first-out (FIFO) and average methods; cost for certain inventories is determined under the last-in, first-out (LIFO) method. Inventories valued at LIFO amounted to $0 and $3,805 at June 30, 2004 and 2003, respectively. Obsolete and unsaleable inventories are reflected at estimated net realizable value. Inventory costs include materials, direct labor and manufacturing overhead. Inventories are comprised of:

                                                                          AS OF
                                                              -----------------------------
                                                              JUNE 30, 2004   JUNE 30, 2003
                                                              -------------   -------------
Raw materials...............................................     $16,313         $21,668
Work-in-process.............................................       1,764           1,565
Finished goods..............................................      61,833          65,248
Excess of FIFO cost over LIFO cost..........................          --            (632)
                                                                 -------         -------
Total inventory.............................................     $79,910         $87,849
                                                                 =======         =======

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. The Company capitalizes interest expense as part of the cost of construction of facilities and equipment. Interest expense capitalized was $0, $0 and $106 in 2004, 2003 and 2002, respectively.

     Depreciation is charged to results of operations using the straight-line method based upon the assets' estimated useful lives ranging from 8 to 20 years for buildings and improvements and 3 to 10 years for machinery and equipment.

     The Company capitalizes costs that extend the useful life or productive capacity of an asset. Repair and maintenance costs are expensed as incurred. In the case of disposals, the assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in the statements of operations and comprehensive income (loss).

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

  DEFERRED FINANCING COSTS:

     Deferred financing costs related to the senior secured notes and senior subordinated notes are amortized over the respective lives of the notes. Deferred financing costs related to the domestic senior credit facility are amortized over the life of the agreement.

  INTANGIBLES:

     Product intangibles cost arising from the MFA acquisition was $10,673 and $10,449 at June 30, 2004 and 2003, respectively, and accumulated amortization of $3,230 and $1,780 at June 30, 2004 and 2003, respectively. Amortization expense was $1,229, $964 and $816 for 2004, 2003 and 2002, respectively. Amortization expense from the MFA acquisition for each of the next five years from 2005 to 2009 is expected to be $1,145 per year.

     In May 2004 the Company acquired the rights to sell amprolium, an anticoccidial MFA, in most international markets. In payment for the acquired rights, the Company relinquished its claims against the seller for certain purchase order commitments, and will make $2,100 of cash payments to the seller over the next five years. The present value of these payments is $1,898 and was recorded as a liability. The $2,354 value of the purchase order commitments was recorded as a reduction in cost of goods sold and inventory, and an intangible asset of $4,252 was recorded representing the fair value of the acquired rights and is included on the Company's balance sheet at June 30, 2004. The Company will amortize this intangible over a ten year period. No amortization was recorded in 2004. Amortization expense for each of the next five years from 2005 to 2009 is expected to be $425 per year.

  FOREIGN CURRENCY TRANSLATION:

     Financial position and results of operations of the Company's international subsidiaries generally are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in stockholders' deficit. Income statement accounts are translated at the average rates of exchange prevailing during the year.

     A business unit of Koffolk and all of Planalquimica operate primarily in U.S. dollars. The U.S. dollar is designated as the functional currency for these businesses and translation gains and losses are included in determining net income or loss.

     Foreign currency transaction gains and losses primarily arise from short-term intercompany balances. Net foreign currency transaction and translation (gains) losses were $(116), $789 and $3,385 for 2004, 2003 and 2002, respectively, and were included in other expense, net in the consolidated statements of operations and comprehensive income (loss).

  DERIVATIVE FINANCIAL INSTRUMENTS:

     The Company records all derivative financial instruments on the consolidated balance sheet at fair value. Changes in the fair value of derivatives are recorded in results of operations or accumulated other comprehensive income (loss), depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive income (loss) are included in operations in the periods in which operations are affected by the hedged item.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

  RECOVERABILITY OF LONG-LIVED ASSETS:

     The Company evaluates the recoverability of long-lived assets, including intangible assets, when events or circumstances indicate that a diminution in value may have occurred, using financial indicators such as historical and future ability to generate cash flows from operations. The Company's policy is to record an impairment loss in the period it is determined the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest or income taxes) are less than the carrying amount of the assets.

  ENVIRONMENTAL LIABILITIES:

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. The Company capitalizes expenditures made to improve the condition of property, compared with the condition of that property when constructed or acquired. The Company also capitalizes expenditures that prevent future environmental contamination. Other expenditures are expensed as incurred. The Company records the expense and related liability in the period an environmental assessment indicates remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' experience, and data released by the U.S. Environmental Protection Agency or other organizations. When such costs will be incurred over a long-term period and can be reliably estimated as to timing, the liabilities are included in the consolidated balance sheet at their discounted amounts.

  INCOME TAXES:

     Income tax expense includes U.S. federal, state, and foreign income taxes. The tax effect of certain temporary differences between amounts recognized for financial reporting purposes and amounts recognized for tax purposes are reported as deferred income taxes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established as necessary to reduce deferred tax assets to amounts more likely than not to be realized.

  RESEARCH AND DEVELOPMENT EXPENDITURES:

     Research and development expenditures are expensed as incurred, recorded in selling, general and administrative expenses and were $5,076, $4,634 and $4,251 for 2004, 2003 and 2002, respectively.

  NEW ACCOUNTING PRONOUNCEMENTS:

     The Company adopted the following new and revised accounting pronouncements in fiscal 2004:

     Statement of Financial Accounting Standards No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The adoption of SFAS No. 149 did not result in a material impact on the Company's financial statements.

     Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 requires that an issuer classify a financial instrument, that is within its scope, as a liability (or an asset in some circumstances). SFAS No. 150 also revises the definition of liabilities to encompass certain obligations that can, or must, be

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES settled by issuing equity shares, depending on the nature of the relationship established between the holder and the issuer. The adoption of SFAS No. 150 did not result in a material impact on the Company's financial statements.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment to FASB Statements No. 87, 88, and 106 (revised 2003)" ("SFAS No. 132"). This revision to SFAS No. 132 relates to employers' disclosures about pension plans and other postretirement benefit plans. SFAS No. 132 now requires additional disclosures to describe the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods of defined pension plans and other defined postretirement plans. The additional disclosures required by this revision to SFAS No. 132 have been provided in the notes to consolidated financial statements.

     FASB Interpretation No. 46, "Consolidation of Variable Interest Entities (revised December 2003)" ("FIN No. 46"). This revision to FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The adoption of FIN No. 46 did not result in a material impact on the Company's financial statements.

3.  REFINANCING

     On October 21, 2003, the Company issued 105,000 units consisting of $85,000 of 13% Senior Secured Notes due 2007 (the "US Senior Secured Notes") and $20,000 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Secured Notes" and, together with the US Senior Secured Notes, the "Senior Secured Notes"), an indirect wholly-owned subsidiary of the Company (the "Dutch issuer"). The Company used the proceeds from the issuance to: (i) repurchase $51,971 of its 9 7/8% Senior Subordinated Notes due 2008 at a price equal to 60% of the principal amount thereof, plus accrued and unpaid interest;
(ii) repay its domestic senior credit facility of $34,888 outstanding at the repayment date; (iii) satisfy, for a payment of approximately $29,315, certain of its outstanding obligations to Pfizer Inc., including: (a) $20,075 aggregate principal amount of its promissory note plus accrued and unpaid interest, (b) $9,748 of accounts payable, (c) $9,040 of accrued expenses, and (d) future contingent purchase price obligations under its agreements with Pfizer Inc. by which the Company acquired Pfizer's medicated feed additive business; and (iv) pay fees and expenses relating to the above transactions.

     A net gain on extinguishment of debt is included in the Company's condensed consolidated statement of operations, calculated as follows:

NET GAIN ON REPURCHASE OF 9 7/8% SENIOR SUBORDINATED NOTES
  DUE 2008:
  Principal amount of repurchased notes.....................  $ 51,971
  Repurchased at 60% of principal amount....................   (31,183)
  Transaction costs.........................................    (4,107)
                                                              --------
NET GAIN ON REPURCHASE OF NOTES.............................    16,681
                                                              --------
LOSS ON REPAYMENT OF SENIOR CREDIT FACILITY.................    (1,018)
                                                              --------

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS:
  Obligations paid:
  -- promissory note........................................    20,075
  -- accrued interest on promissory note....................     1,015
  -- accounts payable and accrued expenses..................    18,788
                                                              --------
  Total obligations paid....................................    39,878
  Cash payment to Pfizer....................................   (29,315)
  Transaction costs.........................................    (3,000)
                                                              --------
NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS...................     7,563
                                                              --------
NET GAIN ON EXTINGUISHMENT OF DEBT..........................  $ 23,226
                                                              ========

     The US Senior Secured Notes and the Dutch Senior Secured Notes are senior secured obligations of each of the Company (the "US Issuer") and the Dutch issuer, respectively. The US Senior Secured Notes and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by all the US Issuer's domestic restricted subsidiaries, and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by the US Issuer and by the restricted subsidiaries of the Dutch issuer, presently consisting of Phibro Animal Health SA. The US Senior Secured Notes and related guarantees are collateralized by substantially all of the US Issuer's assets and the assets of its domestic restricted subsidiaries, other than real property and interests therein, including a pledge of all the capital stock of such domestic restricted subsidiaries. The Dutch Senior Secured Notes and related guarantees are collateralized by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries and substantially all of the assets of the U.S. guarantors, other than real property and interests therein. The indenture governing the Senior Secured Notes provides for optional make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires the Company to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     Also, on October 21, 2003, the Company entered into a new replacement domestic senior credit facility ("domestic senior facility") with Wells Fargo Foothill, Inc., providing for a working capital facility plus a letter of credit facility. The aggregate amount of borrowings under such working capital and letter of credit facilities initially could not exceed $25,000, including aggregate borrowings under the working capital facility up to $15,000. On April 29, 2004, the Company amended the domestic senior facility to increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $25,000 to $27,500 and to increase the amount of aggregate borrowings available under the working capital facility from $15,000 to $17,500. As of September 24, 2004, the Company amended the domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $27,500 to $32,500; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17,500; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5,300 for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility;
(iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336; and (v) establish covenant EBITDA levels for the periods ending

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES after June 30, 2004. The amendment was effective June 30, 2004 for items (i),
(ii) and (iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for all other items.

     Borrowings under the domestic senior credit facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory. Under the domestic senior credit facility, the Company may choose between two interest rate options: (i) the applicable base rate as defined plus 0.50% and (ii) the LIBOR rate as defined plus 2.75%. Indebtedness under the domestic senior credit facility is secured by a first priority lien on substantially all of the Company's assets and assets of substantially all of the Company's domestic subsidiaries. The Company is required to pay an unused line fee of 0.375% on the unused portion of the domestic senior credit facility, a monthly servicing fee and standard letter of credit fees to issuing banks. Borrowings under the domestic senior credit facility are available until, and are repayable no later than, October 31, 2007, although borrowings must be repaid by June 30, 2007 if the maturity of the Senior Secured Notes has not been extended, as required by the domestic senior credit facility, by that date.

     Pursuant to the terms of an intercreditor agreement, the security interest securing the Senior Secured Notes and the guarantees made by the Company's domestic restricted subsidiaries are subordinated to a lien securing the domestic senior credit facility.

4.  PRINCE TRANSACTIONS

     Effective December 26, 2003 (the "Closing Date"), the Company completed the divestiture of substantially all of the business and assets of The Prince Manufacturing Company ("PMC") to a company ("Buyer") formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors (collectively the "Prince Transactions").

     Pursuant to definitive purchase and other agreements executed on and effective as of the Closing Date, the Prince Transactions included the following elements: (i) the transfer of substantially all of the business and assets of PMC to Buyer; (ii) the reduction of the value of the Company's Preferred Stock owned by the Palladium Investors from $72,184 to $16,517 (accreted through the Closing Date) by means of the redemption of all of its shares of Series B Preferred Stock and a portion of its Series C Preferred Stock; (iii) the termination of $2,250 in annual management advisory fees payable by the Company to Palladium; (iv) a cash payment of $10,000 to the Palladium Investors in respect of the portion of the Company's Preferred Stock not exchanged in consideration of the business and assets of PMC; (v) the agreement of the Buyer to pay the Company for advisory fees for the next three years of $1,000, $500, and $200, respectively (which were pre-paid at closing by the Buyer and satisfied for $1,300, the net present value of such payments); and (vi) the Buyer agreed to supply manganous oxide and red iron oxide products and to provide certain mineral blending services to the Company's Prince Agriproducts subsidiary ("Prince Agri"). Prince Agri agreed to continue to provide the Buyer with certain laboratory, MIS and telephone services, all on terms substantially consistent with the historic relationship between Prince Agri and PMC, and to lease to Buyer office space used by PMC in Quincy, Illinois. The Company has an agreement to receive certain treasury services from Palladium for $100 per year. Pursuant to definitive agreements, the Company made customary representations, warranties and environmental and other indemnities, agreed to a post-closing working capital adjustment, paid $3,958 in full satisfaction of all intercompany debt owed to PMC, paid a closing fee to Palladium of $500, made certain capital expenditure adjustments included as part of the intercompany settlement amount, and agreed to pay for certain out-of-pocket transaction expenses. PMC retained $414 of its accounts receivable. The Company established a $1,000 letter of credit escrow for two years to secure its working capital adjustment and certain indemnification obligations. The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of Buyer for less than $21,000, up to a maximum payment by the Company of $4,000 (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of Buyer by January 1, 2009. The definition of "Equity Value" in the Company's Certificate of Incorporation was amended to reduce the multiple of trailing EBITDA payable in connection with any future redemption of Series C Preferred to 6.0 from 7.5

     The excess of the reduction in redeemable preferred stock over total assets divested and costs and liabilities incurred on the Prince Transactions was recorded as a decrease to accumulated deficit on the Company's consolidated balance sheet at December 31, 2003, and was calculated as follows:

SERIES B & C REDEEMABLE PREFERRED STOCK:
Accreted value pre-transaction..............................  $72,184
Accreted value post-transaction.............................   16,517
                                                              -------
REDUCTION IN REDEEMABLE PREFERRED STOCK.....................   55,667
                                                              -------
ASSETS DIVESTED AND COSTS INCURRED:
PMC net assets divested.....................................    7,430
Cash paid to Palladium Investors for:
  -- reduction of redeemable preferred stock................   10,000
  -- settlement of PMC intercompany debt....................    3,958
  -- working capital adjustment.............................    1,331
  -- closing fee............................................      500
Transaction costs...........................................    8,310
Contingent Backstop Indemnification Amount accrued..........    4,000
                                                              -------
TOTAL ASSETS DIVESTED AND COSTS AND LIABILITIES INCURRED....   35,529
                                                              -------
EXCESS AMOUNT RECORDED AS A DECREASE TO ACCUMULATED
  DEFICIT...................................................  $20,138
                                                              =======

     PMC is included in the Company's Industrial Chemicals segment. The results of operations of PMC were:

                                                           FOR THE YEARS ENDED JUNE 30,
                                                          ------------------------------
                                                            2004       2003       2002
                                                          --------   --------   --------
Net sales...............................................  $11,118    $22,332    $21,451
Operating income........................................    2,278      3,579      3,640
Depreciation and amortization...........................      487        956        966

     The divestiture of PMC has not been reflected as a discontinued operation due to the existence of the Backstop Indemnification and continuing supply and service agreements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

5.  DISCONTINUED OPERATIONS

     The Company shutdown Odda and divested Carbide during 2003, and sold MRT and shutdown La Cornubia during 2004. These businesses have been classified as discontinued operations.

  ODDA AND CARBIDE

     Operating results and loss on disposal of Odda and Carbide were:

                                                              FOR THE YEARS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
OPERATING RESULTS:
Net sales...................................................  $ 11,217   $ 31,219
Cost of goods sold..........................................    13,723     46,116
Selling, general and administrative expenses................     3,175     12,812
Asset writedowns............................................     7,781         --
Other income................................................     2,327      3,699
                                                              --------   --------
(Loss) before income taxes..................................   (11,135)   (24,010)
(Benefit) for income taxes..................................       (58)    (1,170)
                                                              --------   --------
(Loss) from operations......................................  $(11,077)  $(22,840)
                                                              ========   ========
Depreciation and amortization...............................  $    894   $ 17,676
                                                              ========   ========
LOSS ON DISPOSAL:
Assets......................................................  $ (3,359)
Liabilities.................................................     6,432
Unsecured debt..............................................     2,488
Currency translation adjustment.............................    (6,244)
                                                              --------
(Loss) on disposal..........................................  $   (683)
                                                              ========

  MINERAL RESOURCE TECHNOLOGIES, INC.

     The Company sold MRT on August 28, 2003. Net proceeds, after transaction costs, were approximately $13,836. Operating results, gain on sale and balance sheet items of MRT were:

                                                         FOR THE YEARS ENDED JUNE 30,
                                                         -----------------------------
                                                           2004       2003      2002
                                                         --------   --------   -------
OPERATING RESULTS:
Net sales..............................................  $  3,327   $18,671    $17,045
Cost of goods sold.....................................     3,135    19,943     17,676
Selling, general and administrative expenses...........       316     2,182      2,299
                                                         --------   -------    -------
(Loss) before income taxes.............................      (124)   (3,454)    (2,930)
Provision for income taxes.............................        --        --         --
                                                         --------   -------    -------
(Loss) from operations.................................  $   (124)  $(3,454)   $(2,930)
                                                         ========   =======    =======
Depreciation and amortization..........................  $     --   $ 1,309    $ 1,192
                                                         ========   =======    =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                                                               FOR THE YEAR
                                                              ENDED JUNE 30,
                                                                   2003
                                                              --------------
GAIN ON SALE:
Current assets..............................................     $ (5,813)
Property, plant & equipment -- net and other assets.........      (10,703)
Liabilities.................................................        2,911
Net proceeds of sale........................................       13,836
                                                                 --------
Gain on sale................................................     $    231
                                                                 ========

                                                                  AS OF
                                                                 JUNE 30,
                                                                   2003
                                                                 --------
BALANCE SHEET:
Trade receivables...........................................     $ 2,633
Other receivables...........................................         304
Inventories.................................................       1,643
Prepaid expenses and other current assets...................         362
                                                                 -------
Current assets from discontinued operations.................     $ 4,942
                                                                 =======
Property, plant and equipment, net..........................     $ 9,999
Intangibles.................................................         196
Other assets................................................         455
                                                                 -------
Other assets from discontinued operations...................     $10,650
                                                                 =======
Accounts payable............................................     $ 1,466
Accrued expenses and other current liabilities..............         585
                                                                 -------
Current liabilities from discontinued operations............     $ 2,051
                                                                 =======
Other liabilities...........................................     $   198
                                                                 -------
Other liabilities from discontinued operations..............     $   198
                                                                 =======

  LA CORNUBIA, S.A.

     During June 2004 the Company determined that it would no longer fund the operations of La Cornubia. On June 30, 2004, La Cornubia filed for bankruptcy in France. The bankruptcy is proceeding in accordance with French law. The Company has been advised that, as a result of the bankruptcy, the creditors of La Cornubia have recourse only to the assets of La Cornubia. The Company removed all assets, liabilities, and cumulative translation adjustments related to La Cornubia from the Company's consolidated balance sheet as of June 30, 2004, and recorded a loss on disposal of discontinued operations. The Company obtained the consent of a majority of the holders of its senior secured notes due 2007 and its senior subordinated notes due 2008 to amend the indentures governing these notes in such a manner that the bankruptcy of La Cornubia would not create an event of default thereunder. The Company also obtained a waiver under its domestic senior credit facility so that the bankruptcy of La Cornubia would not constitute an event of default under the terms of the domestic senior credit facility.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     Operating results, loss on disposal and balance sheet items of La Cornubia were:

                                                           FOR THE YEARS ENDED JUNE 30,
                                                          ------------------------------
                                                            2004       2003       2002
                                                          --------   --------   --------
OPERATING RESULTS:
Net sales...............................................  $13,918    $13,479    $11,873
Cost of goods sold......................................   13,723     12,528     11,144
Selling, general and administrative expenses............    1,686      1,310      1,641
Other income............................................      102        389        263
Interest (expense) -- net...............................      (94)       (60)       (78)
                                                          -------    -------    -------
(Loss) before income taxes..............................   (1,483)       (30)      (727)
Provision for income taxes..............................       18         16         62
                                                          -------    -------    -------
(Loss) from operations..................................  $(1,501)   $   (46)   $  (789)
                                                          =======    =======    =======
Depreciation and amortization...........................  $   400    $   359    $   325
                                                          =======    =======    =======
LOSS ON DISPOSAL:
Current Assets..........................................  $(5,085)
Property, plant & equipment -- net and other assets.....   (2,557)
Liabilities.............................................    3,614
Unsecured debt..........................................    2,167
Currency translation adjustment.........................     (459)
                                                          -------
(Loss) on disposal......................................  $(2,320)
                                                          =======

                                                                     AS OF
                                                                    JUNE 30,
                                                                      2003
                                                                    --------
BALANCE SHEET:
Trade receivables.......................................            $ 2,957
Other receivables.......................................                139
Inventories.............................................                918
Prepaid expenses and other current assets...............                348
                                                                    -------
Current assets from discontinued operations.............            $ 4,362
                                                                    =======
Property, plant and equipment, net......................            $ 2,535
Other assets............................................                140
                                                                    -------
Other assets from discontinued operations...............            $ 2,675
                                                                    =======
Accounts payable........................................            $ 1,560
Accrued expenses and other current liabilities..........                910
Unsecured debt..........................................              1,036
                                                                    -------
Current liabilities from discontinued operations........            $ 3,506
                                                                    =======
Other liabilities.......................................            $   975
                                                                    -------
Other liabilities from discontinued operations..........            $   975
                                                                    =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment was:

                                                                AS OF JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Land........................................................  $  5,657   $  5,816
Buildings and improvements..................................    27,925     29,841
Machinery and equipment.....................................   105,308    106,026
                                                              --------   --------
                                                               138,890    141,683
Less: accumulated depreciation..............................    80,104     77,778
                                                              --------   --------
                                                              $ 58,786   $ 63,905
                                                              ========   ========

     Certain of the buildings of Koffolk are on land leased for a nominal amount from the Israel Land Authority. The lease expires on July 9, 2027.

     Depreciation expense was $9,122, $9,202 and $10,235 for 2004, 2003 and 2002, respectively.

7.  RELATED PARTY TRANSACTIONS

     The Company owns approximately $2,300 par value of preferred stock of a pharmaceutical company. The principal common stockholder of the Company owns approximately 15% voting common stock interest in the pharmaceutical company, acquired for approximately $500. The preferred stock investment, included in other assets, has a net carrying value of $1,610 at June 30, 2004.

     A subsidiary of the Company leases the property underlying its Santa Fe Springs, California plant from a limited partnership controlled by common shareholders of the Company. The lease requires annual base rent of $250 and terminates on December 31, 2008. The Company is responsible under the lease agreement to pay all real property taxes.

     In accordance with the terms of the Prince Transactions (Note 4) the Buyer paid the Company advisory fees of $500 for the year ended June 30, 2004. The Buyer also supplied manganous oxide and red iron oxide products, and provided certain mineral blending services to the Company's Prince Agriproducts subsidiary ("Prince Agri") for which Prince Agri paid $2,149 during the year ended June 30, 2004. Prince Agri provided the Buyer with certain laboratory, MIS and telephone services, and leased to Buyer office space in Quincy, Illinois for which the buyer paid Prince Agri $421 during the year ended June 30, 2004. The Company also has an agreement to receive certain treasury services from the Palladium Investors for $100 per year. Prior to the Prince Transactions an annual management advisory fee of $2,250 was payable to the Palladium Investors. Payments were due quarterly in advance and were charged to selling, general and administrative expenses. The management fee was $1,125, $2,250 and $2,250 for 2004, 2003 and 2002, respectively.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities were:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Employee related expenses...................................  $11,444   $10,003
Payments due to Pfizer......................................       --     9,040
Interest and tax accruals...................................    4,836     9,249
Other accrued liabilities...................................   23,730    12,407
                                                              -------   -------
                                                              $40,010   $40,699
                                                              =======   =======

9.  DEBT

  LOANS PAYABLE TO BANKS

     At June 30, 2004, loans payable to banks included $10,996 under the domestic senior credit facility with Wells Fargo Foothill, Inc. The weighted average interest rate under the domestic senior credit facility from its inception at October 21, 2003 through June 30, 2004 was 8.0%. At June 30, 2004, the Company had $6,504 of borrowings available under the borrowing base formula in effect for the domestic senior credit facility that is provided under the domestic senior credit facility.

     On October 21, 2003, the Company entered into a new domestic senior credit facility with Wells Fargo Foothill, Inc., providing for a working capital facility plus a letter of credit facility. The aggregate amount of borrowings under such working capital and letter of credit facilities may not exceed $25,000, including aggregate borrowings under the working capital facility of up to $15,000. On April 29, 2004, the Company amended the domestic senior credit facility to increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $25,000 to $27,500 and to increase the amount of aggregate borrowings available under the working capital facility from $15,000 to $17,500. As of September 24, 2004, the Company amended the domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $27,500 to $32,500; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17,500; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5,300 for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336; and (v) establish covenant EBITDA levels for the periods after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and (iii); effective January 1, 2004 for item
(iv); and effective September 24, 2004 for all other items.

     Borrowings under the domestic senior credit facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory. Under the domestic senior credit facility, the Company may choose between two interest rate options: (i) the applicable base rate as defined plus 0.50% and (ii) the LIBOR rate as defined plus 2.75%. Indebtedness under the domestic senior credit facility is secured by a first priority lien on substantially all of the Company's assets and assets of substantially all of the Company's domestic subsidiaries. The Company is required to pay an unused line fee of 0.375% on the unused portion of the domestic senior credit facility, a monthly servicing fee and standard letter of credit fees to issuing banks. Borrowings under the domestic senior credit facility are available until, and are repayable no later than, October 31, 2007, although borrowings must be repaid by June 30, 2007 if the maturity of the Senior Secured Notes has not been extended, as required by the domestic senior credit facility, by that date.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     As of June 30, 2004, the Company was in compliance with the financial covenants of the amended domestic senior credit facility. The domestic senior credit facility requires, among other things, the maintenance of certain levels of trailing consolidated and domestic EBITDA (earnings before interest, taxes, depreciation and amortization) calculated on a monthly basis, and an acceleration clause should an event of default (as defined in the agreement) occur. In addition, there are certain restrictions on additional borrowings, additional liens on the Company's assets, guarantees, dividend payments, redemption or purchase of the Company's stock, sale of subsidiaries' stock, disposition of assets, investments, and mergers and acquisitions.

     The domestic senior credit facility contains a lock-box requirement and a material adverse change clause should an event of default (as defined in the agreement) occur. Accordingly, the amounts outstanding have been classified as short-term and are included in loans payable to banks in the consolidated balance sheet.

  LONG-TERM DEBT

                                                                AS OF JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Senior secured notes due December 1, 2007...................  $105,000   $     --
Senior subordinated notes due June 1, 2008..................    48,029    100,000
Foreign bank loans..........................................     6,237      3,906
Pfizer promissory note......................................        --     20,075
Bank capital expenditure facility...........................        --      1,496
Capitalized lease obligations and other.....................       103        910
                                                              --------   --------
                                                               159,369    126,387
Less: current maturities....................................     1,351     24,124
                                                              --------   --------
                                                              $158,018   $102,263
                                                              ========   ========

  Senior Secured Notes due 2007

     In October 2003 the Company issued 105,000 units, consisting of $85,000 of 13% Senior Secured Notes due 2007 (the "US Senior Secured Notes") and $20,000 of 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Secured Notes" and, together with the US Senior Secured Notes, the "Senior Secured Notes"), an indirect wholly-owned subsidiary of the Company (the "Dutch issuer").

     The US Senior Secured Notes and the Dutch Senior Secured Notes are senior secured obligations of each of the Company (the "US issuer") and the Dutch issuer, respectively. The US Senior Secured Notes and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by all the US Issuer's domestic restricted subsidiaries, and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by the US Issuer and by the restricted subsidiaries of the Dutch issuer, presently consisting of Phibro Animal Health SA. The US Senior Secured Notes and related guarantees are collateralized by substantially all of the US Issuer's assets and the assets of its domestic restricted subsidiaries, other than real property and interests therein, including a pledge of all the capital stock of such domestic restricted subsidiaries. The Dutch Senior Secured Notes and related guarantees are collateralized by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries and substantially all of the assets of the U.S. guarantors, other than real property and interests therein. The indenture governing the Senior Secured Notes provides for optional

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires the Company to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     The indenture contains certain covenants with respect to the Company and the guarantors, which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the sale of assets, (e) certain payment restrictions affecting subsidiaries, and (f) transactions with affiliates. The indenture restricts the Company's ability to consolidate, or merge with or into, or to transfer all or substantially all of its assets to, another person.

  Senior Subordinated Notes due 2008

     The Company issued $100,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2008 ("Senior Subordinated Notes") of which $51,971 principal amount was repurchased with proceeds of the Senior Secured Notes. The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt (as defined in the indenture agreement of the Company) and rank pari passu in right of payment with all other existing and future senior subordinated indebtedness of the Company. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by the domestic restricted subsidiaries of the Company. Additional future domestic subsidiaries may become guarantors under certain circumstances.

     The indenture contains certain covenants with respect to the Company and the Guarantors, which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the sale of assets, (e) certain payment restrictions affecting subsidiaries, and (f) transactions with affiliates. The indenture restricts the Company's ability to consolidate, or merge with or into, or to transfer all or substantially all of its assets to, another person.

  Foreign Bank Loans

     The bank loans of the Company's Koffolk Ltd. (Israel) subsidiary are collateralized by its receivables and inventory, accrue interest at LIBOR plus 1.25%, and are repayable in equal quarterly payments through 2005. The LIBOR rate was 1.15% at June 30, 2004.

     The Company's foreign subsidiaries have aggregate credit lines of $11,044. At June 30, 2004, the Company had $4,807 of borrowings available under these credit lines.

  Aggregate Maturities of Long-Term Debt

     The aggregate maturities of long-term debt as of June 30, 2004 were:

YEAR ENDED JUNE 30,
-------------------
2005........................................................  $  1,351
2006........................................................     4,127
2007........................................................        --
2008........................................................   153,891
2009........................................................        --
                                                              --------
  Total.....................................................  $159,369
                                                              ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

10.  REDEEMABLE COMMON STOCK OF SUBSIDIARY

     A key executive of the Company has a 2.1% ownership interest in the common stock of a subsidiary. The subsidiary's shares are redeemable at fair market value, based on independent appraisal, upon the death, disability or termination of the key executive. The Company and its subsidiary have entered into a severance agreement with the executive for payments based on a multiple of pre-tax earnings (as defined). The payments are subject to certain restrictions pursuant to terms of the domestic senior credit facility. At June 30, 2004 no severance payments would have been due upon termination.

11.  REDEEMABLE PREFERRED STOCK

     Effective December 26, 2003 (the "Closing Date"), the Company entered into the Prince Transactions with the Palladium Investors (Note 4). Pursuant to definitive purchase and other agreements executed on and effective as of the Closing Date, the Prince Transactions included the following elements which relate to the Company's Redeemable Preferred Stock: the reduction of the value of the Company's Preferred Stock owned by the Palladium Investors from $72,184 (25,000 Series B shares and 20,000 Series C shares) to $16,517 (accreted through the Closing Date) (10,591 Series C shares) by means of the redemption of all of its shares of Series B Preferred Stock and a portion of its Series C Preferred Stock; the termination of $2,250 in annual management advisory fees payable by the Company to Palladium; a cash payment of $10,000 to the Palladium Investors in respect of the portion of the Company's Preferred Stock not exchanged in consideration of the business and assets of PMC; and the agreement of the Palladium Investors to pay the Company for advisory fees for the next three years of $1,000, $500, and $200, respectively (which were pre-paid at closing by the Palladium Investors and satisfied for $1,300, the net present value of such payments). The Company has an agreement to receive certain treasury services from the Palladium Investors for $100 per year.

     The redeemable preferred stock is entitled to cumulative cash dividends, payable semi-annually, at 15% per annum of the liquidation value. The redeemable Preferred C stock is entitled to the Liquidation Value plus a percentage of the equity value of the Company, as defined in the amended Certificate of Incorporation. The equity value is calculated as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company's business ("Equity Value").

     On the third closing anniversary and on each closing anniversary thereafter, the Company may redeem, for cash only, in whole the Preferred C, at the Liquidation Value plus the Equity Value payment. At any time after the redemption of the Company's Senior Subordinated Notes (due June 2008), Palladium Investors shall have the right to require the Company to redeem, for cash, the Preferred C at the Liquidation Value plus the Equity Value payment.

     Dividends of $6,042, $8,808 and $7,623 for the years ended June 30, 2004, 2003 and 2002, respectively, were accrued on the preferred shares and charged to retained earnings. Equity Value of $5,421, $3,470 and $0 for the years ended June 30, 2004, 2003 and 2002, respectively, was accrued and charged to retained earnings.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     Redeemable preferred stock is comprised of:

                                                                          AS OF
                                                              -----------------------------
                                                              JUNE 30, 2004   JUNE 30, 2003
                                                              -------------   -------------
Series B
  Value at issuance.........................................     $    --         $25,000
  Accrued dividends.........................................          --          11,339
Series C
  Value at issuance.........................................      10,591          20,000
  Accrued dividends.........................................       7,200           9,072
  Accreted equity value.....................................       6,887           3,470
                                                                 -------         -------
Total redeemable preferred stock............................     $24,678         $68,881
                                                                 =======         =======

     The agreement with the Palladium Investors contains covenants which restrict, without the consent of at least one director designated by the Palladium Investors (or if no such director is then serving on the Board, at least one of the Palladium Investors), certain (a) issuances of equity securities, (b) sales of assets in excess of $10,000, (c) purchases of business and other investments in excess of $10,000, (d) incurrence of indebtedness for borrowed money in excess of $12,500, (e) redemptions, acquisitions or other purchases of equity securities, (f) transactions with officers, directors, stockholders or employees or any family member or affiliate thereof in excess of $500, (g) compensation and benefits of certain officers, and (h) transactions involving a change of control.

12.  COMMON STOCK AND PAID-IN CAPITAL

  COMMON STOCK:

     Common stock at June 30, 2004 and 2003 was:

                                                           AUTHORIZED   ISSUED   AMOUNT
                                                             SHARES     SHARES   AT PAR
                                                           ----------   ------   ------
Class A common stock.....................................    16,200     12,600    $.10
Class B common stock.....................................    14,100     11,888    $.10
                                                             ------     ------
                                                             30,300     24,488

     The entire voting power is vested in the holders of Class A common stock, except the holders of Class A common stock are entitled to elect all but four of the directors. The holders of Class B common stock are entitled to elect one director, and the purchasers of the Preferred B and Preferred C are entitled by contract to elect two directors. No dividends may be paid to common stockholders until all dividends have been paid to preferred stockholders. Thereafter, holders of Class A common stock shall receive dividends, when and as declared by the directors, at the rate of 5.5% of the par value of such stock (non-cumulative). After all declared dividends have been paid to Class A common stockholders, dividends may be declared and paid to the holders of Class B common stock. In the event of any complete liquidation, dissolution, winding-up of the business, or sale of all the assets of the Company, and after the redemption of the preferred stock, the Class A common stockholders are entitled to a distribution equal to the par value of the stock plus declared and unpaid dividends. Thereafter, the remaining assets of the Company shall be distributed to the holders of Class B common stock.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

  REDEEMABLE COMMON STOCK:

     Pursuant to terms of an agreement with a minority shareholder, who is also an officer of the Company, the Company is required to purchase at book value, the Class B shares of such shareholder upon his retirement, death, disability, or the termination of his employment. Should such shareholder elect to sell his shares, the Company has a right of first offer and an option to purchase the shares. The Company records a liability for the redemption amount as calculated at each balance sheet date. No liability was recorded as of June 30, 2004 and 2003. Income of $378 was recorded during 2002 to adjust the shares to redeemable value.

13.  EMPLOYEE BENEFIT PLANS

     The Company and its domestic subsidiaries maintain noncontributory defined benefit pension plans for all eligible domestic nonunion employees who meet certain requirements of age, length of service and hours worked per year. The Company's Belgium subsidiary maintains a defined contribution and defined benefit plan for eligible employees. The benefits provided by the plans are based upon years of service and the employees' average compensation, as defined. The measurement date for the domestic and international pension plans was June 30, 2004 and 2003, respectively.

     Reconciliations of changes in benefit obligations, plan assets, and funded status of the plans were:

                                                       DOMESTIC         INTERNATIONAL
                                                   -----------------   ---------------
                                                    2004      2003      2004     2003
                                                   -------   -------   ------   ------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..........  $15,846   $11,821   $6,595   $4,251
Service cost.....................................    1,260     1,056      467      310
Employee contributions...........................       --        --       27      100
Interest cost....................................      891       784      374      259
Benefits paid....................................     (595)     (243)      (3)     (29)
Actuarial (gain) or loss.........................     (251)     (663)    (475)     879
Curtailment......................................     (922)       --       --       --
Change in Discount Rate..........................     (786)    3,091       --       --
Exchange rate impact.............................       --        --      338      825
                                                   -------   -------   ------   ------
Benefit obligation at end of year................  $15,443   $15,846   $7,323   $6,595
                                                   =======   =======   ======   ======

At June 30, 2004 and 2003, the accumulated benefit obligation was $13,075 and $12,458, respectively, for domestic pension plans and $4,383 and $4,248, respectively, for international pension plans.

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  year.........................................  $10,387   $ 9,717   $ 4,566   $ 2,882
Actual return on plan assets...................    1,068       537       435       204
Employer contributions.........................      935       376       558       841
Employee contributions.........................       --        --        27       100
Benefits paid..................................     (595)     (243)       (3)      (29)
Exchange rate impact...........................       --        --       245       568
                                                 -------   -------   -------   -------
Fair value of plan assets at end of year.......  $11,795   $10,387   $ 5,828   $ 4,566
                                                 =======   =======   =======   =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

FUNDED STATUS
Funded status of the plan......................  $(3,648)  $(5,459)  $(1,495)  $(2,029)
Unrecognized net actuarial (gain) or loss......      152     2,358       368       961
Unrecognized prior service cost................     (338)     (553)       --        --
Unrecognized transition obligation/(asset).....       (8)      (12)       --        --
                                                 -------   -------   -------   -------
(Accrued) pension cost.........................  $(3,842)  $(3,666)  $(1,127)  $(1,068)
                                                 =======   =======   =======   =======

     The Company expects to contribute $990 and $602 to its Domestic and International plans, respectively, during fiscal 2005. The Company's policy is to fund the pension plans in amounts which comply with contribution limits imposed by law.

     Components of net periodic pension expense were:

                                                               2004     2003    2002
                                                              ------   ------   -----
DOMESTIC PENSION EXPENSE
Service cost -- benefits earned during the year.............  $1,260   $1,056   $ 879
Interest cost on benefit obligation.........................     891      784     714
Expected return on plan assets..............................    (846)    (756)   (709)
Amortization of initial unrecognized net transition
  (asset)...................................................      (3)      (3)     (3)
Amortization of prior service costs.........................    (153)    (162)   (165)
Amortization of net actuarial loss (gain)...................      25      (57)    (31)
Curtailment benefit.........................................     (64)      --      --
                                                              ------   ------   -----
Net periodic pension cost -- domestic.......................  $1,110   $  862   $ 685
                                                              ======   ======   =====
INTERNATIONAL PENSION EXPENSE
Service cost -- benefits earned during the year.............  $  467   $  310   $ 217
Interest cost on benefit obligation.........................     374      259     164
Expected return on plan assets..............................    (300)    (203)   (123)
Amortization of net actuarial loss..........................      22       --      --
                                                              ------   ------   -----
Net periodic pension cost -- international..................  $  563   $  366   $ 258
                                                              ======   ======   =====

     Significant actuarial assumptions for the plans were:

                                                          2004       2003       2002
                                                        --------   --------   --------
DOMESTIC ACTUARIAL ASSUMPTIONS
Discount rate for service and interest................      5.8%       7.1%       7.5%
Expected rate of return on plan assets................      7.5%       7.5%       7.5%
Rate of compensation increase.........................  3.0%-4.5%  3.0%-4.5%  3.0%-4.5%
Discount rate for year-end benefit obligation.........      6.1%       5.8%       7.1%
INTERNATIONAL ACTUARIAL ASSUMPTIONS
Discount rate for service and interest................      5.5%       5.8%       5.8%
Expected rate of return on plan assets................      6.0%       6.0%       6.0%
Rate of compensation increase.........................      3.0%       3.0%       3.0%
Discount rate for year-end benefit obligation.........      5.5%       5.5%       5.8%

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     Estimated future benefit payments, including benefits attributable to future service, are as follows:

                                                              DOMESTIC   INTERNATIONAL
                                                              --------   -------------
2005........................................................   $  295       $   37
2006........................................................      301           38
2007........................................................      311           40
2008........................................................      451           41
2009........................................................      508           42
2010-2014...................................................    4,500        1,817

     The Company's domestic plan target allocations for fiscal 2005 and the weighted asset allocation of plan assets as of June 30, 2004 and 2003 are as follows:

                                                               2005     2004   2003
                                                              -------   ----   ----
DOMESTIC PLAN ASSET ALLOCATIONS
Debt Securities.............................................  45%-55%    50%    59%
Equity Securities...........................................  15%-25%    19%     9%
Other.......................................................  25%-35%    31%    32%

     The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation of each class. Equity securities are expected to return 8% to 10% over the long-term, while debt securities are expected to return 4% to 6%. Based on historical experience, the Committee expects that the Plan's asset managers will provide a modest (1/2% to 1% per annum) premium to their respective market benchmark indices.

     The investment policy and strategy is to earn a long-term investment return sufficient to meet the obligations of the Plan, while assuming a moderate amount of risk in order to maximize investment return. In order to achieve this goal, assets are invested in a diversified portfolio consisting of equity securities, debt securities, limited partnerships and other investments in a manner consistent with ERISA's fiduciary requirements.

     The Company's international plan target allocations for fiscal 2005 and the weighted asset allocation of plan assets as of June 30, 2004 and 2003 are as follows:

                                                              2005   2004   2003
                                                              ----   ----   ----
INTERNATIONAL PLAN ASSET ALLOCATIONS
Debt Securities.............................................   59%    62%    79%
Equity Securities...........................................   25%    21%    20%
Other.......................................................   16%    17%     1%

     The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. Equity securities are expected to return 7.5% over the long-term, while debt securities are expected to return 5.5%.

     The Company assumed the liability for the International pension plan during 2002 as part of the MFA acquisition.

     In addition to Belgium, most of the Company's foreign subsidiaries have retirement plans covering substantially all employees. Contributions to these plans are generally deposited under fiduciary-type arrangements. Benefits under these plans primarily are based on compensation levels. Funding policies are based on legal requirements and local practices. Expense under these plans was $585, $522 and $534 for 2004, 2003 and 2002, respectively.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     The Company and its domestic subsidiaries provide a 401(k) savings plan, under which an employee may make a pre-tax contribution of up to 60% of base compensation. The Company makes a non-matching contribution equal to 1% of the employee's base compensation and a matching contribution equal to 50% of the employee's contribution up to the first 3% of base compensation and 25% of the employee's contribution from 3% to 6% of base compensation. All employee contributions are subject to the maximum amounts permitted for federal income tax purposes. Employees vest in the Company's matching contributions over 5 years. The Company's contribution was $502, $528 and $539 in 2004, 2003 and 2002, respectively.

     The Company has a deferred compensation and supplemental retirement plan for certain senior executives. The benefits provided by the plan are based upon years of service and the executives' average compensation, subject to certain limits. The plan also provides for death benefits before retirement. Expense under this plan was $259, $249, and $204 in 2004, 2003 and 2002, respectively. The aggregate liability under this plan amounted to $2,018 and $1,678 at June 30, 2004 and 2003, respectively. To assist in funding the benefits of the plan, the Company invested in corporate-owned life insurance policies, through a trust, which at June 30, 2004 and 2003 had cash surrender values of $1,481 and $1,299, respectively, and are included in other assets.

     The Company has an executive income program to provide a pre-retirement death benefit and a supplemental retirement benefit for certain senior executives. The aggregate liability under this plan amounted to $416 and $385 at June 30, 2004 and 2003, respectively. To assist in funding the benefits of the plan, the Company invested in split-dollar life insurance policies, which at June 30, 2004 and 2003 had cash surrender values to the Company of $1,529 and $1,392, respectively, and are included in other assets.

14.  INCOME TAXES

     Income (loss) from continuing operations before income taxes was:

                                                           2004      2003      2002
                                                          -------   ------   --------
Domestic................................................  $27,587   $3,855   $ (5,507)
Foreign.................................................   (3,054)   3,906     (4,937)
                                                          -------   ------   --------
Income (loss) from continuing operations before income
  taxes.................................................  $24,533   $7,761   $(10,444)
                                                          =======   ======   ========

     Components of the provision for income taxes were:

                                                           2004      2003      2002
                                                          -------   -------   -------
Current tax provision (benefit):
  Federal...............................................  $   563   $    --   $    --
  State and local.......................................    1,333       516      (256)
  Foreign...............................................    5,747     3,084     3,785
                                                          -------   -------   -------
  Total current tax provision...........................    7,643     3,600     3,529
                                                          -------   -------   -------
Deferred tax provision (benefit):
  Federal...............................................   10,150     1,705    (1,225)
  State and local.......................................   (1,396)     (345)     (590)
  Foreign...............................................   (1,671)      850    (1,673)
  Change in valuation allowance -- domestic.............   (8,754)   (1,360)   14,726
                                  -- foreign............    1,997     5,610        --
                                                          -------   -------   -------
  Total deferred tax provision..........................      326     6,460    11,238
                                                          -------   -------   -------
Provision for income taxes..............................  $ 7,969   $10,060   $14,767
                                                          =======   =======   =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     Reconciliations of the Federal statutory rate to the Company's effective tax rate are:

                                                              2004    2003    2002
                                                              -----   -----   -----
Federal income tax rate.....................................   35.0%   35.0%  (35.0)%
State and local taxes, net of federal income tax effect.....    3.5     1.4    (4.9)
Foreign tax rate differences and taxes in certain profitable
  foreign jurisdictions.....................................   22.9    33.2    50.8
Change in valuation allowance...............................  (41.4)   55.0   131.8
Gain not taxable for book purposes..........................   10.4      --      --
Expenses with no tax benefit................................    1.7     4.4     1.0
Other.......................................................    0.3     0.6    (2.3)
                                                              -----   -----   -----
Effective tax rate..........................................   32.4%  129.6%  141.4%
                                                              =====   =====   =====

     Most of the investments in fixed assets of the Company's Israeli subsidiary have been granted "approved enterprise" status under Israeli law. The subsidiary is also a "foreign investors' company" as defined by Israeli law. This status entitles the subsidiary to reduced tax rates. The entitlement of the reduced tax rates is conditional upon the subsidiary fulfilling the conditions stipulated by Israeli law, regulations published there-under and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be canceled and the subsidiary may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. The periods of benefits expire in various years through 2010.

     Provision has not been made for United States or additional foreign taxes on undistributed earnings of foreign subsidiaries of approximately $39,200, whose earnings have been or are intended to be reinvested. It is not practicable at this time to determine the amount of income tax liability that would result should such earnings be repatriated.

     The tax effects of significant temporary differences that comprise deferred tax assets and liabilities at June 30, 2004 and 2003 were:

                                                                AS OF JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Deferred tax assets:
  Employee benefits.........................................  $  3,274   $  3,194
  Property, plant and equipment.............................       475        686
  Insurance.................................................       350        341
  Receivables allowances....................................       724        770
  Inventory.................................................     3,441      4,588
  Environmental remediation.................................     1,322      1,232
  Alternative minimum tax...................................       701        163
  Net operating loss carry forwards -- domestic.............    11,645     20,186
                                     -- foreign.............    10,432      1,290
  Other.....................................................     1,333      2,059
                                                              --------   --------
                                                                33,697     34,509
  Valuation allowance.......................................   (30,045)   (32,954)
                                                              --------   --------
                                                                 3,652      1,555
                                                              --------   --------

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                                                                AS OF JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Deferred tax liabilities
  Property, plant and equipment.............................    (2,727)    (2,354)
  Other.....................................................    (2,649)        --
                                                              --------   --------
                                                                (5,376)    (2,354)
                                                              --------   --------
Net deferred tax liability..................................  $ (1,724)  $   (799)
                                                              ========   ========

     Deferred taxes are included in the following line items in the consolidated balance sheets:

                                                               2004      2003
                                                              -------   -------
Prepaid expenses and other current assets...................  $   502   $   543
Accrued expenses and other current liabilities..............     (138)     (111)
Other assets................................................      669       624
Other liabilities...........................................   (2,757)   (1,855)
                                                              -------   -------
                                                              $(1,724)  $  (799)
                                                              =======   =======

     The Company has incurred domestic and foreign losses in recent years and has reassessed the likelihood of recovering net deferred tax assets, resulting in the recording of valuation allowances due to the uncertainty of future profitability. The Company recorded income tax expense and increased the valuation allowances by $5,610 and $11,594 during the fourth quarters of 2003 and 2002, respectively. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

     The valuation allowance for deferred tax assets was:

                                                           2004      2003      2002
                                                          -------   -------   -------
Balance at beginning of period..........................  $32,954   $18,495   $ 1,434
Change in valuation allowance...........................   (6,757)    4,250    14,726
Other adjustments.......................................    3,848    10,209     2,335
                                                          -------   -------   -------
Balance at end of period................................  $30,045   $32,954   $18,495
                                                          =======   =======   =======

     The other adjustments in the valuation allowance consist primarily of changes in the valuation allowance attributable to discontinued operations.

     The Company has domestic federal net operating loss carry forwards of approximately $25,000 that expire in 2019 through 2024, state net operating loss carry forwards of approximately $55,000 that expire over various periods beginning in 2005 and foreign net operating loss carry forwards of approximately $30,000 that expire over various periods beginning in 2010.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

15.  COMMITMENTS AND CONTINGENCIES

  LEASES:

     The Company leases office, warehouse and manufacturing equipment and facilities for minimum annual rentals (plus certain cost escalations) as follows:

                                                                NON-CANCELABLE
                                                              -------------------
                                                              CAPITAL   OPERATING
YEAR ENDED JUNE 30                                            LEASES     LEASES
------------------                                            -------   ---------
2005........................................................   $103      $1,524
2006........................................................      2         778
2007........................................................     --         568
2008........................................................     --         456
2009........................................................     --         167
Thereafter..................................................     --          72
                                                               ----      ------
Total minimum lease payments................................   $105      $3,565
                                                                         ======
Amounts representing interest...............................      2
                                                               ----
Present value of minimum lease payments.....................   $103
                                                               ====

     Equipment under capitalized leases included in the consolidated balance sheet at June 30, 2004 was $1,027, net of accumulated depreciation of $440.

     Operating lease commitments include $1,125 with a related party controlled by shareholders of the Company, as described in Related Party Transactions.

     Rent expense under operating leases for 2004, 2003 and 2002 was $2,441, $2,221 and $2,015, respectively.

  LITIGATION:

     On or about April 17, 1997, CP Chemicals, Inc. (a subsidiary, "CP") and the Company were served with a complaint filed by Chevron U.S.A. Inc. ("Chevron") in the United States District Court for the District of New Jersey, alleging that the operations of CP at its Sewaren plant affected adjoining property owned by Chevron and alleging that the Company, as the parent of CP, is also responsible to Chevron. In July 2002, a phased settlement agreement was reached and a Consent Order entered by the Court. That settlement is in the process of being implemented. The Company's and CP's portion of the settlement for past costs and expenses through the entry of the Consent Order was $495 and was included in selling, general and administrative expenses in fiscal 2002 and was paid in fiscal 2003. The Consent Order then provides for a period of due diligence investigation of the property owned by Chevron. The investigation has been conducted and the results are under review. The investigation costs are being split with one other defendant, Vulcan Materials Company. Upon completion of the review of the results of the investigation, a decision will be made whether to opt out of the settlement or proceed. If no party opts out of the settlement, the Company and CP will take title to the adjoining Chevron property, probably through the use of a three-member New Jersey limited liability company. In preparation to move forward, a limited liability company has been formed, with Vulcan Materials Company as the third member. The Company also has commenced negotiations with Chevron regarding its allocation of responsibility and associated costs under the Consent Order. While the costs cannot be estimated with any degree of certainty at this time, the Company believes that insurance recoveries will be available to offset some of those costs.

     The Company's Phibro-Tech subsidiary was named in 1993 as a potentially responsible party ("PRP") in connection with an action commenced under the Federal Comprehensive Environmental Response, Compen-

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES sation, and Liability Act ("CERCLA") by the United States Environmental Protection Agency ("the EPA"), involving a former third-party fertilizer manufacturing site in Jericho, South Carolina. An agreement has been reached under which such subsidiary agreed to contribute up to $900 of which $635 has been paid as of June 30, 2004. Some recovery from insurance and other sources is expected but has not been recorded. The Company also has accrued its best estimate of any future costs.

     Phibro-Tech, Inc. has resolved certain alleged technical permit violations with the California Department of Toxic Substances Control and has reached an agreement to pay $425 over a six year period ending October 2008.

     In February 2000, the EPA notified numerous parties of potential liability for waste disposal at a licensed Casmalia, California disposal site, including a business, assets of which were originally acquired by a subsidiary in 1984. A settlement has been reached in this matter and the Company has paid $171 in full settlement.

     On or about April 5, 2002, the Company was served, as a potentially responsible party, with an information request from the EPA relating to a third-party superfund site in Rhode Island. The Company is investigating the matter, which relates to events in the 1950's and 1960's, but management does not believe that the Company has any liability in this matter.

     On or about August 13, 2004 the Company was served with a Request for Information pursuant to Section 104 of CERCLA and Section 3007 of RCRA relating to possible discharges into Turkey Creek in Sumter, South Carolina. The Company is preparing its response to the Request for Information and believes that, because its Sumter, South Carolina facility is distant from Turkey Creek and does not discharge into Turkey Creek, there is a low probability of liability associated with this matter.

     The Company and its subsidiaries are party to a number of claims and lawsuits arising out of the normal course of business including product liabilities and governmental regulation. Certain of these actions seek damages in various amounts. In most cases, such claims are covered by insurance. The Company believes that none of the claims or pending lawsuits, either individually or in the aggregate, will have a material adverse effect on its financial position.

  ENVIRONMENTAL REMEDIATION:

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters. Under certain circumstances, the Company or any of its subsidiaries might be required to curtail operations until a particular problem is remedied. Known costs and expenses under environmental laws incidental to ongoing operations are generally included within operating results. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws or to investigate or remediate potential or actual contamination and from time to time the Company establishes reserves for such contemplated investigation and remediation costs. In many instances, the ultimate costs under environmental laws and the time period during which such costs are likely to be incurred are difficult to predict.

     The Company's subsidiaries have, from time to time, implemented procedures at their facilities designed to respond to obligations to comply with environmental laws. The Company believes that its operations are currently in material compliance with such environmental laws, although at various sites its subsidiaries are

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES engaged in continuing investigation, remediation and/or monitoring efforts to address contamination associated with their historic operations.

     The nature of the Company's and its subsidiaries' current and former operations exposes the Company and its subsidiaries to the risk of claims with respect to environmental matters and the Company cannot assure it will not incur material costs and liabilities in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on the Company's financial position.

     Based upon information available, the Company estimates the cost of litigation proceedings described above and the cost of further investigation and remediation of identified soil and groundwater problems at operating sites, closed sites and third-party sites, and closure costs for closed sites to be approximately $2,933, which is included in current and long-term liabilities in the June 30, 2004 consolidated balance sheet (approximately $2,652 at June 30,
2003). Environmental provisions were $1,511, $1,610 and $2,148 for 2004, 2003 and 2002, respectively, and were included in selling, general and administrative expenses in the consolidated statements of operations.

16.  GUARANTEES

     As part of the Prince Transactions (Note 4), as is normal for such transactions, the Company has agreed to indemnify the Palladium Investors for losses arising out of breach of representations, warranties and covenants. The Company's maximum liability under such indemnifications is limited to $15,000.

     The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of Buyer for less than $21,000, up to a maximum payment by the Company of $4,000 (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of Buyer by January 1, 2009. The maximum potential Backstop Indemnification Amount is included in other liabilities on the Company's consolidated balance sheet at June 30, 2004.

     The Company established a $1,000 letter of credit escrow for two years to collateralize its working capital adjustment and certain other indemnification obligations relating to the Prince Transactions.

17.  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions in various countries. The Company sells to customers in a variety of industries, markets and countries. Concentrations of credit risk with respect to receivables arising from these sales are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial conditions are performed and, generally, no collateral is required. The Company maintains appropriate reserves for uncollectible receivables.

     The carrying amounts of cash and cash equivalents, trade receivables, trade payables and short-term debt is considered to be representative of their fair value because of their short maturities. The fair values of the Company's Senior Secured Notes and Senior Subordinated Notes are estimated based on quoted market prices. At June 30, 2004 the fair values of the Company's Senior Secured Notes and Senior Subordinated Notes were $114,450 and $43,706, respectively, and the related carrying amounts were $105,000 and $48,029,

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES respectively. At June 30, 2003 the fair value of the Company's Senior Subordinated Notes was $40,000 and the related carrying amount was $100,000. The fair value of the Company's other long-term debt does not differ materially from its carrying amount based on the variable interest rate structure of these obligations.

     The Company obtains third-party letters of credit in connection with certain inventory purchases and insurance obligations. The contract values of the letters of credit at June 30, 2004 and 2003 were $9,263 and $2,593, respectively. The difference between the carrying values and fair values of these letters of credit was not material.

     The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency and commodity exposures, primarily related to forecasted transactions. To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction would occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in operations currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company hedges forecasted transactions for periods not exceeding the next twelve months. The Company does not engage in trading or other speculative uses of financial instruments.

     From time to time, the Company uses forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates and as a means of hedging forecasted operating costs. When using options as a hedging instrument, the Company excludes the time value from the assessment of effectiveness. Pursuant to SFAS No. 133, all cumulative changes in a foreign currency option's fair value are deferred as a component of accumulated other comprehensive income until the underlying hedged transactions are reported on the Company's consolidated statement of operations and comprehensive income. The Company also utilizes, on a limited basis, certain commodity derivatives, primarily on copper used in its manufacturing process, to hedge the cost of its anticipated production requirements. The Company's foreign currency options and forward contracts and commodity futures contracts were designated as cash flow hedges and qualified for hedge accounting treatment. The Company deferred $9 and $81 of cumulative gains (net of losses) on various copper futures contracts designated as cash flow hedges as of June 30, 2004 and 2003, respectively.

     The fair value of commodity contracts is estimated based on quotes from the market makers of these instruments and represents the estimated amounts that the Company would expect to receive or pay to terminate the agreements as of the reporting date.

18.  BUSINESS SEGMENTS

     The Company's reportable segments are Animal Health and Nutrition, Industrial Chemicals, Distribution and All Other. Reportable segments have been determined primarily on the basis of the nature of products and services and certain similar operating units have been aggregated. The Company's Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated feed additives and nutritional feed additives including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products. The Industrial Chemicals segment manufactures and markets a number of chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, and aerospace industries. The Distribution segment markets and distributes a variety of industrial, specialty and fine organic chemicals and intermediates produced primarily by third parties. The All Other segment manufactures and markets a variety of specialty

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES custom chemicals and copper-based fungicides. Intersegment sales and transfers were not significant. The following segment data includes information only for continuing operations.

                                ANIMAL                                              CORPORATE
                               HEALTH &    INDUSTRIAL                              EXPENSES &
2004 SEGMENT DETAIL            NUTRITION   CHEMICALS    DISTRIBUTION   ALL OTHER   ADJUSTMENTS    TOTAL
-------------------            ---------   ----------   ------------   ---------   -----------   --------
Net Sales....................  $265,421     $42,253       $30,861       $19,739     $     --     $358,274
Operating income/(loss)......    33,307       2,899         2,900         2,301      (17,132)      24,275
Depreciation and
  amortization...............     8,263       2,123            11           419        2,367       13,183
Identifiable assets..........   185,601      26,146         7,715         5,696       16,211      241,369
Capital expenditures.........     3,850       2,216             6           115           57        6,244

                                ANIMAL                                              CORPORATE
                               HEALTH &    INDUSTRIAL                              EXPENSES &
2003 SEGMENT DETAIL            NUTRITION   CHEMICALS    DISTRIBUTION   ALL OTHER   ADJUSTMENTS    TOTAL
-------------------            ---------   ----------   ------------   ---------   -----------   --------
Net Sales....................  $250,706     $48,797       $30,072       $12,171     $     --     $341,746
Operating income/(loss)......    38,472      (1,855)        3,207           620      (14,948)      25,496
Depreciation and
  amortization...............     7,690       2,904            12           364        1,554       12,524
Identifiable assets..........   190,864      33,191         9,154         5,726       12,811      251,746
Capital expenditures.........     5,669       2,836            --           129            2        8,636

                                ANIMAL                                              CORPORATE
                               HEALTH &    INDUSTRIAL                              EXPENSES &
2002 SEGMENT DETAIL            NUTRITION   CHEMICALS    DISTRIBUTION   ALL OTHER   ADJUSTMENTS    TOTAL
-------------------            ---------   ----------   ------------   ---------   -----------   --------
Net Sales....................  $239,602     $50,854       $27,852       $10,368     $     --     $328,676
Operating income/(loss)......    28,298      (7,324)        2,345         1,164      (13,854)      10,629
Depreciation and
  amortization...............     7,438       3,535            12           321        1,049       12,355
Identifiable assets..........   186,118      38,985         8,059         8,097       10,393      251,652
Capital expenditures.........     5,915       2,328            12           144          119        8,518

19.  GEOGRAPHIC INFORMATION

     The following is information about the Company's geographic operations. Information is attributed to the geographic areas based on the location of the Company's subsidiaries.

                                                         2004       2003       2002
                                                       --------   --------   --------
NET SALES:
  United States......................................  $248,577   $233,942   $219,981
  Europe.............................................    18,605     16,643     12,004
  Israel.............................................    43,170     44,383     45,266
  Latin America......................................    26,800     25,235     28,970
  Asia/Pacific.......................................    21,122     21,543     22,455
                                                       --------   --------   --------
  Total..............................................  $358,274   $341,746   $328,676
                                                       ========   ========   ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                                                         2004       2003       2002
                                                       --------   --------   --------
PROPERTY, PLANT AND EQUIPMENT, NET:
  United States......................................  $ 13,836   $ 16,719   $ 19,370
  Europe.............................................    20,732     20,463     17,451
  Israel.............................................     9,157     10,990     12,647
  Latin America......................................    14,783     15,396     13,772
  Asia/Pacific.......................................       278        337        258
                                                       --------   --------   --------
  Total..............................................  $ 58,786   $ 63,905   $ 63,498
                                                       ========   ========   ========

20.  CONSOLIDATING FINANCIAL STATEMENTS

     The units of Senior Secured Notes due 2007, consisting of US Senior Secured Notes issued by the Company (the "Parent Issuer") and Dutch Senior Secured Notes issued by Philipp Brothers Netherlands III B.V. (the "Dutch Issuer"), are guaranteed by certain subsidiaries. The Company and its U.S. subsidiaries ("U.S. Guarantor Subsidiaries"), excluding The Prince Manufacturing Company, Prince MFG, LLC and Mineral Resource Technologies, Inc. (until divested) (the "Unrestricted Subsidiaries", as defined in the indenture), fully and unconditionally guarantee all of the Senior Secured Notes on a joint and several basis. In addition, the Dutch Issuer's subsidiaries, presently consisting of Phibro Animal Health SA (the "Belgium Guarantor"), fully and unconditionally guarantee the Dutch Senior Secured Notes. The Dutch issuer and the Belgium Guarantor do not guarantee the US Senior Secured Notes. Other foreign subsidiaries ("Non-Guarantor Subsidiaries") do not presently guarantee the Senior Secured Notes. The U.S. Guarantor Subsidiaries include all domestic subsidiaries of the Company other than the Unrestricted Subsidiaries and include: CP Chemicals, Inc., Phibro-Tech, Inc., Prince Agriproducts, Inc, Phibrochem, Inc., Phibro Chemicals, Inc., Western Magnesium Corp., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc.

     The Senior Subordinated Notes due 2008, issued by the Parent Issuer, are guaranteed by certain subsidiaries. The Company's U.S. subsidiaries, including the U.S. Guarantor Subsidiaries and the Unrestricted Subsidiaries, fully and unconditionally guarantee the Senior Subordinated Notes on a joint and several basis. The Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries do not presently guarantee the Senior Subordinated Notes. The U.S. Guarantor Subsidiaries and Unrestricted Subsidiaries include all domestic subsidiaries of the Company including: CP Chemicals, Inc., Phibro-Tech, Inc., Prince Agriproducts, Inc., The Prince Manufacturing Company, Prince MFG, LLC, Mineral Resource Technologies, Inc. (until divested), Phibrochem, Inc., Phibro Chemicals, Inc., Western Magnesium Corp., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc.

     The following consolidating financial data summarizes the assets, liabilities and results of operations and cash flows of the Parent Issuer, Unrestricted Subsidiaries, U.S. Guarantor Subsidiaries, Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries. The Unrestricted Subsidiaries, U.S. Guarantor Subsidiaries, Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries are directly or indirectly wholly owned as to voting stock by the Company.

     Investments in subsidiaries are accounted for by the Parent Issuer using the equity method. Income tax expense (benefit) is allocated among the consolidating entities based upon taxable income (loss) by jurisdiction within each group. The principal consolidation adjustments are to eliminate investments in subsidiaries and intercompany balances and transactions.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET

                                                          AS OF JUNE 30, 2004
                             ------------------------------------------------------------------------------
                              PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH     BELGIUM    NON-GUARANTOR
                              ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER    GUARANTOR   SUBSIDIARIES
                             --------   ------------   --------------   -------   ---------   -------------
                                                             (IN THOUSANDS)
                                                  ASSETS
Current Assets:
  Cash and cash
    equivalents............  $    136     $    --         $    801      $    17    $   212      $  4,402
  Trade receivables........     2,670          --           26,996           --      2,592        25,400
  Other receivables........       317         414            1,195           --         72           768
  Inventory................     1,994          --           37,890           --     23,159        16,867
  Prepaid expenses and
    other..................     3,195         110              565           --      1,018         3,800
                             --------     -------         --------      -------    -------      --------
    Total current assets...     8,312         524           67,447           17     27,053        51,237
                             --------     -------         --------      -------    -------      --------
Property, plant &
  equipment, net...........       105          --           13,730           --     17,321        27,630
Intangibles................        --          --            4,252           --      1,569         5,874
Investment in
  subsidiaries.............   125,355          --            3,619        1,604         --            --
Intercompany...............   (14,995)     20,995           60,030       20,181      1,630       (12,497)
Other assets...............    14,506          --            1,056           --         --           736
                             --------     -------         --------      -------    -------      --------
                             $133,283     $21,519         $150,134      $21,802    $47,573      $ 72,980
                             ========     =======         ========      =======    =======      ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft...........  $     --     $    10         $    881      $    --    $    --      $     --
  Loan payable to banks....    10,996          --               --           --         --            --
  Current portion of
    long-term debt.........        --          --              101           --         --         1,250
  Accounts payable.........     4,734           9           28,434           --      2,258        11,537
  Accrued expenses and
    other..................    11,857         159            8,306          216     12,022         7,450
                             --------     -------         --------      -------    -------      --------
    Total current
      liabilities..........    27,587         178           37,722          216     14,280        20,237
                             --------     -------         --------      -------    -------      --------
Long-term debt.............   133,029          --                2       20,000         --         4,987
Intercompany debt..........        --          --               --           --     30,553        44,791
Other liabilities..........    11,822          --            4,897           --      1,136         4,431
                             --------     -------         --------      -------    -------      --------
    Total liabilities......   172,438         178           42,621       20,216     45,969        74,446
                             --------     -------         --------      -------    -------      --------
Redeemable Securities:
  Series C preferred
    stock..................    24,678          --               --           --         --            --
                             --------     -------         --------      -------    -------      --------
Stockholders' Equity
  (Deficit):
  Series A preferred
    stock..................       521          --               --           --         --            --
  Common stock.............         2           1               31           --         --            --
  Paid-in capital..........       860          --          112,004           21         52         1,537
  Retained earnings
    (accumulated
    deficit)...............   (57,964)     21,340           (4,339)      (2,744)    (2,757)        8,374
  Accumulated other
    comprehensive income
    (loss):
    Gain on derivative
      instruments..........         9          --                9           --         --            --
    Cumulative currency
      translation
      adjustment...........    (7,261)         --             (192)       4,309      4,309       (11,377)
                             --------     -------         --------      -------    -------      --------
    Total stockholders'
      equity (deficit).....   (63,833)     21,341          107,513        1,586      1,604        (1,466)
                             --------     -------         --------      -------    -------      --------
                             $133,283     $21,519         $150,134      $21,802    $47,573      $ 72,980
                             ========     =======         ========      =======    =======      ========

                                 AS OF JUNE 30, 2004
                             ----------------------------
                             CONSOLIDATION   CONSOLIDATED
                              ADJUSTMENTS      BALANCE
                             -------------   ------------
                                    (IN THOUSANDS)
                                        ASSETS
Current Assets:
  Cash and cash
    equivalents............    $      --       $  5,568
  Trade receivables........           --         57,658
  Other receivables........           --          2,766
  Inventory................                      79,910
  Prepaid expenses and
    other..................           --          8,688
                               ---------       --------
    Total current assets...           --        154,590
                               ---------       --------
Property, plant &
  equipment, net...........           --         58,786
Intangibles................           --         11,695
Investment in
  subsidiaries.............     (130,578)            --
Intercompany...............      (75,344)            --
Other assets...............           --         16,298
                               ---------       --------
                               $(205,922)      $241,369
                               =========       ========

                                   LIABILITIES AND
                                  STOCKHOLDERS' EQUITY
                                       (DEFICIT)
Current Liabilities:
  Cash overdraft...........    $      --       $    891
  Loan payable to banks....           --         10,996
  Current portion of
    long-term debt.........           --          1,351
  Accounts payable.........           --         46,972
  Accrued expenses and
    other..................                      40,010
                               ---------       --------
    Total current
      liabilities..........           --        100,220
                               ---------       --------
Long-term debt.............           --        158,018
Intercompany debt..........      (75,344)            --
Other liabilities..........           --         22,286
                               ---------       --------
    Total liabilities......      (75,344)       280,524
                               ---------       --------
Redeemable Securities:
  Series C preferred
    stock..................           --         24,678
                               ---------       --------
Stockholders' Equity
  (Deficit):
  Series A preferred
    stock..................           --            521
  Common stock.............          (32)             2
  Paid-in capital..........     (113,614)           860
  Retained earnings
    (accumulated
    deficit)...............      (19,874)       (57,964)
  Accumulated other
    comprehensive income
    (loss):                                          --
    Gain on derivative
      instruments..........           (9)             9
    Cumulative currency
      translation
      adjustment...........        2,951         (7,261)
                               ---------       --------
    Total stockholders'
      equity (deficit).....     (130,578)       (63,833)
                               ---------       --------
                               $(205,922)      $241,369
                               =========       ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                                             FOR THE YEAR ENDED JUNE 30, 2004
                       -------------------------------------------------------------------------------------------------------------
                        PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH     BELGIUM    NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                        ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER    GUARANTOR   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                       --------   ------------   --------------   -------   ---------   -------------   -------------   ------------
                                                                      (IN THOUSANDS)
Net sales............  $ 21,868     $11,118         $215,591      $    --    $ 5,742      $103,955        $     --        $358,274
Net sales --
  intercompany.......       150       2,598              468           --     28,970         4,375         (36,561)             --
Cost of goods sold...    17,318      10,139          160,136           --     25,293        91,546         (36,561)        267,871
                       --------     -------         --------      -------    -------      --------        --------        --------
  Gross profit.......     4,700       3,577           55,923           --      9,419        16,784              --          90,403
Selling, general and
  administrative
  expenses...........    20,238       1,299           25,317            4      2,676        16,594              --          66,128
Costs of
  non-completed
  transaction........     5,261          --               --           --         --            --              --           5,261
                       --------     -------         --------      -------    -------      --------        --------        --------
  Operating income
    (loss)...........   (20,799)      2,278           30,606           (4)     6,743           190              --          19,014
Other:
  Interest expense...    16,208          18               --        1,806         95           491              --          18,618
  Interest
    (income).........        (4)         --               --           --         --          (126)             --            (130)
  Other (income)
    expense, net.....       578          --             (605)          --       (265)         (489)             --            (781)
  Net (gain) on
    extinguishment of
    debt.............   (23,226)         --               --           --         --            --              --         (23,226)
  Intercompany
    interest and
    other............   (26,755)      1,892           16,392       (1,823)     3,335         6,959              --              --
  (Profit) loss
    relating to
    subsidiaries.....    (5,349)         --               --       (2,124)        --            --           7,473              --
                       --------     -------         --------      -------    -------      --------        --------        --------
  Income (loss) from
    continuing
    operations before
    income taxes.....    17,749         368           14,819        2,137      3,578        (6,645)         (7,473)         24,533
Provision for income
  taxes..............     1,185         221            1,294           --      1,454         3,815              --           7,969
                       --------     -------         --------      -------    -------      --------        --------        --------
  Income (loss) from
    continuing
    operations.......    16,564         147           13,525        2,137      2,124       (10,460)         (7,473)         16,564
Discontinued
  operations:
  Profit (loss)
    relating to
    discontinued
    operations.......      (517)         --               --           --         --            --             517              --
  (Loss) from
    discontinued
    operations (net
    of income
    taxes)...........        --        (124)              --           --         --        (1,501)             --          (1,625)
  Gain (loss) from
    disposal of
    discontinued
    operations (net
    of income
    taxes)...........    (3,197)         --           (2,735)          --         --         3,843              --          (2,089)
                       --------     -------         --------      -------    -------      --------        --------        --------
  Net income
    (loss)...........  $ 12,850     $    23         $ 10,790      $ 2,137    $ 2,124      $ (8,118)       $ (6,956)       $ 12,850
                       ========     =======         ========      =======    =======      ========        ========        ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                                  FOR THE YEAR ENDED JUNE 30, 2004
                                   ---------------------------------------------------------------
                                    PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH      BELGIUM
                                    ISSUER    SUBSIDIARIES    SUBSIDIARIES     ISSUER    GUARANTOR
                                   --------   ------------   --------------   --------   ---------
                                                           (IN THOUSANDS)
Operating Activities:
 Net income (loss)...............  $ 12,850     $     23        $10,790       $  2,137    $2,124
 Adjustment for discontinued
   operations....................     3,714          124          2,735             --        --
                                   --------     --------        -------       --------    ------
 Income (loss) from continuing
   operations....................    16,564          147         13,525          2,137     2,124
 Adjustments to reconcile income
   (loss) from continuing
   operations to net cash
   provided (used) by operating
   activities:
   Depreciation and
     amortization................     2,367          487          2,542             --     2,669
   Deferred income taxes.........       733           --             --             --        --
   Net gain from sales of
     assets......................        --           --           (689)            --        --
   Net gain on extinguishment of
     debt........................   (23,226)          --             --             --        --
   Effects of changes in foreign
     currency....................        --           --             84             --      (264)
   Other.........................       525           --            395             --        --
   Changes in operating assets
     and liabilities:
     Accounts receivable.........        79          336         (4,826)            --      (945)
     Inventory...................       618         (543)         4,143             --    (8,762)
     Prepaid expenses and
       other.....................      (268)         188           (479)            --     1,369
     Other assets................     1,997           --         (4,548)            --        --
     Intercompany................      (981)      17,331         (8,706)       (22,336)   13,316
     Accounts payable............      (370)        (328)        (2,368)            --    (2,395)
     Accrued expenses and
       other.....................     2,803          (89)         5,089            216     2,742
     Accrued costs of non-
       completed transaction.....     3,970           --             --             --        --
 Cash provided (used) by
   discontinued operations.......    (3,197)        (652)        (2,735)            --        --
                                   --------     --------        -------       --------    ------
   Net cash provided (used) by
     operating activities........     1,614       16,877          1,427        (19,983)    9,854
                                   --------     --------        -------       --------    ------
Investing Activities:
 Capital expenditures............       (57)         (62)        (2,506)            --    (1,613)
 Proceeds from sale of assets....        --           --          1,057             --        --
 Other investing.................      (654)          --             --             --        --
 Discontinued operations.........    14,343           --             --             --        --
                                   --------     --------        -------       --------    ------
   Net cash provided (used) by
     investing activities........    13,632          (62)        (1,449)            --    (1,613)
                                   --------     --------        -------       --------    ------
Financing Activities:
 Net (decrease) in cash
   overdraft.....................      (350)        (276)          (160)            --        --
 Net (decrease) in short-term
   debt..........................   (26,882)          --             --             --        --
 Proceeds from long-term debt....    85,000           --             --         20,000        --
 Payments of long-term debt......   (32,679)         (13)        (1,055)            --        --
 Payments of Pfizer
   obligations...................   (20,075)          --             --             --    (8,225)
   Transactions and transaction
     costs.......................    (4,619)     (16,645)          (129)            --        --
 Debt refinancing costs..........   (15,548)          --             --             --        --
 Discontinued operations.........        --           --             --             --        --
                                   --------     --------        -------       --------    ------
   Net cash provided (used) by
     financing activities........   (15,153)     (16,934)        (1,344)        20,000    (8,225)
                                   --------     --------        -------       --------    ------
Effect of exchange rate changes
 on cash.........................        --           --             --             --        11
                                   --------     --------        -------       --------    ------
Net increase (decrease) in cash
 and cash equivalents............        93         (119)        (1,366)            17        27
Cash and cash equivalents at
 beginning of period.............        43          119          2,167             --       185
                                   --------     --------        -------       --------    ------
Cash and cash equivalents at end
 of period.......................  $    136     $     --        $   801       $     17    $  212
                                   ========     ========        =======       ========    ======

                                         FOR THE YEAR ENDED JUNE 30, 2004
                                   --------------------------------------------
                                   NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                                   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                                   -------------   -------------   ------------
                                                  (IN THOUSANDS)
Operating Activities:
 Net income (loss)...............    $ (8,118)        $(6,956)       $ 12,850
 Adjustment for discontinued
   operations....................      (2,342)           (517)          3,714
                                     --------         -------        --------
 Income (loss) from continuing
   operations....................     (10,460)         (7,473)         16,564
 Adjustments to reconcile income
   (loss) from continuing
   operations to net cash
   provided (used) by operating
   activities:
   Depreciation and
     amortization................       5,118              --          13,183
   Deferred income taxes.........        (407)             --             326
   Net gain from sales of
     assets......................          (3)             --            (692)
   Net gain on extinguishment of
     debt........................          --              --         (23,226)
   Effects of changes in foreign
     currency....................        (368)             --            (548)
   Other.........................         194              --           1,114
   Changes in operating assets
     and liabilities:                                                      --
     Accounts receivable.........      (1,866)             --          (7,222)
     Inventory...................       8,204              --           3,660
     Prepaid expenses and
       other.....................      (1,124)             --            (314)
     Other assets................        (528)             --          (3,079)
     Intercompany................      (6,097)          7,473              --
     Accounts payable............        (189)             --          (5,650)
     Accrued expenses and
       other.....................      (3,796)             --           6,965
     Accrued costs of non-
       completed transaction.....          --              --           3,970
 Cash provided (used) by
   discontinued operations.......       4,395              --          (2,189)
                                     --------         -------        --------
   Net cash provided (used) by
     operating activities........      (6,927)             --           2,862
                                     --------         -------        --------
Investing Activities:
 Capital expenditures............      (2,006)             --          (6,244)
 Proceeds from sale of assets....          37              --           1,094
 Other investing.................          (1)             --            (655)
 Discontinued operations.........         532              --          14,875
                                     --------         -------        --------
   Net cash provided (used) by
     investing activities........      (1,438)             --           9,070
                                     --------         -------        --------
Financing Activities:
 Net (decrease) in cash
   overdraft.....................          (9)             --            (795)
 Net (decrease) in short-term
   debt..........................         (72)             --         (26,954)
 Proceeds from long-term debt....       4,661              --         109,661
 Payments of long-term debt......      (1,706)             --         (35,453)
 Payments of Pfizer
   obligations...................          --              --         (28,300)
   Transactions and transaction
     costs.......................          --              --         (21,393)
 Debt refinancing costs..........          --              --         (15,548)
 Discontinued operations.........       1,005              --           1,005
                                     --------         -------        --------
   Net cash provided (used) by
     financing activities........       3,879              --         (17,777)
                                     --------         -------        --------
Effect of exchange rate changes
 on cash.........................         223                             234
                                     --------         -------        --------
Net increase (decrease) in cash
 and cash equivalents............      (4,263)             --          (5,611)
Cash and cash equivalents at
 beginning of period.............       8,665                          11,179
                                     --------         -------        --------
Cash and cash equivalents at end
 of period.......................    $  4,402         $    --        $  5,568
                                     ========         =======        ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET

                                                            AS OF JUNE 30, 2003
                                 --------------------------------------------------------------------------
                                                               U.S.                                NON-
                                  PARENT    UNRESTRICTED    GUARANTOR     DUTCH     BELGIUM     GUARANTOR
                                  ISSUER    SUBSIDIARIES   SUBSIDIARIES   ISSUER   GUARANTOR   SUBSIDIARIES
                                 --------   ------------   ------------   ------   ---------   ------------
                                                               (IN THOUSANDS)
                                                  ASSETS
Current Assets:
  Cash and cash equivalents....  $     43     $    119       $  2,167     $  --     $   185      $  8,665
  Trade receivables............     2,759        2,452         22,071        --       1,542        23,890
  Other receivables............       957            3            733        --         518         1,292
  Inventory....................     2,612        4,278         41,266        --      13,460        26,233
  Prepaid expenses and other...     3,267          458            981        --       1,866         3,296
  Current assets from
    discontinued operations....        --        4,942             --        --          --         4,334
                                 --------     --------       --------     ------    -------      --------
    Total Current Assets.......     9,638       12,252         67,218        --      17,571        67,710
                                 --------     --------       --------     ------    -------      --------
Property, plant & equipment,
  net..........................       153        3,269         13,297        --      17,049        30,137
Intangibles....................        --           --             --        --       1,818         6,851
Investment in subsidiaries.....   103,574           --          3,619        --          --            --
Intercompany...................    35,034      (19,431)        59,765        --       6,731        (9,116)
Other assets...................    11,516          710          1,122        --          --           711
Other assets from discontinued
  operations...................        --       10,650             --        --          --         2,675
                                 --------     --------       --------     ------    -------      --------
                                 $159,915     $  7,450       $145,021     $  --     $43,169      $ 98,968
                                 ========     ========       ========     ======    =======      ========

                                         )                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT
                                         )
Current Liabilities:
  Cash overdraft...............  $    350     $    286       $  1,041     $  --     $    --      $      9
  Loan payable to banks........    37,878           --             --        --          --            --
  Current portion of long-term
    debt.......................    21,599           66            381        --          --         2,078
  Accounts payable.............     3,304        2,350         25,926        --      12,115        11,660
  Accrued expenses and other...     7,943        1,151          9,931        --       8,583        13,091
  Current liabilities from
    discontinued operations....        --        2,051             --        --          --         3,506
                                 --------     --------       --------     ------    -------      --------
    Total Current
      Liabilities..............    71,074        5,904         37,279        --      20,698        30,344
                                 --------     --------       --------     ------    -------      --------
Long-term debt.................   100,073          213            149        --          --         1,828
Intercompany debt..............        --           --             --        --      22,319        50,664
Other liabilities..............     4,397          114         13,289        --       1,256         2,185
Other liabilities from
  discontinued operations......        --          198             --        --          --           975
                                 --------     --------       --------     ------    -------      --------
Total Liabilities..............   175,544        6,429         50,717        --      44,273        85,996
                                 --------     --------       --------     ------    -------      --------
Redeemable Securities:
  Series B and C preferred
    stock......................    68,881           --             --        --          --            --
                                 --------     --------       --------     ------    -------      --------
Stockholders' Equity (Deficit):
  Series A preferred stock.....       521           --             --        --          --            --
  Common stock.................         2            1             31        --          --            --
  Paid-in capital..............       860           --        110,883        --          --         5,179
  Retained earnings
    (accumulated deficit)......   (79,489)       1,020        (16,499)       --      (4,881)       17,862
  Accumulated other
    comprehensive income
    (loss):....................
    Gain on derivative
      instruments..............        81           --             81        --          --            --
    Cumulative foreign currency
      translation adjustment...    (6,485)          --           (192)       --       3,777       (10,069)
                                 --------     --------       --------     ------    -------      --------
      Total Stockholders'
        Equity (Deficit).......   (84,510)       1,021         94,304        --      (1,104)       12,972
                                 --------     --------       --------     ------    -------      --------
                                 $159,915     $  7,450       $145,021     $  --     $43,169      $ 98,968
                                 ========     ========       ========     ======    =======      ========

                                     AS OF JUNE 30, 2003
                                 ----------------------------

                                 CONSOLIDATION   CONSOLIDATED
                                  ADJUSTMENTS      BALANCE
                                 -------------   ------------
                                        (IN THOUSANDS)
                                            ASSETS
Current Assets:
  Cash and cash equivalents....                    $ 11,179
  Trade receivables............                      52,714
  Other receivables............                       3,503
  Inventory....................                      87,849
  Prepaid expenses and other...                       9,868
  Current assets from
    discontinued operations....                       9,276
                                   ---------       --------
    Total Current Assets.......           --        174,389
                                   ---------       --------
Property, plant & equipment,
  net..........................                      63,905
Intangibles....................                       8,669
Investment in subsidiaries.....     (107,193)            --
Intercompany...................      (72,983)            --
Other assets...................                      14,059
Other assets from discontinued
  operations...................                      13,325
                                   ---------       --------
                                   $(180,176)      $274,347
                                   =========       ========

                                              LIABILITIES AND
                                         STOCKHOLDERS' EQUITY
                                                     (DEFICIT
Current Liabilities:
  Cash overdraft...............                    $  1,686
  Loan payable to banks........                      37,878
  Current portion of long-term
    debt.......................                      24,124
  Accounts payable.............                      55,355
  Accrued expenses and other...                      40,699
  Current liabilities from
    discontinued operations....                       5,557
                                   ---------       --------
    Total Current
      Liabilities..............           --        165,299
                                   ---------       --------
Long-term debt.................                     102,263
Intercompany debt..............      (72,983)            --
Other liabilities..............                      21,241
Other liabilities from
  discontinued operations......                       1,173
                                   ---------       --------
Total Liabilities..............      (72,983)       289,976
                                   ---------       --------
Redeemable Securities:
  Series B and C preferred
    stock......................                      68,881
                                   ---------       --------
Stockholders' Equity (Deficit):
  Series A preferred stock.....                         521
  Common stock.................          (32)             2
  Paid-in capital..............     (116,062)           860
  Retained earnings
    (accumulated deficit)......        2,498        (79,489)
  Accumulated other
    comprehensive income
    (loss):....................
    Gain on derivative
      instruments..............          (81)            81
    Cumulative foreign currency
      translation adjustment...        6,484         (6,485)
                                   ---------       --------
      Total Stockholders'
        Equity (Deficit).......     (107,193)       (84,510)
                                   ---------       --------
                                   $(180,176)      $274,347
                                   =========       ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                              FOR THE YEAR ENDED JUNE 30, 2003
                                 -----------------------------------------------------------
                                                               U.S.
                                  PARENT    UNRESTRICTED    GUARANTOR     DUTCH     BELGIUM
                                  ISSUER    SUBSIDIARIES   SUBSIDIARIES   ISSUER   GUARANTOR
                                 --------   ------------   ------------   ------   ---------
                                                       (IN THOUSANDS)
Net sales......................  $ 23,982     $22,332        $187,628     $  --     $ 6,625
Net sales -- intercompany......     1,338       4,244             775        --      26,994
Cost of goods sold.............    20,083      20,422         144,543        --      31,435
                                 --------     -------        --------     ------    -------
  Gross profit.................     5,237       6,154          43,860        --       2,184
Selling, general and
  administrative expenses......    18,064       2,575          26,632        --       1,868
                                 --------     -------        --------     ------    -------
Operating income (loss)........   (12,827)      3,579          17,228        --         316
Other:
  Interest expense.............    15,050          86               1        --          62
  Interest (income)............        (2)         --              --        --          --
  Other (income) expense,
    net........................     3,283          --          (3,481)       --       1,283
  Intercompany interest and
    other......................   (33,819)      4,952          18,997        --       2,849
  (Profit) loss relating to
    subsidiaries...............     4,036          --              --        --          --
                                 --------     -------        --------     ------    -------
  Income (loss) from continuing
    operations before income
    taxes......................    (1,375)     (1,459)          1,711        --      (3,878)
Provision for income taxes.....       924          52             570        --         572
                                 --------     -------        --------     ------    -------
  Income (loss) from continuing
    operations.................    (2,299)     (1,511)          1,141        --      (4,450)
Discontinued operations:
  Profit (loss) relating to
    discontinued operations....    14,759          --              --        --          --
  (Loss) from discontinued
    operations (net of income
    taxes).....................        --      (3,454)             --        --          --
  Gain (loss) from disposal of
    discontinued operations
    (net of income taxes)......   (30,019)         --              --        --          --
                                 --------     -------        --------     ------    -------
    Net income (loss)..........  $(17,559)    $(4,965)       $  1,141     $  --     $(4,450)
                                 ========     =======        ========     ======    =======

                                      FOR THE YEAR ENDED JUNE 30, 2003
                                 -------------------------------------------
                                     NON-
                                  GUARANTOR     CONSOLIDATION   CONSOLIDATED
                                 SUBSIDIARIES    ADJUSTMENTS      BALANCE
                                 ------------   -------------   ------------
                                               (IN THOUSANDS)
Net sales......................    $101,179       $     --        $341,746
Net sales -- intercompany......       6,812        (40,163)             --
Cost of goods sold.............      74,880        (40,163)        251,200
                                   --------       --------        --------
  Gross profit.................      33,111             --          90,546
Selling, general and
  administrative expenses......      15,911                         65,050
                                   --------       --------        --------
Operating income (loss)........      17,200             --          25,496
Other:
  Interest expense.............       1,082                         16,281
  Interest (income)............         (83)                           (85)
  Other (income) expense,
    net........................         454                          1,539
  Intercompany interest and
    other......................       7,021                             --
  (Profit) loss relating to
    subsidiaries...............          --         (4,036)             --
                                   --------       --------        --------
  Income (loss) from continuing
    operations before income
    taxes......................       8,726          4,036           7,761
Provision for income taxes.....       7,942                         10,060
                                   --------       --------        --------
  Income (loss) from continuing
    operations.................         784          4,036          (2,299)
Discontinued operations:
  Profit (loss) relating to
    discontinued operations....          --        (14,759)             --
  (Loss) from discontinued
    operations (net of income
    taxes).....................     (11,123)                       (14,577)
  Gain (loss) from disposal of
    discontinued operations
    (net of income taxes)......      29,336                           (683)
                                   --------       --------        --------
    Net income (loss)..........    $ 18,997       $(10,723)       $(17,559)
                                   ========       ========        ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                              FOR THE YEAR ENDED JUNE 30, 2003
                                 -----------------------------------------------------------
                                                               U.S.
                                  PARENT    UNRESTRICTED    GUARANTOR     DUTCH     BELGIUM
                                  ISSUER    SUBSIDIARIES   SUBSIDIARIES   ISSUER   GUARANTOR
                                 --------   ------------   ------------   ------   ---------
                                                       (IN THOUSANDS)
Operating Activities:
  Net income (loss)............  $(17,559)    $(4,965)       $  1,141     $  --     $(4,450)
  Adjustment for discontinued
    operations.................    15,260       3,454              --        --          --
                                 --------     -------        --------     ------    -------
  Income (loss) from continuing
    operations.................    (2,299)     (1,511)          1,141        --      (4,450)
  Adjustments to reconcile
    income (loss) from
    continuing operations to
    net cash provided (used) by
    operating activities:
    Depreciation and
      amortization.............     1,554         956           2,900        --       2,019
    Deferred income taxes......        --          --              --        --          --
    Net gain from sales of
      assets...................        --          --            (118)       --          --
    Effects of changes in
      foreign currency.........        --          --            (399)       --       1,268
    Other......................       218          13             540        --          --
    Changes in operating assets
      and liabilities:
      Accounts receivable......       301         245           1,489        --        (322)
      Inventory................        95         (61)         (3,658)       --       2,270
      Prepaid expenses and
        other..................      (702)       (195)            558        --      (1,191)
      Other assets.............    (3,171)         --           1,131        --          --
      Intercompany.............    12,780       2,717         (12,285)       --       4,989
      Accounts payable.........     2,280         714          12,542        --       3,523
      Accrued expenses and
        other..................     1,415          95           2,326        --      (6,444)
  Cash provided (used) by
    discontinued operations....        --      (1,928)             --        --          --
                                 --------     -------        --------     ------    -------
    Net cash provided (used) by
      operating activities.....    12,471       1,045           6,167        --       1,662
                                 --------     -------        --------     ------    -------
Investing Activities:
  Capital expenditures.........        (2)       (350)         (2,573)       --      (2,149)
  Proceeds from sale of
    assets.....................        --          --           2,530        --          --
  Other investing..............        --          --              --        --          --
  Discontinued operations......        --        (493)             --        --          --
                                 --------     -------        --------     ------    -------
    Net cash provided (used) by
      Investing Activities.....        (2)       (843)            (43)       --      (2,149)
                                 --------     -------        --------     ------    -------
Financing Activities:
  Net (decrease) in cash
    overdraft..................      (226)        (24)         (4,151)       --          --
  Net (decrease) in short-term
    debt.......................    (5,844)         --              --        --          --
  Proceeds from long-term
    debt.......................        --          --              --        --          --
  Payments of long-term debt...    (6,813)       (111)           (415)       --          --
  Discontinued operations......        --          --              --        --          --
                                 --------     -------        --------     ------    -------
    Net cash provided (used) by
      financing activities.....   (12,883)       (135)         (4,566)       --          --
                                 --------     -------        --------     ------    -------
Effect of exchange rate changes
  on cash......................        --          --               9        --          54
                                 --------     -------        --------     ------    -------
Net increase (decrease) in cash
  and cash equivalents.........      (414)         67           1,567        --        (433)
Cash and cash equivalents at
  beginning of period..........       457          52             600        --         618
                                 --------     -------        --------     ------    -------
Cash and cash equivalents at
  end of period................  $     43     $   119        $  2,167     $  --     $   185
                                 ========     =======        ========     ======    =======

                                      FOR THE YEAR ENDED JUNE 30, 2003
                                 -------------------------------------------
                                     NON-
                                  GUARANTOR     CONSOLIDATION   CONSOLIDATED
                                 SUBSIDIARIES    ADJUSTMENTS      BALANCE
                                 ------------   -------------   ------------
                                               (IN THOUSANDS)
Operating Activities:
  Net income (loss)............    $ 18,997       $(10,723)       $(17,559)
  Adjustment for discontinued
    operations.................     (18,213)        14,759          15,260
                                   --------       --------        --------
  Income (loss) from continuing
    operations.................         784          4,036          (2,299)
  Adjustments to reconcile
    income (loss) from
    continuing operations to
    net cash provided (used) by
    operating activities:
    Depreciation and
      amortization.............       5,095                         12,524
    Deferred income taxes......       6,460                          6,460
    Net gain from sales of
      assets...................          (9)                          (127)
    Effects of changes in
      foreign currency.........        (479)                           390
    Other......................        (384)                           387
    Changes in operating assets
      and liabilities:
      Accounts receivable......       2,097                          3,810
      Inventory................        (244)                        (1,598)
      Prepaid expenses and
        other..................      (1,592)                        (3,122)
      Other assets.............        (592)                        (2,632)
      Intercompany.............      (4,165)        (4,036)             --
      Accounts payable.........       1,444                         20,503
      Accrued expenses and
        other..................       2,253                           (355)
  Cash provided (used) by
    discontinued operations....       2,644                            716
                                   --------       --------        --------
    Net cash provided (used) by
      operating activities.....      13,312             --          34,657
                                   --------       --------        --------
Investing Activities:
  Capital expenditures.........      (3,562)                        (8,636)
  Proceeds from sale of
    assets.....................          35                          2,565
  Other investing..............         737                            737
  Discontinued operations......       1,856                          1,363
                                   --------       --------        --------
    Net cash provided (used) by
      Investing Activities.....        (934)            --          (3,971)
                                   --------       --------        --------
Financing Activities:
  Net (decrease) in cash
    overdraft..................      (1,680)                        (6,081)
  Net (decrease) in short-term
    debt.......................        (816)                        (6,660)
  Proceeds from long-term
    debt.......................       2,000                          2,000
  Payments of long-term debt...      (8,675)                       (16,014)
  Discontinued operations......         377                            377
                                   --------       --------        --------
    Net cash provided (used) by
      financing activities.....      (8,794)            --         (26,378)
                                   --------       --------        --------
Effect of exchange rate changes
  on cash......................         389                            452
                                   --------       --------        --------
Net increase (decrease) in cash
  and cash equivalents.........       3,973             --           4,760
Cash and cash equivalents at
  beginning of period..........       4,692                          6,419
                                   --------       --------        --------
Cash and cash equivalents at
  end of period................    $  8,665       $     --        $ 11,179
                                   ========       ========        ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                               FOR THE YEAR ENDED JUNE 30, 2002
                               ----------------------------------------------------------------
                                                                  U.S.
                                               UNRESTRICTED    GUARANTOR     DUTCH     BELGIUM
                               PARENT ISSUER   SUBSIDIARIES   SUBSIDIARIES   ISSUER   GUARANTOR
                               -------------   ------------   ------------   ------   ---------
                                                        (IN THOUSANDS)
Net sales....................    $ 24,578        $21,451        $173,952     $  --     $ 4,196
Net sales -- intercompany....       1,114          4,212             924        --      21,509
Cost of goods sold...........      20,837         19,400         135,378        --      21,631
                                 --------        -------        --------     ------    -------
  Gross profit...............       4,855          6,263          39,498        --       4,074
Selling, general and
  administrative expenses....      16,786          2,623          32,959        --       1,559
                                 --------        -------        --------     ------    -------
  Operating income (loss)....     (11,931)         3,640           6,539        --       2,515
Other:
  Interest expense...........      15,858            (29)           (172)       --         365
  Interest (income)..........         (15)            --              --        --          --
  Other (income) expense,
    net......................      (2,001)            --            (839)       --       2,294
  Intercompany interest and
    other....................     (28,534)         5,210          12,467        --       2,486
  (Profit) loss relating to
    subsidiaries.............      17,913             --              --        --          --
                                 --------        -------        --------     ------    -------
  Income (loss) from
    continuing operations
    before income taxes......     (15,152)        (1,541)         (4,917)       --      (2,630)
Provision (benefit) for
  income taxes...............      10,059           (407)          4,636        --        (626)
                                 --------        -------        --------     ------    -------
  Income (Loss) from
    continuing operations....     (25,211)        (1,134)         (9,553)       --      (2,004)
Discontinued Operations:
  Profit (loss) relating to
    discontinued
    operations...............     (26,559)            --              --        --          --
  (Loss) from discontinued
    operations (net of income
    taxes)...................          --         (2,930)             --        --          --
                                 --------        -------        --------     ------    -------
    Net income (loss)........    $(51,770)       $(4,064)       $ (9,553)    $  --     $(2,004)
                                 ========        =======        ========     ======    =======

                                    FOR THE YEAR ENDED JUNE 30, 2002
                               -------------------------------------------
                                   NON-
                                GUARANTOR     CONSOLIDATION   CONSOLIDATED
                               SUBSIDIARIES    ADJUSTMENTS      BALANCE
                               ------------   -------------   ------------
                                             (IN THOUSANDS)
Net sales....................    $104,499       $     --        $328,676
Net sales -- intercompany....       9,607        (37,366)             --
Cost of goods sold...........      87,531        (37,366)        247,411
                                 --------       --------        --------
  Gross profit...............      26,575             --          81,265
Selling, general and
  administrative expenses....      16,709                         70,636
                                 --------       --------        --------
  Operating income (loss)....       9,866             --          10,629
Other:
  Interest expense...........       2,048                         18,070
  Interest (income)..........        (331)                          (346)
  Other (income) expense,
    net......................       3,895                          3,349
  Intercompany interest and
    other....................       8,371                             --
  (Profit) loss relating to
    subsidiaries.............          --        (17,913)             --
                                 --------       --------        --------
  Income (loss) from
    continuing operations
    before income taxes......      (4,117)        17,913         (10,444)
Provision (benefit) for
  income taxes...............       1,105                         14,767
                                 --------       --------        --------
  Income (Loss) from
    continuing operations....      (5,222)        17,913         (25,211)
Discontinued Operations:
  Profit (loss) relating to
    discontinued
    operations...............          --         26,559              --
  (Loss) from discontinued
    operations (net of income
    taxes)...................     (23,629)                       (26,559)
                                 --------       --------        --------
    Net income (loss)........    $(28,851)      $ 44,472        $(51,770)
                                 ========       ========        ========

                        PHIBRO ANIMAL HEALTH CORPORATION

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                                      FOR THE YEAR ENDED JUNE 30, 2002
                                         -----------------------------------------------------------
                                                                       U.S.
                                          PARENT    UNRESTRICTED    GUARANTOR     DUTCH     BELGIUM
                                          ISSUER    SUBSIDIARIES   SUBSIDIARIES   ISSUER   GUARANTOR
                                         --------   ------------   ------------   ------   ---------
                                                               (IN THOUSANDS)
Operating Activities:
  Net income (loss)....................  $(51,770)    $(4,064)       $(9,553)     $  --    $ (2,004)
  Adjustment for discontinued
    operations.........................    26,559       2,930             --         --          --
                                         --------     -------        -------      -----    --------
  Income (loss) from continuing
    operations.........................   (25,211)     (1,134)        (9,553)        --      (2,004)
  Adjustments to reconcile income
    (loss) from continuing operations
    to net cash provided (used) by
    operating activities:
    Depreciation and amortization......     1,049         966          3,434         --       2,252
    Deferred income taxes..............     9,297        (466)         5,356         --          --
    Net gain from sales of assets......        --          --             --         --          --
    Change in redemption amount of
      redeemable common stock..........      (378)         --             --         --          --
    Effects of changes in foreign
      currency.........................        --          --           (100)        --       1,912
    Other..............................       (43)         12            985         --          --
    Changes in operating assets and
      liabilities:
      Accounts receivable..............     1,299         278          1,932         --         886
      Inventory........................       606       1,165         (2,915)        --     (10,325)
      Prepaid expenses and other.......       210        (157)        (1,550)        --         273
      Other assets.....................    (1,335)          1          2,519         --          66
      Intercompany.....................       473       4,753          2,164         --       7,562
      Accounts payable.................      (719)       (844)         1,460         --       1,472
      Accrued expenses and other.......      (119)       (225)        (3,248)        --       3,487
  Cash provided (used) by discontinued
    operations.........................        --      (2,437)            --         --          --
                                         --------     -------        -------      -----    --------
    Net cash provided (used) by
      operating activities.............   (14,871)      1,912            484         --       5,581
                                         --------     -------        -------      -----    --------
Investing Activities:
  Capital expenditures.................      (119)       (192)        (3,022)        --      (1,939)
  Acquisition of a business............        --          --             --         --      (4,421)
  Proceeds from property damage
    claim..............................        --          --            411         --          --
  Proceeds from sale of assets.........        --          --             --         --          --
  Other investing......................       613          --             --         --          --
  Discontinued operations..............        --      (1,832)            --         --          --
                                         --------     -------        -------      -----    --------
    Net cash provided (used) by
      investing activities.............       494      (2,024)        (2,611)        --      (6,360)
                                         --------     -------        -------      -----    --------
Financing Activities:
  Net increase (decrease) in cash
    overdraft..........................       563        (116)         1,447         --          --
  Net increase in short-term debt......    13,520          --             --         --          --
  Proceeds from long-term debt.........     2,000         322             --         --          --
  Payments of long-term debt...........    (2,541)        (98)          (396)        --          --
  Discontinued operations..............        --          --             --         --          --
                                         --------     -------        -------      -----    --------
    Net cash provided (used) by
      financing activities.............    13,542         108          1,051         --          --
                                         --------     -------        -------      -----    --------
Effect of exchange rate changes on
  cash.................................        --          --             --         --         128
                                         --------     -------        -------      -----    --------
Net increase (decrease) in cash and
  cash equivalents.....................      (835)         (4)        (1,076)        --        (651)
Cash and cash equivalents at beginning
  of period............................     1,292          56          1,676         --       1,269
                                         --------     -------        -------      -----    --------
Cash and cash equivalents at end of
  period...............................  $    457     $    52        $   600      $  --    $    618
                                         ========     =======        =======      =====    ========

                                              FOR THE YEAR ENDED JUNE 30, 2002
                                         -------------------------------------------
                                             NON-
                                          GUARANTOR     CONSOLIDATION   CONSOLIDATED
                                         SUBSIDIARIES    ADJUSTMENTS      BALANCE
                                         ------------   -------------   ------------
                                                       (IN THOUSANDS)
Operating Activities:
  Net income (loss)....................    $(28,851)      $ 44,472        $(51,770)
  Adjustment for discontinued
    operations.........................      23,629        (26,559)         26,559
                                           --------       --------        --------
  Income (loss) from continuing
    operations.........................      (5,222)        17,913         (25,211)
  Adjustments to reconcile income
    (loss) from continuing operations
    to net cash provided (used) by
    operating activities:
    Depreciation and amortization......       4,654                         12,355
    Deferred income taxes..............      (2,949)                        11,238
    Net gain from sales of assets......          (5)                            (5)
    Change in redemption amount of
      redeemable common stock..........          --                           (378)
    Effects of changes in foreign
      currency.........................         308                          2,120
    Other..............................       1,462                          2,416
    Changes in operating assets and
      liabilities:
      Accounts receivable..............       1,651                          6,046
      Inventory........................      (2,522)                       (13,991)
      Prepaid expenses and other.......      (1,595)                        (2,819)
      Other assets.....................       1,416                          2,667
      Intercompany.....................       2,961        (17,913)             --
      Accounts payable.................      (7,975)                        (6,606)
      Accrued expenses and other.......       8,616                          8,511
  Cash provided (used) by discontinued
    operations.........................       1,349                         (1,088)
                                           --------       --------        --------
    Net cash provided (used) by
      operating activities.............       2,149             --          (4,745)
                                           --------       --------        --------
Investing Activities:
  Capital expenditures.................      (3,246)                        (8,518)
  Acquisition of a business............      (2,761)                        (7,182)
  Proceeds from property damage
    claim..............................          --                            411
  Proceeds from sale of assets.........          19                             19
  Other investing......................         (33)                           580
  Discontinued operations..............        (839)                        (2,671)
                                           --------       --------        --------
    Net cash provided (used) by
      investing activities.............      (6,860)            --         (17,361)
                                           --------       --------        --------
Financing Activities:
  Net increase (decrease) in cash
    overdraft..........................       1,544                          3,438
  Net increase in short-term debt......         717                         14,237
  Proceeds from long-term debt.........          --                          2,322
  Payments of long-term debt...........      (1,695)                        (4,730)
  Discontinued operations..............      (1,590)                        (1,590)
                                           --------       --------        --------
    Net cash provided (used) by
      financing activities.............      (1,024)            --          13,677
                                           --------       --------        --------
Effect of exchange rate changes on
  cash.................................        (125)                             3
                                           --------       --------        --------
Net increase (decrease) in cash and
  cash equivalents.....................      (5,860)            --          (8,426)
Cash and cash equivalents at beginning
  of period............................      10,552                         14,845
                                           --------       --------        --------
Cash and cash equivalents at end of
  period...............................    $  4,692       $     --        $  6,419
                                           ========       ========        ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                       AS OF
                                                              ------------------------
                                                              SEPTEMBER 30,   JUNE 30,
                                                                  2004          2004
                                                              -------------   --------
                                                                   (IN THOUSANDS)
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  5,778      $  5,568
  Trade receivables, less allowance for doubtful accounts of
     $1,344 at September 30, 2004 and $1,358 at June 30,
     2004...................................................      52,721        57,658
  Other receivables.........................................       3,440         2,766
  Inventories...............................................      87,122        79,910
  Prepaid expenses and other current assets.................       7,707         8,688
                                                                --------      --------
     Total current assets...................................     156,768       154,590
Property, plant and equipment, net..........................      59,818        58,786
Intangibles.................................................      11,354        11,695
Other assets................................................      15,611        16,298
                                                                --------      --------
                                                                $243,551      $241,369
                                                                ========      ========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Cash overdraft..............................................    $    654      $    891
Loans payable to banks......................................      11,268        10,996
Current portion of long-term debt...........................         953         1,351
Accounts payable............................................      38,892        46,972
Accrued expenses and other current liabilities..............      47,331        40,010
                                                                --------      --------
     Total current liabilities..............................      99,098       100,220
Long-term debt..............................................     157,992       158,018
Other liabilities...........................................      22,676        22,286
                                                                --------      --------
     Total liabilities......................................     279,766       280,524
                                                                --------      --------
Commitments and Contingencies
Redeemable securities:
  Series C preferred stock..................................      25,359        24,678
                                                                --------      --------
Stockholders' Deficit:
  Series A preferred stock..................................         521           521
  Common stock..............................................           2             2
  Paid-in capital...........................................         860           860
  Accumulated deficit.......................................     (58,787)      (57,964)
  Accumulated other comprehensive income (loss):
     Gain on derivative instruments.........................          84             9
     Cumulative currency translation adjustment.............      (4,254)       (7,261)
                                                                --------      --------
     Total stockholders' deficit............................     (61,574)      (63,833)
                                                                --------      --------
                                                                $243,551      $241,369
                                                                ========      ========

      See notes to unaudited condensed consolidated financial statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                        COMPREHENSIVE INCOME (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ---------------------
                                                                2004        2003
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Net sales...................................................   $88,275     $84,950
Cost of goods sold..........................................    65,653      63,790
                                                               -------     -------
  Gross profit..............................................    22,622      21,160
Selling, general and administrative expenses................    16,594      15,785
                                                               -------     -------
  Operating income..........................................     6,028       5,375
Other:
  Interest expense..........................................     5,246       3,933
  Interest (income).........................................       (25)       (242)
  Other (income) expense, net...............................        24        (585)
                                                               -------     -------
  Net (gain) on extinguishment of debt......................        --          --
  Income from continuing operations before income taxes.....       783       2,269
Provision for income taxes..................................       924         783
                                                               -------     -------
  Income (loss) from continuing operations..................      (141)      1,486
DISCONTINUED OPERATIONS:
  (Loss) from discontinued operations (net of income
     taxes).................................................        --        (462)
  Gain on disposal of discontinued operations (net of income
     taxes).................................................        --         231
                                                               -------     -------
  Net income (loss).........................................      (141)      1,255
Other comprehensive income (loss):
  Change in derivative instruments, net of tax..............        75         317
  Change in currency translation adjustment.................     3,007        (859)
                                                               -------     -------
  Comprehensive income......................................   $ 2,941     $   713
                                                               =======     =======
  Net income (loss).........................................      (141)      1,255
Dividends and equity value accreted on Series B and C
  redeemable preferred stock................................      (682)       (987)
                                                               -------     -------
  Net income (loss) available to common shareholders........   $  (823)    $   268
                                                               =======     =======

      See notes to unaudited condensed consolidated financial statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
                       STOCKHOLDERS' DEFICIT (UNAUDITED)

                                                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                           -------------------------------------------------------------------------------------------
                           PREFERRED        COMMON STOCK                                  ACCUMULATED OTHER
                             STOCK     -----------------------   PAID-IN   ACCUMULATED      COMPREHENSIVE
                           SERIES A     CLASS A      CLASS B     CAPITAL     DEFICIT        INCOME (LOSS)      TOTAL
                           ---------   ----------   ----------   -------   ------------   -----------------   --------
                                                                 (IN THOUSANDS)
Balance, June 30, 2004...    $521          $1           $1        $860       $(57,964)         $(7,252)       $(63,833)
  Dividends on Series C
     redeemable preferred
     stock...............                                                        (668)                            (668)
  Equity value accreted
     on Series C
     redeemable preferred
     stock...............                                                         (14)                             (14)
  Change in derivative
     instruments, net of
     tax.................                                                                           75              75
  Foreign currency
     translation
     adjustment..........                                                                        3,007           3,007
  Net (loss).............                                                        (141)                            (141)
                             ----          --           --        ----       --------          -------        --------
Balance, September 30,
  2004...................    $521          $1           $1        $860       $(58,787)         $(4,170)       $(61,574)
                             ====          ==           ==        ====       ========          =======        ========

      See notes to unaudited condensed consolidated financial statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ---------------------
                                                                2004         2003
                                                              --------     --------
                                                                 (IN THOUSANDS)
Operating activities:
  Net income (loss).........................................  $  (141)     $ 1,255
  Adjustment for discontinued operations....................       --          231
                                                              -------      -------
  Income (loss) from continuing operations..................     (141)       1,486
  Adjustments to reconcile income (loss) from continuing
    operations to net cash provided (used) by operating
    activities:
    Depreciation and amortization...........................    3,355        3,168
    Deferred income taxes...................................       68           53
    Effects of changes in foreign currency..................     (122)      (1,364)
    Other...................................................       47          153
    Changes in operating assets and liabilities:
      Accounts receivable...................................    4,689          832
      Inventories...........................................   (4,602)      (4,126)
      Prepaid expenses and other current assets.............    1,077            7
      Other assets..........................................       (1)        (375)
      Accounts payable......................................   (8,580)      (5,483)
      Accrued expenses and other liabilities................    7,695        7,293
      Accrued costs of non-completed transaction............   (1,100)          --
Cash provided (used) by discontinued operations.............       --         (376)
                                                              -------      -------
  Net cash provided (used) by operating activities..........    2,385        1,268
                                                              -------      -------
Investing activities:
  Capital expenditures......................................   (1,748)        (852)
  Proceeds from sale of assets..............................       12           12
  Discontinued operations...................................       --       14,049
                                                              -------      -------
    Net cash provided (used) by investing activities........   (1,736)      13,209
                                                              -------      -------
Financing activities:
  Net increase (decrease) in cash overdraft.................     (237)         731
  Net increase (decrease) in short-term debt................      272         (280)
  Proceeds from long-term debt..............................      445        1,500
  Payments of long-term debt................................     (872)        (944)
  Discontinued operations...................................       --           86
                                                              -------      -------
    Net cash provided (used) by financing activities........     (392)       1,093
                                                              -------      -------
Effect of exchange rate changes on cash.....................      (47)         168
                                                              -------      -------
Net increase (decrease) in cash and cash equivalents........      210       15,738
Cash and cash equivalents at beginning of period............    5,568       11,179
                                                              -------      -------
Cash and cash equivalents at end of period..................  $ 5,778      $26,917
                                                              =======      =======

      See notes to unaudited condensed consolidated financial statements.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 (IN THOUSANDS)

1.  GENERAL

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

     In the opinion of Phibro Animal Health Corporation (the "Company" or "PAHC"), the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly its financial position as of September 30, 2004 and its results of operations and cash flows for the three months ended September 30, 2004 and 2003.

     The condensed consolidated balance sheet as of June 30, 2004 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. Additionally it should be noted the accompanying condensed consolidated financial statements and notes thereto have been prepared in accordance with accounting standards appropriate for interim financial statements. While the Company believes that the disclosures presented are adequate to make the information contained herein not misleading, it is suggested that these financial statements be read in conjunction the Company's audited consolidated financial statements as found in the Company's annual report filed on Form 10-K for the year ended June 30, 2004.

     The Company's Mineral Resource Technologies, Inc. ("MRT") and La Cornubia S.A. (France) ("La Cornubia") businesses have been classified as discontinued operations as discussed in Note 6. The Company's condensed consolidated financial statements have been reclassified to report separately the financial position, operating results and cash flows of the discontinued operations. These footnotes present information only for continuing operations, unless otherwise noted.

     The results of operations for the three months ended September 30, 2004 may not be indicative of results for the full year.

  NEW ACCOUNTING PRONOUNCEMENTS:

     The Company has reviewed the Statements of Financial Accounting Standards and the FASB Interpretations of the Financial Accounting Standards Board and has determined that no new statements or interpretations have been issued which would apply to the Company's financial statements or disclosures.

2.  RISKS, UNCERTAINTIES, AND LIQUIDITY

     The Company's ability to fund its operating plan depends upon the continued availability of borrowing under its domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under the domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's fiscal 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005 related to its senior secured and senior subordinated notes. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that likely would be available. The Company also has undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce costs. There can be no assurance the Company will be successful in any of the above-noted actions.

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain of the Company's products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     The Company has significant assets located outside of the United States, and a significant portion of the Company's sales and earnings are attributable to operations conducted abroad.

     The Company has assets located in Israel and a portion of its sales and earnings are attributable to operations conducted in Israel. The Company is affected by social, political and economic conditions affecting Israel, and any major hostilities involving Israel as well as the Middle East or curtailment of trade between Israel and its current trading partners, either as a result of hostilities or otherwise, could have a material adverse effect on the Company.

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters.

3.  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined principally under the first-in, first-out (FIFO) and average methods. Obsolete and unsaleable inventories are reflected at estimated net realizable value. Inventory costs include materials, direct labor and manufacturing overhead. Inventories are comprised of:

                                                                       AS OF
                                                              ------------------------
                                                              SEPTEMBER 20,   JUNE 30,
                                                                  2004          2004
                                                              -------------   --------
Raw materials...............................................     $16,651      $16,313
Work-in-process.............................................       1,329        1,764
Finished goods..............................................      69,142       61,833
                                                                 -------      -------
Total inventory.............................................     $87,122      $79,910
                                                                 =======      =======

4.  INTANGIBLES

     Product intangible cost arising from the acquisition of the medicated feed additive business of Pfizer, Inc. and the acquisition of the rights to sell amprolium was $14,832 and $14,925 at September 30, 2004 and June 30, 2004, respectively, with related accumulated amortization of $3,478 and $3,230 at September 30, 2004 and June 30, 2004, respectively. Amortization expense was $371 and $304 for the three months ended September 30, 2004 and 2003 respectively.

5.  PRINCE TRANSACTIONS

     Effective December 26, 2003, the Company completed the divestiture of substantially all of the business and assets of Prince Quincy, Inc. (f/k/a The Prince Manufacturing Company ("PMC")), to a company

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

("Buyer") formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors (collectively, the "Prince Transactions").

     The divestiture of PMC has not been reflected as a discontinued operation due to the existence of the Backstop Indemnification Amount and continuing supply and service agreements.

     PMC is included in the Company's Industrial Chemicals segment. The results of operations of PMC were:

                                                              THREE MONTHS ENDED
                                                              SEPTEMBER 30, 2003
                                                              ------------------
Net sales...................................................        $5,683
Operating income............................................         1,213
Depreciation and amortization...............................           243

6.  DISCONTINUED OPERATIONS

     The Company divested MRT and shutdown La Cornubia during fiscal 2004. These businesses have been classified as discontinued operations.

     Operating results and gain on sale of MRT were:

                                                              THREE MONTHS ENDED
                                                              SEPTEMBER 30, 2003
                                                              ------------------
OPERATING RESULTS:
Net sales...................................................       $  3,327
Cost of goods sold..........................................          3,135
Selling, general and administrative expenses................            316
                                                                   --------
Loss before income taxes....................................           (124)
Provision for income taxes..................................             --
                                                                   --------
(Loss) from operations......................................       $   (124)
                                                                   ========
GAIN ON SALE:
Current assets..............................................       $ (5,813)
Property, plant & equipment -- net and other assets.........        (10,703)
Current liabilities.........................................          2,911
Net proceeds of sale........................................         13,836
                                                                   --------
Gain on sale................................................       $    231
                                                                   ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

     Operating results of La Cornubia were:

                                                              THREE MONTHS ENDED
                                                              SEPTEMBER 30, 2003
                                                              ------------------
OPERATING RESULTS:
Net sales...................................................        $2,220
Cost of goods sold..........................................         2,216
Selling, general and administrative expenses................           376
Other (income)..............................................           (50)
Interest expense............................................            16
                                                                    ------
Loss before income taxes....................................          (338)
Provision for income taxes..................................            --
                                                                    ------
Loss from operations........................................        $ (338)
                                                                    ======
Depreciation and amortization...............................        $  100
                                                                    ======

7.  DEBT

  LOANS PAYABLE TO BANKS

     At September 30, 2004, loans payable to banks included $11,268 under the domestic senior credit facility with Wells Fargo Foothill, Inc. The weighted average interest rate under the domestic senior credit facility during the three months ended September 30, 2004 was 4.5%.

     As of September 24, 2004, the Company amended its domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under the working capital and letter of credit facilities from $27,500 to $32,500; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17,500; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5,300 for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336; and (v) establish covenant EBITDA levels for the periods after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and
(iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for item (v).

     As of September 30, 2004, the Company was in compliance with the financial covenants of its domestic senior credit facility. The domestic senior credit facility requires, among other things, the maintenance of certain levels of trailing consolidated and domestic EBITDA (earnings before interest, taxes, depreciation and amortization) calculated on a monthly basis, and an acceleration clause should an event of default (as defined in the agreement) occur. In addition, there are certain restrictions on additional borrowings, additional liens on the Company's assets, guarantees, dividend payments, redemption or purchase of the Company's stock, sale of subsidiaries' stock, disposition of assets, investments, and mergers and acquisitions.

     The domestic senior credit facility contains a lock-box requirement and a material adverse change clause should an event of default (as defined in the agreement) occur. Accordingly, the amounts outstanding have been classified as short-term and are included in loans payable to banks in the consolidated balance sheet.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

  LONG-TERM DEBT

                                                                       AS OF
                                                              ------------------------
                                                              SEPTEMBER 30,   JUNE 30,
                                                                  2004          2004
                                                              -------------   --------
Senior secured notes due December 1, 2007...................    $105,000      $105,000
Senior subordinated notes due June 1, 2008..................      48,029        48,029
Foreign bank loans..........................................       5,912         6,237
Capitalized lease obligations and other.....................           4           103
                                                                --------      --------
                                                                 158,945       159,369
Less: current maturities....................................         953         1,351
                                                                --------      --------
                                                                $157,992      $158,018
                                                                ========      ========

8.  EMPLOYEE BENEFIT PLANS

     The Company and its domestic subsidiaries maintain noncontributory defined benefit pension plans for all eligible domestic nonunion employees who meet certain requirements of age, length of service and hours worked per year. The Company's Belgium subsidiary maintains a defined contribution and defined benefit plan for eligible employees.

     Components of net periodic pension expense were:

                                                              THREE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
DOMESTIC PENSION EXPENSE                                      2004    2003
------------------------                                      -----   -----
Service cost -- benefits earned during the year.............  $ 287   $ 362
Interest cost on benefit obligation.........................    164     230
Expected return on plan assets..............................   (150)   (210)
Amortization of initial unrecognized net transition
  (asset)...................................................     --      (1)
Amortization of prior service costs.........................    (17)    (41)
Amortization of net actuarial loss (gain)...................      2      16
                                                              -----   -----
NET PERIODIC PENSION COST -- DOMESTIC.......................  $ 286   $ 356
                                                              =====   =====

                                                              THREE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
INTERNATIONAL PENSION EXPENSE                                 2004    2003
-----------------------------                                 -----   -----
Service cost -- benefits earned during the year.............  $122    $110
Interest cost on benefit obligation.........................    98      88
Expected return on plan assets..............................   (79)    (71)
Amortization of net actuarial loss..........................     6       6
                                                              ----    ----
NET PERIODIC PENSION COST -- INTERNATIONAL..................  $147    $133
                                                              ====    ====

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

9.  CONTINGENCIES

  LITIGATION:

     On or about April 17, 1997, CP Chemicals, Inc. (a subsidiary, "CP") and the Company were served with a complaint filed by Chevron U.S.A. Inc. ("Chevron") in the United States District Court for the District of New Jersey, alleging that the operations of CP at its Sewaren plant affected adjoining property owned by Chevron and alleging that the Company, as the parent of CP, is also responsible to Chevron. In July 2002, a phased settlement agreement was reached and a Consent Order entered by the Court. That settlement is in the process of being implemented. The Company's and CP's portion of the settlement for past costs and expenses through the entry of the Consent Order was $495 and was included in selling, general and administrative expenses in fiscal 2002 and was paid in fiscal 2003. The Consent Order then provides for a period of due diligence investigation of the property owned by Chevron. The investigation has been conducted and the results are under review. The investigation costs are being split with one other defendant, Vulcan Materials Company. Upon completion of the review of the results of the investigation, a decision will be made whether to opt out of the settlement or proceed. If no party opts out of the settlement, the Company and CP will take title to the adjoining Chevron property, probably through the use of a three-member New Jersey limited liability company. In preparation to move forward, a limited liability company has been formed, with Vulcan Materials Company as the third member. The Company also has commenced negotiations with Chevron regarding its allocation of responsibility and associated costs under the Consent Order. While the costs cannot be estimated with any degree of certainty at this time, the Company believes that insurance recoveries will be available to offset some of those costs.

     The Company's Phibro-Tech subsidiary was named in 1993 as a potentially responsible party ("PRP") in connection with an action commenced under the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") by the United States Environmental Protection Agency ("the EPA"), involving a former third-party fertilizer manufacturing site in Jericho, South Carolina. An agreement has been reached under which such subsidiary agreed to contribute up to $900 of which $635 has been paid as of September 30, 2004. Some recovery from insurance and other sources is expected but has not been recorded. The Company also has accrued its best estimate of any future costs.

     Phibro-Tech, Inc. has resolved certain alleged technical permit violations with the California Department of Toxic Substances Control and has reached an agreement to pay $425 over a six year period ending October 2008.

     In February 2000, the EPA notified numerous parties of potential liability for waste disposal at a licensed Casmalia, California disposal site, including a business, assets of which were originally acquired by a subsidiary in 1984. A settlement has been reached in this matter and the Company has paid $171 in full settlement.

     On or about April 5, 2002, the Company was served, as a potentially responsible party, with an information request from the EPA relating to a third-party superfund site in Rhode Island. The Company has investigated the matter, which relates to events in the 1950's and 1960's, and management does not believe that the Company has any liability in this matter.

     On or about August 13, 2004 the Company was served with a Request for Information pursuant to Section 104 of CERCLA and Section 3007 of RCRA relating to possible discharges into Turkey Creek in Sumter, South Carolina. The Company is preparing its response to the Request for Information and believes that, because its Sumter, South Carolina facility is distant from Turkey Creek and does not discharge into Turkey Creek, the likelihood of liability associated with this matter is remote.

     The Company and its subsidiaries are party to a number of claims and lawsuits arising out of the normal course of business including product liabilities and governmental regulation. Certain of these actions seek

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES damages in various amounts. In most cases, such claims are covered by insurance. The Company believes that none of the claims or pending lawsuits, either individually or in the aggregate, will have a material adverse effect on its financial position.

  ENVIRONMENTAL REMEDIATION:

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters. Under certain circumstances, the Company or any of its subsidiaries might be required to curtail operations until a particular problem is remedied. Known costs and expenses under environmental laws incidental to ongoing operations are generally included within operating results. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws or to investigate or remediate potential or actual contamination and from time to time the Company establishes reserves for such contemplated investigation and remediation costs. In many instances, the ultimate costs under environmental laws and the time period during which such costs are likely to be incurred are difficult to predict.

     The Company's subsidiaries have, from time to time, implemented procedures at their facilities designed to respond to obligations to comply with environmental laws. The Company believes that its operations are currently in material compliance with such environmental laws, although at various sites its subsidiaries are engaged in continuing investigation, remediation and/or monitoring efforts to address contamination associated with their historic operations.

     The nature of the Company's and its subsidiaries' current and former operations exposes the Company and its subsidiaries to the risk of claims with respect to environmental matters and the Company cannot assure it will not incur material costs and liabilities in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on the Company's financial position.

     Based upon information available, the Company estimates the cost of litigation proceedings described above and the cost of further investigation and remediation of identified soil and groundwater problems at operating sites, closed sites and third-party sites, and closure costs for closed sites to be approximately $2,870, which is included in current and long-term liabilities in the September 30, 2004 condensed consolidated balance sheet (approximately $2,933 at June 30, 2004).

10.  GUARANTEES

     As part of the Prince Transactions (Note 5), as is normal for such transactions, the Company has agreed to indemnify the Palladium Investors for losses arising out of breach of representations, warranties and covenants. The Company's maximum liability under such indemnification is limited to $15,000.

     The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of the Buyer for less than $21,000, up to a maximum payment by the Company of $4,000 (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of the Buyer by January 1, 2009. The maximum potential Backstop Indemnification Amount is included in other liabilities on the Company's condensed consolidated balance sheet.

     The Company established a $1,000 letter of credit escrow for two years to collateralize its working capital adjustment and certain other indemnification obligations relating to the Prince Transactions.

11.  BUSINESS SEGMENTS

     The Company's reportable segments are Animal Health and Nutrition, Industrial Chemicals, Distribution and All Other. Reportable segments have been determined primarily on the basis of the nature of products and services and certain similar operating units have been aggregated. The Company's Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated feed additives and nutritional feed additives including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products. The Industrial Chemicals segment manufactures and markets a number of chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, and aerospace industries. The Distribution segment markets and distributes a variety of industrial, specialty and fine organic chemicals and intermediates produced primarily by third parties. The All Other segment manufactures and markets a variety of specialty custom chemicals and copper-based fungicides. Intersegment sales and transfers were not significant. The following segment data includes information only for continuing operations.

                                          ANIMAL
                                         HEALTH &    INDUSTRIAL                   ALL     CORPORATE
THREE MONTHS ENDED SEPTEMBER 30, 2004    NUTRITION   CHEMICALS    DISTRIBUTION   OTHER     & OTHER     TOTAL
-------------------------------------    ---------   ----------   ------------   ------   ---------   -------
Net sales..............................   $65,806      $8,393        $7,661      $6,415    $    --    $88,275
Operating income/(loss)................     7,815         773           864         705     (4,129)     6,028
Depreciation and amortization..........     2,195         403             2         100        655      3,355

                                          ANIMAL
                                         HEALTH &    INDUSTRIAL                   ALL     CORPORATE
THREE MONTHS ENDED SEPTEMBER 30, 2003    NUTRITION   CHEMICALS    DISTRIBUTION   OTHER     & OTHER     TOTAL
-------------------------------------    ---------   ----------   ------------   ------   ---------   -------
Net sales..............................   $59,841     $11,982        $7,939      $5,188    $    --    $84,950
Operating income/(loss)................     6,900         822           841         669     (3,857)     5,375
Depreciation and amortization..........     2,029         649             3         115        372      3,168

                                          ANIMAL
                                         HEALTH &    INDUSTRIAL                   ALL     CORPORATE
IDENTIFIABLE ASSETS                      NUTRITION   CHEMICALS    DISTRIBUTION   OTHER     & OTHER     TOTAL
-------------------                      ---------   ----------   ------------   ------   ---------   --------
At September 30, 2004..................  $188,620     $25,632        $8,607      $5,818    $14,874    $243,551
At June 30, 2004.......................   185,601      26,146         7,715       5,696     16,211     241,369

12.  CONSOLIDATING FINANCIAL STATEMENTS

     The units of Senior Secured Notes due 2007, consisting of US Senior Secured Notes issued by the Company (the "Parent Issuer") and Dutch Senior Secured Notes issued by Philipp Brothers Netherlands III B.V. (the "Dutch Issuer"), are guaranteed by certain subsidiaries. The Company and its U.S. subsidiaries ("U.S. Guarantor Subsidiaries"), excluding PMC, Prince MFG, LLC and MRT (until divested) (the "Unrestricted Subsidiaries", as defined in the indenture), fully and unconditionally guarantee all of the Senior Secured Notes on a joint and several basis. In addition, the Dutch Issuer's subsidiaries, presently consisting of Phibro Animal Health SA (the "Belgium Guarantor"), fully and unconditionally guarantee the Dutch Senior

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

Secured Notes. The Dutch issuer and the Belgium Guarantor do not guarantee the US Senior Secured Notes. Other foreign subsidiaries ("Non-Guarantor Subsidiaries") do not presently guarantee the Senior Secured Notes. The U.S. Guarantor Subsidiaries include all domestic subsidiaries of the Company other than the Unrestricted Subsidiaries and include: CP Chemicals, Inc., Phibro-Tech, Inc., Prince Agriproducts, Inc, Phibrochem, Inc., Phibro Chemicals, Inc., Western Magnesium Corp., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc.

     The Senior Subordinated Notes due 2008, issued by the Parent Issuer, are guaranteed by certain subsidiaries. The Company's U.S. subsidiaries, including the U.S. Guarantor Subsidiaries and the Unrestricted Subsidiaries, fully and unconditionally guarantee the Senior Subordinated Notes on a joint and several basis. The Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries do not presently guarantee the Senior Subordinated Notes. The U.S. Guarantor Subsidiaries and Unrestricted Subsidiaries include all domestic subsidiaries of the Company including: CP Chemicals, Inc., Phibro-Tech, Inc., Prince Agriproducts, Inc., PMC, Prince MFG, LLC, MRT (until divested), Phibrochem, Inc., Phibro Chemicals, Inc., Western Magnesium Corp., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc.

     The following consolidating financial data summarizes the assets, liabilities and results of operations and cash flows of the Parent Issuer, Unrestricted Subsidiaries, U.S. Guarantor Subsidiaries, Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries. The Unrestricted Subsidiaries, U.S. Guarantor Subsidiaries, Dutch Issuer, Belgium Guarantor and Non-Guarantor Subsidiaries are directly or indirectly wholly owned as to voting stock by the Company.

     Investments in subsidiaries are accounted for by the Parent Issuer using the equity method. Income tax expense (benefit) is allocated among the consolidating entities based upon taxable income (loss) by jurisdiction within each group. The principal consolidation adjustments are to eliminate investments in subsidiaries and intercompany balances and transactions.

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                       AS OF SEPTEMBER 30, 2004
                            ------------------------------------------------------------------------------
                             PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH     BELGIUM    NON-GUARANTOR
                             ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER    GUARANTOR   SUBSIDIARIES
                            --------   ------------   --------------   -------   ---------   -------------
                                                            (IN THOUSANDS)
                                                  ASSETS
Current Assets:
  Cash and cash
    equivalents...........  $    184     $    --         $    568      $    --    $   202       $ 4,824
  Trade receivables.......     2,828          --           27,208           --      2,015        20,670
  Other receivables.......       338          --            1,942           --        133         1,027
  Inventory...............     3,316          --           36,410           --     29,112        18,284
  Prepaid expenses and
    other.................     2,278          --              691           --        863         3,875
                            --------     -------         --------      -------    -------       -------
    Total current
      assets..............     8,944          --           66,819           --     32,325        48,680
                            --------     -------         --------      -------    -------       -------
Property, plant &
  equipment, net..........       136          --           14,052           --     17,270        28,360
Intangibles...............        --          --            4,146           --      1,544         5,664
Investment in
  subsidiaries............   107,628          --            3,619        1,304         --            --
Intercompany..............     8,802          --           59,723       20,853     (1,833)       (9,222)
Other assets..............    14,051          --              833           --         --           727
                            --------     -------         --------      -------    -------       -------
                            $139,561     $    --         $149,192      $22,157    $49,306       $74,209
                            ========     =======         ========      =======    =======       =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft..........  $     --     $    --         $    654      $    --    $    --       $    --
  Loan payable to banks...    11,268          --               --           --         --            --
  Current portion of long-
    term debt.............        --          --                3           --         --           950
  Accounts payable........     3,985          --           24,014           --      1,567         9,326
  Accrued expenses and
    other.................    15,328          --            9,083          867     13,766         8,287
                            --------     -------         --------      -------    -------       -------
    Total current
      liabilities.........    30,581          --           33,754          867     15,333        18,563
                            --------     -------         --------      -------    -------       -------
Long-term debt............   133,029          --                1       20,000         --         4,962
Intercompany debt.........        --          --               --           --     31,720        46,603
Other liabilities.........    12,166          --            5,054           --        949         4,507
                            --------     -------         --------      -------    -------       -------
    Total liabilities.....   175,776          --           38,809       20,867     48,002        74,635
                            --------     -------         --------      -------    -------       -------
Redeemable Securities:
  Series C preferred
    stock.................    25,359          --               --           --         --            --
                            --------     -------         --------      -------    -------       -------
Stockholders' Equity
  (Deficit):
  Series A preferred
    stock.................       521          --               --           --         --            --
  Common stock............         2          --               31           --         --            --
  Paid-in capital.........       860          --          112,004           21         52         1,537
  Retained earnings
    (accumulated
    deficit)..............   (58,787)         --           (1,484)      (3,500)    (3,517)        6,807
  Accumulated other
    comprehensive income
    (loss):...............
    Gain on derivative
      instruments.........        84          --               84           --         --            --
    Cumulative currency
      translation
      adjustment..........    (4,254)         --             (252)       4,769      4,769        (8,770)
                            --------     -------         --------      -------    -------       -------
    Total stockholders'
      equity (deficit)....   (61,574)         --          110,383        1,290      1,304          (426)
                            --------     -------         --------      -------    -------       -------
                            $139,561     $    --         $149,192      $22,157    $49,306       $74,209
                            ========     =======         ========      =======    =======       =======

                              AS OF SEPTEMBER 30, 2004
                            ----------------------------
                            CONSOLIDATION   CONSOLIDATED
                             ADJUSTMENTS      BALANCE
                            -------------   ------------
                                   (IN THOUSANDS)
                                       ASSETS
Current Assets:
  Cash and cash
    equivalents...........    $      --       $  5,778
  Trade receivables.......           --         52,721
  Other receivables.......           --          3,440
  Inventory...............           --         87,122
  Prepaid expenses and
    other.................           --          7,707
                              ---------       --------
    Total current
      assets..............           --        156,768
                              ---------       --------
Property, plant &
  equipment, net..........           --         59,818
Intangibles...............           --         11,354
Investment in
  subsidiaries............     (112,551)            --
Intercompany..............      (78,323)            --
Other assets..............           --         15,611
                              ---------       --------
                              $(190,874)      $243,551
                              =========       ========

                                  LIABILITIES AND
                                STOCKHOLDERS' EQUITY
                                     (DEFICIT)
Current Liabilities:
  Cash overdraft..........    $      --       $    654
  Loan payable to banks...           --         11,268
  Current portion of long-
    term debt.............           --            953
  Accounts payable........           --         38,892
  Accrued expenses and
    other.................           --         47,331
                              ---------       --------
    Total current
      liabilities.........           --         99,098
                              ---------       --------
Long-term debt............           --        157,992
Intercompany debt.........      (78,323)            --
Other liabilities.........           --         22,676
                              ---------       --------
    Total liabilities.....      (78,323)       279,766
                              ---------       --------
Redeemable Securities:
  Series C preferred
    stock.................           --         25,359
                              ---------       --------
Stockholders' Equity
  (Deficit):
  Series A preferred
    stock.................           --            521
  Common stock............          (31)             2
  Paid-in capital.........     (113,614)           860
  Retained earnings
    (accumulated
    deficit)..............        1,694        (58,787)
  Accumulated other
    comprehensive income
    (loss):...............                          --
    Gain on derivative
      instruments.........          (84)            84
    Cumulative currency
      translation
      adjustment..........         (516)        (4,254)
                              ---------       --------
    Total stockholders'
      equity (deficit)....     (112,551)       (61,574)
                              ---------       --------
                              $(190,874)      $243,551
                              =========       ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                           -------------------------------------------------
                           PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH
                           ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER
                           -------   ------------   --------------   -------
                                            (IN THOUSANDS)
Net sales................  $ 5,929     $     --        $56,675       $    --
Net
 sales -- intercompany...       56           --             93            --
Cost of goods sold.......    4,620           --         41,634            --
                           -------     --------        -------       -------
  Gross profit...........    1,365           --         15,134            --
Selling, general and
  administrative
  expenses...............    4,903           --          6,956             6
                           -------     --------        -------       -------
  Operating income
    (loss)...............   (3,538)          --          8,178            (6)
Other:
  Interest expense.......    4,352           --             (2)          650
  Interest (income)......       (1)          --             --            --
  Other (income) expense,
    net..................        1           --           (228)           --
  Intercompany interest
    and other............   (7,527)          --          5,449          (660)
  (Profit) loss relating
    to subsidiaries......     (532)          --             --        (1,567)
                           -------     --------        -------       -------
  Income (loss) from
    continuing operations
    before income
    taxes................      169           --          2,959         1,571
Provision for income
  taxes..................      310           --            104            --
                           -------     --------        -------       -------
  Income (loss) from
    continuing
    operations...........     (141)          --          2,855         1,571
Discontinued operations:
  Profit (loss) relating
    to discontinued
    operations...........       --           --             --            --
  (Loss) from
    discontinued
    operations (net of
    income taxes)........       --           --             --            --
  Gain (loss) from
    disposal of
    discontinued
    operations (net of
    income taxes)........       --           --             --            --
                           -------     --------        -------       -------
  Net income (loss)......  $  (141)    $     --        $ 2,855       $ 1,571
                           =======     ========        =======       =======

                                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                           --------------------------------------------------------
                            BELGIUM    NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                           GUARANTOR   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                           ---------   -------------   -------------   ------------
                                                (IN THOUSANDS)
Net sales................   $1,668        $24,003         $    --        $88,275
Net
 sales -- intercompany...    6,204          1,075          (7,428)            --
Cost of goods sold.......    4,699         22,128          (7,428)        65,653
                            ------        -------         -------        -------
  Gross profit...........    3,173          2,950              --         22,622
Selling, general and
  administrative
  expenses...............      553          4,176              --         16,594
                            ------        -------         -------        -------
  Operating income
    (loss)...............    2,620         (1,226)             --          6,028
Other:
  Interest expense.......       11            235              --          5,246
  Interest (income)......       --            (24)             --            (25)
  Other (income) expense,
    net..................      (59)           310              --             24
  Intercompany interest
    and other............      939          1,799              --             --
  (Profit) loss relating
    to subsidiaries......       --             --           2,099             --
                            ------        -------         -------        -------
  Income (loss) from
    continuing operations
    before income
    taxes................    1,729         (3,546)         (2,099)           783
Provision for income
  taxes..................      162            348              --            924
                            ------        -------         -------        -------
  Income (loss) from
    continuing
    operations...........    1,567         (3,894)         (2,099)          (141)
Discontinued operations:
  Profit (loss) relating
    to discontinued
    operations...........       --             --              --             --
  (Loss) from
    discontinued
    operations (net of
    income taxes)........       --             --              --             --
  Gain (loss) from
    disposal of
    discontinued
    operations (net of
    income taxes)........       --             --              --             --
                            ------        -------         -------        -------
  Net income (loss)......   $1,567        $(3,894)        $(2,099)       $  (141)
                            ======        =======         =======        =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                                 ------------------------------------------------
                                 PARENT    UNRESTRICTED   U.S. GUARANTOR   DUTCH
                                 ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER
                                 -------   ------------   --------------   ------
                                                  (IN THOUSANDS)
Operating Activities:
  Net income (loss)............  $  (141)      $ --           $2,855       $1,571
  Adjustment for discontinued
    operations.................       --         --               --           --
                                 -------       ----           ------       ------
  Income (loss) from continuing
    operations.................     (141)        --            2,855        1,571
  Adjustments to reconcile
    income (loss) from
    continuing operations to
    net cash provided (used) by
    operating activities:
    Depreciation and
      amortization.............      655         --              703           --
    Deferred income taxes......       --         --               --           --
    Net gain from sales of
      assets...................       --         --               --           --
    Effects of changes in
      foreign currency.........       --         --             (227)          --
    Other......................        3         --               31           --
    Changes in operating assets
      and liabilities:.........
      Accounts receivable......     (161)        --              216           --
      Inventory................   (1,322)        --            3,251           --
      Prepaid expenses and
        other..................      896         --             (267)          --
      Other assets.............     (175)        --              173           --
      Intercompany.............   (2,988)         5           (2,153)      (2,238)
      Accounts payable.........     (749)         6           (4,441)          --
      Accrued expenses and
        other..................    3,813         (1)             781          650
                                 -------       ----           ------       ------
    Net cash provided (used) by
      operating activities.....     (169)        10              922          (17)
                                 -------       ----           ------       ------
Investing Activities:
  Capital expenditures.........      (55)        --             (834)          --
  Proceeds from sale of
    assets.....................       --         --               --           --
                                 -------       ----           ------       ------
    Net cash provided (used) by
      investing activities.....      (55)        --             (834)          --
                                 -------       ----           ------       ------
Financing Activities:
  Net (decrease) in cash
    overdraft..................       --        (10)            (227)          --
  Net (decrease) in short-term
    debt.......................      272         --               --           --
  Proceeds from long-term
    debt.......................       --         --               --           --
  Payments of long-term debt...       --         --              (99)          --
                                 -------       ----           ------       ------
    Net cash provided (used) by
      financing activities.....      272        (10)            (326)          --
                                 -------       ----           ------       ------
Effect of exchange rate changes
  on cash......................       --         --                5           --
                                 -------       ----           ------       ------
Net increase (decrease) in cash
  and cash equivalents.........       48         --             (233)         (17)
Cash and cash equivalents at
  beginning of period..........      136         --              801           17
                                 -------       ----           ------       ------
Cash and cash equivalents at
  end of period................  $   184       $ --           $  568       $   --
                                 =======       ====           ======       ======

                                      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                                 --------------------------------------------------------
                                  BELGIUM    NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                                 GUARANTOR   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                                 ---------   -------------   -------------   ------------
                                                      (IN THOUSANDS)
Operating Activities:
  Net income (loss)............   $1,567        $(3,894)        $(2,099)       $  (141)
  Adjustment for discontinued
    operations.................       --             --              --             --
                                  ------        -------         -------        -------
  Income (loss) from continuing
    operations.................    1,567         (3,894)         (2,099)          (141)
  Adjustments to reconcile
    income (loss) from
    continuing operations to
    net cash provided (used) by
    operating activities:
    Depreciation and
      amortization.............      713          1,284              --          3,355
    Deferred income taxes......       --             68              --             68
    Net gain from sales of
      assets...................       --             (1)             --             (1)
    Effects of changes in
      foreign currency.........      (59)           164              --           (122)
    Other......................       --             14              --             48
    Changes in operating assets
      and liabilities:.........
      Accounts receivable......      618          4,016              --          4,689
      Inventory................   (5,409)        (1,122)             --         (4,602)
      Prepaid expenses and
        other..................      107            341              --          1,077
      Other assets.............       --              1              --             (1)
      Intercompany.............    2,450          2,825           2,099             --
      Accounts payable.........     (724)        (2,288)             --         (8,196)
      Accrued expenses and
        other..................      997            (29)             --          6,211
                                  ------        -------         -------        -------
    Net cash provided (used) by
      operating activities.....      260          1,379              --          2,385
                                  ------        -------         -------        -------
Investing Activities:
  Capital expenditures.........     (274)          (585)             --         (1,748)
  Proceeds from sale of
    assets.....................       --             12              --             12
                                  ------        -------         -------        -------
    Net cash provided (used) by
      investing activities.....     (274)          (573)             --         (1,736)
                                  ------        -------         -------        -------
Financing Activities:
  Net (decrease) in cash
    overdraft..................       --             --              --           (237)
  Net (decrease) in short-term
    debt.......................       --             --              --            272
  Proceeds from long-term
    debt.......................       --            445              --            445
  Payments of long-term debt...       --           (773)             --           (872)
                                  ------        -------         -------        -------
    Net cash provided (used) by
      financing activities.....       --           (328)             --           (392)
                                  ------        -------         -------        -------
Effect of exchange rate changes
  on cash......................        4            (56)                           (47)
                                  ------        -------         -------        -------
Net increase (decrease) in cash
  and cash equivalents.........      (10)           422              --            210
Cash and cash equivalents at
  beginning of period..........      212          4,402                          5,568
                                  ------        -------         -------        -------
Cash and cash equivalents at
  end of period................   $  202        $ 4,824         $    --        $ 5,778
                                  ======        =======         =======        =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                          AS OF JUNE 30, 2004
                             ------------------------------------------------------------------------------
                              PARENT    UNRESTRICTED   U.S. GUARANTOR    DUTCH     BELGIUM    NON-GUARANTOR
                              ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER    GUARANTOR   SUBSIDIARIES
                             --------   ------------   --------------   -------   ---------   -------------
                                                             (IN THOUSANDS)
                                                  ASSETS
Current Assets:
 Cash and cash
   equivalents.............  $    136     $    --         $    801      $    17    $   212      $  4,402
 Trade receivables.........     2,670          --           26,996           --      2,592        25,400
 Other receivables.........       317         414            1,195           --         72           768
 Inventory.................     1,994          --           37,890           --     23,159        16,867
 Prepaid expenses and
   other...................     3,195         110              565           --      1,018         3,800
                             --------     -------         --------      -------    -------      --------
   Total Current Assets....     8,312         524           67,447           17     27,053        51,237
                             --------     -------         --------      -------    -------      --------
Property, plant &
 equipment, net............       105          --           13,730           --     17,321        27,630
Intangibles................        --          --            4,252           --      1,569         5,874
Investment in
 subsidiaries..............   125,355          --            3,619        1,604         --            --
Intercompany...............   (14,995)     20,995           60,030       20,181      1,630       (12,497)
Other assets...............    14,506          --            1,056           --         --           736
                             --------     -------         --------      -------    -------      --------
                             $133,283     $21,519         $150,134      $21,802    $47,573      $ 72,980
                             ========     =======         ========      =======    =======      ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Cash overdraft............  $     --     $    10         $    881      $    --    $    --      $     --
 Loan payable to banks.....    10,996          --               --           --         --            --
 Current portion of long-
   term debt...............        --          --              101           --         --         1,250
 Accounts payable..........     4,734           9           28,434           --      2,258        11,537
 Accrued expenses and
   other...................    11,857         159            8,306          216     12,022         7,450
                             --------     -------         --------      -------    -------      --------
   Total Current
     Liabilities...........    27,587         178           37,722          216     14,280        20,237
                             --------     -------         --------      -------    -------      --------
Long-term debt.............   133,029          --                2       20,000         --         4,987
Intercompany debt..........        --          --               --           --     30,553        44,791
Other liabilities..........    11,822          --            4,897           --      1,136         4,431
                             --------     -------         --------      -------    -------      --------
   Total Liabilities.......   172,438         178           42,621       20,216     45,969        74,446
                             --------     -------         --------      -------    -------      --------
Redeemable Securities:
 Series C preferred
   stock...................    24,678          --               --           --         --            --
                             --------     -------         --------      -------    -------      --------
Stockholders' Equity
 (Deficit):
 Series A preferred
   stock...................       521          --               --           --         --            --
 Common stock..............         2           1               31           --         --            --
 Paid-in capital...........       860          --          112,004           21         52         1,537
 Retained earnings
   (accumulated deficit)...   (57,964)     21,340           (4,339)      (2,744)    (2,757)        8,374
 Accumulated other
   comprehensive income
   (loss):
Gain on derivative
 instruments...............         9          --                9           --         --            --
Cumulative currency
 translation adjustment....    (7,261)         --             (192)       4,309      4,309       (11,377)
                             --------     -------         --------      -------    -------      --------
   Total Stockholders'
     Equity (Deficit)......   (63,833)     21,341          107,513        1,586      1,604        (1,466)
                             --------     -------         --------      -------    -------      --------
                             $133,283     $21,519         $150,134      $21,802    $47,573      $ 72,980
                             ========     =======         ========      =======    =======      ========

                                 AS OF JUNE 30, 2004
                             ----------------------------
                             CONSOLIDATION   CONSOLIDATED
                              ADJUSTMENTS      BALANCE
                             -------------   ------------
                                    (IN THOUSANDS)
                                        ASSETS
Current Assets:
 Cash and cash
   equivalents.............    $      --       $  5,568
 Trade receivables.........           --         57,658
 Other receivables.........           --          2,766
 Inventory.................                      79,910
 Prepaid expenses and
   other...................           --          8,688
                               ---------       --------
   Total Current Assets....           --        154,590
                               ---------       --------
Property, plant &
 equipment, net............           --         58,786
Intangibles................           --         11,695
Investment in
 subsidiaries..............     (130,578)            --
Intercompany...............      (75,344)            --
Other assets...............           --         16,298
                               ---------       --------
                               $(205,922)      $241,369
                               =========       ========
                                   LIABILITIES AND
                                 STOCKHOLDERS' EQUITY
                                       (DEFICIT)
Current Liabilities:
 Cash overdraft............    $      --       $    891
 Loan payable to banks.....           --         10,996
 Current portion of long-
   term debt...............           --          1,351
 Accounts payable..........           --         46,972
 Accrued expenses and
   other...................                      40,010
                               ---------       --------
   Total Current
     Liabilities...........           --        100,220
                               ---------       --------
Long-term debt.............           --        158,018
Intercompany debt..........      (75,344)            --
Other liabilities..........           --         22,286
                               ---------       --------
   Total Liabilities.......      (75,344)       280,524
                               ---------       --------
Redeemable Securities:
 Series C preferred
   stock...................           --         24,678
                               ---------       --------
Stockholders' Equity
 (Deficit):
 Series A preferred
   stock...................           --            521
 Common stock..............          (32)             2
 Paid-in capital...........     (113,614)           860
 Retained earnings
   (accumulated deficit)...      (19,874)       (57,964)
 Accumulated other
   comprehensive income
   (loss):
Gain on derivative
 instruments...............           (9)             9
Cumulative currency
 translation adjustment....        2,951         (7,261)
                               ---------       --------
   Total Stockholders'
     Equity (Deficit)......     (130,578)       (63,833)
                               ---------       --------
                               $(205,922)      $241,369
                               =========       ========

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                               FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
                              ------------------------------------------------
                              PARENT    UNRESTRICTED   U.S. GUARANTOR   DUTCH
                              ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER
                              -------   ------------   --------------   ------
                                               (IN THOUSANDS)
Net sales...................  $ 5,697      $5,683         $48,095       $  --
Net sales -- intercompany...       45       1,339             209          --
Cost of goods sold..........    4,508       5,134          35,893          --
                              -------      ------         -------       -----
  Gross profit..............    1,234       1,888          12,411          --
Selling, general and
  administrative expenses...    4,673         675           6,221          --
                              -------      ------         -------       -----
  Operating income (loss)...   (3,439)      1,213           6,190          --
Other:
  Interest expense..........    3,712          11              --          --
  Interest (income).........       --          --              --          --
  Other (income) expense,
    net.....................      228          --            (242)         --
  Intercompany interest and
    other...................   (5,992)      1,082           2,539          --
  (Profit) loss relating to
    subsidiaries............   (2,874)         --              --          --
                              -------      ------         -------       -----
  Income (loss) from
    continuing operations
    before income taxes.....    1,487         120           3,893          --
Provision for income
  taxes.....................        1          16             218          --
                              -------      ------         -------       -----
  Income (loss) from
    continuing operations...    1,486         104           3,675          --
Discontinued operations:
  Profit (loss) relating to
    discontinued
    operations..............     (462)         --              --          --
  (Loss) from discontinued
    operations (net of
    income taxes)...........       --        (124)             --          --
  Gain from disposal of
    discontinued operations
    (net of income taxes)...      231          --              --          --
                              -------      ------         -------       -----
    Net income (loss).......  $ 1,255      $  (20)        $ 3,675       $  --
                              =======      ======         =======       =====

                                   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
                              --------------------------------------------------------
                               BELGIUM    NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                              GUARANTOR   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                              ---------   -------------   -------------   ------------
                                                   (IN THOUSANDS)
Net sales...................   $  992        $24,483        $     --        $84,950
Net sales -- intercompany...    9,269            770         (11,632)            --
Cost of goods sold..........    9,196         20,691         (11,632)        63,790
                               ------        -------        --------        -------
  Gross profit..............    1,065          4,562              --         21,160
Selling, general and
  administrative expenses...      524          3,692                         15,785
                               ------        -------        --------        -------
  Operating income (loss)...      541            870              --          5,375
Other:
  Interest expense..........       --            210                          3,933
  Interest (income).........      (30)          (212)                          (242)
  Other (income) expense,
    net.....................     (978)           407                           (585)
  Intercompany interest and
    other...................      696          1,675                             --
  (Profit) loss relating to
    subsidiaries............       --             --           2,874             --
                               ------        -------        --------        -------
  Income (loss) from
    continuing operations
    before income taxes.....      853         (1,210)         (2,874)         2,269
Provision for income
  taxes.....................      333            215                            783
                               ------        -------        --------        -------
  Income (loss) from
    continuing operations...      520         (1,425)         (2,874)         1,486
Discontinued operations:
  Profit (loss) relating to
    discontinued
    operations..............       --             --             462             --
  (Loss) from discontinued
    operations (net of
    income taxes)...........       --           (338)                          (462)
  Gain from disposal of
    discontinued operations
    (net of income taxes)...       --             --                            231
                               ------        -------        --------        -------
    Net income (loss).......   $  520        $(1,763)       $ (2,412)       $ 1,255
                               ======        =======        ========        =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
                                -------------------------------------------------
                                 PARENT    UNRESTRICTED   U.S. GUARANTOR   DUTCH
                                 ISSUER    SUBSIDIARIES    SUBSIDIARIES    ISSUER
                                --------   ------------   --------------   ------
                                                 (IN THOUSANDS)
Operating Activities:
 Net income (loss)............  $  1,255     $   (20)        $ 3,675       $  --
 Adjustment for discontinued
   operations.................       231         124              --          --
                                --------     -------         -------       -----
 Income (loss) from continuing
   operations.................     1,486         104           3,675          --
 Adjustments to reconcile
   income (loss) from
   continuing operations to
   net cash provided (used) by
   operating activities:
   Depreciation and
     amortization.............       372         243             630          --
   Deferred income taxes......        --          --              --          --
   Net gain from sales of
     assets...................        --          --              --          --
   Effects of changes in
     foreign currency.........        --          --            (164)         --
   Other......................       126          --             319          --
   Changes in operating assets
     and liabilities:
     Accounts receivable......       119          83          (1,351)         --
     Inventory................      (778)     (1,305)         (9,995)         --
     Prepaid expenses and
       other..................       433         404            (955)         --
     Other assets.............      (530)          1              78          --
     Intercompany.............   (11,621)        523           7,744          --
     Accounts payable.........    (1,176)        289            (996)         --
     Accrued expenses and
       other..................     4,015          (9)           (174)         --
 Cash provided (used) by
   discontinued operations....       231        (652)             --          --
                                --------     -------         -------       -----
   Net cash provided (used) by
     operating activities.....    (7,323)       (319)         (1,189)         --
                                --------     -------         -------       -----
Investing Activities:
 Capital expenditures.........        --         (32)           (286)         --
 Proceeds from sale of
   assets.....................        --          --              --          --
 Other investing..............        --          --              --          --
 Discontinued operations......    13,788          --              --          --
                                --------     -------         -------       -----
   Net cash provided (used) by
     investing activities.....    13,788         (32)           (286)         --
                                --------     -------         -------       -----
Financing Activities:
 Net (decrease) in cash
   overdraft..................        18         277             365          --
 Net (decrease) in short-term
   debt.......................    (6,280)         --              --          --
 Proceeds from long-term
   debt.......................        --          --              --          --
 Payments of long-term debt...      (203)        (12)           (143)         --
 Other financing..............        --          --              --          --
 Discontinued operations......        --          --              --          --
                                --------     -------         -------       -----
   Net cash provided (used) by
     financing activities.....    (6,465)        265             222          --
                                --------     -------         -------       -----
Effect of exchange rate
 changes on cash..............        --          --               2          --
                                --------     -------         -------       -----
Net increase (decrease) in
 cash and cash equivalents....        --         (86)         (1,251)         --
Cash and cash equivalents at
 beginning of period..........        43         119           2,167          --
                                --------     -------         -------       -----
Cash and cash equivalents at
 end of period................  $     43     $    33         $   916       $  --
                                ========     =======         =======       =====

                                     FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
                                --------------------------------------------------------
                                 BELGIUM    NON-GUARANTOR   CONSOLIDATION   CONSOLIDATED
                                GUARANTOR   SUBSIDIARIES     ADJUSTMENTS      BALANCE
                                ---------   -------------   -------------   ------------
                                                     (IN THOUSANDS)
Operating Activities:
 Net income (loss)............   $   520       $(1,763)        $(2,412)       $ 1,255
 Adjustment for discontinued
   operations.................        --           338            (462)           231
                                 -------       -------         -------        -------
 Income (loss) from continuing
   operations.................       520        (1,425)         (2,874)         1,486
 Adjustments to reconcile
   income (loss) from
   continuing operations to
   net cash provided (used) by
   operating activities:
   Depreciation and
     amortization.............       632         1,291                          3,168
   Deferred income taxes......        --            53                             53
   Net gain from sales of
     assets...................        --             1                              1
   Effects of changes in
     foreign currency.........      (913)         (287)                        (1,364)
   Other......................        --          (293)                           152
   Changes in operating assets
     and liabilities:
     Accounts receivable......       544         1,437                            832
     Inventory................     6,828         1,124                         (4,126)
     Prepaid expenses and
       other..................       441          (316)                             7
     Other assets.............        --            76                           (375)
     Intercompany.............    (7,853)        8,333           2,874             --
     Accounts payable.........    (2,152)       (1,448)                        (5,483)
     Accrued expenses and
       other..................     2,641           820                          7,293
 Cash provided (used) by
   discontinued operations....        --            45                           (376)
                                 -------       -------         -------        -------
   Net cash provided (used) by
     operating activities.....       688         9,411              --          1,268
                                 -------       -------         -------        -------
Investing Activities:
 Capital expenditures.........      (226)         (308)                          (852)
 Proceeds from sale of
   assets.....................        --            12                             12
 Other investing..............        --            --                             --
 Discontinued operations......        --           261                         14,049
                                 -------       -------         -------        -------
   Net cash provided (used) by
     investing activities.....      (226)          (35)             --         13,209
                                 -------       -------         -------        -------
Financing Activities:
 Net (decrease) in cash
   overdraft..................        --            71                            731
 Net (decrease) in short-term
   debt.......................        --         6,000                           (280)
 Proceeds from long-term
   debt.......................        --         1,500                          1,500
 Payments of long-term debt...        --          (586)                          (944)
 Other financing..............        --            --                             --
 Discontinued operations......        --            86                             86
                                 -------       -------         -------        -------
   Net cash provided (used) by
     financing activities.....        --         7,071              --          1,093
                                 -------       -------         -------        -------
Effect of exchange rate
 changes on cash..............        16           150                            168
                                 -------       -------         -------        -------
Net increase (decrease) in
 cash and cash equivalents....       478        16,597              --         15,738
Cash and cash equivalents at
 beginning of period..........       185         8,665                         11,179
                                 -------       -------         -------        -------
Cash and cash equivalents at
 end of period................   $   663       $25,262         $    --        $26,917
                                 =======       =======         =======        =======

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES

13.  SUBSEQUENT EVENTS

  ISSUANCE OF ADDITIONAL 13% SENIOR SECURED NOTES:

     On December 21, 2004, the Company completed a private offering of 22,491 additional units consisting of $18,207 13% Senior Secured Notes due 2007 of the Company (the "U.S. Notes") and $4,284 13% Senior Secured Notes due 2007 (the "Dutch Notes" and together with the U.S. Notes, the "Additional Notes") of Philipp Brothers Netherlands III B.V., an indirect wholly-owned subsidiary of the Company (the "Dutch Issuer" and together with the Company, the "Issuers"). The Additional Notes were issued under the Indenture dated October 21, 2003, as amended and supplemented (the "Indenture") under which the Issuers previously issued 105,000 units consisting of $85,000 aggregate principal amount of U.S. Notes and $20,000 aggregate principal amount of Dutch Notes. The proceeds from the sale of the Additional Notes will be used to refinance a portion of the Company's indebtedness under its domestic senior credit facility.

  AMENDMENT TO THE SENIOR DOMESTIC CREDIT FACILITY:

     On December 21, 2004, concurrent with the completion of the offering of the Additional Notes, the Company amended the domestic senior credit facility to:
(i) amend the EBITDA definition to exclude charges and expenses related to the sale of the Belgium Plant in an aggregate amount not to exceed $26,800 for purposes of calculating a certain financial covenant; (ii) amend the Indenture reserve definition to include scheduled payments of interest due on the Additional Notes; (iii) amend the maximum aggregate amount of borrowing available under the working capital facility to permit a temporary increase to $22,500 and for its reduction to $17,500 on such borrowings being refinanced by the proceeds of the Additional Notes; (iv) amend the Permitted Investments definition to include investments in connection with the sale of the Belgium Plant and transfer of certain equipment, together with other assets and rights related to the production of virginiamycin, to Philipp Brothers Brasil Holdings Ltda, ("PAH Brazil") or in connection with alternative production arrangements; and (v) provide for the issuance of the Additional Notes and the sale of the Belgium Plant and related transactions.

  SALE OF BELGIUM PLANT:

     On December 16, 2004, Phibro Animal Health SA, ("PAH Belgium") entered into an agreement with GlaxoSmithKline Biologicals ("GSK") to sell to GSK substantially all of PAH Belgium's facilities in Rixensart, Belgium ("the Belgium Plant") as follows (U.S. dollar amounts at the December 16, 2004 exchange rate): (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of PAH Belgium for a purchase price of EUR 6,200 ($8,238), payable at closing; (ii) the transfer to GSK of a majority of the employees of the Belgium Plant and the corresponding responsibility for statutory severance obligations;
(iii) GSK agreeing to be responsible for costs of removal, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 700 ($930) for such removal costs; (iv) in recognition of the benefits to PAHC from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1,500 ($1,993) within six months from the closing date, EUR 1,500 ($1,993) within eighteen months from the closing date, EUR 1,500 ($1,993) within thirty months from the closing date, and EUR 500 ($664) within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 400 ($531)) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7,700 ($10,231), of which an amount estimated to be approximately EUR 4,100 ($5,448) would be payable at or around the closing and an aggregate amount so estimated to be approximately
EUR 3,600 ($4,783) would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining any or all equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such

               PHIBRO ANIMAL HEALTH CORPORATION AND SUBSIDIARIES equipment, together with other assets and rights related to the production of virginiamycin, to PAH Brazil which owns a facility in Guarulhos, Brazil or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The Dutch Notes and related guarantees are secured by a mortgage on the Belgium Plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

     The carrying value of the Belgium Plant and related assets at September 30, 2004 is EUR 13.908 ($18,480). The Company is in the process of evaluating the accounting for this transaction and will record an impairment loss, if required, in the second quarter ended December 31, 2004. In addition, the company will expense severance, plant closure and other related costs in the period in which such liabilities are incurred in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or disposal Activities". As of the date of this filing, estimates of such costs are in process of being determined.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Philipp Brothers Netherlands I B.V.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Philipp Brothers Netherlands I B.V. and its subsidiaries at June 30, 2004 and June 30, 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
January 10, 2005

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                 AS OF JUNE 30,
                                                              ---------------------
                                                                2004        2003
                                                              ---------   ---------
                                                              (U.S.$ IN THOUSANDS)
                                      ASSETS
CURRENT ASSETS:
  Cash, including restricted balance of $175 at June 30,
     2004 and 2003..........................................  $    422    $    689
  Trade receivables, less allowance for doubtful accounts of
     $39 and $58 at June 30, 2004 and 2003, respectively....     4,344       3,090
  Other receivables.........................................       304         711
  Inventories...............................................    32,611      22,768
  Prepaid expenses and other current assets.................     4,020       4,429
  Trade receivables -- related parties......................     7,917      11,116
                                                              --------    --------
     TOTAL CURRENT ASSETS...................................    49,618      42,803
PROPERTY, PLANT AND EQUIPMENT, net..........................    30,588      30,732
INTANGIBLES.................................................     1,569       1,818
OTHER ASSETS................................................     1,084          --
                                                              --------    --------
                                                              $ 82,859    $ 75,353
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $  3,223    $ 12,928
  Accrued expenses and other current liabilities............    13,438       9,160
  Trade payables -- related parties.........................     1,687         922
                                                              --------    --------
     TOTAL CURRENT LIABILITIES..............................    18,348      23,010
LONG-TERM DEBT..............................................    20,000          --
OTHER LIABILITIES...........................................     2,897       2,905
NOTES PAYABLE -- RELATED PARTIES............................    55,124      60,034
                                                              --------    --------
     TOTAL LIABILITIES......................................    96,369      85,949
                                                              --------    --------
STOCKHOLDERS' DEFICIT:
  Paid-in capital...........................................     7,405       3,877
  Accumulated deficit.......................................   (14,860)    (10,258)
  Cumulative foreign currency translation adjustment........    (6,055)     (4,215)
                                                              --------    --------
     TOTAL STOCKHOLDERS' DEFICIT............................   (13,510)    (10,596)
                                                              --------    --------
                                                              $ 82,859    $ 75,353
                                                              ========    ========

   The accompanying notes are an integral part of the consolidated financial statements

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2004       2003       2002
                                                              --------   --------   --------
                                                                   (U.S.$ IN THOUSANDS)
NET SALES...................................................  $15,601    $15,467    $14,639
NET SALES -- RELATED PARTIES................................   34,357     31,216     32,261
                                                              -------    -------    -------
  TOTAL SALES...............................................   49,958     46,683     46,900
COST OF GOODS SOLD..........................................   37,940     38,744     35,856
                                                              -------    -------    -------
  GROSS PROFIT..............................................   12,018      7,939     11,044
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    6,966      5,205      5,071
                                                              -------    -------    -------
  OPERATING INCOME..........................................    5,052      2,734      5,973
OTHER:
  Interest expense..........................................    2,097        251        185
  Interest expense -- related parties.......................    6,624      7,336      6,397
  Other (income) expense, net...............................     (681)     1,650        231
  Other (income) expense, net -- related parties............       --      2,880         --
                                                              -------    -------    -------
  (LOSS) BEFORE INCOME TAXES................................   (2,988)    (9,383)      (840)
PROVISION FOR INCOME TAXES..................................    1,614        359        (10)
                                                              -------    -------    -------
  NET LOSS..................................................   (4,602)    (9,742)      (830)
OTHER COMPREHENSIVE INCOME (LOSS):
  Change in currency translation adjustment.................   (1,840)     2,669     (3,612)
                                                              -------    -------    -------
  COMPREHENSIVE LOSS........................................  $(6,442)   $(7,073)   $(4,442)
                                                              =======    =======    =======

   The accompanying notes are an integral part of the consolidated financial statements

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                    FOR THE YEARS ENDED JUNE 30, 2004 AND 2003 AND 2002
                                                    ---------------------------------------------------
                                                                                 FOREIGN
                                                                                 CURRENCY
                                                    PAID-IN    (ACCUMULATED    TRANSLATION
                                                    CAPITAL      DEFICIT)       ADJUSTMENT      TOTAL
                                                    --------   -------------   ------------   ---------
                                                                   (U.S.$ IN THOUSANDS)
BALANCE, JUNE 30, 2001............................   $   25      $    314        $(3,272)     $ (2,933)
  Contribution from parent........................    1,922                                      1,922
  Net (loss)......................................                   (830)                        (830)
  Foreign currency translation adjustment.........                                (3,612)       (3,612)
                                                     ------      --------        -------      --------
BALANCE, JUNE 30, 2002............................   $1,947      $   (516)       $(6,884)     $ (5,453)
                                                     ======      ========        =======      ========
  Contribution from parent........................    1,930                                      1,930
  Net (loss)......................................                 (9,742)                      (9,742)
  Foreign currency translation adjustment.........                                 2,669         2,669
                                                     ------      --------        -------      --------
BALANCE, JUNE 30, 2003............................   $3,877      $(10,258)       $(4,215)     $(10,596)
                                                     ======      ========        =======      ========
  Contribution from parent........................    3,528                                      3,528
  Net (loss)......................................                 (4,602)                      (4,602)
  Foreign currency translation adjustment.........                                (1,840)       (1,840)
                                                     ------      --------        -------      --------
BALANCE, JUNE 30, 2004............................   $7,405      $(14,860)       $(6,055)     $(13,510)
                                                     ======      ========        =======      ========

   The accompanying notes are an integral part of the consolidated financial statements

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED JUNE 30,
                                                              ----------------------------
                                                               2004      2003       2002
                                                              -------   -------   --------
                                                                  (U.S.$ IN THOUSANDS)
OPERATING ACTIVITIES:
  Net (loss)................................................  $(4,602)  $(9,742)  $   (830)
  Adjustments to reconcile net (loss) to net cash used by
     operating activities:
     Depreciation and amortization..........................    3,558     2,449      2,889
     Deferred taxes.........................................      112     1,376        862
     Allocated selling, general and administrative expenses
       from parent..........................................    2,217     1,930      1,922
     Effects of changes in foreign currency and other.......     (378)    1,419       (474)
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,287)     (572)     1,469
       Inventories..........................................   (9,699)   (1,398)   (13,181)
       Prepaid expenses and other current assets............      354    (2,534)      (791)
       Other assets.........................................       --        --         66
       Related party receivables and payables...............    6,227     6,611      1,466
       Accounts payable.....................................   (2,169)    3,540        971
       Accrued expenses and other liabilities...............    4,022    (6,611)     5,021
                                                              -------   -------   --------
          NET CASH USED BY OPERATING ACTIVITIES.............   (1,645)   (3,532)      (610)
                                                              -------   -------   --------
INVESTING ACTIVITIES:
  Capital expenditures......................................   (3,024)   (4,260)    (2,657)
  Acquisition of a business.................................       --        --     (4,422)
  Other investing...........................................     (189)       --         --
                                                              -------   -------   --------
          NET CASH USED BY INVESTING ACTIVITIES.............   (3,213)   (4,260)    (7,079)
                                                              -------   -------   --------
FINANCING ACTIVITIES:
  Net increase (decrease) in intercompany debt..............   (7,176)    7,578        809
  Proceeds from long-term debt..............................   20,000        --         --
  Payment of Pfizer obligations.............................   (8,225)       --         --
                                                              -------   -------   --------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    4,599     7,578        809
                                                              -------   -------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       (8)       78         86
                                                              -------   -------   --------
          NET DECREASE IN CASH AND CASH EQUIVALENTS.........     (267)     (136)    (6,794)
CASH AND CASH EQUIVALENTS at beginning of period............      689       825      7,619
                                                              -------   -------   --------
CASH AND CASH EQUIVALENTS at end of period..................  $   422   $   689   $    825
                                                              =======   =======   ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $    89   $    88   $     --
  Income taxes paid.........................................       63       956        358

   The accompanying notes are an integral part of the consolidated financial statements

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (U.S. $ IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

     Philipp Brothers Netherlands I B.V., a company organized under the laws of The Netherlands, (the "Company") is a global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFA"), which the Company sells throughout the world predominately to the poultry, swine and cattle markets.

     The Company is a direct wholly-owned subsidiary of Phibro Animal Health Holdings, Inc ("PAH Holdings") and an indirect wholly-owned subsidiary of Phibro Animal Health Corporation ("PAHC"). PAHC has agreed to fund the Company's cash flows to the extent required through January 31, 2006.

     On November 30, 2000, PAHC purchased the medicated feed additive ("MFA") business of Pfizer, Inc. The Company, the Company's subsidiaries and PAH Holdings were part of that acquisition. In connection with the MFA acquisition additional purchase price of $4,422, was earned and paid in 2002. All earn-out requirements have been satisfied and no further payments are necessary.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries, including Phibro Animal Health SA ("PAH Belgium") and Philipp Brothers Brasil Holdings Ltda. ("PAH Brazil"). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The Company presents its consolidated financial statements on the basis of its fiscal year ending June 30. All references to years 2004, 2003, and 2002 in these financial statements refer to the fiscal year ended June 30 of that year.

  RISKS AND UNCERTAINTIES:

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     A significant portion of the Company's sales and earnings are attributable to transactions with related parties.

  USE OF ESTIMATES:

     Preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES could differ from these estimates. Significant estimates include reserves for bad debts, inventory obsolescence, environmental matters, depreciation and amortization periods of long-lived assets, recoverability of long-lived assets and realizability of deferred tax assets and actuarial assumptions related to the Company's pension plan.

  REVENUE RECOGNITION:

     Revenue is recognized upon transfer of title and when risk of loss passes to the customer, generally at time of shipment. Net sales reflect total sales billed, less reductions for goods returned and trade discounts.

  CASH:

     Cash includes cash in banks. Cash also includes cash, of a subsidiary of the Company, which is on deposit in a restricted bank account under a contractual obligation with a customer, in the amount of $175 at June 30, 2004 and 2003. This cash was subsequently released during December 2004.

  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the probable credit losses in its existing accounts receivable. The allowance is based on historical write-off experience and is reviewed periodically. Past due balances are reviewed individually for collectibility. Account balances are charged against the allowance when the Company feels that it is probable that the receivable will not be recovered.

     The allowance for doubtful accounts was:

                                                              2004   2003   2002
                                                              ----   ----   ----
Balance at beginning of period..............................  $ 58   $20    $25
Provision for bad debts.....................................    --    38     --
Bad debt write-offs.........................................   (19)   --     (5)
                                                              ----   ---    ---
Balance at end of period....................................  $ 39   $58    $20
                                                              ====   ===    ===

  INVENTORIES:

     Inventories are valued at the lower of cost or market. Cost is determined principally under the first-in, first-out (FIFO) method. Obsolete and unsaleable inventories are reflected at estimated net realizable value. Inventory costs include materials, direct labor and manufacturing overhead. Inventories are comprised of:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Raw materials...............................................  $ 1,454   $ 2,016
Work-in-process.............................................      585       220
Finished goods..............................................   30,572    20,532
                                                              -------   -------
Total inventory.............................................  $32,611   $22,768
                                                              =======   =======

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost.

     Depreciation is charged to results of operations using the straight-line method based upon the assets' estimated useful lives ranging from 8 to 20 years for buildings and improvements and 3 to 10 years for machinery and equipment.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

     The Company capitalizes costs that extend the useful life or productive capacity of an asset. Repair and maintenance costs are expensed as incurred. In the case of disposals, the assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in the statements of operations and comprehensive loss.

  DEFERRED FINANCING COSTS:

     Deferred financing costs related to the 13% Senior Secured Notes due 2007 were allocated to the Company from PAHC and were $1,311 net of accumulated amortization of $227 at June 30, 2004. These deferred financing costs are being amortized over the life of the notes. Amortization expense was $227 for 2004.

  INTANGIBLES:

     Product intangibles cost arising from the MFA acquisition was $2,191 and $2,069 at June 30, 2004 and 2003, respectively, and accumulated amortization of $622 and $251 at June 30, 2004 and 2003, respectively. Amortization expense was $252, $156 and $201 for 2004, 2003 and 2002, respectively. Amortization expense from the MFA acquisition for each of the next five years from 2005 to 2009 is expected to be approximately $250 per year. These product intangible costs are being amortized on a straight-line basis over ten years with 6 1/2 years remaining at June 30, 2004.

  FOREIGN CURRENCY TRANSLATION:

     Financial position and results of operations of the Company are measured using the Euro as the functional currency. Assets and liabilities are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in cumulative foreign currency translation adjustment on the Company's balance sheet. Income statement accounts are translated at the average rates of exchange prevailing during the year.

     Foreign currency transaction gains and losses primarily arise from short-term intercompany balances. Net foreign currency transaction (gains) losses were $(378), $1,419 and $(474) for 2004, 2003 and 2002, respectively, and were included in other (income) expense, net in the consolidated statements of operations and comprehensive loss.

     PAHC considers long-term notes payable with related parties to be balances for which settlement is not planned or anticipated in the foreseeable future. PAHC considers these balances to be part of the net investment and, accordingly, foreign currency transaction (gains) losses from such items are recorded in cumulative foreign currency translation adjustment on the Company's balance sheet.

  RECOVERABILITY OF LONG-LIVED ASSETS:

     The Company evaluates the recoverability of long-lived assets, including intangible assets, when events or circumstances indicate that a diminution in value may have occurred, using financial indicators such as historical and future ability to generate cash flows from operations. The Company's policy is to record an impairment loss in the period it is determined the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest or income taxes) are less than the carrying amount of the assets.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

  INCOME TAXES:

     Income tax expense includes The Netherlands, Belgium and Brazil income taxes. The tax effect of certain temporary differences between amounts recognized for financial reporting purposes and amounts recognized for tax purposes are reported as deferred income taxes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established as necessary to reduce deferred tax assets to amounts more likely than not to be realized.

  RESEARCH AND DEVELOPMENT EXPENDITURES:

     Research and development expenditures are expensed as incurred, recorded in selling, general and administrative expenses and were $520, $273 and $273 for 2004, 2003 and 2002, respectively.

  NEW ACCOUNTING PRONOUNCEMENTS:

     The Company adopted the following new and revised accounting pronouncements in fiscal 2004:

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment to FASB Statements No. 87, 88, and 106 (revised 2003)" ("SFAS No. 132"). This revision to SFAS No. 132 relates to employers' disclosures about pension plans and other postretirement benefit plans. SFAS No. 132 now requires additional disclosures to describe the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods of defined pension plans and other defined postretirement plans. The additional disclosures required by this revision to SFAS No. 132 have been provided.

     FASB Interpretation No. 46, "Consolidation of Variable Interest Entities (revised December 2003)" ("FIN No. 46"). This revision to FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The adoption of FIN No. 46 did not result in a material impact on the Company's financial statements.

     The Company will adopt the following new accounting pronouncements during 2005:

     Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment to Accounting Research Bulletin No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...."
SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal". In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 30, 2005 and the provisions of this statement shall be applied prospectively. The Company is currently assessing the impact of this statement.

     Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after December 2004. The provisions of this statement shall be applied prospectively. The Company is currently assessing the impact of this statement.

3.  REFINANCING

     On October 21, 2003, PAHC issued 105,000 units consisting of $85,000 of 13% Senior Secured Notes due 2007 of PAHC and $20,000 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V., an indirect wholly-owned subsidiary of the Company. Certain proceeds from the issuance were to satisfy its outstanding obligations to Pfizer Inc., including $8,225 of accounts payable.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Land........................................................  $ 4,199   $ 4,287
Buildings and improvements..................................   10,267     8,820
Machinery and equipment.....................................   25,321    23,859
                                                              -------   -------
                                                               39,787    36,966
Less: accumulated depreciation..............................   (9,199)   (6,234)
                                                              -------   -------
                                                              $30,588   $30,732
                                                              =======   =======

     Depreciation expense was $3,079, $2,293 and $2,688 for 2004, 2003 and 2002,
respectively.

5.  RELATED PARTY TRANSACTIONS

     The Company transacts business with PAHC and certain of its subsidiaries. The amounts of these transactions, and the related receivables and payables, reflected in the Company's financial statements are as follows:

                                                           2004      2003      2002
                                                          -------   -------   -------
Product sales...........................................  $34,357   $31,216   $32,261
Product purchases.......................................      913     3,086     4,028
Receivables at June 30..................................    7,917    11,116    16,730
Payables at June 30.....................................    1,687       922     1,989

     The Company has notes payable to related parties. These notes bear interest at 6%, 9%, 13% and 13.125% per annum and interest is payable annually on December 31. The Company's related interest obligations to related parties will be payable only to the extent that the Company's cash flows are sufficient to service such obligations. These notes mature on June 23, 2006, September 22, 2006, December 1, 2007 and July 2, 2011. These notes payable are included in notes payable -- related parties on the Company's consolidated balance sheet.

     During August and September 2001, Odda, a Norwegian subsidiary of PAHC, issued $2,000 of 9 7/8% promissory notes, with a 5-year maturity, to PAH Brazil. During 2003 PAHC determined it would permanently shutdown and no longer fund the operations of Odda, and on February 28, 2003 Odda filed for bankruptcy in Norway. As a result of the bankruptcy, during 2003, the Company recorded a reserve of $2,280 for the principal amount of the promissory notes plus accrued interest. This reserve was included in other

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

(income) expense, net -- related parties on the Company's consolidated statements of operations and comprehensive loss.

     Cost allocations from PAHC and certain other related parties are included in selling, general and administrative expenses on the Company's consolidated statements of operations and comprehensive loss. These allocations are based upon the ratio of the Company's third party sales to the third party sales of PAHC and certain other related parties, and represent administrative costs incurred by these entities in support of the operations of the Company. These cost allocations amounted to $2,217, $1,930 and $1,922 for 2004, 2003 and 2002, respectively. PAHC and the certain other related parties have decided not to seek repayment for these amounts from the Company and contributed these amounts as additional capital to the Company.

6.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities are comprised of:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Employee related expenses...................................  $ 3,264   $ 2,876
Tax accruals................................................    8,167     5,188
Interest accruals...........................................      217        --
Other accrued liabilities...................................    1,790     1,096
                                                              -------   -------
                                                              $13,438   $ 9,160
                                                              =======   =======

7.  DEBT

     In October 2003 PAHC issued 105,000 units, consisting of $85,000 of 13% Senior Secured Notes due 2007 of PAHC (the "US Senior Notes") and $20,000 of 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Notes" and together with the US Senior notes, the "Senior Secured Notes"), (the "Dutch issuer"), an indirect wholly-owned subsidiary of the Company.

     The Dutch Senior Notes are senior secured obligations of the Dutch issuer and are guaranteed on a senior secured basis by PAHC and by the restricted subsidiaries of the Dutch issuer, presently consisting of Phibro Animal Health SA. The Dutch Senior Notes and related guarantees are secured by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, and a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries.

     The indenture governing the Senior Secured Notes provides for optional make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires PAHC to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     The indenture contains certain covenants with respect to PAHC, the Company and the guarantors, which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the sale of assets, (e) certain payment restrictions affecting subsidiaries, and (f) transactions with affiliates. The indenture restricts the Company's ability to consolidate, or merge with or into, or to transfer all or substantially all of its assets to, another person.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

8.  EMPLOYEE BENEFIT PLANS

     The Company's Belgium subsidiary maintains a defined benefit plan for eligible employees. The benefits provided by the plan are based upon years of service and the employees' average compensation, as defined. The measurement date for the plan was June 30, 2004 and 2003, respectively.

     Reconciliations of changes in benefit obligations, plan assets, and funded status of the plans were:

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $6,595      $4,251
Service cost................................................      467         310
Employee contributions......................................       27         100
Interest cost...............................................      374         259
Benefits paid...............................................       (3)        (29)
Actuarial (gain) or loss....................................     (475)        879
Exchange rate impact........................................      338         825
                                                               ------      ------
Benefit obligation at end of year...........................   $7,323      $6,595
                                                               ======      ======

     At June 30, 2004 and 2003, the accumulated benefit obligations were $4,383 and $4,248, respectively.

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............   $4,566      $2,882
Actual return on plan assets................................      435         204
Employer contributions......................................      558         841
Employee contributions......................................       27         100
Benefits paid...............................................       (3)        (29)
Exchange rate impact........................................      245         568
                                                               ------      ------
Fair value of plan assets at end of year....................   $5,828      $4,566
                                                               ======      ======

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
FUNDED STATUS
Funded status of the plan...................................   $(1,495)    $(2,029)
Unrecognized net actuarial (gain) or loss...................       368         961
                                                               -------     -------
(Accrued) pension cost......................................   $(1,127)    $(1,068)
                                                               =======     =======

     The Company expects to contribute $602 to the plan during fiscal 2005. The Company's policy is to fund the plan in amounts which comply with contribution limits imposed by law.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

     Components of net periodic pension expense were:

                                                              2004    2003    2002
                                                              -----   -----   -----
Service cost -- benefits earned during the year.............  $ 467   $ 310   $ 217
Interest cost on benefit obligation.........................    374     259     164
Expected return on plan assets..............................   (300)   (203)   (123)
Amortization of net actuarial loss..........................     22      --      --
                                                              -----   -----   -----
Net periodic pension cost...................................  $ 563   $ 366   $ 258
                                                              =====   =====   =====

     Significant actuarial assumptions for the plan were:

                                                              2004   2003   2002
                                                              ----   ----   ----
Discount rate for service and interest......................  5.5%   5.8%   5.8%
Expected rate of return on plan assets......................  6.0%   6.0%   6.0%
Rate of compensation increase...............................  3.0%   3.0%   3.0%
Discount rate for year-end benefit obligation...............  5.5%   5.5%   5.8%

     Estimated future benefit payments, including benefits attributable to future service, are as follows:

2005........................................................  $   37
2006........................................................      38
2007........................................................      40
2008........................................................      41
2009........................................................      42
2010-2014...................................................   1,817

     The Company's plan target allocations for fiscal 2005 and the weighted asset allocation of plan assets as of June 30, 2004 and 2003 are as follows:

                                                              2005   2004   2003
                                                              ----   ----   ----
Debt securities.............................................  59%    62%    79%
Equity securities...........................................  25%    21%    20%
Other.......................................................  16%    17%     1%

     The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. Equity securities are expected to return 7.5% over the long-term, while debt securities are expected to return 5.5%.

     The Company assumed the liability for the plan during 2002 as part of the MFA acquisition from Pfizer.

     The Company's Brazil subsidiary provides a savings plan, under which eligible employees may make a pre-tax contribution of up to 12% of base compensation. The Company makes a matching contribution equal to the employee's contribution up to the first 6% of base compensation. All employee contributions are subject to the maximum amounts permitted under statutory income tax guidelines. Expense related to the Company's contribution under this plan was $58, $41 and $39 for 2004, 2003 and 2002, respectively.

     In addition the Company's Brazil subsidiary makes a supplemental retirement contribution on behalf of certain eligible employees transferred to the Company in December 2000. Expense related to the Company's contribution was $30, $24 and $30 in 2004, 2003 and 2002, respectively.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

9.  INCOME TAXES

                                                             2004      2003     2002
                                                            -------   -------   -----
Loss before income taxes..................................  $(2,988)  $(9,383)  $(840)
                                                            =======   =======   =====
Current tax provision (benefit)...........................  $ 1,502   $(1,017)  $(872)
Deferred tax provision....................................      112     1,376     862
                                                            -------   -------   -----
Provision (benefit) for income taxes......................  $ 1,614   $   359   $ (10)
                                                            =======   =======   =====

     Reconciliations of the statutory income tax rate and the Company's effective income tax rate are:

                                                              2004    2003    2002
                                                              -----   -----   -----
                                                                %       %       %
Statutory income tax rate...................................  (34.0)  (34.0)  (34.0)
Foreign tax rate differences................................    9.3     1.5   (36.4)
Expenses with no tax benefit................................   34.2     6.4    72.4
Changes in valuation allowance..............................   33.8    27.2      --
Other.......................................................   10.7     2.7    (3.2)
                                                              -----   -----   -----
Effective income tax rate...................................   54.0     3.8    (1.2)
                                                              =====   =====   =====

     The tax effects of significant temporary differences that comprise deferred tax assets and deferred tax liabilities at June 30, 2004 and 2003 were:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Deferred tax assets:
  Depreciation..............................................  $     7   $     7
  Inventory.................................................      615       615
  Net operating loss carry forwards.........................    3,686     1,849
  Other.....................................................       97        11
                                                              -------   -------
                                                                4,405     2,482
  Less: valuation allowance.................................   (3,686)   (1,849)
                                                              -------   -------
                                                                  719       633
                                                              -------   -------
Deferred tax liabilities:
  Depreciation..............................................   (1,022)     (990)
  Other.....................................................   (1,143)     (977)
                                                              -------   -------
                                                               (2,165)   (1,967)
                                                              -------   -------
Net deferred tax liability..................................  $(1,446)  $(1,334)
                                                              =======   =======

     Deferred taxes are included in the following line items on the Company's consolidated balance sheets:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Prepaid expenses and other current assets...................  $   315   $   315
Other liabilities...........................................   (1,761)   (1,649)
                                                              -------   -------
                                                              $(1,446)  $(1,334)
                                                              =======   =======

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

     The Company has incurred losses in recent years and has reassessed the likelihood of recovering net deferred tax assets, resulting in the recording of valuation allowances due to the uncertainty of future profitability. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

10.  SUBSEQUENT EVENTS

  ISSUANCE OF ADDITIONAL 13% SENIOR SECURED NOTES:

     On December 21, 2004, PAHC completed a private offering of 22,491 additional units consisting of $18,207 13% Senior Secured Notes due 2007 of PAHC (the "U.S. Notes") and $4,284 13% Senior Secured Notes due 2007 (the "Dutch Notes" and together with the U.S. Notes, the "Additional Notes") of Philipp Brothers Netherlands III B.V., an indirect wholly-owned subsidiary of the Company (the "Dutch Issuer" and together with PAHC, the "Issuers"). The Additional Notes were issued under the Indenture dated October 21, 2003, as amended and supplemented (the "Indenture") under which the Issuers previously issued 105,000 units consisting of $85,000 aggregate principal amount of U.S. Notes and $20,000 aggregate principal amount of Dutch Notes. The proceeds from the sale of the Additional Notes will be used to refinance a portion of PAHC's indebtedness under its domestic senior credit facility.

  SALE OF BELGIUM PLANT:

     On December 16, 2004 PAH Belgium entered into an agreement with GlaxoSmithKline Biologicals ("GSK") to sell to GSK substantially all of PAH Belgium's facilities in Rixensart, Belgium ("the Belgium Plant") as follows (U.S. dollar amounts at the December 16, 2004 exchange rate): (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of PAH Belgium for a purchase price of EUR 6,200 ($8,238), payable at closing; (ii) the transfer to GSK of a majority of the employees of the Belgium Plant and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of removal, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 700 ($930) for such removal costs; (iv) in recognition of the benefits to PAHC from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1,500 ($1,993) within six months from the closing date, EUR 1,500 ($1,993) within eighteen months from the closing date, EUR 1,500 ($1,993) within thirty months from the closing date, and EUR 500 ($664) within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 400 ($531)) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7,700 ($10,231), of which an amount estimated to be approximately EUR 4,100 ($5,448) would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3,600 ($4,783) would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining any or all equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to PAH Brazil which owns a facility in Guarulhos, Brazil or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The Dutch Notes and related guarantees are secured by a mortgage on the Belgium Plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

              PHILIPP BROTHERS NETHERLANDS I B.V. AND SUBSIDIARIES

     The carrying value of the Belgium Plant and related assets at September 30, 2004 is EUR 13,098 ($18,480). The Company is in the process of evaluating the accounting for this transaction and will record an impairment loss, if required in the second quarter ended December 31, 2004. In addition, the Company will expense severance, plant closure and other related costs in the period in which such liabilities are incurred in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". As of the date of this filing, estimates of such costs are in process of being determined.

11.  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to credit risk consist principally of cash and trade receivables. The Company places its cash with high quality financial institutions. The Company sells to customers in a variety of industries, markets and countries. Concentrations of credit risk with respect to receivables arising from these sales are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial conditions are performed and, generally, no collateral is required. The Company maintains appropriate reserves for uncollectible receivables.

     The carrying amounts of cash, trade receivables and trade payables is considered to be representative of their fair value because of their short maturities. The fair value of the Company's Dutch Senior Notes is estimated based on quoted market prices. At June 30, 2004 the fair value of the Company's Dutch Senior Notes was $21,800 and the related carrying amount was $20,000.

12.  BUSINESS SEGMENTS

     The Company has determined that it operates only in one segment. The Company manufactures and markets numerous formulations and concentrations of medicated feed additives including antibiotics, antibacterials, anticoccidials, anthelmintics, and other animal health and nutrition products.

13.  GEOGRAPHIC INFORMATION

     The following is information about the Company's geographic operations. Information is attributed to the geographic areas based on the location of the Company's subsidiaries.

                                                           2004      2003      2002
                                                          -------   -------   -------
TOTAL SALES
  Europe................................................  $34,713   $33,619   $25,705
  South America.........................................   15,245    13,064    21,195
                                                          -------   -------   -------
  Total.................................................  $49,958   $46,683   $46,900
                                                          =======   =======   =======

                                                           2004      2003      2002
                                                          -------   -------   -------
PROPERTY, PLANT AND EQUIPMENT, NET
  Europe................................................  $17,320   $17,049   $14,399
  South America.........................................   13,268    13,683    11,799
                                                          -------   -------   -------
  Total.................................................  $30,588   $30,732   $26,198
                                                          =======   =======   =======

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Phibro Animal Health SA (Belgium):

     In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive (loss), changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Phibro Animal Health SA (Belgium) at June 30, 2004 and June 30, 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
January 10, 2005

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

                                 BALANCE SHEETS

                                                                 AS OF JUNE 30,
                                                              ---------------------
                                                                2004        2003
                                                              ---------   ---------
                                                              (U.S.$ IN THOUSANDS)
                                      ASSETS
CURRENT ASSETS:
  Cash, including restricted balance of $175 at June 30,
     2004 and 2003..........................................   $   212     $   185
  Trade receivables, less allowance for doubtful accounts of
     $13 and $22 at June 30, 2004 and 2003, respectively....     2,592       1,542
  Other receivables.........................................        72         518
  Inventories...............................................    23,159      13,460
  Prepaid expenses and other current assets.................     1,018       1,866
  Trade receivables -- related parties......................     4,527       8,553
                                                               -------     -------
     TOTAL CURRENT ASSETS...................................    31,580      26,124
PROPERTY, PLANT AND EQUIPMENT, net..........................    17,321      17,049
INTANGIBLES.................................................     1,569       1,818
                                                               -------     -------
                                                               $50,470     $44,991
                                                               =======     =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $ 2,258     $12,115
  Accrued expenses and other current liabilities............     8,291       4,804
  Trade payables -- related parties.........................     2,879       1,835
                                                               -------     -------
     TOTAL CURRENT LIABILITIES..............................    13,428      18,754
OTHER LIABILITIES...........................................     2,897       2,905
NOTES PAYABLE -- RELATED PARTIES............................    30,571      22,306
                                                               -------     -------
     TOTAL LIABILITIES......................................    46,896      43,965
                                                               -------     -------
STOCKHOLDERS' EQUITY:
  Paid-in capital...........................................     1,896       1,186
  Accumulated deficit.......................................    (2,631)     (3,937)
  Cumulative foreign currency translation adjustment........     4,309       3,777
                                                               -------     -------
     TOTAL STOCKHOLDERS' EQUITY.............................     3,574       1,026
                                                               -------     -------
                                                               $50,470     $44,991
                                                               =======     =======

    The accompanying notes are an integral part of the financial statements

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2004       2003       2002
                                                              --------   --------   --------
                                                                   (U.S.$ IN THOUSANDS)
NET SALES...................................................  $ 5,742    $ 6,625    $ 4,196
NET SALES -- RELATED PARTIES................................   28,970     26,994     21,509
                                                              -------    -------    -------
  TOTAL SALES...............................................   34,712     33,619     25,705
COST OF GOODS SOLD..........................................   25,293     31,435     21,631
                                                              -------    -------    -------
  GROSS PROFIT..............................................    9,419      2,184      4,074
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    3,334      2,595      2,018
                                                              -------    -------    -------
  OPERATING INCOME (LOSS)...................................    6,085       (411)     2,056
OTHER:
  Interest expense..........................................       95         62        365
  Interest expense -- related parties.......................    3,335      2,849      2,486
  Other (income) expense, net...............................     (265)     1,283      2,294
                                                              -------    -------    -------
  INCOME (LOSS) BEFORE INCOME TAXES.........................    2,920     (4,605)    (3,089)
PROVISION (BENEFIT) FOR INCOME TAXES........................    1,614     (1,086)    (1,098)
                                                              -------    -------    -------
  NET INCOME (LOSS).........................................    1,306     (3,519)    (1,991)
OTHER COMPREHENSIVE INCOME:
  Change in currency translation adjustment.................      532      2,401      1,319
                                                              -------    -------    -------
  COMPREHENSIVE INCOME (LOSS)...............................  $ 1,838    $(1,118)   $  (672)
                                                              =======    =======    =======

    The accompanying notes are an integral part of the financial statements

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                     FOR THE YEARS ENDED JUNE 30, 2004 AND 2003 AND 2002
                                                    ------------------------------------------------------
                                                                                    FOREIGN
                                                                                   CURRENCY
                                                     PAID-IN     (ACCUMULATED     TRANSLATION
                                                     CAPITAL       DEFICIT)       ADJUSTMENT       TOTAL
                                                    ---------   --------------   -------------   ---------
                                                                     (U.S.$ IN THOUSANDS)
BALANCE, JUNE 30, 2001............................    $   --        $ 1,573          $   57       $ 1,630
  Contribution from parent........................       459                                          459
  Net (loss)......................................                   (1,991)                       (1,991)
  Foreign currency translation adjustment.........                                    1,319         1,319
                                                      ------        -------          ------       -------
BALANCE, JUNE 30, 2002............................    $  459        $  (418)         $1,376       $ 1,417
                                                      ======        =======          ======       =======
  Contribution from parent........................       727                                          727
  Net (loss)......................................                   (3,519)                       (3,519)
  Foreign currency translation adjustment.........                                    2,401         2,401
                                                      ------        -------          ------       -------
BALANCE, JUNE 30, 2003............................    $1,186        $(3,937)         $3,777       $ 1,026
                                                      ======        =======          ======       =======
  Contribution from parent........................       710                                          710
  Net (loss)......................................                    1,306                         1,306
  Foreign currency translation adjustment.........                                      532           532
                                                      ------        -------          ------       -------
BALANCE, JUNE 30, 2004............................    $1,896        $(2,631)         $4,309       $ 3,574
                                                      ======        =======          ======       =======

    The accompanying notes are an integral part of the financial statements

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED JUNE 30,
                                                              ----------------------------
                                                               2004      2003       2002
                                                              -------   -------   --------
                                                                  (U.S.$ IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 1,306   $(3,519)  $ (1,991)
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization..........................    2,669     2,019      2,252
     Deferred taxes.........................................      112       142       (178)
     Allocated selling, general and administrative expenses
       from parent..........................................      658       727        459
     Effects of changes in foreign currency and other.......     (264)    1,268      1,912
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (945)     (322)       886
       Inventories..........................................   (8,762)    2,270    (10,325)
       Prepaid expenses and other current assets............    1,369    (1,191)       273
       Other assets.........................................       --        --         66
       Related party receivables and payables...............    5,135     1,557      4,022
       Accounts payable.....................................   (2,395)    3,523      1,472
       Accrued expenses and other liabilities...............    2,790    (8,244)     3,193
                                                              -------   -------   --------
          NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES......................................    1,673    (1,770)     2,041
                                                              -------   -------   --------
INVESTING ACTIVITIES:
  Capital expenditures......................................   (1,613)   (2,149)    (1,938)
  Acquisition of a business.................................       --        --     (4,422)
  Other investing...........................................       --        --         --
                                                              -------   -------   --------
          NET CASH USED BY INVESTING ACTIVITIES.............   (1,613)   (2,149)    (6,360)
                                                              -------   -------   --------
FINANCING ACTIVITIES:
  Net increase in intercompany debt.........................    8,181     3,432      3,540
  Payment of Pfizer obligations.............................   (8,225)       --         --
                                                              -------   -------   --------
          NET CASH PROVIDED (USED) BY FINANCING
            ACTIVITIES......................................      (44)    3,432      3,540
                                                              -------   -------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       11        54        128
                                                              -------   -------   --------
          NET INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS.....................................       27      (433)      (651)
CASH AND CASH EQUIVALENTS at beginning of period............      185       618      1,269
                                                              -------   -------   --------
CASH AND CASH EQUIVALENTS at end of period..................  $   212   $   185   $    618
                                                              =======   =======   ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $    55   $    88   $     --
  Income taxes paid.........................................       --       366        358

    The accompanying notes are an integral part of the financial statements

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

                         NOTES TO FINANCIAL STATEMENTS
                              (U.S.$ IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

     Phibro Animal Health SA, a company organized under the laws of Belgium, (the "Company") is a manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFA"), which the Company sells in various markets predominately to the poultry, swine and cattle markets.

     The Company is a direct wholly-owned subsidiary of Philipp Brothers Netherlands III B.V. ("BV III") and an indirect wholly-owned subsidiary of both Philipp Brothers Netherlands I B.V. ("BV I") and Phibro Animal Health Corporation ("PAHC").

     On November 30, 2000, PAHC purchased the medicated feed additive ("MFA") business of Pfizer, Inc. The Company, BV III and BV I were part of that acquisition. In connection with the MFA acquisition additional purchase price of $4,422 was earned and paid in 2002. All earn-out requirements have been satisfied and no further payments are necessary.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION:

     The Company presents its financial statements on the basis of its fiscal year ending June 30. All references to years 2004, 2003, and 2002 in these financial statements refer to the fiscal year ended June 30 of that year.

  RISKS AND UNCERTAINTIES:

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     A significant portion of the Company's sales and earnings are attributable to transactions with related parties.

  USE OF ESTIMATES:

     Preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from these estimates. Significant estimates include reserves for bad debts, inventory obsolescence, environmental matters, depreciation and amortization periods of long-lived assets, recoverability of long-lived assets and realizability of deferred tax assets and actuarial assumptions related to the Company's pension plan.

  REVENUE RECOGNITION:

     Revenue is recognized upon transfer of title and when risk of loss passes to the customer, generally at time of shipment. Net sales reflect total sales billed, less reductions for goods returned and trade discounts.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

  CASH:

     Cash includes cash in banks. Cash also includes cash on deposit in a restricted bank account under a contractual obligation with a customer, in the amount of $175 at June 30, 2004 and 2003. This cash was subsequently released during December 2004.

  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the probable credit losses in its existing accounts receivable. The allowance is based on historical write-off experience and is reviewed periodically. Past due balances are reviewed individually for collectibility. Account balances are charged against the allowance when the Company feels that it is probable that the receivable will not be recovered.

     The allowance for doubtful accounts was:

                                                              2004   2003   2002
                                                              ----   ----   -----
Balance at beginning of period..............................  $22    $--    $  --
Provision for bad debts.....................................   --     22       --
Bad debt write-offs.........................................   (9)    --       --
                                                              ---    ---    -----
Balance at end of period....................................  $13    $22    $  --
                                                              ===    ===    =====

  INVENTORIES:

     Inventories are valued at the lower of cost or market. Cost is determined principally under the first-in, first-out (FIFO) method. Obsolete and unsaleable inventories are reflected at estimated net realizable value. Inventory costs include materials, direct labor and manufacturing overhead. Inventories are comprised of:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Raw materials...............................................  $   910   $   820
Work-in-process.............................................      166        60
Finished goods..............................................   22,083    12,580
                                                              -------   -------
Total inventory.............................................  $23,159   $13,460
                                                              =======   =======

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost.

     Depreciation is charged to results of operations using the straight-line method based upon the assets' estimated useful lives ranging from 8 to 20 years for buildings and improvements and 3 to 10 years for machinery and equipment.

     The Company capitalizes costs that extend the useful life or productive capacity of an asset. Repair and maintenance costs are expensed as incurred. In the case of disposals, the assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in the statements of operations and comprehensive income (loss).

  INTANGIBLES:

     Product intangibles cost arising from the MFA acquisition was $2,191 and $2,069 at June 30, 2004 and 2003, respectively, and accumulated amortization of $622 and $251 at June 30, 2004 and 2003, respectively.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

Amortization expense was $252, $156 and $201 for 2004, 2003 and 2002, respectively. Amortization expense from the MFA acquisition for each of the next five years from 2005 to 2009 is expected to be approximately $250 per year. These product intangible costs are being amortized on a straight-line basis over ten years with 6 1/2 years remaining at June 30, 2004.

  FOREIGN CURRENCY TRANSLATION:

     Financial position and results of operations of the Company are measured using the Euro as the functional currency. Assets and liabilities are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in cumulative foreign currency translation adjustment on the Company's balance sheet. Income statement accounts are translated at the average rates of exchange prevailing during the year.

     Foreign currency transaction gains and losses primarily arise from short-term intercompany balances. Net foreign currency transaction (gains) losses were $(264), $1,268 and $1,912 for 2004, 2003 and 2002, respectively, and were included in other (income) expense, net in the statements of operations and comprehensive income (loss).

     PAHC considers long-term notes payable with related parties to be balances for which settlement is not planned or anticipated in the foreseeable future. PAHC considers these balances to be part of the net investment and, accordingly, foreign currency transaction (gains) losses from such items are recorded in cumulative foreign currency translation adjustment on the Company's balance sheet.

  RECOVERABILITY OF LONG-LIVED ASSETS:

     The Company evaluates the recoverability of long-lived assets, including intangible assets, when events or circumstances indicate that a diminution in value may have occurred, using financial indicators such as historical and future ability to generate cash flows from operations. The Company's policy is to record an impairment loss in the period it is determined the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates, or if the expected future net cash flows (undiscounted and without interest or income taxes) are less than the carrying amount of the assets.

  INCOME TAXES:

     Income tax expense includes Belgium income taxes. The tax effect of certain temporary differences between amounts recognized for financial reporting purposes and amounts recognized for tax purposes are reported as deferred income taxes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established as necessary to reduce deferred tax assets to amounts more likely than not to be realized.

  RESEARCH AND DEVELOPMENT EXPENDITURES:

     Research and development expenditures are expensed as incurred, recorded in selling, general and administrative expenses and were $122 for 2004. There were no research and development expenditures in 2003 and 2002.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

  NEW ACCOUNTING PRONOUNCEMENTS:

     The Company adopted the following new and revised accounting pronouncements in fiscal 2004:

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment to FASB Statements No. 87, 88, and 106 (revised 2003)" ("SFAS No. 132"). This revision to SFAS No. 132 relates to employers' disclosures about pension plans and other postretirement benefit plans. SFAS No. 132 now requires additional disclosures to describe the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods of defined pension plans and other defined postretirement plans. The additional disclosures required by this revision to SFAS No. 132 have been provided.

     FASB Interpretation No. 46, "Consolidation of Variable Interest Entities (revised December 2003)" ("FIN No. 46"). This revision to FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The adoption of FIN No. 46 did not result in a material impact on the Company's financial statements.

     The Company will adopt the following new accounting pronouncements during 2005:

     Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment to Accounting Research Bulletin No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal". In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 30, 2005 and the provisions of this statement shall be applied prospectively. The Company is currently assessing the impact of this statement.

     Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after December 2004. The provisions of this statement shall be applied prospectively. The Company is currently assessing the impact of this statement.

3.  REFINANCING

     On October 21, 2003, PAHC issued 105,000 units consisting of $85,000 of 13% Senior Secured Notes due 2007 of PAHC and $20,000 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V., the direct parent of the Company. Certain proceeds from the issuance were to satisfy its outstanding obligations to Pfizer Inc., including $8,225 of accounts payable.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Land........................................................  $ 1,912   $ 1,806
Buildings and improvements..................................    6,153     5,811
Machinery and equipment.....................................   16,425    14,133
                                                              -------   -------
                                                               24,490    21,750
Less: accumulated depreciation..............................   (7,169)   (4,701)
                                                              -------   -------
                                                              $17,321   $17,049
                                                              =======   =======

     Depreciation expense was $2,417, $1,863 and $2,051 for 2004, 2003 and 2002,
respectively.

5.  RELATED PARTY TRANSACTIONS

     The Company transacts business with PAHC and certain of its subsidiaries. The amounts of these transactions, and the related receivables and payables, reflected in the Company's financial statements are as follows:

                                                           2004      2003      2002
                                                          -------   -------   -------
Product sales...........................................  $28,970   $26,994   $21,509
Product purchases.......................................    3,553     5,344     3,498
Receivables at June 30..................................    4,527     8,553     9,770
Payables at June 30.....................................    2,879     1,835     1,371

     The Company has notes payable to related parties. These notes bear interest at 13.125% per annum and interest is payable annually on December 31. The Company's related interest obligations to related parties will be payable only to the extent that the Company's cash flows are sufficient to service such obligations. These notes mature on December 7, 2007 and July 2, 2011. These notes payable are included in notes payable -- related parties on the Company's balance sheet.

     Cost allocations from PAHC and certain other related parties are included in selling, general and administrative expenses on the Company's statements of operations and comprehensive income (loss). These allocations are based upon the ratio of the Company's third party sales to the third party sales of PAHC and certain other related parties, and represent administrative costs incurred by these entities in support of the operations of the Company. These cost allocations amounted to $658, $727 and $459 for 2004, 2003 and 2002, respectively. PAHC and the certain other related parties have elected not to seek repayment for these amounts from the Company and have contributed these amounts as additional capital to the Company.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

6.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities are comprised of:

                                                              AS OF JUNE 30,
                                                              ---------------
                                                               2004     2003
                                                              ------   ------
Employee related expenses...................................  $2,507   $2,053
Tax accruals................................................   4,059    2,072
Other accrued liabilities...................................   1,725      679
                                                              ------   ------
                                                              $8,291   $4,804
                                                              ======   ======

7.  DEBT GUARANTEED

     In October 2003 PAHC issued 105,000 units, consisting of $85,000 of 13% Senior Secured Notes due 2007 of PAHC (the "US Senior Notes") and $20,000 of 13% Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Notes" and together with the US Senior notes, the "Senior Secured Notes"), (the "Dutch issuer"), the direct parent of the Company.

     The Dutch Senior Notes are senior secured obligations of the Dutch issuer and are guaranteed on a senior secured basis by PAHC and by the restricted subsidiaries of the Dutch issuer, presently consisting of the Company. The Dutch Senior Notes and related guarantees are secured by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, and a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries.

     The indenture governing the Senior Secured Notes provides for optional make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires PAHC to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     The indenture contains certain covenants with respect to PAHC, the Company and the guarantors, which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the sale of assets, (e) certain payment restrictions affecting subsidiaries, and (f) transactions with affiliates. The indenture restricts the Company's ability to consolidate, or merge with or into, or to transfer all or substantially all of its assets to, another person.

8.  EMPLOYEE BENEFIT PLANS

     The Company maintains a defined benefit plan for eligible employees. The benefits provided by the plan are based upon years of service and the employees' average compensation, as defined. The measurement date for the plan was June 30, 2004 and 2003, respectively.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

     Reconciliations of changes in benefit obligations, plan assets, and funded status of the plans were:

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $6,595      $4,251
Service cost................................................      467         310
Employee contributions......................................       27         100
Interest cost...............................................      374         259
Benefits paid...............................................       (3)        (29)
Actuarial (gain) or loss....................................     (475)        879
Exchange rate impact........................................      338         825
                                                               ------      ------
Benefit obligation at end of year...........................   $7,323      $6,595
                                                               ======      ======

     At June 30, 2004 and 2003, the accumulated benefit obligations were $4,383 and $4,248, respectively.

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............   $4,566      $2,882
Actual return on plan assets................................      435         204
Employer contributions......................................      558         841
Employee contributions......................................       27         100
Benefits paid...............................................       (3)        (29)
Exchange rate impact........................................      245         568
                                                               ------      ------
Fair value of plan assets at end of year....................   $5,828      $4,566
                                                               ======      ======

                                                              JUNE 2004   JUNE 2003
                                                              ---------   ---------
FUNDED STATUS
Funded status of the plan...................................   $(1,495)    $(2,029)
Unrecognized net actuarial (gain) or loss...................       368         961
                                                               -------     -------
(Accrued) pension cost......................................   $(1,127)    $(1,068)
                                                               =======     =======

     The Company expects to contribute $602 to the plan during fiscal 2005. The Company's policy is to fund the plan in amounts which comply with contribution limits imposed by law.

     Components of net periodic pension expense were:

                                                              2004    2003    2002
                                                              -----   -----   -----
Service cost -- benefits earned during the year.............  $ 467   $ 310   $ 217
Interest cost on benefit obligation.........................    374     259     164
Expected return on plan assets..............................   (300)   (203)   (123)
Amortization of net actuarial loss..........................     22      --      --
                                                              -----   -----   -----
Net periodic pension cost...................................  $ 563   $ 366   $ 258
                                                              =====   =====   =====

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

     Significant actuarial assumptions for the plan were:

                                                              2004   2003   2002
                                                              ----   ----   ----
Discount rate for service and interest......................  5.5%   5.8%   5.8%
Expected rate of return on plan assets......................  6.0%   6.0%   6.0%
Rate of compensation increase...............................  3.0%   3.0%   3.0%
Discount rate for year-end benefit obligation...............  5.5%   5.5%   5.8%

     Estimated future benefit payments, including benefits attributable to future service, are as follows:

2005........................................................  $   37
2006........................................................      38
2007........................................................      40
2008........................................................      41
2009........................................................      42
2010-2014...................................................   1,817

     The Company's plan target allocations for fiscal 2005 and the weighted asset allocation of plan assets as of June 30, 2004 and 2003 are as follows:

                                                              2005   2004   2003
                                                              ----   ----   ----
Debt securities.............................................  59%    62%    79%
Equity securities...........................................  25%    21%    20%
Other.......................................................  16%    17%     1%

     The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. Equity securities are expected to return 7.5% over the long-term, while debt securities are expected to return 5.5%.

     The Company assumed the liability for the plan during 2002 as part of the MFA acquisition from Pfizer.

9.  INCOME TAXES

                                                            2004     2003      2002
                                                           ------   -------   -------
Income (loss) before income taxes........................  $2,920   $(4,605)  $(3,089)
                                                           ======   =======   =======
Current tax provision (benefit)..........................  $1,502   $(1,228)  $  (920)
Deferred tax provision (benefit).........................     112       142      (178)
                                                           ------   -------   -------
Provision (benefit) for income taxes.....................  $1,614   $(1,086)  $(1,098)
                                                           ======   =======   =======

     Reconciliations of the statutory income tax rate to the Company's effective tax rate are:

                                                              2004   2003    2002
                                                              ----   -----   -----
                                                               %       %       %
Statutory income tax rate...................................  34.0   (34.0)  (40.0)
Expenses with no tax benefit................................  16.9     5.4     6.0
Changes in valuation allowance..............................  (6.5)    4.1      --
Other.......................................................  10.9     0.9    (1.5)
                                                              ----   -----   -----
Effective income tax rate...................................  55.3   (23.6)  (35.5)
                                                              ====   =====   =====

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

     The tax effects of significant temporary differences that comprise deferred tax assets and deferred tax liabilities at June 30, 2004 and 2003 were:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Deferred tax assets:
  Depreciation..............................................  $     7   $     7
  Inventory.................................................      615       615
  Net operating loss carry forwards.........................       --       191
  Other.....................................................       97        11
                                                              -------   -------
                                                                  719       824
  Less: valuation allowance.................................       --      (191)
                                                              -------   -------
                                                                  719       633
                                                              -------   -------
Deferred tax liabilities:
  Depreciation..............................................   (1,022)     (990)
  Other.....................................................   (1,143)     (977)
                                                              -------   -------
                                                               (2,165)   (1,967)
                                                              -------   -------
Net deferred tax liability..................................  $(1,446)  $(1,334)
                                                              =======   =======

     Deferred taxes are included in the following line items on the Company's balance sheets:

                                                               AS OF JUNE 30,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
Prepaid expenses and other current assets...................  $   315   $   315
Other liabilities...........................................   (1,761)   (1,649)
                                                              -------   -------
                                                              $(1,446)  $(1,334)
                                                              =======   =======

     The Company incurred losses in 2003 and prior years and assessed the likelihood of recovering net deferred tax assets, which resulted in the recording of valuation allowances. In 2004 the Company had taxable income and utilized the net operating loss carry forwards from 2003 and prior years. The Company will continue to evaluate the likelihood of recoverability of the remaining deferred tax assets based upon actual and expected operating performance.

10.  SUBSEQUENT EVENTS

 ISSUANCE OF ADDITIONAL 13% SENIOR SECURED NOTES:

     On December 21, 2004, PAHC completed a private offering of 22,491 additional units consisting of $18,207 13% Senior Secured Notes due 2007 of PAHC (the "U.S. Notes") and $4,284 13% Senior Secured Notes due 2007 (the "Dutch Notes" and together with the U.S. Notes, the "Additional Notes") of Philipp Brothers Netherlands III B.V., the direct parent of the Company (the "Dutch Issuer" and together with PAHC, the "Issuers"). The Additional Notes were issued under the Indenture dated October 21, 2003, as amended and supplemented (the "Indenture") under which the Issuers previously issued 105,000 units consisting of $85,000 aggregate principal amount of U.S. Notes and $20,000 aggregate principal amount of Dutch Notes. The proceeds from the sale of the Additional Notes will be used to refinance a portion of PAHC's indebtedness under its domestic senior credit facility.

                       PHIBRO ANIMAL HEALTH SA (BELGIUM)

  SALE OF BELGIUM PLANT:

     On December 16, 2004 the Company entered into an agreement with GlaxoSmithKline Biologicals ("GSK") to sell to GSK substantially all of the Company's facilities in Rixensart, Belgium ("the Belgium Plant") as follows (U.S. dollar amounts at the December 16, 2004 exchange rate): (i) the transfer of substantially all of the land and buildings and certain equipment of the Company at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of the Company for a purchase price of EUR 6,200 ($8,238), payable at closing; (ii) the transfer to GSK of a majority of the employees of the Belgium Plant and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of removal, by demolition or otherwise, certain buildings not to be used by it, but for the Company to reimburse GSK up to a maximum of EUR 700 ($930) for such removal costs; (iv) in recognition of the benefits to PAHC from the proposed transaction, the Company agreeing to pay to GSK EUR 1,500 ($1,993) within six months from the closing date, EUR 1,500 ($1,993) within eighteen months from the closing date, EUR 1,500 ($1,993) within thirty months from the closing date, and EUR 500 ($664) within forty-two months from the closing date; (v) the Company retaining certain excess land (valued at approximately EUR 400 ($531)) and being able to sell such land for its own account; (vi) the Company being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7,700 ($10,231), of which an amount estimated to be approximately EUR 4,100 ($5,448) would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3,600 ($4,783) would be payable over periods up to thirteen years; and (vii) the Company retaining any or all equipment at the Belgium Plant, and being able to sell such equipment for the account of the Company or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to Philipp Brothers Brasil Holdings Ltda., a related party, which owns a facility in Guarulhos, Brazil or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The Dutch Notes and related guarantees are secured by a mortgage on the Belgium Plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

     The carrying value of the Belgium Plant and related assets at September 30, 2004 is EUR 13,908 ($18,480). The Company is in the process of evaluating the accounting for this transaction and will record an impairment loss, if required, in the second quarter ended December 31, 2004. In addition, the Company will expense severance, plant closure and other related costs in the period in which such liabilities are incurred in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". As of the date of this filing, estimates of such costs are in process of being determined.

11.  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to credit risk consist principally of cash and trade receivables. The Company places its cash with high quality financial institutions. The Company sells to customers in a variety of industries, markets and countries. Concentrations of credit risk with respect to receivables arising from these sales are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial conditions are performed and, generally, no collateral is required. The Company maintains appropriate reserves for uncollectible receivables.

     The carrying amounts of cash, trade receivables and trade payables is considered to be representative of their fair value because of their short maturities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following summaries are subject to the complete text of the statutes and organizational documents of the Registrants described below and are qualified in their entirety by reference thereto.

     Phibro Animal Health Corporation and Phibro Chemicals, Inc. are New York corporations. Phibro-Tech, Inc., Prince Agriproducts, Inc., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc. are Delaware corporations. Phibrochem, Inc. and C P Chemicals, Inc. are New Jersey Corporations. Western Magnesium Corp. is a California corporation.

     1. Phibro Animal Health Corporation and Phibro Chemicals, Inc., each a New York corporation.

     Under Sections 721 through 725 of the New York Business Corporation Law (the "NYBCL"), a corporation has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provisions of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled,
(ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation, and in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     Article Sixth of the Certificate of Incorporation of Phibro Animal Health Corporation provides that each and every person who may become a director of the corporation shall be relieved from any liability that might exist through contracting or dealing with the corporation for the benefit of himself or any firm, association or corporation in which he is or may be in any manner interested, provided that the interest in any such contract or transaction of any such director shall be fully disclosed. Article Sixth further provides that the corporation shall indemnify each director and officer against expenses reasonably incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, to the fullest extent permitted by the NYBCL. Article Eighth provides that, to the fullest extent permitted by the NYBCL, the personal liability of directors of the corporation to the corporation or its shareholders for damages for any breach of duty in such capacity is eliminated.

     Article VI of the By-Laws of Phibro Chemicals, Inc. provides that, to the fullest extent permitted by the laws of the State of New York, a director of the corporation shall not be liable to the corporation or the shareholders for monetary damages for breach of fiduciary duty as director. Article VI further provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the laws of the State of New York, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the corporation. Such right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expense incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the laws of the State of New York require, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the State of New York.

     2. Phibro-Tech, Inc., Prince Agriproducts, Inc., Phibro Animal Health Holdings, Inc., and Phibro Animal Health U.S., Inc., each a Delaware corporation.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers who are or were party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that a Delaware corporation may indemnify its directors and officers who were or are a party or are threatened to be a made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

PHIBRO-TECH, INC.

     Article Nine of the Certificate of Incorporation of Phibro-Tech, Inc. provides that the corporation shall indemnify, to the full extent permitted by
Section 145 of the DGCL, as amended from time to time, all persons whom it may indemnify pursuant thereto.

     Article V of the By-Laws of Phibro-Tech, Inc. provides that the corporation, to the full extent permitted by the laws of the State of Delaware, shall indemnify any person who, was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative or investigative in nature (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or it at a time when he was a director or officer of the corporation, is or was serving at the request of, or to represent the interests of, the corporation as a director, officer, partner, fiduciary, employee or agent (a "Subsidiary Officer") of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (and "Affiliated Entity"), against expenses (including attorneys' fees and disbursements), costs, judgment, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation shall not be obligated to indemnify against any amount paid in settlement unless the corporation has consented to such settlement, which consent shall not be unreasonably withheld. The termination or any action suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.
Article V further provides that the corporation, to the full extent permitted by the laws of the State of Delaware, shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or, if at a time when he was a director or officer to the corporation, is or was serving at the request or, or to represent the interests of, the corporation as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys' fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to the corporation unless, and except to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper. Any indemnification described in the preceding paragraph shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such person has met the applicable standard as set forth above. Such determination shall be made
(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in respect of which indemnification is sought or by majority vote of the members of a committee of the Board of Directors composed of at least three members each of whom is not a party to such action, suit or proceeding, or (b) if such quorum is not obtainable and/or such a committee is not established or obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Expenses and costs incurred by an officer or director in defending any such action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt or an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. In addition, the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, or to represent the interests of, the corporation as a Subsidiary Officer of any Affiliated Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Article V or applicable law.

PRINCE AGRIPRODUCTS, INC.

     Article IX of the Certificate of Incorporation of Prince Agriproducts, Inc. provides that the corporation shall indemnify each director and officer thereof against all costs and expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director of officer of the corporation, except in relation to matters as to which he shall be finally adjudged in any such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer. In the case of settlement of any such action, suit or proceeding, such director or officer shall be indemnified by the corporation against the cost and expense of such settlement, including any amount paid to the corporation or to such other corporation, reasonably incurred by him, after and only after (a) the corporation shall have been advised by independent counsel that such director or officer is not liable for negligence or misconduct in the performance of his duty as such director or officer in relation to the matters covered by such action, suit or proceeding, and that such cost and expense does not substantially exceed the expense which might reasonably be incurred by such director or officer in conducting such action, suit or proceeding to a final conclusion, or (b) the holders of a majority of the shares of the capital stock of the corporation issued and outstanding in the hands of disinterested persons and entitled to vote shall by vote at any annual meeting of the stockholders, or at any special meeting called for the purpose, approve such settlement and the indemnification of such director or officer. "Disinterested persons" as used therein shall mean any (w) person other than a director or officer who, at the time, is or may, as such director or officer, be entitled to indemnification pursuant to the foregoing provisions, (x) any corporation or organization of which any such person owns of record or beneficially five per cent (5%) or more of the voting stock, (y) any firm or association of which any such person is a member, and (z) any spouse, child, parent, brother or sister or any such stockholder.

PHIBRO ANIMAL HEALTH HOLDINGS, INC.

     Article Eighth of the Certificate of Incorporation of Phibro Animal Health Holdings, Inc. provides that the corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnity each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

     Section 6 of the By-Laws of Phibro Animal Health Holdings, Inc. provides that Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in section 6.2, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in these by-laws shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these by-laws or otherwise. The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

PHIBRO ANIMAL HEALTH U.S., INC.

     Article Eighth of the Certificate of Incorporation of Phibro Animal Health U.S., Inc. provides that the corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnity each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

     Section 6 of the By-Laws of Phibro Animal Health U.S., Inc. provides that Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in section 6.2, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in these by-laws shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these bylaws or otherwise. The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     3. C P Chemicals, Inc. and Phibrochem, Inc, each a New Jersey corporation.

     Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBCA") provides that a New Jersey business corporation shall have the power to indemnify a corporate agent against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacity or for such person's acts taken in such capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.
Section 14A:3-5 further provides that a New Jersey corporation shall have the power to indemnify its corporate agent against expenses incurred in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such person by reason of his serving or having served in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the Superior Court or such other court shall deem proper. Section 14A:3-5 defines a "corporate agent" as any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. Section 14A:2-7(3) of the NJBCA enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for any breach of duty based upon an act or omission (i) in breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in the receipt by such director of an improper personal benefit.

C P CHEMICALS, INC.

     Article VII, Section 7 of the By-Laws of C P Chemicals, Inc. provides that the corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of New Jersey.

PHIBROCHEM, INC.

     Article VII of the By-Laws of Phibrochem, Inc. provides that, to the fullest extent permitted by the NJBCA as the same exists or may be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

     Article VII further provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the NJBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding or part thereof initiated by such person only if such proceeding or part thereof was authorized by the Board of Directors of the corporation. Such right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the NJBCA requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     Article VII further provides that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the NJBCA.

     4. Western Magnesium Corp., a California corporation.

     Section 317 of the California General Corporation Law provides generally and in pertinent part that a California corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, other than an action by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
Section 317 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a California corporation may indemnify its directors and officers against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interest of the corporation and its shareholders. Section 317 further provides that a California corporation may grant its directors and officer additional rights of indemnification through Articles of Incorporation and By-Laws provisions, and otherwise.

     5. Philipp Brothers Netherlands III B.V.

     Dutch law in general provides that a company organized under Dutch law in The Netherlands may indemnify its managing directors against managing directors' liability, provided, however, that such indemnity cannot include; acts of wilful intent (opzet) by the managing directors; intentional violations of law, gaining of personal profits or other advantages to which the managing director(s) was not entitled (including violation of insider trading rules insofar these have been committed intentionally and whereby the director has relied on internal or external correct advice).

     Further, under Dutch law, it is uncertain whether such indemnity can cover liability of a managing director for grossly negligent (grove nalatigheid) or intentionally reckless (bewuste roekeloosheid) wrongful acts committed by that managing director. In bankruptcy situations, the indemnity may not always be upheld in cases where gross negligence can be proven. Furthermore, it is uncertain whether the indemnity can cover liability of a managing director vis-a-vis the Company in case of serious fault (ernstig verwijt) on the basis of article 2:9 Dutch Civil Code, but generally speaking leading legal doctrine has taken the view that granting of an indemnity of internal liability vis-a-vis the Company on the basis of article 2:9 Dutch Civil Code is not permitted. The criterium of serious fault relates to the criterium gross negligence.

     6. Phibro Animal Health SA

     Under Belgian law, directors and the statutory auditor may be liable for damages to the company, a trustee in bankruptcy and third parties in case of improper performance of their duties, violation of the company's Articles of Association or the Companies Act, or tortious misconduct. Under certain circumstances, directors may also be criminally liable. One or more stockholders holding at least one percent of our common stock or holding shares representing a fractional value in our capital of at least EUR 1,250,000 can, under certain conditions provided in the Companies Act, sue the directors and the statutory auditor derivatively on behalf of the company.

     A simple majority of the stockholders at a duly convened stockholders meeting may discharge directors and the statutory auditor from liability to the company relating to the performance of their respective duties after the presentation of a management report and the annual accounts by the company's directors and presentation of the statutory auditors' report to the company's stockholders. This discharge prohibits stockholders who voted in favor of the discharge from bringing derivative suits on behalf of the company on such grounds. A general discharge of director or auditor liability does not relieve such persons from liability to third parties or for violations of the Companies Act or the Articles of Association. Violations of the Articles of Association may only be discharged if specifically disclosed to the stockholders. Notwithstanding a general discharge, directors and auditors may be held liable in the performance of their duties for the company, if the stockholders were not aware of the true situation of the company at the time the discharge was voted.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   3.1        Composite Certificate of Incorporation of Phibro Animal
              Health Corporation(14)
   3.2        By-laws of Phibro Animal Health Corporation(1)
   3.3        Certificate of Incorporation of Phibro-Tech, Inc.(1)
   3.4        By-Laws of Phibro-Tech, Inc.(1)
   3.5        Certificate of Incorporation of C P Chemicals, Inc.(19)
   3.6        By-Laws of C P Chemicals, Inc.(1)
   3.7        Certificate of Incorporation of Prince Agriproducts, Inc.(1)
   3.8        By-Laws of Prince Agriproducts, Inc.(1)
   3.9        Certificate of Incorporation of Phibro Animal Health
              Holdings, Inc.(19)
   3.10       By-Laws of Phibro Animal Health Holdings, Inc.(19)
   3.11       Certificate of Incorporation of Phibro Animal Health U.S.,
              Inc.(19)
   3.12       By-Laws of Phibro Animal Health U.S., Inc.(19)
   3.13       Certificate of Incorporation of Phibrochem, Inc.(1)
   3.15       By-Laws of Phibrochem, Inc.(1)
   3.16       Certificate of Incorporation of Phibro Chemicals, Inc.(1)
   3.17       By-Laws of Phibro Chemicals, Inc.(1)
   3.18       Certificate of Incorporation of Western Magnesium Corp.(1)
   3.19       By-Laws of Western Magnesium Corp.(1)
   3.20       Articles of Association and Deed of Incorporation of Philipp
              Brothers Netherlands III B.V.(19)
   3.21       Articles of Association of Phibro Animal Health SA.(19)
   4.1        Indenture, dated as of June 11, 1998, among Registrant, the
              Guarantors named therein and The Chase Manhattan Bank, as
              trustee, relating to the 9 7/8% Senior Subordinated Notes
              due 2008 of Registrant, and exhibits thereto, including Form of 9 7/8% Senior Subordinated Note due 2008 of Company.(1)
   4.1.1      First Supplemental Indenture, dated as of January 15, 1999, among Registrant, the Guarantors named therein and The Chase
              Manhattan Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(10)
   4.1.2      Second Supplemental Indenture, dated as of March 19, 2003, among Registrant, the Guarantors named therein and JPMorgan
              Chase Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(10)
   4.1.3      Third Supplemental Indenture, dated as of June 10, 2003,
              among Registrant, the Guarantors named therein and JPMorgan
              Chase Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(10)
   4.1.4      Fourth Supplemental Indenture, dated as of October 1, 2003, among Registrant, the Guarantors named therein and JPMorgan
              Chase Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(11)
   4.1.5      Fifth Supplemental Indenture, dated as of October 21, 2003, among Registrant, the Guarantors named therein and JPMorgan
              Chase Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(12)
   4.1.6      Sixth Supplemental Indenture, dated as of June 25, 2004,
              among Registrant, the Guarantors named therein and JPMorgan
              Chase Bank, as trustee, relating to the 9 7/8% Senior
              Subordinated Notes due 2008 of Registrant.(16)
   4.2        Indenture, dated as of October 21, 2003, by and among Phibro
              Animal Health Corporation and Philipp Brothers Netherlands
              III B.V., as Issuers, the Guarantors named therein, and HSBC
              Bank USA, as Trustee and Collateral Agent.(13)

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.2.1      First Supplemental Indenture, dated as of June 25, 2004, by and among Phibro Animal Health Corporation and Philipp
              Brothers Netherlands III B.V., as Issuers, the Guarantors
              named therein, and HSBC Bank USA, National Association as
              Trustee and Collateral Agent.(16)
   4.2.2      Second Supplemental Indenture, dated as of December 8, 2004, by and among Phibro Animal Health Corporation and Philipp
              Brothers Netherlands III B.V., as Issuers, the Guarantors
              named therein, and HSBC Bank USA, National Association as
              Trustee and Collateral Agent.(18)
              Certain instruments which define the rights of holders of
              long-term debt of Registrant and its consolidated
              subsidiaries have not been filed as Exhibits to this Report since the total amount of securities authorized under any
              such instrument does not exceed 10% of the total assets of
              Registrant and its subsidiaries on a consolidated basis, as of June 30, 2004. For a description of such indebtedness,
              see Note 8 of Notes to Consolidated Financial Statements.
              Registrant hereby agrees to furnish copies of such
              instruments to the Securities and Exchange Commission upon its request.
   5.1        Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP.(20)
   5.2        Opinion of Allen & Overy LLP.(20)
   5.3        Opinion of Allen & Overy LLP.(20)
  10.1        Manufacturing and Supply Distributorship Agreement, dated
              August 5, 1996, by and between Merck & Co., Inc. and
              Koffolk, Inc.: assigned by Merck & Co., Inc. to Merial
              Limited.(1)
  10.2        Lease, dated September 27, 2004 between Phibro Animal Health
              Corporation and Hartz Mountain Industries, Inc.(19)
  10.3        Lease, dated June 30, 1995, between First Dice Road Co. and
              Phibro-Tech, Inc., as amended May 1998.(1)
  10.4        Lease, dated December 24, 1981, between Koffolk (1949) Ltd.
              and Israel Land Administration.(1)
  10.5        Master Lease Agreement, dated February 27, 1998, between
              General Electric Capital Corp., Registrant and Phibro-Tech,
              Inc.(1)
  10.6        Stockholders Agreement, dated December 29, 1987, by and
              between Registrant, Charles H. Bendheim, Jack C. Bendheim
              and Marvin S. Sussman.(1)
  10.7        Employment Agreement, dated December 29, 1987, by and
              between Phibro Animal Health Corporation and Marvin S.
              Sussman.(1)++
  10.8        Stockholders Agreement, dated February 21, 1995, between
              James O. Herlands and Phibro-Tech, Inc., as amended as of
              June 11, 1998.(1)
  10.9        Form of Severance Agreement, dated as of February 21, 1995, between Phibro Animal Health Corporation and James O.
              Herlands.(1)++
  10.10       Agreement of Limited Partnership of First Dice Road Company,
              dated June 1, 1985, by and among Western Magnesium Corp.,
              Jack Bendheim, Marvin S. Sussman and James O. Herlands, as
              amended November 1985.(1)
  10.11       Philipp Brothers Chemicals, Inc. Retirement Income and
              Deferred Compensation Plan Trust, dated as of January 1,
              1994, by and between Registrant on its own behalf and on
              behalf of C P Chemicals, Inc., Phibro-Tech, Inc. and the
              Trustee thereunder; Philipp Brothers Chemicals, Inc.
              Retirement Income and Deferred Compensation Plan, dated
              March 18, 1994 "Retirement Income and Deferred Compensation
              Plan").(1)++
  10.11.1     First, Second and Third Amendments to Retirement Income and
              Deferred Compensation Plan.(2)++
  10.12       Form of Executive Income Deferred Compensation Agreement,
              each dated March 11, 1990, by and between Registrant and
              each of Jack Bendheim, James Herlands and Marvin
              Sussman.(1)++
  10.13       Form of Executive Income Split Dollar Agreement, each dated
              March 1, 1990, by and between Registrant and each of Jack
              Bendheim, James Herlands and Marvin Sussman.(1)++
  10.14       Administrative Consent Order, dated March 11, 1991, issued by the State of New Jersey Department of Environmental
              Protection, Division of Hazardous Waste Management, to C.P.
              Chemicals, Inc.(1)

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
  10.15       Agreement for Transfer of Ownership, dated as of June 8,
              2000, between C. P. Chemicals, Inc. ("CP") and the Township of Woodbridge ("Township"), and related Environmental
              Indemnification Agreement, between CP and Township, and
              Lease, between Township and CP.(2)
  10.16       Stockholders' Agreement, dated as of January 5, 2000, among shareholders of Penick Holding Company ("PHC"), and
              Certificate of Incorporation of PHC and Certificate of
              Designation, Preferences and Rights of Series A Redeemable
              Cumulative Preferred Stock of PHC.(2)
  10.17       Asset Purchase Agreement, dated as of September 28, 2000,
              among Pfizer, Inc., the Asset Selling Corporations (named
              therein) and Registrant, and various exhibits and certain
              Schedules thereto.(3)+
  10.17.1     Amendment, dated August 11, 2003 to Asset Purchase
              Agreement, dated as of September 28, 2000, among Pfizer,
              Inc., the Asset Selling Corporations (named therein) and
              Registrant.(10)
  10.18       Stock Purchase Agreement, dated as of November 30, 2000,
              between Registrant and the Purchasers (as defined
              therein).(4)
  10.19       Stockholders' Agreement, dated as of November 30, 2000,
              among Registrant, the Investor Stockholders (as defined
              therein) and Jack C. Bendheim.(4)
  10.20       United States Asset Purchase Agreement between Phibro-Tech,
              Inc. and Nufarm, Inc. dated as of May 1, 2001.(5)
  10.20.1     Amendment No. 1 to United States Asset Purchase Agreement
              between Phibro-Tech, Inc. and Nufarm, Inc. dated as of June
              14, 2001.(6)
  10.21       Supply Agreement between Phibro-Tech, Inc. and Nufarm, Inc.
              dated as of May 1, 2001.(5)
  10.22       License Agreement between Phibro-Tech, Inc. and Nufarm, Inc.
              dated as of May 1, 2001.(5)
  10.23       Management and Advisory Services Agreement dated November
              30, 2000 between Registrant and Palladium Equity Partners,
              L.L.C.(7)++
  10.24       Employment Agreement, dated May 28, 2002, by and between
              Registrant and Gerald K. Carlson.(8)++
  10.25       Consulting Agreement dated as of November 1, 2004, by and
              between Phibro Animal Health Corporation and David
              McBeath.(19)++
  10.26       Stock Purchase Agreement, dated August 14, 2003, by and
              between Registrant and Cemex, Inc.(9)
  10.27       Loan and Security Agreement, dated October 21, 2003, by and among, the lenders identified on the signature pages
              thereto, Wells Fargo Foothill, Inc., and Phibro Animal
              Health Corporation ("Parent), and each of Parent's
              Subsidiaries identified on the signature pages thereto.(13)
  10.27.1     Amendment Number One to Loan and Security Agreement dated
              November 14, 2003.(12)
  10.27.2     Amendment Number Two to Loan and Security Agreement dated
              April 29, 2004.(14)
  10.27.3     Amendment Number Three to Loan and Security Agreement dated
              September 24, 2004.(16)
  10.27.4     Amendment Number Four to Loan and Security Agreement dated
              December 20, 2004.(18)
  10.28       Intercreditor and Lien Subordination Agreement, dated as of
              October 21, 2003, made by and among Wells Fargo Foothill,
              Inc., HSBC Bank USA, Phibro Animal Health Corporation ("Par-
              ent") and those certain subsidiaries of the Parent party
              thereto.(12)
  10.28.1     Amendment One to Intercreditor Agreement dated December 20,
              2004.(18)
  10.29       Purchase and Sale Agreement dated as of December 26, 2003 by and among Phibro Animal Health Corporation ("PAHC"), Prince
              MFG, LLC ("Prince MFG"), The Prince Manufacturing Company
              ("Prince" and together with PAHC and Prince MFG, the "Phibro
              Parties"), Palladium Equity Partners II, L.P. ("PEP II"),
              Palladium Equity Partners II-A, L.P., ("PEP II-A"),
              Palladium Equity Investors II, L.P. ("PEI II", and together with PEP II and PEP II-A, the "Investor Stockholders", and
              Prince Mineral Company, Inc. ("Buyer")(15)
  10.30       Environmental Indemnification Agreement dated as of December
              26, 2003 between the Phibro Parties and Buyer.(15)
  10.31       Amendment to Stockholders Agreement dated as of December 26,
              2003 between PAHC, the Investor Stockholders and Jack
              Bendheim.(15)

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
  10.32       Advisory Fee Agreement dated as of December 26, 2003 between
              Buyer and PAHC.(15)
  12          Computation of Ratio of Earnings to Fixed Charges.(19)
  21          List of Subsidiaries.(19)
  23.1        Consent of PricewaterhouseCoopers LLP.(19)
  23.2        Consent of Golenbock Eiseman Assor Bell & Peskoe LLP
              (included in Exhibit 5.1).(20)
  23.3        Consent of Allen & Overy LLP (included in Exhibit 5.2).(20)
  23.4        Consent of Allen & Overy LLP (included in Exhibit 5.3).(20)
  24.1        Powers of Attorney (included on signature pages hereof).
  25.1        Statement of Eligibility of HSBC Bank USA, National
              Association on Form T-1.(19)
  99.1        Form of Letter of Transmittal.(20)
  99.2        Form of Notice of Guaranteed Delivery.(20)
  99.3        Form of Letter to Holders of Units.(20)
  99.4        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees Concerning Offer For All
              Outstanding.(20)
  99.5        Form of Letter to Clients Concerning Offer For All
              Outstanding Units.(20)
  99.6        Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.(20)

---------------

 (1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4, No. 333-64641.

 (2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

 (3) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended September 30, 2000.

 (4) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated November 30, 2000.

 (5) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended March 31, 2001.

 (6) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated June 14, 2001.

 (7) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

 (8) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

 (9) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 11, 2003, as amended by the Registrant's Form 8-K/A dated June 2, 2004.

(10) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

(11) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 2, 2003.

(12) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended September 30, 2003.

(13) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 31, 2003.

(14) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended March 31, 2004.

(15) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated January 12, 2004.

(16) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

(17) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 9, 2004.

(18) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 23, 2004.

(19) Previously filed.

(20) Filed with this amendment.

 (+) A request for confidential treatment has been granted for portions of such document. Confidential portions have been omitted and furnished separately to the SEC in accordance with Rule 406(b).

(++) This Exhibit is a management compensatory plan or arrangement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PHIBRO ANIMAL HEALTH CORPORATION

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                   Chairman of the Board

                                          By:     /s/ GERALD K. CARLSON
                                            ------------------------------------
                                                     Gerald K. Carlson
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

        /s/ GERALD K. CARLSON                 Chief Executive Officer        February 2, 2005
--------------------------------------     (Principal Executive Officer)
          Gerald K. Carlson

         /s/ JACK C. BENDHEIM             Director, Chairman of the Board    February 2, 2005
--------------------------------------     (Principal Executive Officer)
           Jack C. Bendheim

        /s/ RICHARD G. JOHNSON                Chief Financial Officer        February 2, 2005
--------------------------------------   (Principal Financial Officer and
          Richard G. Johnson               Principal Accounting Officer)

                  *                                  Director                         , 2005
--------------------------------------
          Marvin S. Sussman

                  *                                  Director                         , 2005
--------------------------------------
          James O. Herlands

                  *                                  Director                         , 2005
--------------------------------------
            Sam Gejdenson

                                                     Director
--------------------------------------
          Mary Lou Melanoski

                                                     Director
--------------------------------------
           Marcos Rodriguez


 *By:        /s/ JACK C. BENDHEIM                                            February 2, 2005
        ------------------------------
               Jack C. Bendheim
               Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PHILIPP BROTHERS NETHERLANDS III B.V.

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                     Managing Director

                                          By:    /s/ JOSEPH KATZENSTEIN
                                            ------------------------------------
                                                     Joseph Katzenstein
                                                     Managing Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

               /s/ JACK C. BENDHEIM                    Managing Director (Principal      February 2, 2005
 ------------------------------------------------      Executive Officer, Principal
                 Jack C. Bendheim                     Financial Officer and Principal
                                                            Accounting Officer)


              /s/ JOSEPH KATZENSTEIN                         Managing Director           February 2, 2005
 ------------------------------------------------
                Joseph Katzenstein

     Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PHIBRO-TECH, INC.

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

               /s/ JACK C. BENDHEIM                         Director and Chief           February 2, 2005
 ------------------------------------------------      Executive Officer (Principal
                 Jack C. Bendheim                           Executive Officer)


                        *                                        Director                February 2, 2005
 ------------------------------------------------
                Marvin S. Sussman


                        *                                        Director                February 2, 2005
 ------------------------------------------------
                James O. Herlands


                        *                                        President               February 2, 2005
 ------------------------------------------------
                 W. Dwight Glover


                        *                             Vice President, Chief Financial    February 2, 2005
 ------------------------------------------------      Officer (Principal Financial
                David C. Storbeck                    Officer and Principal Accounting
                                                                 Officer)


 *By:              /s/ JACK C. BENDHEIM                                                  February 2, 2005
        ------------------------------------------
                     Jack C. Bendheim
                     Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PRINCE AGRIPRODUCTS, INC.

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                    SIGNATURE                                      DATE                       TITLE
                    ---------                                      ----                       -----

               /s/ JACK C. BENDHEIM                    Director, President and Chief     February 2, 2005
 ------------------------------------------------      Executive Officer (Principal
                 Jack C. Bendheim                           Executive Officer)


                        *                                 Director and President         February 2, 2005
 ------------------------------------------------
                Marvin S. Sussman


                        *                                        Director                February 2, 2005
 ------------------------------------------------
                James O. Herlands


                        *                             Vice President, Chief Financial    February 2, 2005
 ------------------------------------------------      Officer (Principal Financial
                David C. Storbeck                    Officer and Principal Accounting
                                                                 Officer)


 *By:              /s/ JACK C. BENDHEIM                                                  February 2, 2005
        ------------------------------------------
                     Jack C. Bendheim
                     Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrants have caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PHIBRO ANIMAL HEALTH HOLDINGS, INC.
                                          PHIBRO ANIMAL HEALTH U.S., INC.

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

               /s/ JACK C. BENDHEIM                    Director and Chief Executive      February 2, 2005
 ------------------------------------------------           Officer (Principal
                 Jack C. Bendheim                           Executive Officer)


                        *                                        Director                         , 2005
 ------------------------------------------------
                Marvin S. Sussman


                        *                                        Director                         , 2005
 ------------------------------------------------
                James O. Herlands


                        *                             Vice President, Chief Financial             , 2005
 ------------------------------------------------      Officer (Principal Financial
                David C. Storbeck                          Officer and Principal
                                                            Accounting Officer)


 *By:              /s/ JACK C. BENDHEIM                                                  February 2, 2005
        ------------------------------------------
                     Jack C. Bendheim
                     Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrants have caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          C P CHEMICALS, INC.
                                          PHIBRO CHEMICALS, INC.
                                          PHIBRO CHEM, INC.
                                          WESTERN MAGNESIUM CORP.

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

               /s/ JACK C. BENDHEIM                   Director and Chief Executive     February 2, 2005
 ------------------------------------------------          Officer (Principal
                 Jack C. Bendheim                          Executive Officer)


                        *                                       Director                    , 2005
 ------------------------------------------------
                Marvin S. Sussman


                        *                                       Director                    , 2005
 ------------------------------------------------
                James O. Herlands


                        *                            Vice President, Chief Financial        , 2005
 ------------------------------------------------     Officer (Principal Financial
                David C. Storbeck                         Officer and Principal
                                                           Accounting Officer


 *By:              /s/ JACK C. BENDHEIM                                                February 2, 2005
        ------------------------------------------
                     Jack C. Bendheim
                     Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Ridgefield Park, State of New Jersey on February 2, 2005.

                                          PHIBRO ANIMAL HEALTH SA

                                          By:     /s/ JACK C. BENDHEIM
                                            ------------------------------------
                                                      Jack C. Bendheim
                                                          Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

         /s/ JACK C. BENDHEIM              (Principal Executive Officer,     February 2, 2005
--------------------------------------    Principal Financial Officer and
           Jack C. Bendheim                Principal Accounting Officer)


                  *                                  Director                     , 2005
--------------------------------------
          Marvin S. Sussman


                  *                                  Director                     , 2005
--------------------------------------
          James O. Herlands


 *By:        /s/ JACK C. BENDHEIM                                            February 2, 2005
        ------------------------------
               Jack C. Bendheim
               Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
 -----------                        ----------------------
   3.1           Composite Certificate of Incorporation of Phibro Animal
                 Health Corporation(14)
   3.2           By-laws of Phibro Animal Health Corporation(1)
   3.3           Certificate of Incorporation of Phibro-Tech, Inc.(1)
   3.4           By-Laws of Phibro-Tech, Inc.(1)
   3.5           Certificate of Incorporation of C P Chemicals, Inc.(19)
   3.6           By-Laws of C P Chemicals, Inc.(1)
   3.7           Certificate of Incorporation of Prince Agriproducts, Inc.(1)
   3.8           By-Laws of Prince Agriproducts, Inc.(1)
   3.9           Certificate of Incorporation of Phibro Animal Health
                 Holdings, Inc.(19)
   3.10          By-Laws of Phibro Animal Health Holdings, Inc.(19)
   3.11          Certificate of Incorporation of Phibro Animal Health U.S.,
                 Inc.(19)
   3.12          By-Laws of Phibro Animal Health U.S., Inc.(19)
   3.13          Certificate of Incorporation of Phibrochem, Inc.(1)
   3.15          By-Laws of Phibrochem, Inc.(1)
   3.16          Certificate of Incorporation of Phibro Chemicals, Inc.(1)
   3.17          By-Laws of Phibro Chemicals, Inc.(1)
   3.18          Certificate of Incorporation of Western Magnesium Corp.(1)
   3.19          By-Laws of Western Magnesium Corp.(1)
   3.20          Articles of Association and Deed of Incorporation of Philipp
                 Brothers Netherlands III B.V.(19)
   3.21          Articles of Association of Phibro Animal Health SA.(19)
   4.1           Indenture, dated as of June 11, 1998, among Registrant, the
                 Guarantors named therein and The Chase Manhattan Bank, as
                 trustee, relating to the 9 7/8% Senior Subordinated Notes
                 due 2008 of Registrant, and exhibits thereto, including Form of 9 7/8% Senior Subordinated Note due 2008 of Company.(1)
   4.1.1         First Supplemental Indenture, dated as of January 15, 1999, among Registrant, the Guarantors named therein and The Chase
                 Manhattan Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(10)
   4.1.2         Second Supplemental Indenture, dated as of March 19, 2003, among Registrant, the Guarantors named therein and JPMorgan
                 Chase Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(10)
   4.1.3         Third Supplemental Indenture, dated as of June 10, 2003,
                 among Registrant, the Guarantors named therein and JPMorgan
                 Chase Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(10)
   4.1.4         Fourth Supplemental Indenture, dated as of October 1, 2003, among Registrant, the Guarantors named therein and JPMorgan
                 Chase Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(11)
   4.1.5         Fifth Supplemental Indenture, dated as of October 21, 2003, among Registrant, the Guarantors named therein and JPMorgan
                 Chase Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(12)
   4.1.6         Sixth Supplemental Indenture, dated as of June 25, 2004,
                 among Registrant, the Guarantors named therein and JPMorgan
                 Chase Bank, as trustee, relating to the 9 7/8% Senior
                 Subordinated Notes due 2008 of Registrant.(16)
   4.2           Indenture, dated as of October 21, 2003, by and among Phibro
                 Animal Health Corporation and Philipp Brothers Netherlands
                 III B.V., as Issuers, the Guarantors named therein, and HSBC
                 Bank USA, as Trustee and Collateral Agent.(13)
   4.2.1         First Supplemental Indenture, dated as of June 25, 2004, by and among Phibro Animal Health Corporation and Philipp
                 Brothers Netherlands III B.V., as Issuers, the Guarantors
                 named therein, and HSBC Bank USA, National Association as
                 Trustee and Collateral Agent.(16)

 EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
 -----------                        ----------------------
   4.2.2         Second Supplemental Indenture, dated as of December 8, 2004, by and among Phibro Animal Health Corporation and Philipp
                 Brothers Netherlands III B.V., as Issuers, the Guarantors
                 named therein, and HSBC Bank USA, National Association as
                 Trustee and Collateral Agent.(18)
                 Certain instruments which define the rights of holders of
                 long-term debt of Registrant and its consolidated
                 subsidiaries have not been filed as Exhibits to this Report since the total amount of securities authorized under any
                 such instrument does not exceed 10% of the total assets of
                 Registrant and its subsidiaries on a consolidated basis, as of June 30, 2004. For a description of such indebtedness,
                 see Note 8 of Notes to Consolidated Financial Statements.
                 Registrant hereby agrees to furnish copies of such
                 instruments to the Securities and Exchange Commission upon its request.
   5.1           Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP.(20)
   5.2           Opinion of Allen & Overy LLP.(20)
   5.3           Opinion of Allen & Overy LLP.(20)
  10.1           Manufacturing and Supply Distributorship Agreement, dated
                 August 5, 1996, by and between Merck & Co., Inc. and
                 Koffolk, Inc.: assigned by Merck & Co., Inc. to Merial
                 Limited.(1)
  10.2           Lease, dated September 27, 2004 between Phibro Animal Health
                 Corporation and Hartz Mountain Industries, Inc.(19)
  10.3           Lease, dated June 30, 1995, between First Dice Road Co. and
                 Phibro-Tech, Inc., as amended May 1998.(1)
  10.4           Lease, dated December 24, 1981, between Koffolk (1949) Ltd.
                 and Israel Land Administration.(1)
  10.5           Master Lease Agreement, dated February 27, 1998, between
                 General Electric Capital Corp., Registrant and Phibro-Tech,
                 Inc.(1)
  10.6           Stockholders Agreement, dated December 29, 1987, by and
                 between Registrant, Charles H. Bendheim, Jack C. Bendheim
                 and Marvin S. Sussman.(1)
  10.7           Employment Agreement, dated December 29, 1987, by and
                 between Phibro Animal Health Corporation and Marvin S.
                 Sussman.(1)++
  10.8           Stockholders Agreement, dated February 21, 1995, between
                 James O. Herlands and Phibro-Tech, Inc., as amended as of
                 June 11, 1998.(1)
  10.9           Form of Severance Agreement, dated as of February 21, 1995, between Phibro Animal Health Corporation and James O.
                 Herlands.(1)++
  10.10          Agreement of Limited Partnership of First Dice Road Company,
                 dated June 1, 1985, by and among Western Magnesium Corp.,
                 Jack Bendheim, Marvin S. Sussman and James O. Herlands, as
                 amended November 1985.(1)
  10.11          Philipp Brothers Chemicals, Inc. Retirement Income and
                 Deferred Compensation Plan Trust, dated as of January 1,
                 1994, by and between Registrant on its own behalf and on
                 behalf of CP Chemicals, Inc., Phibro-Tech, Inc. and the
                 Trustee thereunder; Philipp Brothers Chemicals, Inc.
                 Retirement Income and Deferred Compensation Plan, dated
                 March 18, 1994 "Retirement Income and Deferred Compensation
                 Plan").(1)++
  10.11.1        First, Second and Third Amendments to Retirement Income and
                 Deferred Compensation Plan.(2)++
  10.12          Form of Executive Income Deferred Compensation Agreement,
                 each dated March 11, 1990, by and between Registrant and
                 each of Jack Bendheim, James Herlands and Marvin
                 Sussman.(1)++
  10.13          Form of Executive Income Split Dollar Agreement, each dated
                 March 1, 1990, by and between Registrant and each of Jack
                 Bendheim, James Herlands and Marvin Sussman.(1)++
  10.14          Administrative Consent Order, dated March 11, 1991, issued by the State of New Jersey Department of Environmental
                 Protection, Division of Hazardous Waste Management, to C.P.
                 Chemicals, Inc.(1)
  10.15          Agreement for Transfer of Ownership, dated as of June 8,
                 2000, between C.P. Chemicals, Inc. ("CP") and the Township of Woodbridge ("Township"), and related Environmental
                 Indemnification Agreement, between CP and Township, and
                 Lease, between Township and CP.(2)

 EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
 -----------                        ----------------------
  10.16          Stockholders' Agreement, dated as of January 5, 2000, among shareholders of Penick Holding Company ("PHC"), and
                 Certificate of Incorporation of PHC and Certificate of
                 Designation, Preferences and Rights of Series A Redeemable
                 Cumulative Preferred Stock of PHC.(2)
  10.17          Asset Purchase Agreement, dated as of September 28, 2000,
                 among Pfizer, Inc., the Asset Selling Corporations (named
                 therein) and Registrant, and various exhibits and certain
                 Schedules thereto.(3)+
  10.17.1        Amendment, dated August 11, 2003 to Asset Purchase
                 Agreement, dated as of September 28, 2000, among Pfizer,
                 Inc., the Asset Selling Corporations (named therein) and
                 Registrant.(10)
  10.18          Stock Purchase Agreement, dated as of November 30, 2000,
                 between Registrant and the Purchasers (as defined
                 therein).(4)
  10.19          Stockholders' Agreement, dated as of November 30, 2000,
                 among Registrant, the Investor Stockholders (as defined
                 therein) and Jack C. Bendheim.(4)
  10.20          United States Asset Purchase Agreement between Phibro-Tech,
                 Inc. and Nufarm, Inc. dated as of May 1, 2001.(5)
  10.20.1        Amendment No. 1 to United States Asset Purchase Agreement
                 between Phibro-Tech, Inc. and Nufarm, Inc. dated as of June
                 14, 2001.(6)
  10.21          Supply Agreement between Phibro-Tech, Inc. and Nufarm, Inc.
                 dated as of May 1, 2001.(5)
  10.22          License Agreement between Phibro-Tech, Inc. and Nufarm, Inc.
                 dated as of May 1, 2001.(5)
  10.23          Management and Advisory Services Agreement dated November
                 30, 2000 between Registrant and Palladium Equity Partners,
                 L.L.C.(7)++
  10.24          Employment Agreement, dated May 28, 2002, by and between
                 Registrant and Gerald K. Carlson.(8)++
  10.25          Consulting Agreement dated as of November 1, 2004, by and
                 between Phibro Animal Health Corporation and David
                 McBeath.(19)++
  10.26          Stock Purchase Agreement, dated August 14, 2003, by and
                 between Registrant and Cemex, Inc.(9)
  10.27          Loan and Security Agreement, dated October 21, 2003, by and among, the lenders identified on the signature pages
                 thereto, Wells Fargo Foothill, Inc., and Phibro Animal
                 Health Corporation ("Parent"), and each of Parent's
                 Subsidiaries identified on the signature pages thereto.(13)
  10.27.1        Amendment Number One to Loan and Security Agreement dated
                 November 14, 2003.(12)
  10.27.2        Amendment Number Two to Loan and Security Agreement dated
                 April 29, 2004.(14)
  10.27.3        Amendment Number Three to Loan and Security Agreement dated
                 September 24, 2004.(16)
  10.27.4        Amendment Number Four to Loan and Security Agreement dated
                 December 20, 2004.(18)
  10.28          Intercreditor and Lien Subordination Agreement, dated as of
                 October 21, 2003, made by and among Wells Fargo Foothill,
                 Inc., HSBC Bank USA, Phibro Animal Health Corporation
                 ("Parent") and those certain subsidiaries of the Parent
                 party thereto.(12)
  10.28.1        Amendment One to Intercreditor Agreement dated December 20,
                 2004.(18)
  10.29          Purchase and Sale Agreement dated as of December 26, 2003 by and among Phibro Animal Health Corporation ("PAHC"), Prince
                 MFG, LLC ("Prince MFG"), The Prince Manufacturing Company
                 ("Prince" and together with PAHC and Prince MFG, the "Phibro
                 Parties"), Palladium Equity Partners II, L.P. ("PEP II"),
                 Palladium Equity Partners II-A, L.P., ("PEP II-A"),
                 Palladium Equity Investors II, L.P. ("PEI II", and together with PEP II and PEP II-A, the "Investor Stockholders", and
                 Prince Mineral Company, Inc.("Buyer")(15)
  10.30          Environmental Indemnification Agreement dated as of December
                 26, 2003 between the Phibro Parties and Buyer.(15)
  10.31          Amendment to Stockholders Agreement dated as of December 26,
                 2003 between PAHC, the Investor Stockholders and Jack
                 Bendheim.(15)
  10.32          Advisory Fee Agreement dated as of December 26, 2003 between
                 Buyer and PAHC.(15)
  12             Computation of Ratio of Earnings to Fixed Charges.(19)
  21             List of Subsidiaries.(19)
  23.1           Consent of PricewaterhouseCoopers LLP.(19)

 EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
 -----------                        ----------------------
  23.2           Consent of Golenbock Eiseman Assor Bell & Peskoe LLP
                 (included in Exhibit 5.1).(20)
  23.3           Consent of Allen & Overy LLP (included in Exhibit 5.2).(20)
  23.4           Consent of Allen & Overy LLP (included in Exhibit 5.3).(20)
  24.1           Powers of Attorney (included on signature pages hereof).
  25.1           Statement of Eligibility of HSBC Bank USA, National
                 Association on Form T-1.(19)
  99.1           Form of Letter of Transmittal.(20)
  99.2           Form of Notice of Guaranteed Delivery.(20)
  99.3           Form of Letter to Holders of Units.(20)
  99.4           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and Other Nominees Concerning Offer For All
                 Outstanding(20)
  99.5           Form of Letter to Clients Concerning Offer For All
                 Outstanding Units(20)
  99.6           Guidelines for Certification of Taxpayer Identification
                 Number on Substitute Form W-9.(20)

---------------

 (1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4, No. 333-64641.

 (2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

 (3) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended September 30, 2000.

 (4) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated November 30, 2000.

 (5) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended March 31, 2001.

 (6) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated June 14, 2001.

 (7) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

 (8) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

 (9) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 11, 2003, as amended by the Registrant's Form 8-K/A dated June 2, 2004.

(10) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

(11) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 2, 2003.

(12) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended September 30, 2003.

(13) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 31, 2003.

(14) Filed as an Exhibit to the Registrant's Report on Form 10-Q for the quarter ended March 31, 2004.

(15) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated January 12, 2004.

(16) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

(17) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 9, 2004.

(18) Filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 23, 2004.

(19) Previously filed.

(20) Filed with this amendment.

 (+) A request for confidential treatment has been granted for portions of such document. Confidential portions have been omitted and furnished separately to the SEC in accordance with Rule 406(b).

(++) This Exhibit is a management compensatory plan or arrangement.